 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-286428
1099 Stewart Street, Suite 600
Seattle, WA 98101
(206) 576-8610
Dear Redfin Corporation Stockholder:
You are cordially invited to attend a virtual special meeting of stockholders of Redfin Corporation (for purposes of this letter and Redfin’s notice of the Redfin virtual special meeting of stockholders, “Redfin,” “we,” “us,” or “our”). The Redfin virtual special meeting will be held exclusively online via live webcast on June 4, 2025, at 10:00 a.m., Pacific Time. There will not be a physical meeting location. The Redfin virtual special meeting can be accessed by visiting www.virtualshareholdermeeting.com/RDFN2025SM, where you will be able to listen to the meeting and vote online. Please note that you will not be able to attend the Redfin virtual special meeting in person. We believe that a virtual stockholder meeting provides greater access to those who may want to attend while improving meeting efficiency and reducing costs.
At the Redfin virtual special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of March 9, 2025, by and among Rocket Companies, Inc. (“Rocket”), a Delaware corporation, Neptune Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Rocket, and Redfin. Upon the terms and subject to the conditions of the Merger Agreement, if the merger is completed, Merger Sub will merge with and into Redfin (the “Merger”), with Redfin surviving the Merger as a wholly owned subsidiary of Rocket.
If the Merger Agreement is adopted with the affirmative vote of the holders of a majority of Redfin’s common stock, $0.001 par value per share (the “Redfin common stock”), entitled to vote on such matter, and the Merger is completed, holders of Redfin common stock (other than shares held by (i) Redfin, including in treasury, (ii) Rocket or (iii) Rocket’s subsidiaries, including Merger Sub) will have the right to receive for each share of Redfin common stock held by such Redfin stockholder 0.7926 shares of Rocket’s Class A common stock, $0.00001 par value per share (the “Rocket Class A common stock”), plus any cash payable in lieu of fractional shares, without interest.
Redfin common stock is listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “RDFN.” Rocket Class A common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “RKT.” The closing price of Redfin common stock on Nasdaq on April 30, 2025, the most recent practicable date prior to the date of the accompanying proxy statement/prospectus, was $9.51 per share.
The Redfin board of directors (the “Redfin Board”) carefully considered a number of factors in evaluating the terms of the Merger Agreement. Based on such consideration, the Redfin Board unanimously determined that the Merger and the Merger Agreement are fair to and in the best interests of Redfin stockholders. Accordingly, the Redfin Board has unanimously approved the Merger Agreement and the Merger and recommends that you vote (1) “FOR” the proposal to adopt the Merger Agreement and (2) “FOR” the approval, on a non-binding advisory basis, of the compensation that may be paid or become payable to our named executive officers in connection with the proposed Merger.
The enclosed proxy statement/prospectus provides detailed information about the Redfin virtual special meeting, the Merger Agreement, the Merger and the other proposal to be voted on at the Redfin virtual special meeting. A copy of the Merger Agreement is attached as Annex A to the proxy statement/prospectus (which includes a copy of the certificate of incorporation of the surviving corporation within Exhibit B thereto). We encourage you to read the proxy statement/prospectus carefully in its entirety.
Your vote is very important, regardless of the number of shares you own. The proposal to adopt the Merger Agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Redfin common stock entitled to vote on such matter. Only stockholders who owned shares of Redfin common stock at the close of business on April 22, 2025, the record date for the Redfin virtual special meeting, will be entitled to vote at the Redfin virtual special meeting.

To vote your shares, you may submit a proxy via the Internet or by telephone, as specified in the Internet and telephone voting instructions on your proxy card, return your proxy card prior to the Redfin virtual special meeting using the postage prepaid envelope provided, or attend the Redfin virtual special meeting and vote at the meeting. If your shares are held in the name of a brokerage firm, bank, trust or other nominee, you must instruct the brokerage firm, bank, trust or other nominee how to vote your shares. If you wish to vote at the meeting, you may be instructed to obtain a legal proxy, executed in your favor, from that record holder, giving you the right to vote the shares at the Redfin virtual special meeting. Even if you plan to attend the Redfin virtual special meeting, we urge you to promptly submit a proxy for your shares via the Internet or by telephone or by completing, signing, dating and returning the enclosed proxy card. You should also carefully consider the risks that are described in the “Risk Factors” section beginning on page 27.
If your shares of Redfin common stock are registered directly in your name, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you are still considered to be the beneficial owner of those shares, and your shares are said to be held in “street name.” Because the proposals are “non-routine matters,” your broker, bank, trust or other nominee does not have discretionary authority to vote your shares on the proposals. If your shares of Redfin common stock are held in street name, your broker, bank, trust or other nominee has enclosed a voting instruction form with the proxy statement/prospectus. If you hold your shares in street name and give voting instructions to your broker, bank, trust or other nominee with respect to one of the proposals, but give no instruction as to the other proposals, then those shares will be deemed present at the Redfin virtual special meeting for purposes of establishing a quorum at the Redfin virtual special meeting and will be voted as instructed with respect to the proposal as to which instructions were given and will not be voted with respect to the other proposal.
If you fail to submit your proxy via the Internet or telephone, return your proxy card prior to the Redfin virtual special meeting, attend the Redfin virtual special meeting and vote at the meeting, or give voting instructions to your brokerage firm, bank, trust or other nominee, then your shares will not be counted for determining whether a quorum is present at the Redfin virtual special meeting and your decision not to respond will have the same effect as if you voted “AGAINST” the adoption of the Merger Agreement.
If you attend the Redfin virtual special meeting and wish to vote at the meeting, you may revoke your proxy and vote at the meeting. You may revoke your proxy in the manner described in the enclosed proxy statement/prospectus at any time before it has been voted at the Redfin virtual special meeting.
Thank you for your continued support of Redfin.
Sincerely,
Glenn Kelman
Chief Executive Officer
May 5, 2025
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger or the other transactions described in this proxy statement/prospectus or the securities to be issued in connection with the Merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The accompanying proxy statement/prospectus is dated May 5, 2025, and, together with the enclosed form of proxy card, is first being mailed to our stockholders on or about May 5, 2025.

1099 Stewart Street, Suite 600
Seattle, WA 98101
(206) 576-8610
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 4, 2025
Virtual Meeting Only — No Physical Meeting Location
Dear Redfin Stockholders:
We are pleased to invite you to attend the special meeting of Redfin stockholders, which will be held on June 4, 2025, at 10:00 a.m. (Pacific Time) (the “Redfin virtual special meeting”). The Redfin virtual special meeting will be conducted via live webcast at www.virtualshareholdermeeting.com/RDFN2025SM for the following purposes:
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Proposal 1:   To adopt the Agreement and Plan of Merger, dated March 9, 2025, among Rocket Companies, Inc. (“Rocket”), Neptune Merger Sub, Inc. (“Merger Sub”) and Redfin Corporation (“Redfin”), as may be amended from time to time, pursuant to which Merger Sub will merge with and into Redfin (the “Merger”), with Redfin surviving the Merger as a wholly owned subsidiary of Rocket. A copy of the Merger Agreement is attached as Annex A to the proxy statement/prospectus accompanying this notice. We refer to this proposal as the “merger proposal.”

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Proposal 2:   To approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Redfin’s named executive officers in connection with the proposed Merger. We refer to this proposal as the “compensation proposal.”

Redfin will transact no other business at the special meeting except the matters set forth in this notice. Please refer to the attached proxy statement/prospectus for further information with respect to the business to be transacted at the Redfin virtual special meeting.
In order to attend the Redfin virtual special meeting, as well as vote, you will need to visit www.virtualshareholdermeeting.com/RDFN2025SM and enter the 16-digit Control Number shown on your proxy card. Please be sure to follow instructions found on your proxy card and/or voting authorization form.
At a meeting of the board of directors of Redfin (the “Redfin Board”) held on March 9, 2025, the Redfin Board determined that the Merger Agreement and the transactions are fair to, advisable and in the best interests of, Redfin and Redfin stockholders; approved and declared advisable the Merger Agreement and the transactions contemplated thereby, on the terms and subject to the conditions set forth in the Merger Agreement; authorized and approved the execution, delivery and performance by Redfin of the Merger Agreement and the consummation by Redfin of the transactions contemplated thereby and recommended that Redfin stockholders adopt the Merger Agreement and directed that the Merger Agreement be submitted to a vote at a meeting of Redfin stockholders.
The Redfin Board recommends that Redfin stockholders vote “FOR” the merger proposal and “FOR” the compensation proposal.
Holders of record of shares of Redfin common stock, at the close of business on April 22, 2025 (the “record date”), are entitled to notice of, and may vote at, the Redfin virtual special meeting and any adjournment thereof. A list of Redfin stockholders entitled to vote at the Redfin virtual special meeting will be available for inspection at Redfin’s principal executive offices, located at 1099 Stewart Street, Suite 600, Seattle, WA 98101, for a period of 10 days ending on the date before the date of the Redfin virtual special meeting date for any purpose germane to the Redfin virtual special meeting, during ordinary business hours.

Approval of the merger proposal requires the affirmative vote of holders of Redfin common stock representing a majority of the outstanding shares of Redfin common stock entitled to vote on such matter at the Redfin virtual special meeting. Approval of the compensation proposal requires the affirmative vote of holders of Redfin common stock representing a majority of the votes cast on such matter at the Redfin virtual special meeting.
In considering the information contained in this proxy statement/prospectus, you should be aware that certain of Redfin’s directors and executive officers may have interests in the Merger that are in addition to, or different from, your interests as a Redfin stockholder. The Redfin Board was aware of these interests and considered them, among other matters, in approving the Merger and the Merger Agreement and in making the recommendation that you adopt the Merger Agreement. For additional details about these interests, see the sections titled “The Merger — Interests of Redfin’s Directors and Executive Officers in the Merger” beginning on page 60.
Your vote is important. Whether or not you expect to attend the Redfin virtual special meeting virtually, we urge you to vote your shares as promptly as possible by (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Redfin virtual special meeting. If your shares are held in “street name” through a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder. In lieu of receiving a proxy card, participants in certain benefit plans of Redfin and certain participating Redfin subsidiaries have been furnished with voting instruction cards, which will be provided separately to applicable plan participants. If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are considered, with respect to those shares, the stockholder of record. In such case, these proxy materials are being sent directly to you.
If you have any questions or need assistance voting your shares, please contact our proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders May Call Toll-Free: +1 (877) 456-3510
Banks & Brokers May Call Collect: +1 (212) 750-5833
Under the DGCL (as defined below), Redfin stockholders are not entitled to appraisal rights in connection with the Merger or any other transaction contemplated by the Merger Agreement. Please see the section titled “No Appraisal Rights” beginning on page 129.
Sincerely,
David Lissy
Chairman of the Board
May 5, 2025
We are pleased to invite you to attend the Redfin virtual special meeting, conducted via live webcast, at www.virtualshareholdermeeting.com/RDFN2025SM. You will not be able to attend the special meeting in person. Whether or not you expect to attend the virtual special meeting, please complete, date, sign and return the proxy card that may be delivered to you or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the virtual special meeting. Even if you have voted by proxy, you may still vote if you attend the virtual special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you may be instructed to obtain a legal proxy form from your broker, bank or other nominee and submit a copy in advance of the special meeting.

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates by reference important business and financial information about Rocket, Redfin and Mr. Cooper Group Inc. (“Mr. Cooper”) and their respective subsidiaries from documents filed with the Securities and Exchange Commission (“SEC”) that are not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, see the section titled “Where You Can Find More Information” beginning on page 156.
You can also obtain any of the documents incorporated by reference into, or included as annexes to, this proxy statement/prospectus without charge by requesting them in writing or by telephone as follows:
For information related to Rocket:
Rocket Companies, Inc.
1050 Woodward Avenue
Detroit, MI 48226
(313) 373-7990
For information related to Redfin:
Redfin Corporation
1099 Stewart Street, Suite 600
Seattle, WA 98101
(206) 576-8610
To receive timely delivery of the documents in advance of the special meeting of Redfin stockholders, you should make your request no later than May 28, 2025, which is five business days before the meeting.
You may also obtain any of the documents incorporated by reference into this proxy statement/prospectus without charge through the SEC website at www.sec.gov. In addition, you may obtain copies of documents filed by Rocket with the SEC by accessing Rocket’s website at https://ir.rocketcompanies.com under the tab “Financials” and then under the heading “SEC Filings.” You may also obtain copies of documents filed by Redfin with the SEC by accessing Redfin’s website at https://investors.redfin.com under the tab “Financial Info” and then under the heading “SEC Filings.” You may also obtain copies of documents filed by Mr. Cooper with the SEC by accessing Mr. Cooper’s website at https://investors.mrcoopergroup.com under the tab “Financials” and then under the heading “SEC Filings.”
We are not incorporating the contents of the websites of the SEC, Rocket, Redfin, Mr. Cooper or any other entity into this proxy statement/prospectus. We are providing information about how you can obtain certain documents that are incorporated by reference into this proxy statement/prospectus at these websites only for your convenience.

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Rocket (File No. 333-286428), constitutes a prospectus of Rocket under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Rocket Class A common stock to be issued to Redfin stockholders pursuant to the Merger Agreement (other than Redfin common stock owned directly or indirectly by Rocket, Redfin, Merger Sub or any of Rocket’s or Merger Sub’s respective wholly owned subsidiaries immediately prior to the effective time of the Merger). This document also constitutes a proxy statement of Redfin under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the special meeting, at which Redfin stockholders will be asked to consider and vote on the adoption of the Merger Agreement and a related proposal.
This proxy statement/prospectus does not relate to Rocket’s previously announced acquisition of Mr. Cooper (the “Mr. Cooper Acquisition”) and is not a prospectus with respect to the shares of Rocket Class A common stock to be issued to Mr. Cooper stockholders.
Rocket has supplied all information contained in this proxy statement/prospectus (including the annexes hereto) or incorporated by reference herein relating to Rocket and Merger Sub, and Redfin has supplied all information contained in this proxy statement/prospectus (including the annexes hereto) or incorporated by reference herein relating to Redfin.
You should rely only on the information contained in, and incorporated by reference into, this proxy statement/prospectus. Rocket and Redfin have not authorized anyone to provide you with information other than the information that is contained in, or incorporated by reference into, this proxy statement/prospectus. Rocket and Redfin take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. This proxy statement/prospectus is dated May 5, 2025, and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into, or included as annexes to, this proxy statement/prospectus is accurate as of any date other than the date of such document. Neither Rocket nor Redfin assumes any obligation to update the information contained in this document (whether as a result of new information, future events or otherwise), except as required by applicable law. Neither the mailing of this proxy statement/prospectus to Redfin stockholders nor the issuance by Rocket of shares of Rocket Class A common stock pursuant to the Merger Agreement will create any implication to the contrary.

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ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE VIRTUAL SPECIAL MEETING
The following are brief answers to certain questions that Redfin stockholders may have regarding the Merger, the Merger Agreement, the issuance of shares of Rocket Class A common stock in connection with the Merger, the Redfin virtual special meeting, and other matters to be considered at the Redfin virtual special meeting. The below also addresses certain questions about Rocket’s Up-C Collapse (as defined below), the closing of which is a condition to Redfin’s obligation to effect the Closing (as defined below). Rocket and Redfin urge you to carefully read the remainder of this proxy statement/prospectus and additional important information contained in the annexes and exhibits to, and the documents incorporated by reference into, this proxy statement/prospectus because the information in this section may not provide all of the information that might be important to you as a Redfin stockholder in determining how to vote. See the section titled “Where You Can Find More Information” beginning on page 156.
Q:   What is the proposed transaction?
A:
On March 9, 2025, Rocket Companies, Inc. (“Rocket”), Redfin Corporation (“Redfin”) and Merger Sub entered into the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”). A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Under the terms of the Merger Agreement, Merger Sub will merge with and into Redfin, with Redfin continuing as a direct, wholly owned subsidiary of Rocket (the “Merger”). If the Merger is completed, holders of Redfin common stock, $0.001 par value per share (the “Redfin common stock”) (other than shares held by (i) Redfin, including in treasury, (ii) Rocket or (iii) Rocket’s subsidiaries, including Merger Sub) (“Redfin stockholders”) will have the right to receive for each share of Redfin common stock held by such Redfin stockholder, 0.7926 shares of Rocket Class A common stock, $0.00001 par value per share (the “Rocket Class A common stock”) (the number of shares of Rocket Class A common stock in exchange for each share of Redfin common stock, the “Exchange Ratio”) and cash in lieu of fractional shares, without interest. The Exchange Ratio will not reflect changes in the market price of Redfin common stock or Rocket Class A common stock between the date of signing of the Merger Agreement and consummation of the Merger.
Q:   Why am I receiving this proxy statement/prospectus?
A:
In order to complete the Merger, among other things, Redfin stockholders must vote to adopt the Merger Agreement (the “merger proposal”).

You are receiving this proxy statement/prospectus because you were a Redfin stockholder as of
April 22, 2025, the record date (the “record date”) for the special meeting of Redfin stockholders, which will be held on June 4, 2025, at 10:00 a.m. (Pacific Time) (including any postponement or adjournment thereof, the “Redfin virtual special meeting”). Redfin is holding a virtual special meeting of stockholders to obtain the stockholder approval necessary to approve the merger proposal.
In addition, Redfin stockholders will also be asked to approve a proposal to cast an advisory (non-binding) vote on the compensation that may be paid or become payable to Redfin’s named executive officers in connection with the proposed Merger (the “compensation proposal”). It is important that Redfin stockholders vote their Redfin common stock on each of these matters, regardless of the number of shares owned.
YOUR VOTE IS IMPORTANT. WE ENCOURAGE YOU TO VOTE AS SOON AS POSSIBLE.
Q:   Who is soliciting my proxy?
A:
Proxies in the form enclosed with this proxy statement/prospectus are being solicited from Redfin stockholders by the Redfin board of directors (the “Redfin Board”) and management team.

Q:   When and where will the meetings be held?
A:
The Redfin virtual special meeting will be held virtually on June 4, 2025, at 10:00 a.m. (Pacific Time). There will be no physical meeting location. In order to attend the Redfin virtual special meeting, as well as vote, you will need to visit www.virtualshareholdermeeting.com/RDFN2025SM and enter the 16-digit Control Number shown on your proxy card. Please be sure to follow instructions found on your proxy card and/or voting authorization form.

Q:   What will Redfin stockholders receive in the Merger?
A:
In connection with the consummation of the Merger (the “Closing” and the date that the Closing takes place, the “Closing Date”), Redfin stockholders will have the right to receive for each share of Redfin common stock held by such Redfin stockholder 0.7926 shares of Rocket Class A common stock, plus any cash payable in lieu of fractional shares, without interest. The Exchange Ratio will not reflect changes in the market price of Redfin common stock or Rocket Class A common stock between the date of signing of the Merger Agreement and consummation of the Merger.

We encourage you to obtain current market quotations of Rocket Class A common stock and Redfin common stock before voting.
Rocket stockholders will continue to own their existing shares of Rocket Class A common stock. Rocket Class A common stock is currently traded on the New York Stock Exchange (“NYSE”) under the symbol “RKT” and Redfin common stock is currently traded on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “RDFN.”
Q:   After applying the Exchange Ratio, how will fractional shares be handled?
A:
No fractional shares of Rocket Class A common stock will be issued in connection with the Merger. Equiniti Trust Company, LLC or another reputable bank or trust company selected by Rocket and reasonably acceptable to Redfin to act as the exchange agent in the Merger (the “Exchange Agent”), acting as agent for the Redfin stockholders otherwise entitled to receive fractional shares of Rocket Class A common stock, without interest, at the Closing, will aggregate all fractional shares of Rocket Class A common stock that would otherwise have been required to be distributed and cause them to be sold in the open market for the accounts of such holders. Each holder of Redfin common stock who would otherwise have been entitled to receive a fraction of a share of Rocket Class A common stock will receive cash rounded down to the nearest whole cent and without interest in such holder’s pro rata share of the proceeds from such sale by the Exchange Agent if any, less applicable, fees and expenses, including broker fees.

Q:   How does the Exchange Ratio affect the ownership of Rocket after completion of the Merger?
A:
Immediately following the completion of the Merger, Rocket stockholders as of immediately prior to the Merger are expected to collectively own approximately 95% of the outstanding capital stock of the combined company and Redfin stockholders as of immediately prior to the Merger are expected to collectively own approximately 5% of the outstanding capital stock of the combined company, in each case calculated as of March 9, 2025. The exact ownership interests of Rocket stockholders and Redfin stockholders in the combined company immediately following the Merger will depend on the number of shares of Rocket Class A common stock and the number of shares of Redfin common stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”).

Q:   How do Redfin stockholders vote?
A:
Stockholder of Record; Shares Registered in Your Name

If you are a stockholder of record of Redfin, you may vote at the Redfin virtual special meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using the proxy card that may be delivered to you. Whether or not you plan to attend the Redfin virtual special meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual special meeting and vote even if you have already voted by proxy.

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VOTE DURING THE SPECIAL MEETING:   To vote during the live webcast of the Redfin virtual special meeting, you will need to visit www.virtualshareholdermeeting.com/RDFN2025SM and enter the 16-digit Control Number shown on your proxy card. Please be sure to follow instructions found on your proxy card and/or voting authorization form. Stockholders will be able to attend the Redfin virtual special meeting platform beginning at 9:45 a.m. (Pacific Time) on June 4, 2025.

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TO VOTE BY PHONE:   To vote over the telephone, dial 1-800-690-6903 using any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. (Eastern Time) on June 3, 2025. Have your proxy card in hand when you call and then follow the instructions.

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TO VOTE BY INTERNET:   You can vote over the Internet at www.proxyvote.com. Vote by
11:59 p.m. (Eastern Time) on June 3, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

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TO VOTE BY PROXY CARD:   To vote using the proxy card, simply complete, sign and date the proxy card delivered to you and return it promptly in the postage-prepaid envelope we have provided or return it to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you return your signed proxy card to us before the Redfin virtual special meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your brokerage firm, bank or other agent, you should have received a voting instruction form with the proxy card delivered to you from that organization rather than from Redfin. Simply complete and mail the voting instruction form in accordance with your broker, bank or other agent’s instructions to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker, bank or other agent. To vote at the Redfin virtual special meeting, you will need to visit www.virtualshareholdermeeting.com/RDFN2025SM. You may be instructed to obtain a legal proxy from your broker, bank or other nominee and to submit a copy in advance of the Redfin virtual special meeting. Further instruction will be provided to you as part of your registration process.
If you are a stockholder of record, internet proxy voting allows you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
Q:   What are the voting deadlines?
A:
If you are a Redfin stockholder, the deadline for submitting a proxy using the Internet or the telephone is 11:59 p.m. (Eastern Time) on June 3, 2025. If you received your special meeting materials by mail, you may complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. All holders of Redfin common stock as of the close of business on the record date may vote virtually at the Redfin virtual special meeting. For detailed information, see the section titled “The Redfin Virtual Special Meeting” beginning on page 116.

Q:   What vote is required to approve each proposal at the Redfin virtual special meeting?
A:
Merger Proposal.   Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of Redfin common stock entitled to vote at the Redfin virtual special meeting. Failure to vote virtually or by proxy at the special meeting, abstentions, and broker non-votes (if any) will have the same effect as a vote against the merger proposal, assuming that a quorum is present at the Redfin virtual special meeting. Shares of Redfin common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon.

Compensation Proposal.   Approval of the compensation proposal requires the affirmative vote of the holders of Redfin common stock representing a majority of the votes cast at the Redfin virtual special meeting. Failure to vote virtually or by proxy at the special meeting, abstentions and broker non-votes (if any) will have no effect on the outcome of the compensation proposal assuming that a quorum is present at the Redfin virtual special meeting. Shares of Redfin common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon.
It is expected that all proposals to be voted on at the Redfin virtual special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Redfin virtual special meeting.
Q:   How does the Redfin Board recommend that Redfin stockholders vote?
A:
At a meeting of the Redfin Board held on March 9, 2025, the members of the Redfin Board, after considering various factors, including the factors described in the section titled “The Merger — Redfin’s Reasons for the Merger; Recommendation of the Merger by the Redfin Board” beginning on page 49 of this proxy statement/prospectus, and after consultation with its senior management and its financial and legal advisors, (i) determined that the Merger, the Merger Agreement and other transactions contemplated thereby, taken together, are fair to, advisable and in the best interests of, Redfin and its stockholders, (ii) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby, (iii) directed that the adoption of the Merger Agreement be submitted to a vote of Redfin stockholders and (iv) resolved to recommend that Redfin stockholders adopt the Merger Agreement. The Redfin Board recommends that Redfin stockholders vote “FOR” the merger proposal and “FOR” the compensation proposal.

Q:
Why did the Redfin Board form a strategic matters committee and what was the role of the Strategic Matters Committee?

A:
To assist the Redfin Board in exploring potential strategic alternatives, on December 12, 2024, the Redfin Board established the Strategic Matters Committee, consisting entirely of independent and disinterested directors of Redfin. The purpose of the Strategic Matters Committee was (i) to facilitate the Redfin Board’s active involvement in Redfin’s discussions and consideration of strategic alternatives, (ii) to direct and supervise management and Redfin’s advisors in connection with the evaluation, solicitation, negotiation and review of potential transactions and (iii) to approve engagement of advisors. The Strategic Matters Committee was not created to address any actual or perceived conflict of interest.

Q:
Why am I being asked to consider and vote on the compensation proposal?

A:
The rules of Securities and Exchange Commission (the “SEC”) require us to seek approval on a non-binding, advisory basis of certain compensation that will or may become payable to our named executive officers in connection with the proposed Merger. Approval of the compensation proposal is not required to complete the Merger.

Q:
How many votes do I have?

A:
You are entitled to one vote for each share of Redfin common stock that you owned as of the record date. As of the close of business on April 22, 2025, there were 128,031,179 outstanding shares of Redfin common stock. As of that date, 4.35% of the outstanding shares of Redfin common stock were beneficially owned by the directors and executive officers of Redfin.

Q:
What will happen if I fail to vote or I abstain from voting?

A:
Failure to vote virtually or by proxy at the Redfin virtual special meeting, abstentions, and broker non-votes (if any) will have the same effect as a vote against the merger proposal, assuming that a quorum is present at the virtual special meeting. Failure to vote virtually or by proxy at the Redfin virtual special meeting, abstentions and broker non-votes (if any) will have no effect on the compensation proposal, assuming that a quorum is present at the virtual special meeting. Shares of Redfin common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon.
Q:
What are “broker non-votes”?

A:
Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the merger proposal, and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares. Because the proposals presented to Redfin stockholders will be considered non-discretionary, we do not anticipate any broker non-votes at the Redfin virtual special meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum. However, if you hold your shares in street name and give voting instructions to your broker, bank, trust or other nominee with respect to one of the proposals, but give no instruction as to the other proposal, then those shares will be deemed present at the Redfin virtual special meeting for purposes of establishing a quorum at the Redfin virtual special meeting, will be voted as instructed with respect to the proposal as to which instructions were given and will not be voted with respect to the other proposal.

Q:
What constitutes a quorum?

A:
The holders of a majority of the voting power of Redfin’s outstanding shares of common stock entitled to vote as of the close of business on the record date must be virtually present or represented by proxy to constitute a quorum to conduct the Redfin virtual special meeting. All shares of Redfin common stock represented at the Redfin virtual special meeting, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum to conduct the Redfin virtual special meeting.

Q:
What is the difference between a stockholder of record and a “street name” holder?

A:
If your shares of Redfin common stock are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares of Redfin common stock are held in a stock brokerage account or by a bank, trust company or other nominee, then the broker, bank, trust company or other nominee may be considered to be the stockholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In the latter case, your shares are said to be held in “street name.”

Q:
If I am a beneficial owner of shares held in street name, how do I vote?

A:
If you are not a stockholder of record but instead hold your shares in a stock brokerage account, or if your shares are held by a bank, trust company or other nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. If you are a Redfin stockholder but not a stockholder of record, without your voting instructions, your broker, bank, trust or other nominee may not vote your shares with respect to the proposals because of the non-routine nature of the proposals. If you hold your shares in street name and give voting instructions to your broker, bank, trust or other nominee with respect to one proposal, but give no instruction as to the other proposal, then those shares will be deemed present at the Redfin virtual special meeting for purposes of establishing a quorum at the Redfin virtual special meeting, will be voted as instructed with respect to the proposal as to which instructions were given and will not be voted with respect to the other proposal.

Please follow the voting instructions provided by your broker or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Redfin or by voting virtually at your special meeting. Further, brokers who hold shares of Redfin common stock on behalf of their customers may not give a proxy to Redfin to vote those shares without specific instructions from their customers.

Q:
What will happen if I return my proxy card without indicating how to vote?

A:
If you are a Redfin stockholder of record and you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Redfin common stock represented by your proxy will be counted as present for purposes of determining the presence of a quorum for the Redfin virtual special meeting and will be voted in accordance with the recommendation of the Redfin Board which is “FOR” the merger proposal and “FOR” the compensation proposal.

Q:
Can I change my vote after I have returned a proxy or voting instruction card?

A:
Yes. You can change your vote at any time before your proxy is voted at the Redfin virtual special meeting. You can do this in one of four ways:

•
you can send a signed notice of revocation;

•
you can grant a new, valid proxy bearing a later date;

•
you can vote again by telephone or the Internet at a later time; or

•
if you are a holder of record, by voting at the Redfin virtual special meeting, which will automatically cancel any proxy previously given.

If you choose either of the first two methods, you must provide your notice of revocation or your new proxy to the Corporate Secretary of Redfin prior to your shares being voted. If your shares are held in street name by your broker or nominee, you should contact them to change your vote.
Q:
What should I do if I receive more than one set of voting materials?

A:
Please vote each proxy card and voting instruction card that you receive. You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account will receive a separate voting instruction card for each brokerage account in which shares are held. If shares are held in more than one name, stockholders will receive more than one proxy or voting instruction card.

Q:
Is there a list of stockholders entitled to vote at the Redfin virtual special meeting?

A:
The names of stockholders of record entitled to vote at the Redfin virtual special meeting will be available for inspection at Redfin’s principal executive offices, located at 1099 Stewart Street, Suite 600, Seattle, WA 98101, for a period of 10 days ending on the day before the date of the Redfin virtual special meeting date for any purpose germane to the Redfin virtual special meeting, during ordinary business hours.

Q:
What happens if I am a Redfin stockholder who sells my shares of Redfin common stock before the Redfin virtual special meeting?

A:
The record date for the Redfin virtual special meeting is earlier than the Redfin virtual special meeting. If you transfer your shares of Redfin common stock after the record date but before the Redfin virtual special meeting, you will retain your right to vote at the Redfin virtual special meeting but will have transferred the right to receive the Merger Consideration in the Merger. In order to receive the Merger Consideration, you must hold your shares through the Effective Time.

Q:
What will happen to my Redfin stock options, restricted stock units and/or performance restricted stock units at the time of the Merger?

A:
Treatment of Stock Options.   At the Effective Time, each option with respect to shares of Redfin common stock (“Redfin Option”) that is outstanding and unexercised as of the Effective Time, whether vested or unvested, will be assumed by Rocket and converted into an option award to purchase a number of shares of Rocket Class A common stock (an “Assumed Option”), equal to the product of (a) the number of shares of Redfin common stock subject to such Redfin Option immediately prior to the Merger and (b) the Exchange Ratio. The per share exercise price of each Assumed Option will be equal to (i) the per share exercise price of such Redfin Option immediately prior to the Effective Time divided by (ii) the Exchange Ratio (with the resulting price per share rounded up to the nearest whole cent). Except for the changes made to the number and type of shares and the exercise price, each Assumed Option will be subject to the same terms and conditions, including as to vesting, vesting acceleration and exercisability, as were applicable to such Redfin Option immediately prior to the Effective Time.
Treatment of Restricted Stock Unit Awards.   At the Effective Time, each restricted stock unit (“RSU”) issued under Redfin’s 2017 Equity Incentive Plan, as amended (such plan the “2017 Equity Incentive Plan” and such award of restricted stock unit, a “Redfin RSU”), other than a performance-based RSU, that is outstanding and unsettled, whether vested or unvested, as of the Effective Time, will be assumed by Rocket and converted into a RSU award with respect to a number of shares of Rocket Class A common stock (“Assumed Unit”), equal to the product of (a) the number of shares of Redfin common stock subject to such Redfin RSU immediately prior to the Effective Time and (b) the Exchange Ratio. Except for the change to the number and type of shares, each Assumed Unit will be subject to the same terms and conditions, including as to vesting, vesting acceleration and issuance, as were applicable to such Redfin RSU immediately prior to the Effective Time.
Treatment of Redfin Performance Restricted Stock Unit Awards.   Each Redfin performance-based RSU (a “Redfin PSU”) granted as annual awards in 2023 and 2024 that is outstanding as of the Effective Time includes an overall three-year performance period, with annual financial and operational performance metrics that are measured for each of the three separate years during the overall three-year performance period and a relative total shareholder return (“TSR”) performance metric measured for the overall three-year performance period. The achievement of applicable performance metrics of each Redfin PSU that is outstanding as of the Effective Time for which the applicable performance period has not been completed will be determined prior to the Effective Time in good faith by the Redfin Board or a committee thereof in accordance with the terms of the applicable Redfin PSU award agreement (any resulting achieved Redfin PSUs being the “Achieved Redfin PSUs”). Such Achieved Redfin PSUs will be subject to the time-based vesting schedule set forth in the applicable Redfin PSU award agreement (such time-vesting Achieved Redfin PSUs, the “Converted Redfin RSUs”) and treated in accordance with the section above titled “Treatment of Restricted Stock Unit Awards.” To the extent that the applicable Redfin PSU award agreement does not provide for the above-described treatment upon the Effective Time, then the achievement of such Redfin PSU award and the measurement of performance metrics for which the applicable performance period has not been completed will be measured in good faith by the Redfin Board or committee thereof.
Treatment of ESPP.   Following the date of the Merger Agreement, Redfin has taken actions with respect to Redfin’s 2017 Employee Stock Purchase Plan (the “ESPP”) to provide that with respect to the current purchase period, (i) no employee who is not a participant in the ESPP as of the date of the Merger Agreement may become a participant in the ESPP, and (ii) no employee participating in the current purchase period may increase his or her payroll contribution rate pursuant to the ESPP from the rate in effect immediately prior to the date of the Merger Agreement. In addition, (A) if any current purchase period is still in effect at the Effective Time, then the last day of such current purchase period will be accelerated to a specified trading day occurring no later than 10 business days prior to the anticipated Closing Date; (B) if the current purchase period terminates prior to the Effective Time, then the ESPP will be suspended and there will be no new offering periods following the current purchase period; and (C) in all events, subject to the consummation of the Merger, Redfin will terminate the ESPP immediately prior to the Effective Time.
Q:
How will the rights of Redfin stockholders change after the Merger?

A:
Redfin stockholders will receive shares of Rocket Class A common stock in connection with the Merger and will no longer be stockholders of Redfin following the Merger. Their rights as holders of Rocket Class A common stock will be governed by Rocket’s certificate of incorporation, as amended (“Rocket’s certificate of incorporation”), Rocket’s bylaws, as amended (“Rocket’s bylaws”) and the Delaware General Corporation Law (the “DGCL”). For additional information on stockholder rights, see the section titled “Description of Rocket’s Capital Stock” and “Comparison of Rights of Rocket and Redfin Stockholders” beginning on page 132 and on page 139, respectively.
Q:
What are the material U.S. federal income tax consequences of the Merger to U.S. holders of Redfin common stock?

A:
Material U.S. federal income tax consequences that may be relevant to you in respect of the Merger are discussed in more detail in the section titled “Material U.S. Federal Income Tax Consequences” beginning on page 123. The discussion of the U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all the U.S. federal income tax considerations that are applicable to you in respect of the Merger, nor does it address any tax considerations arising under U.S. state or local or non-U.S. tax laws.

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.
Q:
Are there any risks that I should consider in deciding how to vote?

A:
Yes. You should read and carefully consider the risk factors set forth in the section titled “Risk Factors” beginning on page 27. You also should read and carefully consider the risk factors of Redfin contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:
What happens if the Merger is not completed?

A:
If the Merger is not completed for any reason, Redfin stockholders will not receive the Merger Consideration issuable under the Merger Agreement. Instead, Rocket and Redfin will remain separate public companies, and Redfin expects that its common stock will continue to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and traded on Nasdaq. In specified circumstances, Redfin may be required to pay Rocket a termination fee, as described below.

Q:
Does Redfin have to pay anything to Rocket if the Merger Agreement is terminated?

A:
In certain circumstances, depending on the reasons for termination of the Merger Agreement, Redfin may have to pay Rocket a termination fee of $65,533,735. For a discussion of the circumstances under which a termination fee is payable by Redfin applies, see the section titled “The Merger Agreement — Termination Fee; Liability for Breach” beginning on page 87.

Q:
Does Rocket have to pay anything to Redfin if the Merger Agreement is terminated?

A:
Rocket does not have to pay Redfin a termination fee if the Merger Agreement is terminated.

Q:
Is the completion of the Merger subject to a financing condition?

A:
No. The completion of the Merger is not subject to any financing condition.

Q:
When will the conditions to completion of the Merger have been satisfied or waived?

A:
As of the date of this proxy statement/prospectus, the parties have not satisfied the closing conditions to the Merger. There is also a possibility that the closing conditions to the Merger will not be satisfied or waived (to the extent applicable by law) prior to December 9, 2025, after which date either party may elect to terminate the Merger Agreement, subject to certain caveats in accordance with the Merger Agreement. As a result, it is possible that factors outside the control of both companies could result in the Merger being completed at a different time or not at all.

Q:
When do you expect the Merger to be completed?

A:
Redfin and Rocket intend to complete the Merger as soon as reasonably practicable and currently anticipate the Closing to occur in the second or third quarter of 2025. However, the Merger is subject to the satisfaction or waiver of certain conditions, including Redfin stockholders’ approval of the merger proposal, and it is possible that factors outside the control of Redfin and Rocket could result in the Merger being completed at a later time or not at all. There can be no assurances as to when or if the Merger will close. See the section titled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 83.
Q:
What do I need to do now?

A:
You should carefully read and consider the information contained in and incorporated by reference into this proxy statement/prospectus, including its annexes. Even if you plan to attend the Redfin virtual special meeting virtually, after carefully reading and considering the information contained in this proxy statement/prospectus, please vote promptly to ensure that your shares are represented at the Redfin virtual special meeting.

Q:
Do I need to do anything with my Redfin common stock?

A:
No. After the Merger is completed, you will automatically receive the Merger Consideration. The shares of Rocket Class A common stock you receive in the Merger will be issued in book-entry form.

Q:
Are stockholders entitled to appraisal rights?

A:
Under the DGCL, Redfin stockholders are not entitled to appraisal rights in connection with the Merger.

Q:
How can I contact Redfin’s transfer agent?

A:
You may contact Redfin’s transfer agent by writing to Equiniti Trust Company, LLC, 55 Challenger Road, Ridgefield Park, NJ 07660, or by telephoning +1 (800) 468-9716.

Q:
Who should I contact if I have any questions about the proxy materials or about voting?

A:
If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact Redfin’s proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders May Call Toll-Free: +1 (877) 456-3510
Banks & Brokers May Call Collect: +1 (212) 750-5833
Q:
Who is the Exchange Agent in the Merger?

A:
Equiniti Trust Company, LLC or another reputable bank or trust company selected by Rocket and reasonably acceptable to Redfin will act as the Exchange Agent in the Merger.

Q:
Where can I find more information about Rocket and Redfin?

A:
You can find more information about Rocket and Redfin from the various sources described under the section titled “Where You Can Find More Information” beginning on page 156.

Q:
What is the Up-C Collapse?

A:
On March 9, 2025, Rocket, Rock Holdings Inc., a Michigan corporation (“RHI”), Eclipse Sub, Inc., a Michigan corporation and a direct wholly owned subsidiary of Rocket (“Up-C Merger Sub 1”), Rocket GP, LLC, a Michigan limited liability company and a direct wholly owned subsidiary of Rocket (“Up-C Merger Sub 2”), Mr. Daniel Gilbert, Rocket’s founder and Chairman, and RHI II, LLC, a Michigan limited liability company and a direct wholly owned subsidiary of RHI (“RHI II”) entered into a transaction agreement (the “Transaction Agreement”) in order to effect a series of transactions that will simplify Rocket’s organizational and capital structure, collapse its current “Up-C” structure, provide that each class of common stock of Rocket will be entitled to one vote per share, and reduce its classes of common stock from four to two (collectively, the “Up-C Collapse”). Rocket believes that the Up-C Collapse and the resulting simplification of its organizational structure, and providing that all shares of common stock of Rocket will be entitled to one vote per share will provide various benefits to Rocket and its stockholders, including, among other things, by improving Rocket’s ability to use its common stock as acquisition currency in acquisition transactions, creating a clearer corporate profile and enhancing equity liquidity. The Transaction Agreement provides that, among other things, on the terms and subject to the conditions therein:
•
RHI will effect an internal reorganization pursuant to which RHI will contribute all assets and liabilities of RHI (other than its Holdings LLC Units (as defined below), its shares of Class D common stock (as defined below) and equity interests in each of Rocket Community Fund, LLC, Woodward Insurance Holdings LLC and Woodward Insurance LLC) to RHI II and distribute the interests in RHI II to the holders of voting common shares of RHI, par value $0.01 per share (the “RHI Shares”);

•
Rocket will effect an internal reorganization pursuant to which the separate existence of Holdings LLC (as defined below) will cease and Eclipse Merger Limited Partnership, a Michigan limited partnership and wholly owned subsidiary of Holdings LLC (“Holdings LP”) will continue as the surviving entity and each issued and outstanding Holdings LLC Unit will be exchanged for a number of fully paid and nonassessable partnership units of Holdings LP (“Holdings LP Units”);

•
Rocket will amend its certificate of incorporation to authorize the new Class L common stock;

•
Rocket will acquire RHI through a series of two mergers, pursuant to which (a) Up-C Merger Sub 1 will be merged with and into RHI, with RHI as the surviving entity, with each holder of RHI Shares receiving a number of shares of Class L common stock (as defined below) equal to (1) the number of RHI Shares held by such RHI shareholder multiplied by (2) the ratio of the number of shares of Class D common stock owned by RHI to the number of all outstanding RHI Shares, which is currently estimated to be 56.54 shares of Class L common stock per each RHI Share, and (b) RHI will then be merged with and into Up-C Merger Sub 2, with Up-C Merger Sub 2 as the surviving entity;

•
Rocket and RHI II will enter into an indemnity agreement, pursuant to which, among other things, RHI II will indemnify Rocket for RHI’s liabilities that are not related to Rocket’s business;

•
Rocket and Mr. Gilbert will enter into a letter agreement for the purpose of preserving certain of the information rights and other rights provided for in that certain exchange agreement dated as of August 5, 2020, by and between Rocket, RHI and Mr. Gilbert (the “Exchange Agreement”);

•
the Exchange Agreement and that certain Rock Acquisition Corporation Shareholders Agreement, dated as of October 31, 2002, by and among RHI and its stockholders, as amended by the First Amendment to Rock Holdings, Inc. Shareholders Agreement, dated as of March 1, 2018, will be terminated; and

•
that certain Tax Receivable Agreement, dated as of August 5, 2020, by and among Rocket, RHI and Mr. Gilbert and that certain Amended and Restated Limited Partnership Agreement of Holdings LP will be amended.

Q:
What are the effects of the Up-C Collapse?

A:
Under its existing organizational structure, Rocket is a holding company and its principal asset is its ownership of common limited liability company interests (the “Holdings LLC Units”) of Rocket, LLC, a Michigan limited liability company and the principal operating subsidiary of Rocket (“Holdings LLC”). Rocket is also the sole managing member of Holdings LLC. Rocket’s public stockholders hold all of the Rocket Class A common stock, which are entitled to one vote per share on all matters submitted to a vote of stockholders and have economic rights (including rights to dividends and distributions upon liquidation by Rocket). RHI and Mr. Gilbert hold (a) Rocket’s Class D common stock, par value $0.00001 per share (the “Class D common stock”), which are entitled to ten votes per share on all matters submitted to a vote of Rocket stockholders, but have no economic rights, and (b) an equal number of Holdings LLC Units, which have economic rights (including rights to dividends and distributions upon liquidation by Holdings LLC), but have no voting rights. Rocket’s certificate of incorporation provides that, at any time when the aggregate voting power of the securities beneficially owned by RHI (the “RHI Securities”) would be equal to or greater than 79% of the total voting power of Rocket’s outstanding stock, the number of votes per share of each RHI Security will be reduced such that the aggregate voting power of all of the RHI Securities is equal to 79%.
Following the Up-C Collapse, the public stockholders will continue to hold Rocket Class A common stock. As part of the Up-C Collapse, (a) each RHI shareholder, in consideration for its RHI Shares, will receive a number of newly issued shares of the Class L common stock equal to (1) the number of RHI Shares held by such RHI shareholder multiplied by (2) the ratio of the number of shares of Class D common stock owned by RHI to the number of all outstanding RHI Shares, which is currently estimated to be 56.54 shares of Class L common stock per each RHI Share, and (b) Mr. Gilbert, in consideration for his Class D common stock and paired Holdings LP Units, will receive a number of newly issued shares of Rocket’s Class L common stock equivalent to one share of Class L common stock for each share of Class D common stock held by Mr. Gilbert. The shares of Class L common stock will be entitled to one vote per share on all matters submitted to a vote of Rocket stockholders and will have economic rights (including rights to dividends and distributions upon liquidation by Rocket). As a result, Mr. Gilbert and the other RHI shareholders will no longer have economic rights through their Holdings LP Units and will instead participate, together with the public stockholders of Rocket, directly in the economics of Rocket through their ownership of common stock. Subject to certain limited exceptions, Mr. Gilbert and the other RHI shareholders will be prohibited from transferring or otherwise disposing of (a) any shares of Class L common stock prior to the first anniversary of the closing of the Up-C Collapse (the “Up-C Closing Date”) and (b) 50% of the shares of Class L common stock prior to the second anniversary of the Up-C Closing Date (all such periods together, the “Lock-up Periods”). Following the second anniversary of the Up-C Closing Date, no shares of Class L common stock will be subject to a Lock-Up Period. Additionally, at any time when the aggregate voting power of the outstanding Class L common stock would be equal to or greater than 79% of the total voting power of Rocket’s outstanding stock, the number of votes per share of each share of Class L common stock will be reduced such that the aggregate voting power of all Class L common stock is equal to 79%. Following the expiration or waiver of the applicable Lock-up Period, each share of Class L common stock (i) may be converted at any time, at the option of the holder, into one share of Rocket Class A common stock and (ii) will automatically convert into one share of Rocket Class A common stock immediately prior to any transfer of such share except for certain Permitted Transfers (as defined below). In addition, upon the later to occur of (a) the expiration or waiver of the applicable Lock-up Period and (b) the date that the outstanding shares of Class L common stock no longer represent at least 79% of the total voting power of the issued and outstanding shares of Rocket’s common stock, all shares of Class L common stock will automatically convert to newly issued shares of Rocket Class A common stock.
Q:
What effect will the Up-C Collapse have on Rocket’s classes of common stock?

A:
Class A common stock:   Following the Up-C Collapse, the public stockholders will continue to hold Rocket Class A common stock, which are entitled to one vote per share on all matters submitted to a vote of stockholders and have economic rights (including rights to dividends and distributions upon liquidation by Rocket). The Up-C Collapse does not require any amendments to the terms of the Rocket Class A common stock.

Class B common stock:   As of April 29, 2025, there were no shares of Class B common stock, par value $0.00001 (“Class B common stock”) issued and outstanding. In connection with the Up-C Collapse, Rocket will amend and restate its certificate of incorporation to eliminate the Class B common stock.
Class C common stock:   As of April 29, 2025, there were no shares of Class C common stock, par value $0.00001 (“Class C common stock”) issued and outstanding. In connection with the Up-C Collapse, Rocket will amend and restate its certificate of incorporation to eliminate the Class C common stock.

Class D common stock:   As of April 29, 2025, there were 1,848,879,483 shares of Class D common stock issued and outstanding and two holders of record of Rocket’s Class D common stock. As a result of the Up-C Collapse, all outstanding shares of Class D common stock will be surrendered to Rocket and subsequently retired by Rocket. In connection with the Up-C Collapse, Rocket will restate its certificate of incorporation to eliminate all references to the Class D common stock.
Class L common stock:   In connection with the Up-C Collapse, Rocket expects to issue an aggregate of 1,848,879,483 shares of Class L common stock, consisting of 924,439,742 shares of Class L common stock that are designated series L-1 Class L common stock (“Series L-1 common stock”) and 924,439,741 shares of Class L common stock that are designated series L-2 Class L common stock (“Series L-2 common stock”) to Mr. Gilbert and the other RHI shareholders. The shares of Class L common stock will be entitled to one vote per share on all matters submitted to a vote of stockholders and will have economic rights (including rights to dividends and distributions upon liquidation by Rocket).
Q:
Why is Rocket pursuing the Up-C Collapse?

A:
Rocket believes that the Up-C Collapse will provide various benefits to Rocket and its stockholders, including, among other things, by improving Rocket’s ability to use its common stock as acquisition currency in acquisition transactions, creating a clearer corporate profile and enhancing equity liquidity.

Q:
How will the Up-C Collapse impact the Merger?

A:
The consummation of the Up-C Collapse, among other things, is a condition to Redfin’s obligation to effect the Closing.

Q:
When does Rocket expect the Up-C Collapse to be completed?

A:
A number of conditions must be satisfied before the parties may complete the Up-C Collapse, including a requirement that at least 20 business days will have elapsed since Rocket mailed the Information Statement (as defined below) to its stockholders. Rocket expects to mail its information statement to holders of its Rocket Class A common stock on or about on May 6, 2025. Rocket expects that the Up-C Collapse will be completed in June 2025.

Q:
Where can I find more information about the Up-C Collapse?

A:
Pursuant to rules adopted by the SEC under the Exchange Act, Rocket expects to file with the SEC, and thereafter mail to its stockholders, an information statement pursuant to Schedule 14C of the Exchange Act (the “Information Statement”) to provide stockholders with information concerning the matters approved by the written consent. Investors and securityholders of Rocket and Redfin will be able to obtain copies of the Information Statement as well as other filings with the SEC regarding the Up-C Collapse, when they become available, without charge, at the SEC’s website at www .sec.gov. We are not incorporating the Information Statement or the contents of the website of the SEC or any other entity into this proxy statement/prospectus.

Q:
What is the Mr. Cooper Acquisition?

A:
On March 31, 2025, Rocket entered into an Agreement and Plan of Merger (the “Mr. Cooper Merger Agreement”) by and among Rocket, Maverick Merger Sub, Inc. (“Maverick Merger Sub”), Maverick Merger Sub 2, LLC (“Forward Merger Sub”), and Mr. Cooper Group Inc. (“Mr. Cooper”). Pursuant to the Mr. Cooper Merger Agreement, and upon the terms and subject to the conditions therein and in accordance with the DGCL, Maverick Merger Sub will merge with and into Mr. Cooper (the “Maverick Merger”), with Mr. Cooper surviving the Maverick Merger and continuing as a direct, wholly owned subsidiary of Rocket and immediately following such Maverick Merger, in accordance with the DGCL and the Delaware Limited Liability Company Act, Mr. Cooper will merge with and into Forward Merger Sub, with Forward Merger Sub surviving the forward merger (the “Mr. Cooper Acquisition”).

Subject to the terms and conditions of the Mr. Cooper Merger Agreement, at the effective time of the Maverick Merger (the “Maverick Effective Time”), each outstanding share of Mr. Cooper common stock, par value $0.01 per share (collectively, the “Mr. Cooper common stock” and the holders of such Mr. Cooper common stock, the “Mr. Cooper Stockholders”) (other than Mr. Cooper common stock owned directly or indirectly by Rocket, Mr. Cooper, Maverick Merger Sub or Forward Merger Sub immediately prior to the Maverick Effective Time), will be automatically converted into the right to receive 11.00 shares of Rocket’s Class A common stock and cash payable in lieu of fractional shares, without interest.
The consummation of the Mr. Cooper Acquisition is not a condition to closing of the Merger, and consummation of the Merger is not a condition to closing the Mr. Cooper Acquisition.

SUMMARY
This summary highlights selected information contained elsewhere in this proxy statement/prospectus and may not contain all the information that is important to you with respect to the Merger and the related matters being considered at the Redfin virtual special meeting. Rocket and Redfin urge you to carefully read the remainder of this proxy statement/prospectus in its entirety, including the annexes and exhibits attached to and the documents incorporated by reference into this proxy statement/prospectus. For a description of, and instructions as to how to obtain, this information, see the section titled “Where You Can Find More Information” beginning on page 156. Certain items in this summary include a page reference directing you to a more complete description of that item.
Parties to the Merger (see page 38)
Rocket Companies, Inc.
1050 Woodward Avenue
Detroit, MI 48226
(313) 373-7990
Rocket is a Detroit-based financial technology company with a platform of mortgage, real estate, and personal finance businesses — Rocket Mortgage, Rocket Homes, Rocket Close, Rocket Money and Rocket Loans. Rocket’s proprietary technology platform is designed to deliver a seamless, AI-driven homeownership experience, integrating home search, mortgage origination, title and closing, and personal financial management. Since its inception in 1985, Rocket has demonstrated a consistent ability to develop and scale technology-driven solutions that enhance client experiences, automate operations, and extend its capabilities to partners. Rocket Class A common stock is listed on NYSE under the symbol “RKT.”
This proxy statement/prospectus incorporates important business and financial information about Rocket from other documents that are not included in or delivered with this proxy statement/prospectus. For a list of the documents that are incorporated by reference, see the section titled “Where You Can Find More Information” beginning on page 156.
Neptune Merger Sub, Inc.
1050 Woodward Avenue
Detroit, MI 48226
(313) 373-7990
Neptune Merger Sub, Inc., a direct wholly owned subsidiary of Rocket, is a Delaware corporation formed on March 6, 2025, for the purposes of effecting the Merger. Upon completion of the Merger, Merger Sub will be merged with and into Redfin, with Redfin continuing as a direct wholly owned subsidiary of Rocket.
Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement.
Redfin Corporation
1099 Stewart Street, Suite 600
Seattle, WA 98101
(206) 576-8610
Redfin helps people buy and sell homes. Representing customers in approximately 100 markets in the United States and Canada, Redfin is a residential real estate brokerage. Redfin pairs their own agents with their own technology to create a service that is faster, better, and costs less. Redfin meets customers through their listings-search website and mobile application. They use the same combination of technology and local service to originate, service, and subsequently sell mortgage loans and offer title and settlement services. Redfin also offers digital platforms to connect consumers with available apartments and houses for rent and for other advertising. Their mission is to redefine real estate in the consumer’s favor. Redfin common stock is listed on Nasdaq under the symbol “RDFN.”
This proxy statement/prospectus incorporates important business and financial information about Redfin from other documents that are not included in or delivered with this proxy statement/prospectus. For a list of the documents that are incorporated by reference, see the section titled “Where You Can Find More Information” beginning on page 156.
Risk Factors (see page 27)
Both Rocket and Redfin are subject to various risks associated with their businesses and their industries. In addition, the Merger, including the possibility that the Merger may not be completed, poses a number of risks to each company and its respective stockholders. Before voting at the Redfin virtual special meeting, you should carefully consider all of the information contained in, and incorporated by reference into, this proxy statement/prospectus, as well as the specific factors under the section titled “Risk Factors” beginning on page 27.
The Merger (see page 38)
A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus. Rocket and Redfin encourage you to read the entire Merger Agreement carefully because it is the principal document governing the Merger. For more information on the Merger Agreement, see the section titled “The Merger Agreement” beginning on page 69.
Effects of the Merger; Merger Consideration (see page 69-70)
If the conditions set forth in the Merger Agreement are satisfied or waived, Merger Sub will merge with and into Redfin. Redfin will survive the Merger and will continue as a wholly owned subsidiary of Rocket (the “Surviving Corporation”).
As a result of the Merger, (i) Redfin will cease to be a publicly traded company; (ii) each outstanding share of Redfin common stock issued and outstanding immediately prior to the Effective Time will be automatically converted at the Effective Time into the right to receive the Exchange Ratio, and the cash payable in lieu of fractional shares; and (iii) Redfin stockholders will no longer own any shares of the capital stock of the Surviving Corporation. The Exchange Ratio will not reflect changes in the market price of Redfin common stock and will not reflect changes in the market price of Rocket Class A common stock. Rocket stockholders will not receive any merger consideration and will continue to hold their existing shares of Rocket Class A common stock.
Treatment of Redfin Equity Awards (see page 82)
As a result of the Merger, at the Effective Time, the treatment of Redfin Options, Redfin RSUs and Redfin PSUs that are outstanding as of immediately prior to the Effective Time will be as described below.
Redfin Options
Each Redfin Option, whether vested or unvested, will be assumed by Rocket and converted into an Assumed Option, and each Assumed Option will be subject to the same terms and conditions as were applicable under the respective Redfin Option immediately prior to the Effective Time, except that the number of shares subject to each Assumed Option will be the product obtained by multiplying (i) the number of shares of Redfin common stock subject to such Redfin Option immediately prior to the Merger by (ii) the Exchange Ratio, and each Assumed Option will have an exercise price per share equal to the quotient obtained by dividing (x) the per share exercise price of each such Redfin Option by (y) the Exchange Ratio (with the resulting price per share rounded up to the nearest whole cent).
Redfin RSUs
Each Redfin RSU, whether vested or unvested, will be assumed by Rocket and converted into an Assumed Unit with respect to a number of shares of Rocket Class A common stock equal to the product of

(a) the number of shares of Redfin common stock subject to such Redfin RSU immediately prior to the Effective Time and (b) the Exchange Ratio, and each Assumed Unit will otherwise be subject to the same terms and conditions as were applicable under the respective Redfin RSU immediately prior to the Effective Time.
Redfin PSUs
Each Redfin PSU for which the performance period has not been completed as of the Effective Time will have the achievement of the applicable performance metrics determined, prior to the Effective Time, in good faith by the Redfin Board or a committee thereof in accordance with the terms of the applicable Redfin PSU award agreement, and each Achieved Redfin PSU will become a Converted Redfin RSU subject to the time-based vesting schedule set forth in the applicable Redfin PSU award agreement. Each Converted Redfin RSU, whether vested or unvested, will be treated in accordance with the Redfin RSUs as described above.
For a description of the treatment of Redfin equity awards, see the section titled “The Merger Agreement — Treatment of Redfin Equity Awards” beginning on page 82.
Material U.S. Federal Income Tax Consequences of the Merger (see page 123)
Unless Redfin waives the condition regarding the Up-C Collapse, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and, as further described in the section titled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 83, it is a condition to the Closing that Redfin receive an opinion from Fenwick & West LLP (or other counsel mutually acceptable to Redfin and Rocket) that the Merger will so qualify as a “reorganization.” Such opinion of counsel will be based on, among other things, certain factual representations made by Redfin and Rocket and certain assumptions, all of which must be consistent with the state of facts existing at the time of the Merger. If any of these representations and assumptions are, or become, inaccurate, such opinion may be invalid. An opinion of counsel represents counsel’s best legal judgment and is not binding on the Internal Revenue Service (the “IRS”) or the courts, which may not agree with the conclusions set forth in such opinion.
If the Merger qualifies as a “reorganization,” a U.S. holder (as defined in the section titled “Material U.S. Federal Income Tax Consequences” beginning on page 123) of Redfin common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of Redfin common stock for Rocket Class A common stock in the Merger, except with respect to cash received by such holder in lieu of fractional shares of Rocket Class A common stock. If the Merger does not so qualify, the exchange of Redfin common stock for Rocket Class A common stock in the Merger will be a taxable transaction for U.S. federal income tax purposes.
See the section titled “Material U.S. Federal Income Tax Consequences” beginning on page 123, for a more complete description of material U.S. federal income tax consequences of the Merger. Please consult your tax advisors as to the specific tax consequences to you of the Merger, including the consequences if the Merger does not qualify as a “reorganization.”
Redfin’s Reasons for the Merger; Recommendation of the Redfin Board (see page 49)
At a meeting of the Redfin Board held on March 9, 2025, the Redfin Board, after consideration and consultation with its senior management and its financial and legal advisors, unanimously (i) determined that the Merger and the other transactions contemplated by the Merger Agreement, taken together, are fair to, advisable and in the best interests of Redfin and its stockholders; (ii) approved and declared advisable the Merger Agreement, the Merger, and the other transactions contemplated thereby; (iii) directed that the adoption of the Merger Agreement be submitted to a vote of Redfin stockholders; and (iv) resolved to recommend that Redfin stockholders adopt the Merger Agreement.
For the factors considered by the Redfin Board in reaching its decision to approve the Merger Agreement, see the section titled “The Merger — Redfin’s Reasons for the Merger; Recommendation of the Merger by the Redfin Board” beginning on page 49.

The Redfin Board unanimously recommends that Redfin stockholders vote “FOR” the merger proposal and “FOR” the compensation proposal.
Opinion of Redfin’s Financial Advisor (see page 54)
Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered its opinion to the Redfin Board that, as of March 9, 2025 and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders (other than Rocket and its affiliates) of shares of Redfin common stock.
The full text of the written opinion of Goldman Sachs, dated March 9, 2025, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Redfin Board in connection with its consideration of the Merger. Goldman Sachs’s opinion is not a recommendation as to how any holder of shares of Redfin common stock should vote with respect to the Merger or any other matter. Pursuant to an engagement letter between Redfin and Goldman Sachs, Redfin has agreed to pay Goldman Sachs a transaction fee of approximately $22.4 million, $5 million of which became payable upon the announcement of the Merger, and the remainder of which is contingent upon consummation of the Merger.
For more information, see the section titled “The Merger — Opinion of Redfin’s Financial Advisor” beginning on page 54.
The Merger Agreement (see page 69)
The terms and conditions of the Merger are contained in the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A. You should read the Merger Agreement carefully, as it is the legal document that governs the Merger.
Conditions to Completion of the Merger (see page 83)
As more fully described in this proxy statement/prospectus and in the Merger Agreement, each party’s obligation to complete the Merger is subject to the satisfaction or waiver (to the extent permitted by applicable law) by each of the parties, at or prior to the Merger, of various conditions, which include the following:
•
the Merger Agreement shall have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of Redfin common stock entitled to vote thereon at the Redfin virtual special meeting (the “Redfin stockholder approval”);

•
no law or order will have been issued by any governmental authority preventing the consummation of the Merger or that results in a Detriment (as defined below) and no statute, rule, regulation, order, injunction or decree by any governmental authority of competent jurisdiction shall be enacted (and continue to be in effect) that makes illegal or otherwise prohibits the consummation of the Merger;

•
all applicable waiting periods (and any extensions thereof) under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations promulgated thereunder relating to the consummation of the Merger shall have expired or been terminated;

•
the registration statement of which this proxy statement/prospectus forms a part, which is being filed by Rocket with the SEC to register the Rocket Class A common stock to be issued to the holders of the shares of Redfin common stock in connection with the Merger, shall have been declared effective in accordance with the provisions of the Securities Act of 1933, as amended (the “Securities Act”) and no stop order suspending the effectiveness of such registration statement shall have been issued by the SEC and no proceeding for that purpose, and no similar proceeding in respect of this proxy statement/prospectus, shall have been initiated or threatened in writing by the SEC that has not been withdrawn; and

•
the shares of Rocket Class A common stock issuable (i) in the Merger, (ii) upon the exercise of all Assumed Options, and (iii) in settlement of all Assumed Units, shall have been authorized for listing on the NYSE, subject to official notice of issuance.

In addition, each party’s obligation to complete the Merger is further subject to the satisfaction or waiver (to the extent permitted by applicable law) by that party of the following additional conditions:
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the other party having performed and complied with, in all material respects, all obligations and covenants required to be performed by it under the Merger Agreement at or prior to the Effective Time;

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there shall not have occurred any material adverse effect on the other party after March 9, 2025 (the “Agreement Date”), that is continuing; and

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receipt of a certificate, dated as of the Closing Date, from the Chief Executive Officer, Chief Financial Officer or other officer of the other party, confirming to such party that the closing conditions related to the accuracy of representations and warranties, lack of material adverse effect and performance in all material respects of all obligations and covenants required to be performed by the other party under the Merger Agreement have been satisfied.

In addition, the obligations of Rocket and Merger Sub to complete the Merger are further subject to the following additional conditions:
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the representations and warranties relating to an absence of material adverse effect on Redfin being true and correct in all respects on and as of the Agreement Date;

•
representations and warranties relating to authorized and outstanding capital stock and equity securities, existence of undisclosed outstanding equity securities, and absence of equity-linked or voting-linked debt instruments being true and correct in all respects on and as of the Agreement Date and being true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (except to the extent expressly made as of only a specific date, in which case as of such date) except for inaccuracies that do not have more than a de minimis effect;

•
representations and warranties relating to Redfin’s corporate existence, corporate authority, finders, brokers and the opinion of Redfin’s financial advisor and capitalization (other than the portions of the capitalization representation relating to authorized and outstanding capital stock and equity securities, the existence of undisclosed outstanding equity securities, and absence of equity-linked or voting-linked debt instruments), disregarding all qualifications and exceptions contained therein relating to materiality or a material adverse effect on Redfin or any similar standard or qualification, being true and correct in all material respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except to the extent expressly made as of only a specific date, in which case as of such date); and

•
all other representations and warranties of Redfin in the Merger Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or a material adverse effect on Redfin or any similar standard or qualification, being true and correct on and as of the Agreement Date and the Closing Date as though such representations and warranties were made on and as of such date (except to the extent expressly made as of only a specific date, in which case as of such date), except where the circumstances causing the failure of such representations or warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Redfin.

In addition, the obligations of Redfin to complete the Merger are further subject to the following additional conditions:
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the representations and warranties relating to an absence of material adverse effect on Rocket being true and correct in all respects on and as of the Agreement Date;

•
the representations and warranties of Rocket and Merger Sub relating to authorized and outstanding capital stock and the equity awards issued by Rocket pursuant to its stock option plans being true and correct in all respects on and as of the Closing Date as if made on and as of such date (except to the extent expressly made as of only a specific date, in which case as of such date) except for inaccuracies that do not have more than a de minimis effect;

•
the representations and warranties of Rocket relating to corporate existence, corporate authority, finders and brokers and of Rocket and Merger Sub relating to capitalization (other than the portions of the capitalization representation related to authorized and outstanding capital stock and the equity awards issued by Rocket pursuant to its stock option plans) disregarding all qualifications and exceptions contained therein relating to materiality or a material adverse effect on Rocket or any similar standard or qualification, being true and correct in all material respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except to the extent expressly made as of only a specific date, in which case as of such date);

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all other representations and warranties of Rocket and Merger Sub in the Merger Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or a material adverse effect on Rocket or any similar standard or qualification, being true and correct on and as of the Agreement Date and the Closing Date as though such representations and warranties were made on and as of such date (except to the extent expressly made as of only a specific date, in which case as of such date), except where the circumstances causing the failure of such representations or warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Rocket;

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unless Redfin waives the condition below regarding the Up-C Collapse, Redfin’s receipt of a written opinion of Fenwick & West LLP, or if Fenwick & West LLP is unable to provide such opinion, a written opinion of another counsel mutually acceptable to Redfin and Rocket (it being understood that Paul, Weiss, Rifkind, Wharton & Garrison LLP is mutually agreed to be acceptable other counsel), in customary form and substance reasonably satisfactory to Redfin, dated as of the Closing Date and to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•
consummation of the Up-C Collapse by Rocket in accordance with the terms of the Transaction Agreement.

Termination of the Merger Agreement (see page 86)
At any time before the Effective Time, whether before or after Redfin’s stockholder vote, the parties may terminate the Merger Agreement by mutual written consent.
At any time before the Effective Time, either party may terminate the Merger Agreement:
•
if the Merger is not consummated by 11:59 p.m. (Pacific Time) on December 9, 2025 (the “Outside Date”), or the termination date (provided that this termination right is not available to a party whose material breach of the Merger Agreement is a principal cause of, or resulted in, such failure to close by the termination date);

•
if the Redfin stockholder approval is not obtained; or

•
if any order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (provided that this termination right is not available to a party whose failure to perform any of its obligations under the Merger Agreement has been the primary cause of, or resulted in such order or who failed to use reasonable best efforts to oppose such order).

At any time before the Effective Time, Redfin may terminate the Merger Agreement if, (a) prior to or after the time the Redfin stockholder approval is obtained, Rocket or Merger Sub breaches any representation, warranty, covenant or agreement made by Rocket or Merger Sub under the Merger Agreement (subject to certain procedures and materiality exceptions) such that the closing condition related to the correctness of certain representations and warranties or performance of covenants or agreements of Rocket are not met, and such breach is either not curable or is not cured within the earlier of 30 days following written notice or the Outside Date, provided that Redfin is not then in material breach of the Merger Agreement; or (b) prior to the time the Redfin stockholder approval is obtained, subject to compliance with certain terms and conditions, the Redfin Board authorizes Redfin to enter into an alternative acquisition agreement with respect to a superior proposal and Redfin pays to Rocket the required termination fee.
At any time before the effective time of the Merger, Rocket may terminate the Merger Agreement if, (a) prior to the time the Redfin stockholder approval is obtained, the Redfin Board effects a change in recommendation in relation to the merger proposal; or (b) any representation, warranty, covenant or agreement made by Redfin under the Merger Agreement (subject to certain procedures and materiality exceptions) such that the closing condition related to the correctness of certain representations and warranties or performance of covenants or agreements of Redfin are not satisfied, and such breach is either not curable or is not cured within the earlier of 30 days following written notice or the Outside Date, provided that Rocket is not then in material breach of the Merger Agreement.
Termination Fee (see page 87)
If the Merger Agreement is terminated (i) by Rocket if a Redfin Board recommendation change occurs or (ii) by Redfin to enter into a superior proposal, then Redfin will, within two business days (or concurrently with such termination in the case of clause (ii)), pay Rocket a fee equal to $65,533,735.
Further, if the Merger Agreement is terminated (x) by Rocket or Redfin due to a failure to close the Merger by December 9, 2025, (only if such termination occurs prior to Redfin receiving the Redfin stockholder approval), (y) by Rocket or Redfin for failure to obtain the Redfin stockholder approval or (z) by Rocket due to a breach of the Merger Agreement by Redfin and (i) prior to such termination referred in this clause (z), but after the date of the Merger Agreement, a bona fide acquisition proposal with respect to Redfin will have been announced or publicly disclosed to Redfin or its stockholders and not publicly withdrawn and (ii) within 12 months after the date of such termination referred to in this clause (z), Redfin has consummated the transactions contemplated by such acquisition proposal, then Redfin will pay Rocket a fee equal to $65,533,735, within two business days of the date that Rocket becomes entitled to such fee, provided that solely for purposes of this provision, the term “acquisition proposal” will have the meaning assigned to such term with respect to Redfin in the section titled “The Merger Agreement — No Solicitation of Alternative Proposals” beginning on page 76 except that the references to “20%” will be deemed to be references to “50%.”
In no event will Redfin be required to pay a termination fee on more than one occasion.
Rocket’s Up-C Collapse (see page 130)
On March 9, 2025, Rocket, RHI, Up-C Merger Sub 1, Up-C Merger Sub 2, Mr. Gilbert and RHI II entered into the Transaction Agreement in order to effect a series of transactions that will simplify Rocket’s organizational and capital structure, collapse its current “Up-C” structure, provide that each class of common stock of Rocket will be entitled to one vote per share, and reduce its classes of common stock from four to two. Rocket believes that the Up-C Collapse and the resulting simplification of its organizational structure, and providing that all shares of common stock of Rocket will be entitled to one vote per share, will provide various benefits to Rocket and its stockholders, including, among other things, by improving Rocket’s ability to use its common stock as acquisition currency in acquisition transactions, creating a clearer corporate profile and enhancing equity liquidity. The consummation of the Up-C Collapse, among other things, is a condition to Redfin’s obligations to effect the Closing.
Under its existing organizational structure, Rocket is a holding company and its principal asset is its ownership of Holdings LLC Units. Rocket is also the sole managing member of Holdings LLC. Rocket’s public stockholders hold all of the issued and outstanding shares of Rocket Class A common stock, which are entitled to one vote per share on all matters submitted to a vote of Rocket stockholders and have economic rights (including rights to dividends and distributions upon liquidation by Rocket). RHI and Mr. Gilbert hold (a) all of the issued and outstanding shares of Rocket’s Class D common stock, which are entitled to ten votes per share on all matters submitted to a vote of Rocket stockholders, but have no economic rights, and (b) an equal number of Holdings LLC Units, which have economic rights (including rights to dividends and distributions upon liquidation by Holdings LLC), but have no voting rights. Rocket’s certificate of incorporation provides that, at any time when the aggregate voting power of the outstanding RHI Securities would be equal to or greater than 79% of the total voting power of the issued and outstanding shares of

Rocket’s common stock, the number of votes per share of each RHI Security will be reduced such that the aggregate voting power of all of the RHI Securities is equal to 79%.
Following the Up-C Collapse, the public stockholders will continue to hold the issued and outstanding Rocket Class A common stock. As part of the Up-C Collapse, (a) each RHI shareholder, in consideration for its RHI Shares, will receive a number of newly issued shares of the Class L common stock equal to (1) the number of RHI Shares held by such RHI shareholder multiplied by (2) the ratio of the number of shares of Class D common stock owned by RHI to the number of all outstanding RHI Shares, which is currently estimated to be 56.54 shares of Class L common stock per each RHI Share, and (b) Mr. Gilbert, in consideration for his Class D common stock and paired Holdings LP Units, will receive a number of newly issued shares of Rocket’s Class L common stock equivalent to one share of Class L common stock for each share of Class D common stock held by Mr. Gilbert. The shares of Class L common stock will be entitled to one vote per share on all matters submitted to a vote of Rocket stockholders and will have economic rights (including rights to dividends and distributions upon liquidation by Rocket). As a result, Mr. Gilbert and the other RHI shareholders will no longer have economic rights through their Holdings LP Units and will instead participate, together with the public stockholders of Rocket, directly in the economics of Rocket through their ownership of common stock. Subject to certain limited exceptions, Mr. Gilbert and the other RHI shareholders will be prohibited from transferring or otherwise disposing of (a) any shares of Class L common stock prior to the first anniversary of the Up-C Closing Date and (b) 50% of the shares of Class L common stock prior to the second anniversary of the Up-C Closing Date. Following the second anniversary of the Up-C Closing Date, no shares of Class L common stock will be subject to a Lock-Up Period. Additionally, Rocket’s certificate of incorporation following the Up-C Collapse will provide that, at any time when the aggregate voting power of the outstanding Class L common stock would be equal to or greater than 79% of the total voting power of Rocket’s outstanding stock, the number of votes per share of each share of Class L common stock will be reduced such that the aggregate voting power of all such Class L common stock is equal to 79%. Following the expiration or waiver of the applicable Lock-up Period, each share of Class L common stock (i) may be converted at any time, at the option of the holder, into one share of Rocket Class A common stock and (ii) will automatically convert into one share of Rocket Class A common stock immediately prior to any transfer of such share except for certain Permitted Transfers (as defined below). In addition, upon the later to occur of (A) the expiration or waiver of the applicable Lock-up Period and (B) the date that the outstanding shares of Class L common stock no longer represent at least 79% of the total voting power of the issued and outstanding shares of Rocket’s common stock, all shares of Class L common stock will automatically convert to newly issued shares of Rocket Class A common stock.
In connection with the Up-C Collapse, the board of directors of Rocket (the “Rocket Board”) authorized and declared a special cash dividend of $0.80 per share to the holders of Rocket Class A common stock (the “Special Dividend”). The Special Dividend, which represents cash received from tax distributions paid to Rocket by Holdings LLC, was paid on April 3, 2025, to holders of the Rocket Class A common stock of record as of the close of business on March 20, 2025. The Special Dividend was paid prior to the Up-C Collapse so that no such dividend will be payable with respect to the shares of Class L common stock that Mr. Gilbert and the other RHI shareholders will receive in the Up-C Collapse, as those stockholders previously received the economic benefit of such distribution on account of their Holdings LLC Units.
The Up-C Collapse will be effected pursuant to the terms of the Transaction Agreement, which has been approved by Rocket’s Board and, pursuant to Rocket’s Related Person Transactions policy, the audit committee of Rocket’s Board.
Following the Up-C Collapse and the Closing, Rocket expects Mr. Gilbert to directly hold more than a majority of the combined voting power on all matters submitted to a vote of Rocket stockholders. As a result, Rocket expects to continue to remain a “controlled company” within the meaning of the NYSE rules, as Mr. Gilbert will continue to hold more than a majority of the combined voting power of Rocket’s common stock.
For more information regarding the Up-C Collapse, see the section titled “Rocket’s Up-C Collapse” beginning on page 130.

Regulatory Approvals Required for the Merger (see page 67 )
Under the Merger Agreement, the Merger cannot be completed until all applicable waiting periods (and any extensions thereof) under the HSR Act have expired or been terminated.
Accounting Treatment of the Merger (see page 67)
The Merger will be accounted for as a business combination using the acquisition method with Rocket as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Under this method of accounting, the aggregate merger consideration will be allocated to Redfin’s assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the Redfin Merger. The process of valuing the net assets of Redfin immediately prior to the Merger, as well as evaluating accounting policies for conformity, is preliminary. Any differences between the estimated fair value of the consideration transferred and the estimated fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the aggregate merger consideration allocation and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair value. For more information, please see “Note 1 — Basis of Presentation” in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 88.
No Appraisal Rights (see page 129)
Under the DGCL, Redfin stockholders are not entitled to appraisal rights in connection with the Merger or any other transaction contemplated by the Merger Agreement. Please see the section titled “No Appraisal Rights” beginning on page 129.
Interests of Redfin’s Executive Officers and Directors in the Merger (see page 60)
In considering the information contained in this proxy statement/prospectus, you should be aware that certain of Redfin’s directors and executive officers may have interests in the Merger that are in addition to, or different from, your interests as a Redfin stockholder. The Redfin Board was aware of these interests and considered them, among other matters, in approving the Merger and the Merger Agreement and in making the recommendation that you adopt the Merger Agreement. These potential interests include:
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for Redfin’s non-employee directors, the accelerated vesting, at or immediately prior to the Effective Time, of their unvested Redfin RSUs;

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for Redfin’s executive officers, the treatment of their outstanding Redfin equity awards, including measurement of performance metrics for unvested Redfin PSUs for which the applicable performance period has not completed prior to the Effective Time;

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the eligibility of each executive officer to receive severance payments and benefits under the executive officer’s applicable change in control severance agreement in the event of a qualifying termination of employment (as described in the applicable executive officer’s change in control severance agreement) prior to or following the Effective Time;

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potential cash bonuses that may be allocated to Redfin employees, including its executive officers, in connection with the Merger; and

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indemnification by the combined company for liabilities for acts or omissions occurring at or prior to the Effective Time as well as certain obligations related to maintenance of directors’ and officers’ liability insurance.

For additional details about these interests, see the sections titled “The Merger — Interests of Redfin’s Directors and Executive Officers in the Merger” beginning on page 60.
Comparison of Rights of Rocket and Redfin Stockholders (see page 139)
Both Rocket and Redfin are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are governed by the DGCL. Rocket will continue to be a Delaware corporation following completion of the Merger and will be governed by the DGCL.

Upon completion of the Merger, Redfin stockholders immediately prior to the effective time of the Merger will become Rocket common stockholders. In connection with the Up-C Collapse, which will close before the Merger, Rocket will amend and restate its certificate of incorporation in the forms attached hereto as Annex C and Annex D. The rights of the former Redfin stockholders and the Rocket Class A common stockholders after the Up-C Closing Date and the Merger will be governed by Rocket’s certificate of incorporation after giving effect to these amendments, Rocket’s bylaws and the DGCL.
For a detailed summary of the comparison of rights of Rocket Class A common stockholders before and after giving effect to the Up-C Collapse and Redfin stockholders, see the section titled “Comparison of Rights of Rocket and Redfin Stockholders” beginning on page 139.
The Redfin Virtual Special Meeting (see page 116)
The Redfin virtual special meeting will be held by live webcast at 10:00 a.m. (Pacific Time), on June 4, 2025. There will be no physical meeting location. In order to attend the Redfin virtual special meeting, as well as vote, you will need to visit www.virtualshareholdermeeting.com/RDFN2025SM and enter the 16-digit Control Number shown on your proxy card. At the Redfin virtual special meeting, Redfin stockholders will be asked to consider and vote upon the following proposals:
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the merger proposal; and

•
the compensation proposal.

Only holders of record of shares of Redfin common stock at the close of business on April 22, 2025, the record date, will be entitled to notice of, and to vote at, the Redfin virtual special meeting and any postponements or adjournments thereof. Holders of Redfin common stock at the close of business on the record date may cast one vote for each share of Redfin common stock so held, including (i) shares held directly in the name of the holder of record and (ii) shares held on behalf of the holder as the beneficial owner in street name through a broker, bank or other nominee. On the record date, there were outstanding a total of 128,031,179 shares of Redfin common stock entitled to vote at the Redfin virtual special meeting.
On the record date, 4.35% of the outstanding Redfin common stock was held by Redfin directors and executive officers and their respective affiliates. Redfin currently expects that its directors and executive officers will vote their shares in favor of the merger proposal and the compensation proposal.
Completion of the Merger is conditioned on the approval of the merger proposal. Approval of the merger proposal requires the affirmative vote of the holders of Redfin’s common stock representing a majority of the outstanding shares of Redfin common stock entitled to vote on such matter at the Redfin virtual special meeting. Approval of the compensation proposal requires the affirmative vote of the holders of shares of Redfin common stock representing a majority of the votes cast on such matter at the Redfin virtual special meeting.
Comparison of Market Value of Securities of Rocket and Redfin
The following table sets forth the closing sales prices per share of Rocket Class A common stock and Redfin common stock, respectively, on the NYSE and Nasdaq, respectively, on March 7, 2025, the last trading day prior to the public announcement of the Merger, and on April 30, 2025, the last practicable trading day before the date of this proxy statement/prospectus. The table also shows the estimated implied value of the Merger Consideration proposed for each share of Redfin common stock as of the same two dates. The implied value for the Merger Consideration was calculated by multiplying the closing sales price of a share of Rocket common stock on the relevant date by the Exchange Ratio of 0.7926 shares of Rocket Class A common stock for each share of Redfin common stock.
The value of the Merger Consideration to be received in exchange for each share of Redfin common stock will fluctuate with the market value of Rocket common stock until the transaction is complete.
	Rocket Class A Common Stock	Redfin Common Stock	Implied Per Share Value of Merger Consideration
March 7, 2025	$15.77	$5.82	$12.50
April 30, 2025	$12.91	$9.51	$10.23

Treatment of Redfin’s Existing Debt (see page 68)
In connection with the Merger:
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Rocket expects to terminate Redfin’s $250 million term loan facility, under which $243.3 million of borrowings were outstanding as of December 31, 2024. Under the term loan facility, a premium of 1% of the amount repaid is required for prepayment made in connection with a change of control, which Rocket expects the Merger to constitute;

•
Redfin’s (i) 0% Convertible Senior Notes due 2025 and (ii) 0.5% Convertible Senior Notes due 2027 (collectively, the “Convertible Notes”) will remain outstanding after the Merger. In connection with the Merger, Rocket, Redfin and the trustee under the indentures governing the Convertible Notes are expected to enter into a supplemental indenture for each series of Convertible Notes (to be effective upon the completion of the Merger) pursuant to which, among other things, Rocket will be added as a guarantor of the Convertible Notes, and the Convertible Notes will become convertible into Rocket Class A common stock; and

•
Rocket will evaluate the treatment of Redfin’s warehouse facilities, under which $146,629,000 of borrowings were outstanding as of December 31, 2024.

For more information regarding the treatment of Redfin’s existing debt, see the section titled “The Merger — Treatment of Redfin’s Existing Debt” beginning on page 68.
Listing of Rocket Class A Common Stock (see page 68)
It is a condition to the completion of the Merger that the Rocket Class A common stock issuable (i) in connection with the Merger, (ii) upon the exercise of all Assumed Options, and (iii) in settlement of all Assumed Units be authorized for listing on NYSE.
Delisting and Deregistration of Redfin Common Stock (see page 68)
When the Merger is completed, the Redfin common stock will be delisted from Nasdaq and will be deregistered under the Exchange Act.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains statements herein regarding the proposed transaction between Rocket and Redfin; future financial and operating results; benefits and synergies of the transaction; future opportunities for the combined company; the conversion of equity interests contemplated by the Merger Agreement; the issuance of common stock of Rocket contemplated by the Merger Agreement; the expected timing of the closing of the proposed transaction; the ability of the parties to complete the proposed transaction considering the various closing conditions and any other statements about future expectations that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements in this proxy statement/prospectus, other than statements of historical fact, are forward-looking statements that may be identified by the use of words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. Such forward-looking statements are based upon current beliefs, expectations and discussions related to the proposed transaction and are subject to significant risks and uncertainties that could cause actual results to differ materially from the results expressed in such statements.
The forward-looking statements are subject to certain risks, uncertainties and assumptions, which include, but are not limited to, and in each case as a possible result of, the proposed transaction on each of Rocket and Redfin:
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the risk that the proposed transaction may not be completed on a timely basis or at all, which may adversely affect Rocket’s and Redfin’s businesses and the price of their respective securities;

•
the potential failure to receive, on a timely basis or otherwise, the required approvals of the proposed transaction, including approval by Redfin’s stockholders, and the potential failure to satisfy the other conditions to the consummation of the proposed transaction;

•
the effect of the announcement, pendency or completion of the proposed transaction on each of Rocket’s or Redfin’s ability to attract, motivate, retain and hire key personnel and maintain relationships with lead agents, partner agents and others with whom Rocket or Redfin does business, or on Rocket’s or Redfin’s operating results and business generally;

•
that the proposed transaction may divert management’s attention from each of Rocket’s and Redfin’s ongoing business operations;

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the risk of any legal proceedings related to the proposed transaction or otherwise, including the risk of stockholder litigation in connection with the proposed transaction, or the impact of the proposed transaction thereupon, including resulting expense or delay;

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that Rocket or Redfin may be adversely affected by other economic, business and/or competitive factors;

•
the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances which would require payment of a termination fee;

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the risk that restrictions during the pendency of the proposed transaction may impact Rocket’s or Redfin’s ability to pursue certain business opportunities or strategic transactions;

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the risk that the anticipated benefits and synergies of the proposed transaction may not be fully realized or may take longer to realize than expected;

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the impact of legislative, regulatory, economic, competitive and technological changes;

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risks relating to the value of Rocket securities to be issued in the proposed transaction;

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the risk that integration of the Rocket and Redfin businesses post-closing may not occur as anticipated or the combined company may not be able to achieve the growth prospects expected from the transaction;

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the effect of the announcement, pendency or completion of the proposed transaction on the market price of the common stock of each of Rocket and Redfin; and

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the risks described in Part I, Item 1A “Risk Factors” of (i) Rocket’s Annual Report on Form 10-K for the year ended December 31, 2024, and (ii) Redfin’s Annual Report on Form 10-K for the year ended December 31, 2024, and, in each case, in subsequent filings with the SEC, including the risks and uncertainties set forth in or incorporated by reference into this proxy statement/prospectus in the section titled “Risk Factors” beginning on page 27 and the annexes to this proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 156 of this proxy statement/prospectus.

While the list of factors presented in this proxy statement/prospectus is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Additional factors that may affect future results are contained in each company’s filings with the SEC, including each company’s most recent Annual Report on Form 10-K, as it may be updated from time to time by quarterly reports on Form 10-Q, current reports on Form 8-K, the risks and uncertainties set forth in or incorporated by reference into this proxy statement/prospectus in the section titled “Risk Factors” beginning on page 27 and the annexes to this proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 156 of this proxy statement/prospectus. The information set forth herein speaks only as of the date hereof, and any intention or obligation to update any forward-looking statements as a result of developments occurring after the date hereof is hereby disclaimed.

RISK FACTORS
In addition to the other information included in, and incorporated by reference into, this proxy statement/prospectus, including, among others, the matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 25, you should carefully consider the following risks before deciding whether to vote for the adoption and approval of the Merger Agreement. In addition, you should read and consider the risks associated with each of the businesses of Rocket and Redfin because these risks will also affect the combined company. These risks can be found in the respective Annual Reports of Rocket and Redfin on Form 10-K for the fiscal year ended December 31, 2024, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this proxy statement/prospectus. You should also read and consider the other information in this proxy statement/prospectus (including the annexes hereto) and the other documents incorporated by reference into this proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 156.
Risks Related to the Merger
The Merger is subject to conditions, some or all of which may not be satisfied, and the Merger may not be completed on a timely basis, if at all. Failure to complete the Merger in a timely manner or at all could have adverse effects on Redfin.
The completion of the Merger is subject to certain closing conditions, including, among others, (i) the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Redfin common stock entitled to vote thereon at the Redfin virtual special meeting; (ii) the absence of any law or order issued by any governmental authority preventing the consummation of the Merger or that results in a Detriment (as defined below) and the absence of any statute, rule, regulation, order, injunction or decree by any governmental authority of competent jurisdiction enacted (and continuing to be in effect) that makes illegal or otherwise prohibits the consummation of the Merger; (iii) the expiration or termination of all applicable waiting periods (and any extensions thereof) under the HSR Act, and the rules and regulations promulgated thereunder, relating to the consummation of the Merger; (iv) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, which is being filed by Rocket with the SEC to register the Rocket Class A common stock to be issued to the holders of the shares of Redfin common stock in connection with the Merger; (v) authorization of the shares of Rocket Class A common stock issuable (a) in the Merger, (b) upon the exercise of all Assumed Options, and (c) in settlement of all Assumed Units for listing on the NYSE, subject to official notice of issuance; (vi) compliance and performance with, in all material respects, all obligations and covenants required to be performed by the parties under the Merger Agreement at or prior to the Effective Time; (vii) the absence of any material adverse effect on Redfin or Rocket on or after the Agreement Date that is continuing; (viii) receipt by each party of a certificate, dated as of the Closing Date, from the Chief Executive Officer, Chief Financial Officer or other officer of the other party confirming that the closing conditions related to the accuracy of representations and warranties, lack of material adverse effect and performance in all material respects of all obligations and covenants required to be performed by the other party under the Merger Agreement have been satisfied; (ix) the accuracy of the parties’ respective representations and warranties in the Merger Agreement, subject to specified materiality qualifications; (x) unless Redfin waives the condition regarding the Up-C Collapse, Redfin’s receipt of a written opinion of Fenwick & West LLP, or if Fenwick & West LLP is unable to provide such opinion, a written opinion of another counsel mutually acceptable to Redfin and Rocket (it being understood that Paul, Weiss, Rifkind, Wharton & Garrison LLP is mutually agreed to be acceptable other counsel) in customary form and substance reasonably satisfactory to Redfin, dated as of the Closing Date and to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (xi) in the case of Redfin’s obligation to effect the Merger, the consummation of the Up-C Collapse by Rocket in accordance with the terms of the Transaction Agreement. For a more detailed discussion regarding conditions to the Merger, see the section titled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 83.

Further, either Rocket or Redfin may terminate the Merger Agreement if the Merger has not been consummated by 11:59 p.m. Pacific Time on December 9, 2025. However, this right to terminate the Merger Agreement will not be available to any party whose failure to perform any of its obligations under the Merger Agreement has been a principal cause of, or resulted in, the failure of the Merger to have been consummated on or by such date. The Merger Agreement may also be terminated in certain other circumstances. For a more detailed discussion regarding the termination rights of the parties, see the section titled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 86.
If the Merger is not completed, Redfin’s ongoing business, financial condition, financial results and stock price may be materially adversely affected. Without realizing any of the benefits of having completed the Merger, Rocket and Redfin will be subject to a number of risks, including the following:
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the market price of Rocket Class A common stock and/or Redfin common stock could decline to the extent that the current market price reflects a market assumption that the Merger will be completed;

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Redfin could owe a termination fee of $65,533,735 to Rocket under certain circumstances;

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if the Merger Agreement is terminated and the Rocket Board or the Redfin Board seeks another business combination, Rocket Class A common stockholders and Redfin stockholders cannot be certain that Rocket or Redfin will be able to find a party willing to enter into a transaction on terms equivalent to or more attractive than the terms that the other party has agreed to in the Merger Agreement;

•
time and resources committed by Rocket’s and Redfin’s respective management to matters relating to the Merger could otherwise have been devoted to pursuing other beneficial opportunities for their respective companies;

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Rocket and/or Redfin may experience negative reactions from the financial markets or from their respective customers, suppliers, business partners or employees; and

•
litigation related to any failure to complete the Merger or related to any enforcement proceeding commenced against Rocket and Redfin to perform their respective obligations pursuant to the Merger Agreement.

The materialization of any of these risks could adversely impact Rocket’s and Redfin’s respective ongoing businesses, financial condition, financial results and stock price. Similarly, delays in the completion of the Merger could, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with uncertainty about completion of the Merger.
If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, Redfin stockholders may be required to pay substantial U.S. federal income taxes.
Unless Redfin waives the condition regarding the Up-C Collapse, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and Rocket and Redfin intend to report the Merger consistent with such qualification. Unless Redfin waives the condition regarding the Up-C Collapse, Redfin’s obligation to effect the Closing is subject to the satisfaction, or waiver by Redfin, at or prior to the Effective Time, of the following condition: receipt by Redfin of a tax opinion from Fenwick & West LLP, counsel to Redfin, or if Fenwick & West LLP is unable to provide such opinion, a written opinion of another counsel mutually acceptable to Redfin and Rocket (it being understood that Paul, Weiss, Rifkind, Wharton & Garrison LLP is mutually agreed to be acceptable other counsel), dated as of the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. An opinion of counsel represents counsel’s best legal judgment, but it is not binding on the IRS or any court. Neither Rocket nor Redfin intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Merger. Accordingly, even if Redfin receives a tax opinion that concludes that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, no assurance can be given that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such challenge. If the Merger were to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (including if Redfin waives the condition regarding the Up- C Collapse which would result in the Merger occurring before the Up-C Collapse), a U.S. holder of Redfin common stock generally would recognize gain or loss for U.S. federal income tax purposes on each share of Redfin common stock surrendered in the Merger in an amount equal to the difference between (1) the fair market value as of the Effective Time of the Rocket Class A common stock (and any cash in lieu of fractional shares) received in exchange for such share and (2) the holder’s basis in the share of Redfin common stock surrendered. See the section titled “Certain Material U.S. Federal Income Tax Consequences” beginning on page 123.
The Merger Agreement contains provisions that limit Redfin’s ability to pursue alternatives to the Merger, could discourage a potential competing acquiror of Redfin from making a favorable alternative transaction proposal and, in specified circumstances, could require Redfin to pay a termination fee to Rocket.
The Merger Agreement contains certain provisions that restrict Redfin’s ability to, directly or indirectly, initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes an acquisition proposal or that would reasonably be expected to lead to an acquisition. Further, even if the Redfin Board withdraws or qualifies its recommendation with respect to the adoption of the Merger Agreement, unless the Merger Agreement has been terminated in accordance with its terms, Redfin will still be required to submit each of its Merger-related proposals to a vote at the Redfin virtual special meeting. In addition, Rocket has an opportunity to offer to modify the terms of the Merger Agreement in response to any third-party acquisition proposal before the Redfin Board may withdraw or qualify its recommendation with respect to the Merger-related proposals or otherwise terminate the Merger Agreement.
In some circumstances, upon termination of the Merger Agreement, Redfin will be required to pay a termination fee of $65,533,735 to Rocket. See the sections titled “The Merger Agreement — No Solicitation of Alternative Proposals” and “The Merger Agreement — Termination of the Merger Agreement” beginning on pages 76 and 86, respectively.
These provisions could discourage a potential third-party acquiror or merger partner that might have an interest in acquiring all or a significant portion of Redfin or pursuing an alternative transaction from considering or proposing such a transaction, even if such third-party acquiror or merger partner were prepared to pay consideration with a higher per share cash or market value than the per share value proposed to be received or realized in the Merger. In particular, the termination fee, if applicable, could result in a potential third-party acquiror or merger partner proposing to pay consideration with a lower per share cash or market value to Redfin stockholders than it might otherwise have proposed to pay absent such termination fee.
If the Merger Agreement is terminated and Redfin determines to seek another business combination, Redfin may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the Merger Agreement.
Redfin is subject to business uncertainties and contractual restrictions while the proposed Merger is pending, which could adversely affect Redfin’s business and operations.
Under the terms of the Merger Agreement, Redfin is subject to certain restrictions on the conduct of its business prior to completing the Merger, which may restrict Redfin’s ability to execute certain of its business strategies, without Rocket’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed), except as specifically required by the Merger Agreement, specified in the disclosure letter delivered by Redfin in connection with the Merger Agreement or required by applicable law, including restrictions on Redfin’s ability to incur additional indebtedness, issue or repurchase equity, pay certain dividends, acquire or dispose of certain assets or securities, enter into, modify or terminate material contracts or make certain capital expenditures. Redfin may find that these and other contractual restrictions in the Merger Agreement may delay or prevent Redfin from responding, or limit its ability to respond, effectively to competitive pressures, industry developments and future business opportunities that may arise during such period, even if Redfin’s management believes they may be advisable, in each case subject to certain exceptions, limitations and qualifications. Such limitations could adversely affect Redfin’s business and operations prior to the completion of the Merger. See the section titled “The Merger Agreement — Conduct of Business” beginning on page 74.
Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the Merger.

The Merger is subject to the requirements of the HSR Act, and regulatory authorities may impose conditions that could have an adverse effect on Redfin and/or Rocket following the transaction or that could delay, prevent or increase the costs associated with completion of the Merger.
Before the Merger may be completed, all applicable waiting periods (or extensions thereof) under the provisions of the HSR Act must have expired or been terminated. In deciding whether to grant the required approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations or other confirmations, the relevant governmental entities may impose requirements, limitations or costs or place restrictions on the conduct of the business of Rocket following the Merger. Under the Merger Agreement, Rocket and Redfin have agreed to use commercially reasonable efforts to obtain as promptly as practicable all licenses, certificates, permits, approvals, clearances, expirations, consents, notices, waivers or terminations of applicable waiting periods, authorizations, qualifications and orders from any governmental authority required to be obtained to consummate the Merger.
However, notwithstanding the foregoing, Rocket and its subsidiaries are not required to propose, negotiate, offer to commit to, commit to or effect any remedy action that would, individually or in the aggregate, result in, or be reasonably likely to result in (i) an adverse effect that is more than immaterial on the financial condition, business, assets, or continuing results of operations of Rocket and its subsidiaries or the combined company resulting from the Merger or (ii) would require Rocket to commit to provide prior notice or seek prior approval from any governmental authority of any future transaction.
Governmental authorities may also impose conditions, terms, obligations or restrictions in connection with their approval of or consent to the Merger, and such conditions, terms, obligations or restrictions may delay completion of the Merger or impose additional material costs on or materially limit Rocket’s revenues following the completion of the Merger. There can be no assurance that governmental authorities will choose not to impose such conditions, terms, obligations or restrictions, and, if imposed, such conditions, terms, obligations or restrictions may delay or lead to the abandonment of the Merger. At any time before or after consummation of the Merger, notwithstanding the early termination of the applicable waiting period under the HSR Act, the Federal Trade Commission (the “FTC”), the Antitrust Division of the U.S. Department of Justice (the “DOJ”), or any state could take such action under U.S. antitrust laws as it deems necessary or desirable in the public interest, including seeking (i) to enjoin the completion of the Merger, (ii) to require divestiture of substantial assets of Rocket or Redfin or their respective subsidiaries, (iii) to require the parties to license, or hold separate, assets, to terminate existing relationships and contractual rights, or to take other actions or agree to other restrictions limiting the freedom of action of the parties. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances. At any time before or after the consummation of the Merger, notwithstanding the termination or expiration of the applicable waiting periods under the HSR Act, any state or private party may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Merger. Neither Rocket nor Redfin can be certain that a challenge to the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the DOJ or any state attorney general or any other person, Rocket may not be obligated to consummate the Merger. For a more detailed description of the regulatory review process, see the section titled “The Merger — Regulatory Approvals Required for the Merger” beginning on page 22.
The Exchange Ratio is fixed and will not be adjusted in the event of any change in either Rocket’s or Redfin’s stock price.
Upon completion of the Merger, each share of Redfin common stock (other than Cancelled Shares, as defined below) will be converted into the right to receive 0.7926 validly issued, fully paid and non-assessable shares of Rocket Class A common stock and the cash payable in lieu of fractional shares, without interest. This Exchange Ratio was fixed in the Merger Agreement and will not be adjusted for changes in the market price of either Rocket Class A common stock or Redfin common stock between the date the Merger Agreement was signed and completion of the Merger. Due to the fixed Exchange Ratio, fluctuations in the price of Rocket Class A common stock will drive corresponding changes in the value of the Merger Consideration payable to each Redfin stockholder. As a result, changes in the price of Rocket Class A common stock prior to the completion of the Merger will affect the market value that Redfin stockholders will become entitled to receive on the Closing Date. Stock price changes may result from a variety of factors (many of which are beyond Rocket’s or Redfin’s control), such as changes in Rocket’s or Redfin’s respective business, announcement of acquisitions or other material transactions (such as the Mr. Cooper Acquisition), intense competition in the markets that Rocket and Redfin serve, fluctuations in interest rates and general economic conditions, failure to accurately predict the demand or growth of new financial products and services that Rocket and Redfin are developing, fluctuations in quarterly revenue and operating results, as well as differences between Rocket’s and Redfin’s actual financial and operating results and those expected by investors, the public’s response to press releases or other public announcements by Rocket, Redfin or third parties, including Rocket’s and Redfin’s filings with the SEC, announcements relating to litigation, guidance, if any, that Rocket and Redfin provide to the public, any changes in such guidance or Rocket’s and Redfin’s failure to meet such guidance, changes in financial estimates or ratings by any securities analysts who follow Rocket Class A common stock and Redfin common stock, Rocket’s and Redfin’s failure to meet such estimates or failure of those analysts to initiate or maintain coverage of Rocket Class A common stock and Redfin common stock, the sustainability of an active trading market for Rocket Class A common stock and Redfin common stock, investor perceptions of the investment opportunity associated with Rocket Class A common stock and Redfin common stock relative to other investment alternatives, the inclusion, exclusion or deletion of Rocket Class A common stock and Redfin common stock from any trading indices, future sales of Rocket Class A common stock and Redfin common stock by each entity’s respective officers, directors and significant stockholders, the effect on Rocket’s and Redfin’s business and results of operations from system failures and disruptions, hurricanes, wars, acts of terrorism, pandemics, other natural disasters or responses to such events, novel and unforeseen market forces and trading strategies by third parties, events or commentary reported in the media, including social media, whether or not accurate or involving Rocket or Redfin, that may create, amplify and/or rapidly spread negative publicity for Rocket and Redfin or for the industry or markets in which both entities operate, short selling of Rocket Class A common stock or Redfin common stock or related derivative securities, price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole and changes in the volume of shares of Rocket Class A common stock and Redfin common stock available for public sale.
The price of Rocket Class A common stock has fluctuated during the period between the date the Merger Agreement was executed and the date of this proxy statement/prospectus, and may continue to change through the date of the special meeting and the date the Merger is completed. For example, based on the range of closing prices of Rocket Class A common stock during the period from March 7, 2025, the last full trading day before the public announcement of the Merger, through April 30, 2025, the latest practicable trading date before the date of this proxy statement/prospectus, the Exchange Ratio represented the estimated implied value of the Merger Consideration ranging from a high of $12.50 to a low of $9.15 for each share of Redfin common stock. The actual market value of the Rocket Class A common stock received by holders of Redfin common stock upon completion of the Merger may be outside this range.
These variations could result from changes in the business, operations or prospects of Rocket and Redfin prior to or following the completion of the Merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of Rocket and Redfin. At the time of the special meeting, Redfin stockholders will not know with certainty the value of the shares of Rocket Class A common stock that they will receive upon completion of the Merger.
Members of the Redfin Board and management have interests in the Merger that are different from, or in addition to, those of other stockholders.
In considering whether to adopt the Merger Agreement and approve the transactions contemplated thereby, Redfin stockholders should recognize that members of management and the Redfin Board have interests in the Merger that differ from, or are in addition to, their interests as stockholders of Redfin.
The executive officers of Redfin have arrangements with Redfin that provide for certain severance payments or benefits, accelerated vesting of certain equity-based awards and other rights and other payments or benefits upon completion of the Merger and/or if their employment or service is terminated under certain circumstances following the completion of the Merger. In addition, the executive officers and directors of Redfin also have rights to indemnification, advancement of expenses and directors’ and officers’ liability insurance that will survive the completion of the Merger. The Redfin Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and making its recommendation that Redfin stockholders vote “FOR” the Merger proposal.
These interests are further described in “The Merger — Interests of Redfin Directors and Executive Officers in the Merger” beginning on page 60.
The opinion of Redfin’s financial advisor will not reflect changes in circumstances between the signing of the Merger Agreement and the completion of the Merger.
Redfin has received an opinion from its financial advisor in connection with the signing of the Merger Agreement, but has not obtained any updated opinion from their financial advisor as of the date of this proxy statement/prospectus. Changes in the operations and prospects of Rocket or Redfin, general market and economic conditions and other factors that may be beyond the control of Rocket and Redfin, and on which Redfin’s financial advisor’s opinion was based, may significantly alter the value of Rocket and Redfin or the prices of the shares of Rocket Class A common stock or Redfin common stock by the time the Merger is completed. The opinion does not speak as of the time the Merger will be completed or as of any date other than the date of such opinion. Because Redfin does not currently anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the Merger Consideration from a financial point of view at the time the Merger is completed. The Redfin Board’s recommendation that Redfin stockholders vote “FOR” approval of the Merger proposal, however, is made as of the date of this proxy statement/prospectus.
For a description of the opinion that Redfin received from its financial advisor see the section titled “The Merger — Opinion of Redfin’s Financial Advisor” beginning on page 54. A copy of the opinion of Goldman Sachs, Redfin’s financial advisor, is attached as Annex B to this proxy statement/prospectus.
Redfin may be unable to attract or retain key employees during the pendency of the Merger.
In connection with the pending Merger, Redfin’s current and prospective employees may experience uncertainty about their future roles with Rocket following the Merger, which may materially adversely affect Redfin’s ability to attract and retain key personnel during the pendency of the Merger. Key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Redfin following the Merger. Accordingly, no assurance can be given that Redfin will be able to retain key employees to the same extent that Redfin has been able to in the past.
Potential litigation against Rocket and Redfin could result in substantial costs, an injunction preventing the completion of the Merger and/or a judgment resulting in the payment of damages.
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if such a lawsuit is unsuccessful, defending against these claims can result in substantial costs. An adverse judgment could result in monetary damages, which could have a negative impact on Rocket’s and Redfin’s respective liquidity and financial condition.
Stockholders of Redfin may file lawsuits against Rocket, Redfin and/or the directors and officers of either company in connection with the Merger. These lawsuits could prevent or delay the completion of the Merger and result in significant costs to Redfin and/or Rocket, including any costs associated with the indemnification of directors and officers. There can be no assurance that any of the defendants will be successful in the outcome of any potential lawsuits.
Completion of the Merger may trigger change in control or other provisions in certain agreements to which Redfin or a subsidiary or affiliated entity is a party, which may have an adverse impact on Rocket’s business and results of operations after the Merger.
The completion of the Merger may trigger change in control and other provisions in certain agreements to which Redfin or a subsidiary or affiliated entity is a party, including, among others, (i) the credit agreement governing Redfin’s term loan facility and (ii) Redfin’s warehouse facilities. As described in the section titled “The Merger — Treatment of Redfin’s Existing Debt” beginning on page 68, Rocket expects to repay and terminate Redfin’s term loan facility and evaluate the treatment of Redfin’s warehouse facilities. If Rocket and Redfin are unable to negotiate amendments or waivers of change in control provisions under other contracts where applicable, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Rocket and Redfin are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Rocket or Redfin following the Merger.
Redfin stockholders are not entitled to appraisal rights in connection with the Merger.
Appraisal rights are statutory rights that enable stockholders to dissent from certain extraordinary transactions, such as certain mergers, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the applicable transaction. Under the DGCL, holders of shares of Redfin common stock will not have rights to an appraisal of the fair value of their shares in connection with the Merger. See the section titled “No Appraisal Rights” beginning on page 68 for additional information.
The shares of Rocket Class A common stock to be received by Redfin stockholders upon completion of the Merger will have different rights from shares of Redfin common stock.
Upon completion of the Merger, Redfin stockholders will no longer be stockholders of Redfin but will instead become stockholders of Rocket, and their rights as Rocket Class A common stockholders will be governed by the terms of Rocket’s certificate of incorporation and Rocket’s bylaws. In connection with the Up-C Collapse, Rocket will amend and restate its certificate of incorporation in the forms attached hereto as Annex C and Annex D. These amendments will become effective prior to the completion of the Merger. The terms of Rocket’s certificate of incorporation and Rocket’s bylaws will be in some respects materially different than the terms of Redfin’s certificate of incorporation, and Redfin’s bylaws, which currently govern the rights of Redfin stockholders. See the section titled “Comparison of Rights of Rocket and Redfin Stockholders” beginning on page 139 for a discussion of the different rights associated with shares of Redfin common stock and shares of Rocket common stock before and after the Up-C Collapse.
Redfin stockholders will have a significantly reduced ownership and voting interest after the Merger and will exercise less influence over the policies of Rocket following the transaction than they now have on the policies of Redfin.
Rocket Class A common stockholders currently have the right to vote in the election of the Rocket Board and on other matters affecting Rocket. Redfin stockholders currently have the right to vote in the election of the Redfin Board and on other matters affecting Redfin. Immediately after the Merger is completed, it is expected that current Rocket Class A common stockholders will own approximately 95% of the shares of outstanding common stock of Rocket following the Merger, and current Redfin stockholders will own approximately 5% of the common stock outstanding of Rocket following the Merger. As a result, current Redfin stockholders will have significantly less influence on the policies of Rocket than they now have on the policies of Redfin.
Immediately following the Merger, Rocket will continue to be controlled by Mr. Gilbert, whose interests may conflict with Rocket’s interests and the interests of other stockholders. Further, because Rocket is a “controlled company” within the meaning of the NYSE rules, Rocket qualifies for, currently relies on, and intends to continue to rely on after the Merger, exemptions from certain corporate governance requirements.
Immediately following the Merger, Mr. Gilbert will hold more than a majority of the combined voting power of Rocket’s common stock. So long as Mr. Gilbert continues to directly or indirectly own a significant amount of Rocket’s equity, even if such amount is less than a majority of the combined voting power of Rocket’s common stock, Mr. Gilbert will continue to be able to substantially influence the outcome of votes on all matters requiring approval by the stockholders, including Rocket’s ability to enter into certain corporate transactions. The interests of Mr. Gilbert could conflict with or differ from Rocket’s interests or the interests of other stockholders. For example, the concentration of ownership held by Mr. Gilbert could delay, defer or prevent a change of control of Rocket or impede a merger, takeover or other business combination that may otherwise be favorable for the combined company resulting from the Merger.

In addition, as long as Mr. Gilbert continues to control a majority of the voting power of Rocket’s outstanding voting stock, Rocket will remain a controlled company within the meaning of the NYSE rules. Under the NYSE rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a controlled company and may elect not to comply with certain corporate governance requirements, including the requirements that:
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a majority of the board of directors consist of independent directors;

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the nominating and corporate governance committee be composed entirely of independent directors; and

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the compensation committee be composed entirely of independent directors.

These requirements will not apply to Rocket as long as it remains a controlled company. Accordingly, Rocket Class A common stockholders, including Redfin stockholders after the Merger, may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.
Risks Related to Rocket After Completion of the Merger
Rocket may not achieve the intended benefits of the Merger or the Mr. Cooper Acquisition, and the Merger or the Mr. Cooper Acquisition may disrupt our current plans or operations.
There can be no assurance that Rocket will be able to successfully integrate Redfin’s or Mr. Cooper’s assets or otherwise realize the expected benefits of the Merger. Difficulties in integrating Redfin or Mr. Cooper into Rocket may result in Rocket performing differently than expected, in operational challenges or in the failure to realize anticipated synergies and efficiencies in the expected timeframe or at all. The integration of the three companies may result in material challenges, including the diversion of management’s attention from ongoing business concerns; retaining key management and other employees; retaining or attracting business and operational relationships; the possibility of faulty assumptions underlying expectations regarding the integration process and associated expenses; increased complexity and cost in consolidating corporate and administrative infrastructures and eliminating duplicative operations; coordinating geographically separate organizations; unanticipated issues in integrating information technology, communications and other systems; as well as potential unknown liabilities, unforeseen expenses relating to integration or delays associated with the Merger.
The market price of Rocket Class A common stock after the Merger and the Mr. Cooper Acquisition may be affected by factors different from those affecting the price of Rocket Class A common stock or Redfin common stock before the Merger and the Mr. Cooper Acquisition.
Upon completion of the Merger and the Mr. Cooper Acquisition, holders of Rocket Class A common stock, Redfin common stock and Mr. Cooper common stock will be holders of Rocket Class A common stock. As the businesses of Rocket, Redfin and Mr. Cooper are different, the results of operations as well as the price of Rocket Class A common stock may in the future be affected by factors different from those factors affecting Rocket, Redfin and Mr. Cooper as independent standalone companies. Rocket, following the Merger and the Mr. Cooper Acquisition, will face additional risks and uncertainties that Rocket, Redfin and Mr. Cooper may currently not be exposed to as independent companies.
The market price of Rocket Class A common stock may decline as a result of the Merger and the Mr. Cooper Acquisition.
The market price of Rocket Class A common stock may decline as a result of the Merger and the Mr. Cooper Acquisition if, among other things, it is unable to achieve the expected benefits and synergies of the Merger and the Mr. Cooper Acquisition, if the Merger and the Mr. Cooper Acquisition are not completed within the anticipated timeframe, or if the transaction costs related to the Merger and the Mr. Cooper Acquisition are greater than expected. The market price of Rocket Class A common stock also may decline if Rocket does not achieve the perceived benefits and expected synergies of the Merger and the Mr. Cooper Acquisition as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the Merger and the Mr. Cooper Acquisition on Rocket’s financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is inherently subject to uncertainties and is preliminary, and the combined company’s actual financial position and results of operations after the Up-C Collapse, the Merger and the Mr. Cooper Acquisition may differ materially from these estimates and the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates and is not necessarily indicative of what the combined company’s actual financial position or results of operations will be after the Up-C Collapse, the Merger and the Mr. Cooper Acquisition. The combined company’s actual results and financial position after the Up-C Collapse, the Merger and the Mr. Cooper Acquisition may differ materially and adversely from the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus. For more information, please see the section titled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 88.
Redfin’s financial projections included in this proxy statement/prospectus under “Redfin Management Unaudited Prospective Financial Information” beginning on page 52 which were considered by the Redfin Board in evaluating the Merger, used by Redfin’s financial advisor in rendering its opinion and performing its related financial analyses, and with respect to the portions thereof through the year ending December 31, 2029, made available to Rocket in connection with Rocket’s due diligence review of Redfin, reflect numerous variables, estimates and assumptions and are inherently uncertain. If any of these variables, estimates and assumptions prove to be wrong the actual results for the combined company’s business may be materially different than the results reflected in Redfin’s financial projections.
As further described below in the section titled “Redfin Management Unaudited Prospective Financial Information” beginning on page 52 in connection with the Redfin Board’s evaluation of the Merger, preliminary internal financial projections for Redfin were prepared by the management of Redfin, for use by Redfin’s financial advisor, Goldman Sachs, in connection with the rendering of its opinion and performing its related financial analyses, as described below under “The Merger — Opinion of Redfin’s Financial Advisor” beginning on page 54, for consideration by the Redfin Board in evaluating the Merger, and, with respect to the portions thereof through the year ending December 31, 2029, made available to Rocket in connection with Rocket’s due diligence review of Redfin. Although presented with numerical specificity, these financial projections reflect numerous variables, estimates, and assumptions made by Redfin’s management at the time the initial financial projections were prepared by Redfin. If any of these variables, estimates and assumptions prove to be wrong, the actual results for the combined company’s business may differ materially from the results reflected in the financial projections. If the assumptions reflected in the estimates prove untrue, the actual results of the combined company’s business will differ materially from the results reflected in the financial projections. The financial projections also do not reflect general business, economic, market and financial conditions and any changes in any of these conditions over the period of the projections could result in the actual results differing materially from the results reflected in the financial projections.
The provision of Rocket’s certificate of incorporation requiring exclusive forum in certain courts in the State of Michigan or the State of Delaware or the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against Rocket’s directors and officers.
Rocket’s certificate of incorporation requires, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on Rocket’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of Rocket’s directors, officers or stockholders to Rocket or Rocket’s stockholders, (iii) any action asserting a claim against Rocket arising pursuant to any provision of the DGCL or Rocket’s certificate of incorporation or Rocket’s bylaws or (iv) any action asserting a claim against Rocket governed by the internal affairs doctrine has to be brought only in the Third Judicial Circuit, Wayne County, Michigan (or, if the Third Judicial Circuit, Wayne County, Michigan lacks jurisdiction over such action or proceeding, then another state court of the State of Michigan or, if no state court of the State of Michigan has jurisdiction, the United States District Court for the Eastern District of Michigan) or the Court of Chancery

of the State of Delaware (the “Court of Chancery”) (or if the Court of Chancery of lacks jurisdiction, any other state court of the State of Delaware, or if no state court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware), unless Rocket consents in writing to the selection of an alternative forum. The foregoing provision does not apply to claims arising under the Securities Act, the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Additionally, unless Rocket consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Although Rocket believes these exclusive forum provisions benefit Rocket by providing increased consistency in the application of Delaware or Michigan law and federal securities laws in the types of lawsuits to which each applies, the exclusive forum provisions may limit a stockholder’s ability, including a former Redfin stockholder who becomes a Rocket stockholder after the Merger is completed, to bring a claim in a judicial forum that it finds favorable for disputes with Rocket or any of Rocket’s directors, officers or stockholders, which may discourage lawsuits with respect to such claims. Rocket’s stockholders, including former Redfin stockholders who become Rocket stockholders after the Merger is completed, will not be deemed to have waived Rocket’s compliance with the federal securities laws and the rules and regulations thereunder as a result of Rocket’s exclusive forum provisions. Further, in the event a court finds either exclusive forum provision contained in Rocket’s certificate of incorporation to be unenforceable or inapplicable in an action, Rocket may incur additional costs associated with resolving such action in other jurisdictions, which could harm Rocket’s business, operating results and financial condition.
Risks Related to the Failure to Consummate the Mr. Cooper Acquisition
The Mr. Cooper Acquisition is subject to conditions, some or all of which may not be satisfied, and the Mr. Cooper Acquisition may not be completed on a timely basis, if at all. Failure to complete the Mr. Cooper Acquisition in a timely manner or at all could have adverse effects on the combined company.
The completion of the Mr. Cooper Acquisition is subject to a number of conditions, including, among others: (i) the adoption of the Mr. Cooper Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Mr. Cooper common stock entitled to vote thereon; (ii) the accuracy of the parties’ respective representations and warranties in the Mr. Cooper Agreement, as applicable, subject to specified materiality and material adverse effect qualifications; (iii) the absence of any law or order issued by any governmental authority preventing the consummation of the Mr. Cooper Acquisition; and (iv) in the case of Mr. Cooper’s obligations to complete the Mr. Cooper Acquisition, the consummation of the Up-C Collapse.
If the Mr. Cooper Acquisition is not completed, Rocket’s ongoing business, financial condition, financial results and stock price may be materially adversely affected. Without realizing any of the benefits of having completed the Mr. Cooper Acquisition, Rocket will be subject to a number of risks, including the following:
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the market price of Rocket’s Class A common stock could decline to the extent that the current market price reflects a market assumption that the Mr. Cooper Acquisition will be completed;

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if the Mr. Cooper Agreement is terminated and Rocket’s Board seeks another business combination, the holders of Rocket Class A common stock cannot be certain that Rocket will be able to find a party willing to enter into a transaction on terms equivalent to or more attractive than the terms of the Mr. Cooper Agreement;

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time and resources committed by Rocket’s management to matters relating to the Mr. Cooper Acquisition could otherwise have been devoted to pursuing other beneficial opportunities for Rocket;

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Rocket may experience negative reactions from the financial markets or from customers, suppliers, business partners or employees; and

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Rocket may be the target of litigation related to any failure to complete the Mr. Cooper Acquisition or related to any enforcement proceeding commenced against Rocket to perform its obligations pursuant to the Mr. Cooper Agreement.

Other Risk Factors of Rocket and Redfin
Rocket’s and Redfin’s businesses are and will be subject to all the risks described above. In addition, Rocket and Redfin are and will continue to be subject to all the risks described in Rocket’s and Redfin’s respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2024, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into, this proxy statement/prospectus. For the location of information incorporated by reference into this proxy statement/prospectus, see the section titled “Where You Can Find More Information” beginning on page 156.

THE MERGER
This section and the section titled “The Merger Agreement” beginning on page 69 describe the material aspects of the Merger, including the Merger Agreement. While Rocket and Redfin believe that the following description covers the material terms of the Merger, the description may not contain all of the information that is important to you. Rocket and Redfin encourage you to read carefully this entire proxy statement/prospectus, including the Merger Agreement attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the Merger.
Parties to the Merger
Rocket Companies, Inc.
1050 Woodward Avenue
Detroit, MI 48226
(313) 373-7990
Rocket is a Detroit-based financial technology company with a platform of mortgage, real estate, and personal finance businesses — Rocket Mortgage, Rocket Homes, Rocket Close, Rocket Money and Rocket Loans. Rocket’s proprietary technology platform is designed to deliver a seamless, AI-driven homeownership experience, integrating home search, mortgage origination, title and closing, and personal financial management. Since its inception in 1985, Rocket has demonstrated a consistent ability to develop and scale technology-driven solutions that enhance client experiences, automate operations, and extend its capabilities to partners. Rocket Class A common stock is listed on NYSE under the symbol “RKT.”
This proxy statement/prospectus incorporates important business and financial information about Rocket from other documents that are not included in or delivered with this proxy statement/prospectus. For a list of the documents that are incorporated by reference, see the section titled “Where You Can Find More Information” beginning on page 156.
Neptune Merger Sub, Inc.
1050 Woodward Avenue
Detroit, MI 48226
(313) 373-7990
Neptune Merger Sub, Inc., a direct wholly owned subsidiary of Rocket, is a Delaware corporation formed on March 6, 2025, for the purpose of engaging in the transactions contemplated by the Merger Agreement. Upon completion of the Merger, Merger Sub will be merged with and into Redfin, and Merger Sub will cease to exist.
Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement.
Redfin Corporation
1099 Stewart Street, Suite 600
Seattle, WA 98101
(206) 576-8610
Redfin helps people buy and sell homes. Representing customers in approximately 100 markets in the United States and Canada, Redfin is a residential real estate brokerage. Redfin pairs their own agents with their own technology to create a service that is faster, better, and costs less. Redfin meets customers through their listings-search website and mobile application. They use the same combination of technology and local service to originate, service, and subsequently sell mortgage loans and offer title and settlement services. Redfin also offers digital platforms to connect consumers with available apartments and houses for rent and for other advertising. Their mission is to redefine real estate in the consumer’s favor. Redfin’s common stock is listed on Nasdaq under the symbol “RDFN.”

This proxy statement/prospectus incorporates important business and financial information about Redfin from other documents that are not included in or delivered with this proxy statement/prospectus. For a list of the documents that are incorporated by reference, see the section titled “Where You Can Find More Information” beginning on page 156.
General Description of the Merger
Rocket, Redfin and Merger Sub have entered into the Merger Agreement, dated as of March 9, 2025, which provides for the Merger of Merger Sub with and into Redfin. As a result of the Merger, the separate existence of Merger Sub will cease, and Redfin will continue its existence under the laws of the State of Delaware as the Surviving Corporation and as a wholly owned subsidiary of Rocket. It is expected that the name of the surviving company will continue to be “Redfin Corporation” after completion of the Merger.
Consideration to be Received by Redfin Stockholders
At the Effective Time, by virtue of the Merger and without any further action on the part of the parties, each share of Redfin common stock issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares, as defined below) will be automatically converted into the right to receive the Merger Consideration, calculated in accordance with the Exchange Ratio, and cash in lieu of any fractional shares of Rocket Class A common stock, without interest.
The Exchange Ratio is fixed, which means that it will not change between now and the Effective Time. Therefore, the value of the Merger Consideration will depend on the market price of Rocket Class A common stock at the Effective Time. The market price of Rocket Class A common stock has fluctuated since the date of the announcement of the Merger Agreement and may continue to fluctuate from the date of this proxy statement/prospectus to the date of the Redfin virtual special meeting, the date the Merger is completed and thereafter. The market price of Rocket Class A common stock, when received by Redfin stockholders after the Merger is completed, could be greater than, less than or the same as the market price of Rocket Class A common stock on the date of this proxy statement/prospectus. Accordingly, you should obtain current market quotations for Rocket Class A common stock and Redfin common stock before deciding how to vote with respect to any of the proposals described in this proxy statement/prospectus. Rocket Class A common stock is traded on the NYSE under the symbol “RKT,” and Redfin common stock is traded on the Nasdaq under the symbol “RDFN.”
At the Effective Time, all shares of Redfin common stock held by Redfin, Rocket or Merger Sub will be cancelled and extinguished without any conversion or payment of any property or consideration and will cease to exist.
Background of the Merger
The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. This chronology does not purport to catalog every conversation among the Redfin Board and its Strategic Matters Committee, the Rocket Board, their respective representatives, or other parties.
The Redfin Board and Redfin’s senior management regularly review and discuss Redfin’s performance, business strategy, and competitive position. In addition, the Redfin Board and senior management regularly review and evaluate various strategic alternatives, including acquisitions, dispositions, and other strategic transactions, as part of ongoing efforts to strengthen their respective overall business and enhance stockholder value. This review has included, among other things, the consideration of potential opportunities for business combinations, acquisitions, and other financial and strategic alternatives, in each case, with a view towards enhancing stockholder value. In addition, Redfin has from time to time received unsolicited inquiries from strategic parties that were interested in exploring a potential acquisition of Redfin. To facilitate preliminary discussions regarding potential strategic transactions or commercial relationships received from time to time, Redfin entered into a non-disclosure agreement with Rocket in 2022, and with each of Party A and Party B in 2023.
On October 31, 2024, a representative of Party A called Glenn Kelman, Redfin’s Chief Executive Officer, and inquired whether Redfin would be open to discussing an acquisition by Party A. The representative of Party A did not propose a valuation for Redfin.

Throughout November 2024, as Mr. Kelman engaged in discussions with each of Party A and, as discussed below, Party B and Rocket, he consulted with David Lissy, Chairman of the Redfin Board, and Bradley Singer, a member of the Redfin Board, regarding these discussions.
On November 11, 2024, a representative of Party B reached out to Mr. Kelman to propose initiating discussions regarding a potential strategic transaction. Later that evening, Mr. Kelman responded indicating that the Redfin Board would evaluate any expressions of interest with respect to potential strategic transactions.
On November 15, 2024, Mr. Kelman met with Varun Krishna, the Chief Executive Officer of Rocket, at Mr. Krishna’s suggestion. During the meeting, Mr. Krishna told Mr. Kelman that Rocket was interested in exploring a potential acquisition of Redfin and outlined the potential strategic benefits of such a transaction, including, among other things, the potential synergies between Redfin’s real estate platform, network of real estate agents and Rocket’s mortgage lending capabilities.
On November 20, 2024, Mr. Kelman met with senior executives of Party B to discuss a potential transaction. During the meeting, the senior executives informed Mr. Kelman that Party B was interested in discussing an acquisition of Redfin.
On November 29, 2024, Mr. Kelman spoke by phone with a senior executive of Party A. During this call, such representative of Party A suggested that Mr. Kelman visit Party A’s offices and meet with Party A’s Chief Executive Officer to explore a potential transaction.
On December 4, 2024, the Redfin Board held a meeting joined by members of senior management. At this meeting, the Redfin Board reviewed an updated financial plan for 2025, which incorporated assumptions regarding the potential impact of more challenging macroeconomic conditions than previously anticipated. The Redfin Board and members of senior management then discussed plans for reduction in headcount and the potential exploration of a strategic commercial relationship involving Redfin’s rentals business. Mr. Kelman then provided a report on the strategic inquiries Redfin had received and his discussions with representatives of Rocket, Party A and Party B. The Redfin Board then evaluated the opportunities and challenges associated with the process of exploring potential strategic transactions and considered the potential formation of a strategic matters committee to oversee and provide direction to management and advisors throughout such a process. The Redfin Board also discussed the engagement of Goldman Sachs to advise on such a process and instructed management to negotiate an engagement letter with Goldman Sachs, subject to approval by such strategic matters committee to be formed. Additionally, the Redfin Board authorized Mr. Kelman to continue discussions with Rocket, Party A, and Party B and, when appropriate and subject to amendment of the existing non-disclosure agreements with each such party to, among other things, include a customary standstill provision, and provide initial high-level due diligence information to these parties.
On December 9, 2024, a representative of Redfin contacted Goldman Sachs, who had previously provided financial advisory services to Redfin, including in connection with its initial public offering and other capital markets transactions, to discuss the possibility of Goldman Sachs advising Redfin with respect to the recent unsolicited expressions of interest that Redfin had received. Redfin involved Goldman Sachs based on its familiarity with Redfin’s business and market, expertise and experience in managing complex strategic transactions and prior experience informally advising the Redfin board on strategic matters.
On December 10, 2024, Mr. Kelman met with the Chief Executive Officer and other representatives of Party A at Party A’s headquarters. During the meeting, the Chief Executive Officer of Party A confirmed Party A’s interest in acquiring Redfin and proposed discussing acquisition terms. Mr. Kelman noted that multiple parties had expressed interest in such a transaction and indicated that Redfin intended to provide the same information to all interested parties.
On December 12, 2024, the Redfin Board established a committee of independent directors (the “Strategic Matters Committee”), comprised of David Lissy, Bradley Singer and James Slavet. Messrs. Lissy, Singer and Slavet had each informed the other directors that they did not have any conflicting relationships with Rocket, Party A or Party B. The purpose of the Strategic Matters Committee was to facilitate the Redfin Board’s active involvement in Redfin’s discussions and consideration of strategic alternatives, to direct and supervise management and Redfin’s advisors in connection with the evaluation, solicitation, negotiation and review of potential transactions, and to approve the engagement of advisors. The Strategic Matters Committee did not have the authority to approve any transaction. The Strategic Matters Committee was not created to address any actual or perceived conflict of interest, and its members did not receive any additional compensation for serving on the Strategic Matters Committee.
On December 13, 2024, the Strategic Matters Committee met, with members of Redfin’s senior management and representatives of Goldman Sachs in attendance. At this meeting, the committee and the representatives of Goldman Sachs discussed Redfin’s approach to handling inbound strategic interests and diligence processes, and discussed next steps for managing ongoing outreach. The representatives of Goldman Sachs then left the meeting, and the committee then discussed the potential engagement of Goldman Sachs as Redfin’s financial advisor in connection with a potential sale transaction.
On December 16, 2024, Mr. Kelman spoke with Mr. Krishna by phone. During this call, Mr. Kelman informed Mr. Krishna that multiple parties had expressed interest in acquiring Redfin and that Redfin planned to begin sharing the same business information with potential acquirers in January 2025, followed by management meetings. Mr. Krishna expressed interest in pursuing a potential transaction.
On December 17, 2024, Mr. Kelman met with a representative of Party B to discuss the possibility of a strategic transaction. During the meeting, Mr. Kelman informed the representative of Party B that in January 2025, a financial advisor would begin sharing the same business information regarding Redfin with potential acquirers and facilitate subsequent meetings. The representative of Party B reiterated Party B’s interest in a potential transaction with Redfin.
On December 19, 2024, the Strategic Matters Committee met, with Mr. Kelman and Redfin’s Chief Financial Officer and Chief of Legal Affairs and Digital Revenue in attendance. At the meeting, Mr. Kelman provided an update regarding his recent discussions with parties that had expressed interest in a potential transaction. The committee also continued its prior discussion with respect to the strategic framework for structuring the process, including the approach to due diligence and potential negotiations.
On December 21, 2024, representatives of Goldman Sachs, at the direction of the Redfin Board, reached out to representatives of Party B to discuss the due diligence process, access to Redfin management and the timing of submission of an indication of interest.
On December 23, 2024, Party B provided Redfin through email with a preliminary list of financial, operational, and strategic questions as part of its initial due diligence review.
On December 27, 2024, Rocket provided Redfin through email with an initial list of information requested for its initial due diligence review.
On January 1, 2025, Redfin and Rocket entered into an amendment to a previously executed non-disclosure agreement, which had originally been entered into in connection with Rocket’s earlier expression of strategic interest in Redfin. Among other things, the amendment extended the original non-disclosure agreement’s standstill provision, under which Rocket and its controlled affiliates were restricted from taking certain actions, including acquiring Redfin securities, for a period of 12 months from the amendment date. The standstill did not include a “don’t ask — don’t waive” provision.
On the same day, Redfin also entered into a non-disclosure agreement with Party B, which included a customary standstill provision that expired upon Redfin’s entry into a definitive agreement for a sale of Redfin and other terms designed to facilitate a strategic review process, and did not include a “don’t ask — don’t waive” provision. On January 2, 2025, representatives of Goldman Sachs delivered data packages containing the preliminary due diligence information to Rocket and Party B.
On January 6, 2025, a representative of Party A informed Mr. Kelman that, after evaluating the opportunity, Party A was not interested in pursuing an acquisition of Redfin at such time.
On January 8, 2025, Redfin and Rocket held a management meeting, attended by Mr. Kelman, Redfin’s Chief Officer of Legal Affairs and Digital Revenue, Chief Financial Officer, and Chief Growth Officer, as well as Rocket’s Chief Executive Officer, Chief Financial Officer and other senior executives, and representatives of Goldman Sachs. During this meeting, the parties discussed Redfin’s financial outlook and strategic direction, including Redfin’s 2025 financial plan, operational metrics, market positioning.

During this meeting, representatives of Redfin requested that, to the extent Rocket intended to pursue an acquisition of Redfin, that Rocket provide a proposal for an acquisition of Redfin by January 16, 2025 (and representatives of Goldman Sachs reiterated this request to representatives of Rocket later that same day).
Later that same day, these members of Redfin’s senior management also met in person with senior executives of Party B to discuss a potential strategic transaction, during which meeting representatives of Redfin requested that Party B provide a proposal for an acquisition of Redfin by January 16, 2025.
On January 9, 2025, Mr. Kelman met with a senior executive of Party B to discuss the possibility of a strategic transaction. During the meeting, the senior executive of Party B informed Mr. Kelman that Party B was not interested in acquiring Redfin. Later that same day, Redfin announced a reduction in force affecting 46 employees, primarily in corporate and administrative functions, program management, and field leadership roles.
On January 16, 2025, Mr. Krishna contacted Mr. Kelman to indicate that Rocket intended to submit a proposal for an acquisition of Redfin. Later that same day, Rocket submitted a non-binding proposal (the “January 16 Proposal”) to acquire all outstanding shares of Redfin common stock in exchange for Rocket Class A common stock, at an exchange ratio of 0.890 shares of Rocket Class A common stock per share of Redfin common stock. Based on the closing prices of Redfin and Rocket on January 16, the proposal represented an implied value of $10.45 per share of Redfin common stock, which represented a 35% premium to the exchange ratio implied by Rocket and Redfin’s closing stock prices on that day and a 46% premium to the 180-day average exchange ratio. The proposal was subject to customary due diligence and anticipated an accelerated 30-day diligence and negotiation period, with an expectation that the parties would discuss working together on an exclusive basis at the appropriate time. The January 16 Proposal stated that Rocket had the full support of its Chairman and founder, Dan Gilbert, and expressed a willingness to discuss potential roles for Redfin’s management team in the combined entity. However, no specific discussions regarding the terms of, or compensation for, any such roles occurred through the date of this proxy statement/prospectus.
On January 17, 2025, Redfin’s Strategic Matters Committee met to discuss the proposal, with members of Redfin’s senior management and representatives of Goldman Sachs in attendance. The Strategic Matters Committee reviewed the outcome of respective discussions with Party A and Party B, each of which had recently declined to proceed with a potential transaction. The Strategic Matters Committee then reviewed the key terms of the January 16 Proposal and instructed the representatives of Goldman Sachs to inform Morgan Stanley, Rocket’s financial advisor in connection with the proposed transaction, that the proposal would be discussed at the upcoming January 22, 2025, meeting of the Redfin Board. The Strategic Matters Committee also directed the representatives of Goldman Sachs to convey that the proposal did not meet Redfin’s expectations. Following this meeting, on January 17, 2025, a representative of Goldman Sachs spoke with a representative of Morgan Stanley and conveyed this feedback.
On January 21, 2025, representatives of Goldman Sachs provided to management of Redfin materials that summarized, based on theoretical models, the potential effects of the announcement and of the consummation of the Merger on the Capped Call Transactions to which Goldman Sachs is a counterparty.
On January 22, 2025, the Redfin Board met, with members of senior management, representatives of Fenwick & West LLP, Redfin’s outside counsel (“Fenwick”), and representatives of Goldman Sachs in attendance. During the meeting, representatives of Fenwick provided an overview of the directors’ fiduciary duties in evaluating a potential transaction. The Redfin Board then completed its customary annual approval process with respect to Redfin’s budget for 2025, which final budget reflected increased expected revenue, but reduced expectations for profitability (based on, among other things, higher projected agent compensation in the real estate services segment), from the work in process draft 2025 budget reviewed at the December 4 meeting of the Redfin Board. The Redfin Board then reviewed a forecast of Redfin’s operating results through December 31, 2035, that had been prepared based on five-year projections prepared by Redfin’s management and an extrapolation of such projections through 2034 (the “Projections”), and approved the use of the Projections by Goldman Sachs in their financial analyses of any proposals. Representatives of Goldman Sachs then discussed financial aspects of the January 16 Proposal. The Redfin Board also discussed the January 16 Proposal in detail, assessing its valuation, transaction structure, and potential benefits and risks relative to Redfin’s prospects as an independent company. The Redfin Board then discussed the response to the January 16 Proposal and determined to direct Mr. Kelman to respond to

Rocket that the January 16 Proposal did not reflect a sufficient stockholder value relative to the Board’s evaluation of Redfin’s standalone prospects, but that the Redfin Board may consider a higher offer if one were presented. The Redfin Board then discussed whether to contact other parties that might be interested in acquiring Redfin, and after discussion, directed representatives of Goldman Sachs to contact representatives of Party C to discuss a potential transaction involving Redfin. The Redfin Board also considered whether to expand outreach beyond Rocket, Party A, Party B, and Party C, but after assessing the likelihood of interest and execution certainty, and weighing the potential benefits of contacting additional parties against the risk of leaks, determined (i) that the risk of leaks outweighed the potential benefits of a broader outreach and (ii) that Party A, Party B, Party C and Rocket were the parties most probable acquirers with the ability to consummate a transaction on terms that might be attractive to the Redfin Board.
On the same day, at the direction of the Redfin Board, representatives of Goldman Sachs contacted Party C because of Party C’s strategic assets in the space to inform Party C that Redfin had received inbound indications of interest and was assessing its alternatives.
On January 23, 2025, Party C indicated interest to Goldman Sachs, and the form of confidentiality agreement was sent to Party C.
On January 25, 2025, representatives of Goldman Sachs provided to representatives of Rocket due diligence information regarding Redfin, including five-year projections that constituted a subset of the Projections.
On January 27, 2025, representatives of Rocket and Redfin, including Mr. Kelman, Redfin’s Chief Financial Officer and Chief Growth Officer and Rocket’s Chief Financial Officer and Treasurer met to discuss Redfin’s financial plan and projections in connection with the ongoing transaction discussions. During the meeting, the parties reviewed key financial metrics, revenue forecasts, cost structures, potential synergies and Redfin’s long-term strategic plan.
On the same day, Redfin received a markup of the form of confidentiality agreement from Party C.
On January 28, 2025, Redfin sent a revised confidentiality agreement to Party C, and suggested scheduling a meeting.
On January 30, 2025, Redfin entered into a confidentiality agreement with Party C to facilitate the exchange of information in connection with discussions regarding a potential strategic transaction. The confidentiality agreement included, among other things, a customary standstill provision that would expire upon the Redfin’s entry into a definitive agreement for a sale of Redfin, and did not include a “don’t ask — don’t waive” provision. Concurrently, a management meeting was scheduled for February 10, 2025.
On January 31, 2025, Mr. Krishna contacted Mr. Kelman to discuss a revised offer. On the call, Mr. Kelman indicated that Redfin was looking for a price of between $13.50 to $14 per share. Mr. Krishna responded that Rocket was willing to increase its offer, but would not exceed $13 per share of Redfin common stock. Mr. Kelman then responded that he could not confirm whether the Redfin Board would be willing to engage in further discussions or consider a potential transaction at a price below $13 per share of Redfin common stock. Mr. Krishna then inquired about the price at which Redfin would be willing to engage, and Mr. Kelman stated that Redfin would not propose a price at that time.
Later that same day, Rocket submitted a revised non-binding indication of interest (the “January 31 Proposal”), increasing its offer to 0.91 shares of Rocket Class A common stock per share of Redfin common stock. Based on the closing prices of Redfin and Rocket on January 31, the revised proposal represented a 43% premium to the exchange ratio implied by Redfin and Rocket’s closing stock prices on that day, a 47% premium to the 180-day average exchange ratio, and an implied value of $11.47 per share of Redfin common stock, which was a 10% increase from the January 16 Proposal. The proposal did not reiterate Rocket’s request to negotiate on an exclusive basis, but stated that Rocket was prepared to commence due diligence and definitive agreement negotiations immediately.
On February 1, 2025, the Strategic Matters Committee met, with members of Redfin’s senior management and representatives of Fenwick and Goldman Sachs in attendance, to discuss the January 31 Proposal. Representatives of Goldman Sachs discussed financial aspects of the January 31 Proposal. Following discussion, the Strategic Matters Committee reached a preliminary conclusion that it would direct Redfin’s senior management to respond to the January 31 Proposal by indicating that the Redfin Board was not willing to engage in negotiations at the implied price of $11.47 per share of Redfin common stock, and that the Redfin Board would be willing to engage in discussions at a valuation range of $13.50 to $14.00 per share of Redfin common stock, which implied an exchange ratio of approximately 1:1 based on then-current trading prices of the common stock of Redfin and Rocket.
On February 2, 2025, the Strategic Matters Committee met, with members of Redfin’s senior management and representatives of Goldman Sachs in attendance. At the meeting, the Strategic Matters Committee continued its review of the January 31 Proposal, discussed potential responses, and considered next steps in the process, ultimately concluding to confirm its preliminary conclusion of the prior day’s meeting. Later on the same day, with the authorization of the Strategic Matters Committee, a representative of Goldman Sachs communicated to a representative of Rocket Redfin’s response to the January 31 Proposal, proposing a valuation range of $13.50 to $14.00 per share of Redfin common stock, which implied an exchange ratio of approximately 1.1 (the “February 2 Counterproposal”).
On February 4, 2025, a representative of Goldman Sachs spoke with Brian Brown, the Chief Financial Officer of Rocket, who informed the representative of Goldman Sachs that Rocket would not be able to significantly increase its proposed valuation, and that any potential adjustment would be incremental and subject to further due diligence.
On February 5, 2025, Mr. Krishna contacted Mr. Kelman to discuss the January 31 Proposal. Mr. Kelman reiterated that the Redfin Board was not willing to engage in negotiations at the price of $11.47 per share of Redfin common stock, noting that the proposed price increase was primarily due to an increase in Redfin’s stock price, while the exchange ratio had not materially changed.
On the same day, following approval of the terms by the members of the Strategic Matters Committee, Redfin entered into an engagement letter with Goldman Sachs dated January 30, 2025 to serve as its financial advisor in connection with a potential sale transaction.
Later that same day, the Redfin Board met, with members of senior management and representatives of Goldman Sachs and Fenwick in attendance. During the meeting, Mr. Kelman updated the Redfin Board on his discussions with Mr. Krishna, and the Redfin Board further considered the merits of Rocket’s proposal. After such discussion, the Redfin Board directed representatives of Goldman Sachs to inform Rocket that Redfin was unable to continue discussions regarding the proposal based on the prospect of modest incremental price adjustments.
Later that same day, Mr. Krishna contacted Mr. Kelman to inquire whether Redfin had a specific price that it would be willing to accept. Mr. Kelman responded that Redfin had delivered the February 2 Counterproposal and he hoped a valuation within the range of that proposal would be acceptable to Rocket. Mr. Kelman also reiterated that Redfin Board was not willing to engage in negotiations at the price of $11.47 per share of Redfin common stock.
On February 6, 2025, Mr. Krishna and Mr. Kelman had multiple discussions regarding the implied price that would be used to calculate the exchange ratio. During such discussions, Mr. Krishna asked Mr. Kelman whether the Redfin Board would be open to considering an offer below $13 per share of Redfin common stock. Mr. Kelman responded that while the Redfin Board would carefully review any offer, the Redfin Board was looking for more than a modest incremental price increase, and reiterated the terms set forth in the February 2 Proposal. Mr. Krishna informed Mr. Kelman that Rocket would send an updated proposal the next day.
On February 7, 2025, Mr. Krishna informed Mr. Kelman that he needed until Tuesday, February 11, to discuss with Mr. Gilbert whether Mr. Gilbert would be supportive of a valuation of $13 per share, and of presenting such a valuation to the Rocket board, but that he did not expect Rocket would be able to offer $13 per share of Redfin common stock. Mr. Kelman responded that he was uncertain whether the Redfin Board or management would accept an offer below that amount.
On February 10, 2025, Redfin and Party C held a management meeting, attended by Mr. Kelman, Redfin’s Chief of Legal Affairs and Digital Revenue, Redfin’s Chief Financial Officer and Chief Growth

Officer, Party C’s Chief Executive Officer, Chief Financial Officer and other senior executives, and representatives of Goldman Sachs. During this meeting, the parties discussed Redfin’s financial outlook and strategic direction, including Redfin’s 2025 financial plan, operational metrics, market positioning.
On February 11, 2025, Redfin announced a commercial partnership with Zillow, Inc., designating Zillow as the exclusive provider of multifamily rental listings on Redfin and its affiliated platforms.
On February 12, 2025, Mr. Krishna, Mr. Kelman, Rocket’s Chief Financial Officer, Redfin’s Chief Financial Officer and Chief Growth Officer, Redfin’s Chief of Legal Affairs and Digital Revenue, other senior executives from Rocket and Redfin and representatives of Morgan Stanley and Goldman Sachs met to discuss the commercial partnership with Zillow.
On the same day, a representative of Morgan Stanley contacted a representative of Goldman Sachs and indicated that Rocket would need to assess the commercial partnership with Zillow and accordingly would not be able to propose a revised valuation until after February 12, 2025.
On February 13, 2025, Mr. Krishna contacted Mr. Kelman and proposed a valuation of $12.50 per share of Redfin common stock based on a fixed exchange ratio of Rocket stock, indicating that this was Rocket’s final offer. Later that same day, Rocket provided Redfin with a written, non-binding proposal reflecting this valuation (the “February 13 Proposal”). Based on the closing prices of Redfin and Rocket on February 13, 2025, the revised proposal implied an exchange ratio of 0.972 shares of Rocket Class A common stock per share of Redfin common stock, a 46% premium to Redfin’s closing stock price on that day, and a 55% premium to the 30-day volume-weighted average Redfin stock price. The revised proposal increased the price by $1.03 per share of Redfin common stock from the January 31 Proposal and $2.05 per share of Redfin common stock from the January 16 Proposal.
On February 13, 2025, the Strategic Matters Committee met, with members of Redfin’s senior management and representatives of Fenwick and Goldman Sachs in attendance. At this meeting, representatives of Goldman Sachs summarized the key terms of the February 13 Proposal and discussed financial aspects of such proposal. After discussion, the Strategic Matters Committee instructed senior management to schedule a meeting with the Redfin Board to discuss Redfin’s willingness to proceed with negotiation of a definitive agreement on the basis of the February 13 Proposal.
On February 14, 2025, the Redfin Board met, with Mr. Kelman, Redfin’s Chief Financial Officer, Redfin’s Chief of Legal Affairs and Digital Revenue, and Redfin’s Chief Growth Officer in attendance, to discuss the February 13 Proposal. After discussion, the Redfin Board, confirming the recommendation by the Strategic Matters Committee, instructed senior management to communicate Redfin’s willingness to proceed with negotiation of a definitive agreement and to engage in detailed confirmatory due diligence with respect to a transaction based on an implied valuation of $12.50 per share of Redfin common stock based on a fixed exchange ratio of Rocket stock. Following the meeting on February 14, 2025, senior management directed Fenwick to begin negotiating the terms of the definitive agreement with the outside counsel of Rocket, and Redfin opened a virtual data room containing due diligence information and furnished access to such data room to Rocket.
Later that same day, representatives of Fenwick met with representatives of Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”), outside counsel to Rocket, to discuss the process for negotiations of the Merger Agreement.
Later that evening, representatives of Fenwick delivered an initial draft of the Merger Agreement to representatives of Paul, Weiss, which, among other provisions, included (i) a termination fee payable by Redfin under certain circumstances equal to 2.5% of the implied equity value of the transaction (the “Redfin Termination Fee”), (ii) an affirmative obligation for Rocket to refrain from engaging in any transaction that would reasonably be expected to impair, materially delay or prevent the obtaining of required antitrust approvals, and (iii) a provision stating that the transaction will be structured as a reorganization under Section 368(a) of the Code.
On February 15, 2025, representatives of Paul, Weiss sent representatives of Fenwick a list of confirmatory due diligence requests.

On February 16, 2025, Mr. Krishna and Mr. Brown spoke with Mr. Kelman and Redfin’s Chief of Legal Affairs and Digital Revenue, to discuss transaction timing. During the call, Mr. Krishna and Mr. Brown indicated that Rocket expected that its due diligence process would not be completed until March 2025. In addition, Mr. Krishna indicated that Rocket planned to collapse its “Up-C” structure and to transition from a dual-class stock structure to a structure in which all voting shares would be entitled to one vote per share.
On February 17, 2025, Mr. Kelman spoke with Mr. Krishna. During the call, they discussed the transaction process and the timeline to transaction signing.
Between February 14, 2025 and the signing of the Merger Agreement, Redfin provided Rocket and its third-party advisors with access to a virtual data room containing materials responsive to Rocket’s due diligence requests. During this period, members of Redfin’s management held numerous due diligence meetings with Rocket and its advisors, and responded to hundreds of additional due diligence requests. These meetings covered topics that included financial and tax matters, legal matters, brokerage and services, mortgage and title operations, product strategy, marketing, human resources, technology and information security.
On February 19, 2025, representatives of Goldman Sachs sent Redfin a customary disclosure letter regarding its relationships with Rocket and other relevant parties.
On February 20, 2025, Mr. Kelman met with Mr. Krishna and Mr. Gilbert to discuss the potential transaction.
On February 20, 2025, representatives of Paul, Weiss delivered to representatives of Fenwick a revised draft of the Merger Agreement, proposing, among other terms, (i) increasing the Redfin Termination Fee to 3.75% of the implied fully diluted equity value of the contemplated transaction, and (ii) providing that the collapse of Rocket’s “Up-C” structure would be completed prior to closing pursuant to a Transaction Agreement that would be entered into by Rocket prior to signing of the Merger Agreement.
On February 21, 2025, Party C provided follow-up diligence requests to Redfin, and Redfin provided responsive due diligence information to Party C on March 2, 2025.
On February 22, 2025, representatives of Fenwick delivered to Paul, Weiss an initial draft of the Redfin disclosure letter relating to the draft Merger Agreement.
On February 23, 2025, Redfin’s Strategic Matters Committee met, with members of Redfin’s senior management and representatives of Fenwick and Goldman Sachs in attendance. During the meeting, a representative of Fenwick reviewed with the committee the open points in the draft Merger Agreement. Representatives of Goldman Sachs also led a discussion with the Redfin Board on the merits and risks of proposing an exchange ratio with fixed values at upper and lower price thresholds, and a floating exchange ratio within that range based on an implied value of $12.50 per share of Redfin common stock. Following such discussions, the Strategic Matters Committee instructed Fenwick to send a revised draft of the Merger Agreement to Paul, Weiss and to introduce the negotiation of the proposed floating exchange ratio when appropriate.
Later that same day, representatives of Fenwick delivered a revised draft of the Merger Agreement to representatives of Paul, Weiss, which, among other changes, (i) adjusted the Redfin Termination Fee to 2.85% of the implied fully diluted equity value of the transaction, calculated using the treasury stock method and (ii) indicated that Redfin expected to discuss the exchange ratio structure.
On February 24, 2025, representatives of Redfin, including Mr. Kelman, Redfin’s Chief of Legal Affairs and Digital Revenue, and Redfin’s Chief Financial Officer, Goldman Sachs, Rocket, and Morgan Stanley met to review Redfin’s upcoming announcement of its financial results for the fourth quarter of 2024. During the meeting, representatives of Redfin reviewed key financial and operational highlights. The parties also discussed Redfin’s financial outlook for 2025, including the anticipated impact of Redfin’s rentals partnership with Zillow.
Also on February 24, 2025, representatives of Redfin, Fenwick, Goldman Sachs, Rocket, Paul, Weiss and Morgan Stanley held a call to discuss the proposed structure and key steps of the Up-C Collapse.

On February 25, 2025, representatives of Redfin and Rocket, including Mr. Kelman and Mr. Krishna and other senior executives, met to discuss Rocket’s strategic plans for the combined business post-transaction, Rocket’s financial position and business strategy, and Rocket’s fourth quarter results and future outlook.
Later on the same day, representatives of Paul, Weiss delivered a revised draft of the Merger Agreement to representatives of Fenwick, which, among other changes, adjusted the Redfin Termination Fee to 3.75% of the implied, fully diluted equity value of the contemplated transaction (calculated without using the treasury stock method).
On February 26, 2025, Mr. Kelman and Mr. Krishna reviewed the upcoming earnings announcements that both companies were scheduled to make on February 27, 2025.
On February 27, 2025, Redfin and Rocket each announced its financial results for the fourth quarter of 2024 and the full year.
On the same day, representatives of Fenwick delivered a revised draft of the Merger Agreement to representatives of Paul, Weiss, which, among other changes, (i) adjusted the Redfin Termination Fee to 2.85% of the implied, fully diluted equity value of the contemplated transaction, calculated using the treasury stock method, and (ii) included provision for the exchange ratio to be subject to a collar, such that it would float within an upper and lower threshold of a volume weighted average trading price of Rocket common stock prior to closing of the transaction, based on an implied value of $12.50 per share of Redfin common stock, subject to a fixed exchange ratio above and below such collar.
On March 3, 2025, Mr. Krishna contacted Mr. Kelman to discuss the potential transaction on the phone. During the call, Mr. Krishna discussed the increase in the transaction’s implied premium resulting from Redfin’s recent stock price decline, and said it might be appropriate for Rocket to revisit the price to be paid to Redfin stockholders. Mr. Kelman reaffirmed that Redfin would not agree to a price renegotiation. In response, Mr. Krishna indicated that he would consult with members of the Rocket Board regarding proceeding under the original terms.
On March 4, 2025, Mr. Krishna contacted Mr. Kelman to confirm that Rocket would proceed based on the $12.50 per share valuation set forth in the February 13 Proposal.
On March 5, 2025, representatives of Paul, Weiss delivered to representatives of Fenwick a revised draft of the Merger Agreement, which, among other changes, (i) adjusted the Redfin Termination Fee to 3.75% of the implied, fully diluted equity value of the contemplated transaction (calculated without using the treasury stock method) and (ii) rejected the collar concept. Also on March 5, 2025, representatives of Paul, Weiss delivered to representatives of Fenwick a draft of the transaction agreement for the Up-C Collapse, which among other things provided for a special cash dividend to holders of its Class A common stock as part of the Up-C Collapse prior to the Effective Time.
Subsequently on March 5, 2025, the Strategic Matters Committee met, with members of Redfin’s senior management and representatives of Fenwick and Goldman Sachs in attendance. During the meeting, the Strategic Matters Committee reviewed the status of discussions between Rocket and Redfin, discussed the Merger Agreement and Rocket’s planned Up-C Collapse, and gave direction to representatives of Fenwick regarding outstanding issues. During the meeting, the Strategic Matters Committee also discussed Rocket’s rejection of the collar concept in the March 5 draft of the Merger Agreement and, after consideration, determined not to pursue further inclusion of the collar concept in subsequent drafts.
Later on March 5, 2025, representatives of Fenwick delivered a revised draft of the Merger Agreement to Paul, Weiss, which, among other changes, (i) clarified that the 3.75% Redfin Termination Fee would be calculated based on the implied fully diluted equity value of the contemplated transaction using the treasury stock method, and (ii) reflected Redfin’s acceptance of the fixed exchange ratio structure.
During the period beginning on March 5, 2025 and ending on March 9, 2025, representatives of Fenwick and Paul, Weiss continued to exchange drafts of, and discuss open issues in, the Merger Agreement.
On March 6, 2025, at the direction of Rocket, a representative of Morgan Stanley shared an Up-C Collapse transaction steps presentation with Goldman Sachs, who then shared the presentation with Redfin and Fenwick.

Also on March 6, 2025, at the direction of Redfin, a representative of Goldman Sachs contacted a representative of Party C to ascertain its interest in further discussions regarding an acquisition of Redfin. The representative of Party C indicated it would consult internally, although no further communication was received from Party C.
Also on March 6, 2025, Redfin and Rocket, along with their respective financial and legal advisors, held a follow-up meeting to further review Rocket’s Up-C Collapse in connection with the proposed transaction. During this meeting, representatives of Paul, Weiss and Fenwick further discussed Rocket’s plan to pay a cash dividend to holders of its Class A common stock as part of its Up-C Collapse prior to the Effective Time.
On March 7, 2025, representatives of Paul, Weiss delivered to representatives of Fenwick a revised draft of the Merger Agreement, which, among other changes, added an “Outside Date” (by which either party could terminate the Merger Agreement if the Merger had not then been consummated) of nine-months following execution of the Merger Agreement. Representatives of Paul, Weiss also delivered an initial draft of the Rocket disclosure letter relating to the draft Merger Agreement.
Later that same day, after the close of trading, representatives of Goldman Sachs and Morgan Stanley discussed the exchange ratio to be reflected in the Merger Agreement, and the representatives of Morgan Stanley proposed a fixed exchange ratio of 0.7926 shares of Rocket Class A common stock per share of Redfin common stock (reflecting a value of $12.50 per share of Redfin common stock based on the closing prices of the parties’ respective shares on March 7, 2025).
Subsequently on March 7, 2025, the Strategic Matters Committee met, with members of Redfin’s senior management and representatives of Fenwick and Goldman Sachs in attendance, to review the proposed exchange ratio and the proposed dividend to be paid by Rocket on its shares of Class A common stock. Following discussion, the Strategic Matters Committee directed representatives of Fenwick and Goldman Sachs to proceed on the basis of the proposed exchange ratio, while also seeking an adjustment to such ratio in the event the proposed dividend was paid. The committee further determined that, if Rocket was unwilling to agree to such an adjustment, the committee would nevertheless be prepared to proceed on the basis of the proposed exchange ratio. In addition, a representative of Fenwick reviewed the proposed nine-month Outside Date, and the Strategic Matters Committee determined that the proposed outside date was acceptable.
On March 7, 2025, representatives of Fenwick delivered a revised draft of the Merger Agreement to Paul, Weiss, which, among other things, included a provision adjusting the exchange ratio in the event that Rocket declared a special dividend as part of its Up-C Collapse prior to the Effective Time.
On March 8, 2025, representatives of Paul, Weiss delivered a revised draft of the Merger Agreement to Fenwick. The revised draft provided for an exchange ratio of 0.7926 shares of Rocket Class A common stock per share of Redfin common stock (reflecting a value of $12.50 per share of Redfin common stock based on the closing prices of the parties’ shares on March 7, 2025), and rejected Redfin’s proposed adjustment for the planned Rocket dividend, given the high value (including premium relative to Redfin’s trading price) already represented by Rocket’s offer price at that time. Later on March 8, 2025, Redfin’s Chief of Legal Affairs and Digital Revenue discussed Rocket’s rejection of the dividend adjustment to the proposed exchange ratio with Mr. Brown and subsequently reviewed the matter with a member of the Strategic Matters Committee, which, after consideration, determined not to pursue its request for a dividend adjustment and to proceed on the basis of the proposed exchange ratio. Following this review, Redfin confirmed that it would proceed to finalize the Merger Agreement for submission to the Redfin Board for consideration the following day. Later that same day, representatives of Fenwick and Paul, Weiss finalized the form of the Merger Agreement.
On March 9, 2025, representatives of Fenwick and Paul, Weiss finalized the disclosure letter, and Rocket delivered a final version of the Transaction Agreement and related documents.
Also on March 9, 2025, the Redfin Board met, with members of Redfin’s senior management and representatives of Fenwick and Goldman Sachs in attendance. During the meeting, a representative of Fenwick reviewed with the members of Redfin Board their fiduciary duties in the context of a potential acquisition. The representative also reviewed with the Redfin Board the material terms of the Merger

Agreement, which had been distributed to the Redfin Board in advance. The members of the Redfin Board confirmed that none of them had any relationships with Rocket or its affiliates that would impair their ability to evaluate the transaction objectively. A representative of Goldman Sachs then reviewed its financial analysis of the exchange ratio and then delivered its oral opinion, subsequently confirmed in writing, that, as of March 9, 2025 and subject to the assumptions, qualifications, and limitations outlined in its written opinion, the exchange ratio pursuant to the Merger Agreement was fair from a financial perspective to the holders (other than Rocket and its affiliates) of shares of Redfin common stock (see the section titled “Opinion of Redfin’s Financial Advisor” for a detailed discussion of Goldman Sachs’s opinion). Following these discussions, the Redfin Board unanimously (i) determined that the Merger and the other transactions contemplated by the Merger Agreement, taken together, are on terms that are fair to, advisable and in the best interests of Redfin and its stockholders, (ii) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby, (iii) directed that the adoption of the Merger Agreement be submitted to the stockholders of Redfin at the Company Stockholder Meeting for approval, and (iv) resolved to recommend that the stockholders of Redfin approve and adopt the Merger Agreement.
Later on March 9, 2025, Redfin and Rocket executed the Merger Agreement, and Rocket executed the transaction agreement for the Up-C collapse.
On March 10, 2025, before the opening of trading on Nasdaq, Redfin and Rocket issued a press release announcing their entry into the Merger Agreement on March 9, 2025.
Redfin’s Reasons for the Merger; Recommendation of the Merger by the Redfin Board
In reaching their decision to approve the Merger Agreement, and in recommending that Redfin stockholders vote in favor of the adoption of the Merger Agreement, the Redfin Board considered numerous positive factors relating to the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, including the following material factors (which factors are not necessarily exhaustive or presented in order of relative importance):
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Value of Consideration Received.   The value of the consideration to be received by Redfin stockholders as a result of the Merger, including the fact that:

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the fixed Exchange Ratio provides certainty to Redfin stockholders as to the number of shares of Rocket Class A common stock to be issued to Redfin stockholders in the Merger;

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the stock consideration offers Redfin stockholders the opportunity to participate in any potential value accretion of the combined company, as well as any additional premium that may be realized in the event the combined company is sold to a third party in the future; and

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the fact that the Exchange Ratio represents a premium of approximately 63% over the volume weighted average price of Redfin common stock for the 30 trading days ending March 7, 2025, the last trading day prior to the announcement of the Merger Agreement.

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Business, Financial Condition and Prospects.   The Redfin Board considered Redfin’s current, historical and prospective financial condition and results of operations, competitive position, business and prospects, including certain long-term financial projections for Redfin prepared by members of its senior management and which the Redfin Board reviewed (discussed in the sections titled “The Merger — Background of the Merger” beginning on page 39 and “The Merger — Redfin Management Unaudited Prospective Financial Information” beginning on page 52).

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Risks of Continuing as a Stand-Alone Company.   The Redfin Board considered the risks of continuing to execute Redfin’s stand-alone plan as an independent company, including (i) macroeconomic risks, including uncertainty in the U.S. residential real estate industry; (ii) the fact that Redfin will be required to repay $74 million in indebtedness in October 2025, $503 million of indebtedness in 2027, and an additional $235 million in 2028, which will require that Redfin raise additional financing, which may not be available, or may be dilutive to Redfin stockholders; (iii) the risks that Redfin may not achieve the expected benefits of Redfin’s recently announced partnership agreement with Zillow, Inc. and risks relating to the previously announced restructuring of Redfin’s rentals business;

(iv) increasing competition from both existing competitors and potential entry by large, well-capitalized technology platforms; and (v) the other risk factors to Redfin’s business and prospects as set forth in Redfin’s Annual Report on Form 10-K filed with the SEC on February 27, 2025.
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Attractive Value.   The Redfin Board considered the fact that the Exchange Ratio represented compelling risk-adjusted value for the shares of Redfin common stock and believed that the Exchange Ratio represented the best value reasonably available for Redfin stockholders, including compared to Redfin continuing to operate as a stand-alone company.

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Tax-Free Reorganization.   The fact that the Merger is intended be treated as a tax-free reorganization under Section 368(a) of the Code for U.S. federal income tax purposes, as more fully described in the section titled “Material U.S. Federal Income Tax Consequences” beginning on page 123.

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Consideration of Rocket’s Business and Planned Structural Simplification.   The Redfin Board further considered the business of Rocket, including Rocket’s plans to simplify its capital structure through the planned collapse by Rocket of its “Up-C” structure and reduction of its classes of common stock from four to two.

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Interactions with Other Potentially Interested Counterparties.   The Redfin Board also considered that, at the direction of the Redfin Board and its Strategic Matters Committee, Redfin had engaged in discussions with three other strategic parties that the Redfin Board believed were most likely to have an interest in an acquisition of Redfin and would have the ability to consummate a transaction of this size and nature. No potentially interested counterparty other than Rocket submitted an offer.

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Negotiation Process.   The Redfin Board considered the fact that the terms of the Merger, including the Exchange Ratio, were the result of robust, arm’s length negotiations conducted by Redfin at the direction of the Redfin Board and its Strategic Review Committee, and with the assistance of independent financial advisors and outside legal counsel. The Redfin Board believed that the Exchange Ratio represented the best value that Redfin could reasonably obtain from Rocket for the shares of Redfin common stock, taking into account (i) Rocket’s statements, including that this price was Rocket’s final offer; (ii) the Redfin Board assessment, after consultation with its financial advisor, that other parties did not have the interest in, or capability to, acquire Redfin at a higher price; and (iii) the Redfin Board’s familiarity with the business, operations, prospects, business strategy, assets, liabilities, and general financial condition of Redfin on a historical and prospective basis and its assessment of associated risks, including execution risks with respect to Redfin’s business plan and growth targets. The Redfin Board believed, after consultation with representatives of Goldman Sachs, that further negotiations would have created a risk of causing Rocket to abandon the proposed transaction altogether or materially delaying the entry into definitive transaction agreements with respect to the proposed transaction, that it was unlikely that any other potential acquiror would be willing and able to acquire Redfin at a price in excess of the Exchange Ratio, which at the time of announcement, represented a value of $12.50 per share of Redfin common stock, even if Redfin were to conduct additional outreach, and that it was unlikely that any other potential counterparties would be willing and able to consummate a transaction with Redfin that Redfin’s Board would view as more value-maximizing for Redfin stockholders than the Merger.

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Strategic Alternatives.   The Redfin Board considered the risks and potential benefits associated with other strategic alternatives and the potential for stockholder value creation associated with those alternatives, including a sale to another potential counterparty or the continuation of Redfin’s business plan as an independent public company. After a review of strategic alternatives and discussions with management and Redfin’s financial and legal advisors, the Redfin Board determined that the Exchange Ratio is more favorable to Redfin stockholders than the potential value that might result from other available strategic options.

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Opinion of Goldman Sachs.   The oral opinion of Goldman Sachs, subsequently confirmed in Goldman Sachs’s written opinion, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’s written opinion, that the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders (other than Rocket and its affiliates) of shares of Redfin common stock, as more fully described below under the section titled “The Merger — Opinion of Redfin’s Financial Advisor” beginning on page 54.

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Timing and Likelihood of Consummation.   The Redfin Board considered the timing and likelihood that the Merger would be consummated based on, among other things (not in any relative order of importance):

◦
the limited conditions to Rocket’s obligation to consummate the Merger as provided by the Merger Agreement;

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the absence of anticipated substantive issues expected in connection with obtaining the termination or expiration of the applicable waiting period under the HSR Act and the meaningful obligation of Rocket to obtain such clearance; and

◦
the business reputation, capabilities and financial condition of Rocket.

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Other Terms of the Merger Agreement.   The Redfin Board considered other terms of the Merger Agreement, as more fully described under the section titled “The Merger Agreement” beginning on page 69, including:

◦
the ability of the Redfin Board to furnish information to, and conduct negotiations with, third parties in certain circumstances, and to terminate the Merger Agreement to accept a superior proposal upon payment of a termination fee of $65,533,735, if under the circumstances specified in the Merger Agreement;

◦
the remedies available to Redfin under the Merger Agreement including the rights of Redfin to specific performance and, in the event the Merger is not consummated, seek monetary damages;

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the scope of the representations, warranties, and covenants being made by Redfin and Rocket; and

◦
the terms of the Merger Agreement provide Redfin with sufficient operating flexibility to conduct its business in the ordinary course until the earlier of the consummation of the Merger or the termination of the Merger Agreement.

•
Opportunity of Redfin Stockholders to Vote.   The Redfin Board considered the fact that the Merger would be subject to the approval of Redfin stockholders, and that Redfin stockholders would be free to evaluate the Merger and vote for or against the approval of the merger proposal at the Redfin virtual special meeting.

In the course of reaching the determinations and decisions and making the recommendation described above, the Redfin Board, in consultation with Redfin’s senior management, outside legal counsel, and financial advisors, also considered the risks and potentially negative factors relating to the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, including the following material factors (which factors are not necessarily exhaustive or presented in order of relative importance):
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No Ongoing Equity Interest in Redfin.   The Redfin Board considered the fact that Redfin’s public stockholders will have no ongoing equity interest in the Surviving Corporation following the Merger, meaning that Redfin stockholders will cease to participate in Redfin’s potential future earnings or growth and will not benefit from any future increase in the value of Redfin following completion of the Merger, other than indirectly through their equity interest in Rocket.

•
The Termination Fee.   The Redfin Board considered the fact that Redfin may be required to pay a termination fee of $65,533,735 to Rocket if the Merger Agreement is terminated under certain circumstances.

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Effect of Announcement.   The Redfin Board considered the potential effect of the public announcement of the Merger Agreement on Redfin’s employees, operations and business partners, as well as its ability to attract and retain key personnel while the Merger is pending.

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Interim Operating Covenants.   The Redfin Board considered the fact that the Merger Agreement imposes restrictions on the conduct of Redfin’s business prior to the consummation of the Merger, requiring Redfin to conduct its business according to its ordinary course of business consistent with past practice and refrain from taking certain specified actions without Rocket’s prior written consent. The Redfin Board considered that such restrictions may potentially delay or prevent Redfin from pursuing business strategies or opportunities that may arise while the Merger is pending.

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Risks That the Merger May Not Be Approved by Redfin Stockholders.   The Redfin Board considered the possibility that the merger proposal will not be approved by Redfin stockholders.

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Risks That the Merger Might Be Delayed or Not Be Completed at All.   The Redfin Board considered the fact that there can be no assurance that all conditions to the parties’ obligations under the Merger Agreement will be satisfied on a timely basis or at all. Furthermore, the Redfin Board considered the risks and costs to Redfin if the Merger is not consummated in the anticipated timeframe or at all, including the diversion of Redfin’s management and employees’ attention; potential employee attrition; the potential effect on vendors, partners and others that do business with Redfin; and the potential effect on the trading price of the shares of Redfin common stock.

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Transaction Costs.   The Redfin Board considered the fact that significant costs have been and will continue to be incurred in connection with the Merger, and that substantial time and effort of Redfin’s management and certain other key employees will be required, potentially resulting in disruptions to the operation of Redfin’s business. If the Merger is not consummated, Redfin will be required to pay its own expenses associated with the Merger Agreement, and the resulting public announcement of the termination of the Merger Agreement could affect the trading price of Redfin common stock.

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Potential Conflicts of Interest.   The Redfin Board considered the potential conflicts of interest created by the fact that Redfin’s executive officers and directors may have interests in the Merger that may be different from or in addition to those of other stockholders, as described in the section titled “The Merger — Interests of Redfin’s Directors and Executive Officers in the Merger” beginning on page 60.

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Regulatory Approval and Risks of Pending Actions.   The Redfin Board considered the fact that the completion of the Merger requires termination or expiration of the applicable waiting period under the HSR Act, which could subject the Merger to unforeseen delays and risk.

The Redfin Board believed that, overall, the potential benefits of the Merger to Redfin stockholders substantially outweighed the risks and uncertainties of the Merger.
The foregoing discussion of factors considered by the Redfin Board contains the material factors considered by the Redfin Board, but is not in any way intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the Merger, the Redfin Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Each member of the Redfin Board applied his or her own business judgment to the process and may have given different weight to different factors. The Redfin Board did not undertake to make any specific determination as to whether any factor or any particular aspect of a factor supported or did not support its ultimate determination. Rather, the Redfin Board based its recommendation on the totality of the information presented.
Redfin Management Unaudited Prospective Financial Information
Redfin does not as a matter of course publicly disclose long term projections as to future performance, operating income or other financial results. However, Redfin’s management prepared projections through the year ending December 31, 2035 (the “Projections”) that were utilized in connection with the Merger. The Projections are included in this proxy statement/prospectus only because (1) portions of the Projections through the year ending December 31, 2029 were made available to Rocket in connection with Rocket’s due diligence review of Redfin; (2) the Projections were made available to the Redfin Board in connection with its consideration of the Merger; and (3) the Projections were also made available to Goldman Sachs, Redfin’s financial advisors, as more fully described below under the section titled “The Merger — Opinion of Redfin’s Financial Advisor” beginning on page 54. The Projections are not included in this proxy statement/prospectus to influence any stockholder to make any investment decision with respect to the Merger.
The Projections are forward-looking statements. Important factors that may affect actual results and cause the Projections not to be achieved include, but are not limited to, the risks and uncertainties described below and those described in the sections titled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 25 and “Risk Factors” beginning on page 27. Although the Projections are presented with numerical specificity, they reflect numerous estimates and assumptions made by Redfin with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Redfin’s business, all of which are difficult or impossible to predict accurately and many of which are beyond Redfin’s control. The Projections reflect assumptions as to certain potential business decisions that are subject to change. For example, the Projections take into account the impact of Redfin’s previously disclosed rentals partnership agreement with Zillow, Inc. and the related restructuring of Redfin’s rentals business, which is expected to occur in the second quarter of 2025. The Projections cover a number of years and such information by its nature becomes less reliable with each successive year. The Projections were prepared on a standalone basis without giving effect to the Merger. Furthermore, the Projections do not take into account the effect of any failure of the Merger to be completed and should not be viewed as accurate or continuing in that context.
In the view of Redfin’s management, the information in the Projections was prepared on a reasonable basis and reflected the best estimates and judgments available to Redfin’s management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of future results. In addition, the Projections for years after 2029 represent extrapolations of trends in the preceding years as described below. The Projections reflect subjective judgments and assumptions in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Projections constitute forward-looking information and are subject to many risks and uncertainties that could cause actual results to differ materially from the results forecasted in the Projections, including, but not limited to, the risk that the proposed transaction may not be completed in a timely basis or at all, that Redfin may be adversely affected by other economic, business and/or competitive factors, and risks related to Redfin’s financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described under in the section titled “Risk Factors” in Redfin’s annual report for the year ended December 31, 2024. Moreover, Redfin operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for Redfin’s management to predict all risks, nor can Redfin assess the effect of all factors on Redfin’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements Redfin may make. There can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than forecast. In addition, the Projections will be affected by Redfin’s ability to achieve strategic goals, objectives and targets over the applicable periods. The Projections cannot, therefore, be considered a guarantee of future operating results, and this information should not be relied on as such.
The Projections for years after 2029 were prepared by extrapolating the Projections during the period from 2025 to 2029 into expected financial performance over an additional six years (2030 to 2035). Revenue for the years 2030 through 2034 was extrapolated by a gradual decrease of expected annual revenue growth rate from 11% in 2029 to 6% by 2034. Revenue for 2035 was extrapolated by applying expected 6% revenue growth to revenue for 2034. Gross Profit for the years after 2029 was forecasted by assuming constant gross margin of 41%, in line with the gross margin in the Projections for 2029. Non-GAAP EBITDA was extrapolated by a gradual increase of expected Non-GAAP EBITDA margin from the 17% margin in the Projections for 2029 to 28% in fiscal year 2034. Non-GAAP EBITDA for 2035 extrapolated by applying expected 28% Non-GAAP EBITDA margin to extrapolated revenue for 2035. Depreciation and Amortization, Stock-Based Compensation and Capital Expenditures for 2030-2035 were extrapolated by assuming the same percentages of revenue as corresponding metrics in the Projections for 2029. Cash Taxes were extrapolated by assuming a 21% marginal tax rate.
The Projections were not prepared with a view toward public disclosure. The inclusion of the Projections should not be regarded as an indication that Redfin, Goldman Sachs, any of their respective affiliates, officers, directors, advisors or other representatives or anyone who received this information then considered, or now considers, them a reliable prediction of future events, and this information should not be relied upon as such. The inclusion of the Projections herein should not be deemed an admission or representation by Redfin that it views such Projections as material information. The inclusion of the Projections in this proxy statement/prospectus should not be regarded as an indication that the Projections will necessarily be predictive of actual future events given the inherent risks and uncertainties associated with such long-range forecasts. No representation is made by Redfin or any other person regarding the Projections or Redfin’s ultimate performance compared to such information. The Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information about Redfin contained in its public filings with the SEC. For additional information, see the section titled “Where You Can Find More Information” beginning on page 156. In light of the foregoing factors, and the uncertainties inherent in the Projections, stockholders are cautioned not to place undue, if any, reliance on the Projections.
The Projections included in this document have been prepared by, and are solely the responsibility of, Redfin’s management. Neither Redfin’s independent auditor, Deloitte & Touche LLP, nor any other independent accountant has compiled, examined or performed any procedures with respect to the Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Projections. The report of Deloitte & Touche LLP incorporated by reference relates solely to Redfin’s previously issued financial statements. It does not extend to the Projections and should not be read to do so.
Some of the Projections are “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with the published guidelines of the SEC regarding projections or accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures, and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures, because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. The financial measures included in the Projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP measure were not provided to or relied upon by the Board or Goldman Sachs.
The following table presents a summary of the Projections (in millions):
	FY2025	FY2026	FY2027	FY2028	FY2029	FY2030	FY2031	FY2032	FY2033	FY2034	FY2035
Revenue	$1,097	$1,219	$1,468	$1,634	$1,818	$2,018	$2,220	$2,420	$2,614	$2,771	$2,937
Gross Profit	398	471	577	654	741	823	905	987	1,066	1,130	1,198
Non-GAAP EBITDA(1)	11	95	181	237	303	380	466	561	662	762	808
Unlevered Free Cash Flow(2)	(67)	14	80	123	173	227	288	356	430	503	534

(1)
Non-GAAP EBITDA, a non-GAAP financial measure, is calculated by starting with GAAP net income (loss) and adjusting to add back depreciation, amortization, stock-based compensation and net interest expense.

(2)
Unlevered Free Cash Flow (Burdened by Stock-Based Compensation), a non-GAAP financial measure, is calculated as Non-GAAP EBITDA, subtracting the impact of cash taxes paid, adjusting to include the net impact of depreciation and amortization, capital expenditures, changes in net working capital, and reduced by projected stock-based compensation.

Opinion of Redfin’s Financial Advisor
Goldman Sachs rendered its opinion to the Redfin Board that, as of March 9, 2025 and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders (other than Rocket and its affiliates) of shares of Redfin common stock.
The full text of the written opinion of Goldman Sachs, dated March 9, 2025, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Redfin Board in connection with its consideration of the Merger. Goldman Sachs’s opinion is not a recommendation as to how any holder of shares of Redfin common stock should vote with respect to the Merger, or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•
the Merger Agreement;

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annual reports to stockholders and Annual Reports on Form 10 K of Redfin and Rocket for the five years ended December 31, 2024;

•
certain other communications from Redfin and Rocket to their respective stockholders;

•
certain publicly available research analyst reports for Redfin and Rocket; and

•
certain internal financial analyses and forecasts (including extrapolations thereto) for Redfin prepared by its management, as approved for Goldman Sachs’s use by Redfin, which are referred to as the “Projections”, and certain net operating loss carryforwards of Redfin as prepared by the management of Redfin and approved for Goldman Sachs’s use by Redfin (the “NOLs”), which are referred to as the “NOL Projections”.

Goldman Sachs also held discussions with members of the senior management of Redfin regarding their assessment of the strategic rationale for, and the potential benefits of, the Merger and the past and current business operations, financial condition, and future prospects of Redfin; reviewed the reported price and trading activity for the shares of Redfin common stock and the shares of Rocket Class A common stock; compared certain financial and stock market information for Redfin and Rocket with similar information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.
For purposes of rendering the opinion, Goldman Sachs, with Redfin’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Redfin’s consent that the Projections and NOL Projections were reasonably prepared on a basis reflecting the best then available estimates and judgments of the management of Redfin. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Redfin or Rocket or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transactions contemplated by the Merger Agreement will be obtained without any adverse effect on Redfin or Rocket or on the expected benefits of the Merger in any way meaningful to its analysis. Goldman Sachs also assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’s opinion does not address the underlying business decision of Redfin to engage in the Merger or the relative merits of the Merger as compared to any strategic alternatives that may be available to Redfin; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’s opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the Exchange Ratio pursuant to the Merger Agreement. Goldman Sachs’s opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement, the Transaction Agreement, the Merger or the Up-C Collapse or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement, the Transaction Agreement or entered into or amended in connection with the Merger or the Up-C Collapse, including the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Redfin or Rocket; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Redfin or Rocket, or class of such persons in connection with the Merger, whether relative to the Exchange Ratio pursuant to the Merger Agreement or otherwise. In rendering its opinion, Goldman Sachs did not take into account any differential voting or other rights between the shares of Rocket Class A common stock and the other classes of shares of common stock of Rocket.

Goldman Sachs’s opinion is necessarily based on economic, monetary market and other condition as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of Rocket Class A common stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Redfin or Rocket or the Merger, or as to the impact of the Merger on the solvency or viability of Redfin or Rocket or the ability of Redfin or Rocket to pay their respective obligations when they come due. Goldman Sachs’s opinion was approved by a fairness committee of Goldman Sachs.
The following is a summary of the material financial analyses delivered by Goldman Sachs to the Redfin Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 7, 2025, the last trading day before the public announcement of the Merger and is not necessarily indicative of current market conditions.
Illustrative Discounted Cash Flow Analysis.   Using the Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on Redfin to derive a range of illustrative present values per share of Redfin common stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 13.0% to 18.0%, reflecting estimates of Redfin’s weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2024 (i) estimates of unlevered free cash flow for Redfin for the fiscal years 2025 through 2035 as reflected in the Projections and (ii) a range of illustrative terminal values for Redfin, which were calculated by applying perpetuity growth rates ranging from 4.0% to 5.0%, to a terminal year estimate of the unlevered free cash flow to be generated by Redfin, as reflected in the Projections (which analysis implied terminal year next twelve month (“NTM”) earnings before interest, taxes, depreciation and amortization (“EBITDA”) exit multiples ranging from 5.0x to 8.7x). The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Projections and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived such discount rates reflecting estimates of Redfin’s weighted average cost of capital, by application of the Capital Asset Pricing Model (“CAPM”), which requires certain company-specific inputs, including Redfin’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Redfin, as well as certain financial metrics for the United States financial markets generally.
Goldman Sachs derived ranges of illustrative enterprise values for Redfin by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Redfin the amount of Redfin’s total debt and added the amount of Redfin’s cash (taking into account $100,000,000 of cash inflow from the Rental Partnership Agreement between Redfin and Zillow, Inc. and $15,000,000 of cash outflow for expected one-time costs from such agreement (together, the “Net RPA Amount”)), cash equivalents and loans held for sale, in each case, as provided by and approved for Goldman Sachs’s use by the management of Redfin to derive a range of illustrative equity values for Redfin. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Redfin common stock, as provided by and approved for Goldman Sachs’s use by the management of Redfin, using the treasury stock method. Goldman Sachs then added a range of implied present values per share of Redfin common stock of the NOLs of $0.50 to $0.61 (which Goldman Sachs derived using illustrative discount rates ranging from 13.0% to 18.0%, reflecting estimates of Redfin’s weighted average cost of capital, and the NOL Projections and the Projections) to derive a range of illustrative present values per share of Redfin common stock ranging from $6.37 to $17.30.

Illustrative Present Value of Future Share Price Analysis.   Using the Projections, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Redfin common stock. For this analysis, Goldman Sachs first calculated the implied enterprise value for Redfin as of December 31 for each of the fiscal years 2025 through 2027, by applying a range of multiples of illustrative enterprise value (“EV”) to estimates of Redfin’s NTM Gross Profit (“EV/NTM Gross Profit”) of 3.5x to 5.5x for each of the fiscal years 2025 through 2027. This illustrative range of EV/NTM Gross Profit multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical EV/NTM Gross Profit multiples for Redfin.
Goldman Sachs then subtracted the amount of Redfin’s total debt and added the amount of Redfin’s cash (taking into account the Net RPA Amount), cash equivalents and loans held for sale for each of the fiscal years 2025 through 2027, each as provided by and approved for Goldman Sachs’s use by the management of Redfin, from the respective implied enterprise values in order to derive a range of illustrative equity values as of December 31 for Redfin for each of the fiscal years 2025 through 2027. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding shares of Redfin common stock each of fiscal years 2025 through 2027, calculated using information provided by and approved for Goldman Sachs’s use by the management of Redfin, to derive a range of implied future values per share of Redfin common stock (excluding dividends). Goldman Sachs then discounted these implied future equity values per share of Redfin common stock to December 31, 2024, using an illustrative discount rate of 18.0%, reflecting an estimate of Redfin’s cost of equity. Goldman Sachs derived such discount rate by application of CAPM, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $6.00 to $12.85 per share of Redfin common stock.
Premia Paid Analysis.   Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for majority stock transactions announced since January 1, 2020, involving a public company (excluding biotechnology companies) as the target where the disclosed enterprise values for the transaction were greater than $500 million. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in the 296 transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 15% across the period. This analysis also indicated a 25th percentile premium of 4% and 75th percentile premium of 32% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 4% to 32% to the undisturbed closing price per share of Redfin common stock of $5.82 as of March 7, 2025, and calculated a range of implied equity values per share of Redfin common stock of $6.05 to $7.68.
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’s opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Redfin or Rocket or the Merger.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs’s providing its opinion to the Redfin Board as to the fairness from a financial point of view, as of the date of the opinion, of the Exchange Ratio pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Redfin, Rocket, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The Exchange Ratio was determined through arm’s-length negotiations between Redfin and Rocket and was approved by the Redfin Board. Goldman Sachs provided advice to Redfin during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to Redfin or the Redfin Board or that any specific exchange ratio constituted the only appropriate exchange ratio for the Merger.
As described herein, Goldman Sachs’s opinion to the Redfin Board was one of many factors taken into consideration by the Redfin Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.
Goldman Sachs and its affiliates are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Redfin, Rocket, any of their respective affiliates and third parties, including RHI or any currency or commodity that may be involved in the transaction contemplated by the Merger Agreement. Goldman Sachs Investment Banking has an existing lending relationship with Rocket and/or its subsidiaries. Goldman Sachs acted as financial advisor to Redfin in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the Merger Agreement. During the two-year period ended March 9, 2025, Goldman Sachs Investment Banking has not been engaged by Redfin or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. During the two-year period ended March 9, 2025, Goldman Sachs Investment Banking has not been engaged by Rocket or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. During the two-year period ended March 9, 2025, Goldman Sachs Investment Banking has not been engaged by RHI or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may in the future provide financial advisory and/or underwriting services to Redfin, Rocket, RHI and their respective affiliates and, as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation.
In connection with Redfin’s offering of the 0.50% Convertible Notes due April 2027 (in the aggregate principal amount of approximately $575,000,000) (the “0.50% Convertible Notes”), Redfin entered into capped call transactions with respect to the 0.50% Convertible Notes (collectively, the “Capped Call Transactions”) with Goldman Sachs and other counterparties (collectively, the “Capped Call Counterparties”), each acting as principal for its own account, consisting of the purchase by Redfin of capped call options with respect to approximately 6,147,900 shares of Redfin common stock, the aggregate number of shares of Redfin common stock underlying the 0.50% Convertible Notes (with 20% purchased from Goldman Sachs). The Capped Call Transactions initially had a strike price of $93.5279 per share of Redfin common stock, which is equal to the conversion price of the 0.50% Convertible Notes based on the initial conversion rate of 10.6920 shares of Redfin common stock per $1,000 in principal amount of the 0.50% Convertible Notes, subject to an initial cap price of $138.56 per share of Redfin common stock. As of March 31, 2025, Capped Call Transactions with respect to 6,147,900 shares of Redfin common stock remain outstanding.
The Capped Call Transactions were intended to offset a portion of the potential dilutive effect on holders of Redfin common stock of the conversion of the 0.50% Convertible Notes and/or any potential cash payment in excess of the principal amount of the 0.50% Convertible Notes that Redfin may make in connection with a cash settlement of the 0.50% Convertible Notes, in each case, up to the cap price. The Capped Call Transactions, upon exercise thereof, generally require the Capped Call Counterparties to deliver to Redfin a number of shares of Redfin common stock (and/or in certain circumstances, at Redfin’s election, cash) determined based on the excess, if any, of the lower of the cap price and the price per share of Redfin common stock at that time (determined over a period specified in the Capped Call Transactions) over the strike price per share of Redfin common stock.

The Capped Call Transactions may be adjusted, exercised, canceled and/or terminated in accordance with their terms in connection with certain events, including the announcement or consummation of the Merger, which could result in a payment from Goldman Sachs to Redfin. In particular, under the terms of the Capped Call Transactions, Goldman Sachs and the other Capped Call Counterparties, each acting separately as the “calculation agent” under the Capped Call Transactions to which it is a party, is entitled in certain circumstances to make adjustments to the terms of such Capped Call Transactions that reflect the economic effect of the announcement of the Merger on the embedded call options. In addition, each of Goldman Sachs and the other Capped Call Counterparties may, acting separately as the “calculation agent”, “determining party” or otherwise as principal under the Capped Call Transactions to which it is a party, determine such adjustments in respect of such Capped Call Transactions in accordance with their terms, including on or following consummation or abandonment of the Merger. All actions or exercises of judgment by Goldman Sachs, in its capacity as “calculation agent”, pursuant to the terms of the Capped Call Transactions to which it is a party, must be performed in good faith and a commercially reasonable manner.
As a result of the Capped Call Transactions, the Capped Call Counterparties are expected to have market exposure to the price of Redfin common stock. It is the ordinary practice of the Capped Call Counterparties to engage in hedging activities to limit their respective market exposure to the price of the stock underlying privately negotiated equity derivative transactions with issuers of such stock, such as the Capped Call Transactions. In connection with the Capped Call Transactions to which it is a party, Goldman Sachs (and its respective affiliates) have engaged, and will continue to engage, in accordance with applicable law, in hedging and other market transactions (which may include the entering into or unwinding of various derivative transactions with respect to Redfin common stock) that are generally intended to substantially neutralize Goldman Sachs’s exposure as a result of the Capped Call Transactions to which it is a party to changes in the price of Redfin common stock. Such hedging activity is at Goldman Sachs’s own risk and may result in a gain or loss to Goldman Sachs that may be greater than or less than the initial expected contractual benefit to Goldman Sachs under the Capped Call Transactions to which it is a party. The amount of any such gain or loss will not be known until the applicable Capped Call Transactions have been exercised, expired or terminated in accordance with their terms and Goldman Sachs shall have completed all of its hedge unwind activities. To mitigate the exposure from the Capped Call Transactions, as of the close of business on March 26, 2025, Goldman Sachs held a net long economic position of approximately 10,000 shares of Redfin common stock and was long and short a number of various other options on Redfin common stock.
Goldman Sachs provided to management of Redfin materials that summarized, based on theoretical models, the potential effects of the announcement and of the consummation of the Merger on the Capped Call Transactions to which Goldman Sachs is a counterparty. The materials included preliminary illustrative analyses by Goldman Sachs’s Investment Banking Division for a range of stated assumptions regarding takeout prices for Redfin common stock and volatilities, as well as based on other reasonable assumptions. These illustrative analyses are not necessarily accurate or complete insofar as the precise form and terms of the Merger were not known at the time of analysis. In accordance with industry practice, Goldman Sachs maintains customary institutional information barriers reasonably designed to prevent the unauthorized disclosure of confidential information by personnel in its Investment Banking Division to the personnel in its Securities Division who are undertaking hedging and other market transactions with respect to Goldman Sachs’s Capped Call Transactions. In connection with the preparation of presentations to senior management of Redfin and the Redfin Board, personnel in Goldman Sachs’s Investment Banking Division, including the representatives of Goldman Sachs who have advised Redfin in connection with the Merger, from time to time, have received or may receive input from personnel in Goldman Sachs’s Securities Division into how to model, or reports of historical measures or estimates of, Goldman Sachs’s and/or Goldman Sachs’s Investment Banking Division’s profit and/or loss over certain measurement periods related to the Capped Call Transactions.
It is not expected that the Capped Call Transactions will be exercised, canceled or terminated in connection the Merger if the 0.50% Convertible Notes remain in effect upon and after consummation of the Merger. The amount of any gain or loss to Goldman Sachs as a result of the Merger’s impact on the Capped Call Transactions will not be known until the Capped Call Transactions have been exercised, expired or terminated in accordance with their terms and Goldman Sachs and its affiliates have completed all of their unwind activities.

The indenture governing the 0.50% Convertible Notes and the confirmations containing the terms of the Capped Call Transactions were included as exhibits to Redfin’s Current Report on Form 8-K filed with the SEC on March 25, 2021, which contains additional disclosure regarding the 0.50% Convertible Notes and a description of the Capped Call Transactions. All references in this section titled “Opinion of Redfin’s Financial Advisor” to share counts, conversion prices, cap prices and strike prices are subject to adjustment from time to time in accordance with the terms of the confirmations relating to the Capped Call Transactions.
The Redfin Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated January 30, 2025, Redfin engaged Goldman Sachs to act as its financial advisor in connection with the Merger. The engagement letter between Redfin and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $22.4 million, $5 million of which became payable at announcement of the Merger, and the remainder of which is contingent upon consummation of the Merger. In addition, Redfin has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Interests of Redfin’s Directors and Executive Officers in the Merger
In considering the recommendation of the Redfin Board that you should vote to adopt the merger proposal, you should be aware that Redfin’s directors and executive officers may have interests in the Merger that are in addition to, or different from, the interests of other Redfin stockholders generally. The Redfin Board was aware of these interests and considered them, among other matters, in evaluating, negotiating, and approving the Merger and the Merger Agreement, and in making the recommendation that you adopt the Merger Agreement.
Redfin’s executive officers at any time since January 1, 2024, the first day of Redfin’s 2024 fiscal year (referred to in this section as “executive officers”) are as follows:
Name	Position
Glenn Kelman	Chief Executive Officer
Chris Nielsen	Chief Financial Officer
Bridget Frey	Chief Technology Officer
Anthony Kappus	Chief of Legal Affairs and Digital Revenue
Christian Taubman	Chief Growth Officer
Anna Stevens	Chief Human Resources Officer
Jason Aleem*	Chief of Real Estate Services

*
Mr. Aleem was appointed to the position of Chief of Real Estate Services on April 21, 2024.

Redfin’s non-employee directors at any time since January 1, 2024, the first day of Redfin’s 2024 fiscal year (referred to in this section as “non-employee directors”), are as follows:
Name
David Lissy
Robert Bass
Julie Bornstein
Kerry D. Chandler
Austin Ligon
Brad Singer
James Slavet
Selina Tobaccowala

Treatment of Redfin Equity Awards
Pursuant to the terms of the Merger Agreement, at the Effective Time:
•
Redfin Options.   Each Redfin Option that is unexpired, outstanding and unexercised as of the Effective Time, whether vested or unvested, will be assumed by Rocket and converted into an Assumed Option, equal to the product of (a) the number of shares of Redfin common stock subject to such Redfin Option and (b) the Exchange Ratio. The per share exercise price of each Assumed Option will be equal to (i) the per share exercise price of such Redfin Option divided by (ii) the Exchange Ratio (with the resulting price per share rounded up to the nearest whole cent). Except for the changes made to the number and type of shares and the exercise price, each Assumed Option will be subject to the same terms and conditions, including as to vesting, vesting acceleration and exercisability, as were applicable to such Redfin Option immediately prior to the Effective Time. All Redfin Options are currently fully vested.

•
Redfin RSUs.   Each Redfin RSU that is unexpired, outstanding and unsettled, whether vested or unvested, immediately prior to such time will be converted into an Assumed Unit, equal to the product of (a) the number of shares of Redfin common stock subject to such Redfin RSU immediately prior to the Effective Time and (b) the Exchange Ratio. Except for the change to the number and type of shares, each Assumed Unit will be subject to the same terms and conditions, including as to vesting, vesting acceleration and issuance, as were applicable to such Redfin RSU immediately prior to the Effective Time. Each current Redfin executive officer is eligible for partial vesting acceleration of his or her outstanding and unvested Redfin Equity Awards in connection with certain qualifying terminations of employment in connection with the Merger (i.e., “double trigger”) under his or her change in control severance agreement, as described in more detail below in the section titled “The Merger — Interests of Redfin’s Directors and Executive Officers in the Merger — Potential Severance Payments and Benefits” beginning on page 63.

•
Redfin PSUs.   Redfin PSUs granted in 2023 and 2024 that are outstanding as of immediately prior to the Effective Time each include an overall three-year performance period, with annual financial performance metrics that are measured for each of the three separate years during the overall three-year performance period and a relative TSR performance metric measured for the overall three-year performance period. The annual financial and operational performance-based metrics for 2023 and 2024, as applicable, have previously been measured, and will vest, subject to continued service of the executive officer through the end of the applicable three-year performance period. Pursuant to the Redfin PSU award agreements, any on-going financial performance metrics for performance periods that have not completed as of immediately prior to the Effective Time are deemed at 100% of target. Pursuant to the Redfin PSU award agreements, the achievement of each on-going TSR metric for the performance periods ending December 2025 and December 2026 will be determined as of a date not less than one week nor more than three weeks prior to the Effective Time. Such achieved Redfin PSUs, including those Redfin PSUs that were achieved prior the Effective Time, will be converted into a Converted Redfin RSU, that will vest, subject to continued service of the executive officer at the end of the applicable three-year performance period. The Converted Redfin RSUs are eligible for vesting acceleration in connection with certain qualifying terminations of employment in connection with the Merger (i.e., “double trigger”) under such Redfin PSU holder’s change in control severance agreement, as defined and described in more detail below in the section titled “The Merger — Interests of Redfin’s Directors and Executive Officers in the Merger — Potential Severance Payments and Benefits” beginning on page 63. Each such Converted Redfin RSU that is unexpired, unsettled and outstanding as of the Effective Time, whether vested or unvested, shall be converted into an Assumed Unit, equal to the product of (a) the number of shares of Redfin common stock subject to such Converted Redfin RSU immediately prior to the Effective Time and (b) the Exchange Ratio. Except for the change to the number and type of shares, each Assumed Unit will be subject to the same terms and conditions, including accelerated vesting, as were applicable to such Converted Redfin RSU immediately prior to the Merger.

•
Redfin Non-Employee Director Equity Awards.   The vesting of Redfin RSUs outstanding as of the Effective Time that are held by Redfin’s non-employee directors will be accelerated in full (i.e., “single-trigger”) pursuant to the Redfin 2017 Equity Incentive Plan. If a Redfin non-employee director has deferred the settlement of a vested annual Redfin RSU award, such deferred Redfin RSU will settle immediately prior to the Effective Time in accordance with the terms of the Redfin non-employee director deferral election program.
Table of Equity Compensation
The following table sets forth, for each current executive officer and director of Redfin and each person who has been a director or executive officer of Redfin at any time since January 1, 2024 (solely to the extent they hold outstanding Redfin Equity Awards), the number of shares of Redfin common stock underlying each of the Redfin Options, Redfin RSUs and Redfin PSUs that were outstanding, and the extent vested or unvested, as of April 28, 2025, which is the assumed Closing Date of the Merger solely for the purposes of the disclosure in this proxy statement/prospectus. For Redfin’s non-employee directors, the following table reflects the full acceleration of their equity awards as of April 28, 2025, which is the assumed Closing Date of the Merger solely for the purposes of the disclosure in this proxy statement/prospectus.
For purposes of the table below, the performance achievement and the resulting number of shares underlying the Redfin PSUs have been estimated as of April 28, 2025, which is the assumed Closing Date of the Merger solely for the purposes of the disclosure in this proxy statement/prospectus, in accordance with the terms of the Redfin PSU award agreements, as further described above. The relative TSR performance metric achievement measured as of April 1, 2025. Accordingly, the Redfin PSUs included in the table below are based on estimated achievement and the level of actual achievement and resulting number of achieved Redfin PSUs may be higher or lower than the number of shares included in the table below.
Table of Equity Compensation
	Redfin Stock Options	Redfin RSUs		Redfin PSUs
Name	Vested Redfin Options (#)	Vested Redfin RSUs (#)*	Unvested Redfin RSUs (#)	Vested Redfin PSU (#)	Unvested Redfin PSUs (#)
Executive Officers:
Glenn Kelman	802,824	—	—	—	—
Chris Nielsen	249,999	—	96,375	—	273,073
Bridget Frey	167,781	—	92,095	—	273,073
Anthony Kappus	38,143	—	74,917	—	218,457
Christian Taubman	—	—	90,755	—	273,466
Anna Stevens	—	—	74,807	—	272,402
Jason Aleem	—	—	64,628	—	170,109
Non-Employee Directors:
David Lissy	—	44,795	29,275	—	—
Robert Bass	66,666	—	25,423	—	—
Julie Bornstein	20,000	—	25,423	—	—
Kerry D. Chandler	—	—	25,423	—	—
Austin Ligon	37,567	26,062	25,423	—	—
Brad Singer	—	16,819	25,423	—	—
James Slavet	—	3,767	25,423	—	—
Selina Tobaccowala	—	—	25,423	—	—
For an estimate of the amounts that would be payable to each of Redfin’s named executive officers in respect of their unvested Redfin equity awards upon a qualifying termination at the Effective Time, see the section below titled “The Merger — Quantification of Potential Payments and Benefits to the Named Executive Officers of Redfin” beginning on page 65. Based on the same assumptions set forth in such section, the estimated aggregate amount that would be payable to the two Redfin executive officers who are not named executive officers in respect of their unvested Redfin equity awards upon a qualifying termination at the

Effective Time is $6,137,206, and the estimated aggregate amount that would be payable to the eight Redfin non-employee directors in respect of their unvested Redfin equity awards at the Effective Time is $2,185,511.
Potential Severance Payments and Benefits
Each of Redfin’s executive officers is eligible to receive severance benefits under a change in control severance agreement entered into with Redfin (a “change in control severance agreement”). Pursuant to each of the change in control severance agreements, in the event of a termination without “cause” or resignation for “good reason” (as defined in the applicable change in control severance agreement), in each case (i) within 12 months following a “change in control” (as defined in the applicable change in control severance agreement), which the Merger will constitute, or (ii) within three months preceding a “change in control,” but as to clause (ii) only if the termination occurs following the execution of a definitive agreement for a corporate transaction which, if consummated, would constitute a “change in control” (together, the “Change in Control Period”), referred to as a CIC qualifying termination, each executive will be entitled to the following “double-trigger” payments and benefits:
•
a lump sum cash payment equal to six months of base salary, as in effect immediately prior to (i) the executive’s termination or resignation or (ii) the change in control, whichever is greater;

•
a lump sum cash payment equal to six months of the executive’s COBRA continuation payments for the executive and the executive’s eligible dependents; and

•
accelerated vesting of all then-outstanding unvested equity awards as if the executive had continued in service for an additional 24 months of service, other than awards that vest only upon satisfaction of performance criteria and, in the case of an equity award with performance-based vesting, the vesting shall accelerate as set forth in the terms of the applicable performance-based equity award agreement, as described below.

Pursuant to the Redfin PSU award agreements, any Converted Redfin RSUs and described above, will be eligible for the “double-trigger” acceleration as set forth in the change in control severance agreements in the event of a CIC qualifying termination described above.
If any of the amounts provided for under the change in control severance agreements or otherwise payable to an executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax under Section 4999 of the Code, then the executive officer will be entitled to receive either full payment of benefits under his or her change in control severance agreement or such lesser amount that would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the executive officer.
The severance payments and benefits described in this section are subject to the execution and effectiveness of a waiver and release of claims in favor of Redfin.
For an estimate of the value of the payments and benefits described above that would be payable to Redfin’s named executive officers upon a CIC qualifying termination, see the section titled “The Merger — Quantification of Potential Payments and Benefits to Named Executive Officers of Redfin” beginning on page 65.
Potential Annual Refresh Executive Equity Grants
If the Effective Time does not occur on or prior to May 28, 2025, then Redfin may, in the ordinary course of business and consistent with past practices, grant Redfin RSUs subject to time-based vesting and Redfin PSUs that would convert into Redfin RSUs with time-based vesting at the Effective Time to Redfin’s executive officers in accordance with Redfin’s annual equity refresh. Such grants of annual equity refresh Redfin RSUs and Redfin PSUs would not be eligible for any vesting acceleration provisions applicable under any agreement between such executive officer and Redfin, including any change in control severance agreement.
Potential Annual Refresh Non-Employee Director Equity Grants
If Redfin’s annual shareholder meeting has not yet occurred by June 6, 2025, then on such date, Redfin may, in accordance with the current non-employee director compensation program, grant “annual” Redfin

RSUs to its non-employee directors. Such non-employee director annual awards would accelerate in full at the Effective Time pursuant to the terms of Redfin’s 2017 Equity Incentive Plan, as described in more detail in the section titled “The Merger — Interests of Redfin’s Directors and Executive Officers in the Merger — Treatment of Redfin Equity Awards” beginning on page 61.
Potential Transaction Bonuses
In connection with the Merger, Redfin has allocated certain cash bonuses to Redfin employees, including certain named executive officers (Chris Nielsen and Anthony Kappus), to incentivize and retain such employees through the Closing of the Merger. See the section titled “The Merger — Quantification of Potential Payments and Benefits to the Named Executive Officers of Redfin” beginning on page 65 for the amounts and additional details of the transaction bonuses allocated to executive officers.
Arrangements between Redfin Executive Officers and Rocket
As of the date of this proxy statement/prospectus, none of Redfin’s directors or executive officers have entered into, or committed to enter into, any arrangement or other understanding regarding continued employment or service with Rocket following the Merger. While it is possible that Rocket may enter into such arrangements in the future, there can be no assurances that any such arrangements will be agreed upon, or if so, the terms and conditions of any such arrangements. If Rocket or its affiliates and Redfin’s executive officers do not enter into agreements regarding employment with Rocket or its affiliates, then Redfin’s executive officers will remain subject to their existing arrangements with Redfin.
Indemnification and Insurance of Directors and Officers
The Merger Agreement requires that all rights to indemnification by Redfin existing in favor of those persons who are current or former directors and officers of Redfin, and any person who becomes a director or officer of Redfin and its subsidiaries prior to the Effective Time for their acts and omissions as directors and officers of Redfin and its subsidiaries occurring on or prior to the Effective Time, as provided in Redfin’s certificate of incorporation and Redfin’s bylaws and as provided in any indemnification agreements between Redfin and such officer or director (as in effect as of March 9, 2025), will survive the Merger and be observed, honored and fulfilled, in all respects, by the Surviving Corporation to the fullest extent permitted by law for the period beginning at the Effective Time and ending on the sixth anniversary of the Effective Time (the “Indemnification Period”). During the Indemnification Period, the Surviving Corporation will have organizational documents that contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions in Redfin’s organization documents on the date of the Merger Agreement. During the Indemnification Period or such period in which a party is asserting a claim for indemnification pursuant to the foregoing, whichever is longer, the provision of the Surviving Corporation’s and its subsidiaries’ organization documents may not be repealed, amended or otherwise modified in any manner adverse to the indemnified party.
During the Indemnification Period, the Surviving Corporation will indemnify and hold harmless each indemnified person from and against any costs, fees and expenses (including attorney’s fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any legal proceeding to the extent such proceeding arises out of or pertains to (i) any action or omission in such indemnified person’s capacity as a director, officer, employee or agent of Redfin or any of its subsidiaries; or (ii) relating to the Merger Agreement and the contemplated transactions. If any indemnified person delivers notice of a claim for indemnification, then the claim will survive the Indemnification Period until it is fully and finally resolved.
The Merger Agreement requires Redfin to purchase a six-year “tail” prepaid officers’ and directors’ liability insurance policy prior to the Effective Time with benefits and levels of coverage at least as favorable as Redfin’s existing policies with respect to matters existing or occurring at or prior to the Effective Time for an amount not to exceed 300% of the last annual premium paid prior to March 9, 2025. The Surviving Corporation will (and Rocket will cause the Surviving Corporation to) maintain the tail policy in full force and effect and continue to honor its obligations thereunder for a period of six years after the Effective Time. If a policy with equivalent terms is not available within that cap, Redfin is required to purchase, and the Surviving Corporation is required to maintain, the most comprehensive tail coverage available for that amount, for a period of six years following the Effective Time.
Quantification of Potential Payments and Benefits to the Named Executive Officers of Redfin
In accordance with Item 402(t) of Regulation S-K, the below table sets forth the amount of payments and benefits that each of Redfin’s named executive officers (Glenn Kelman, Chris Nielsen, Bridget Frey, Anthony Kappus and Christian Taubman) would or may receive or retain in connection with the Merger. The compensation that may be paid or become payable to Redfin’s named executive officers in connection with the proposed Merger is subject to approval, on an advisory (non-binding) basis, by Redfin stockholders, as described below in the section titled “Redfin Proposals — Proposal 2: The Compensation Proposal” beginning on page 121.
Please note that the amounts reported below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described in the footnotes to the table. For purposes of determining the potential payments in the table below, the following assumptions were used:
(i)
The Effective Time is April 28, 2025, which is the assumed Closing Date solely for the purposes of the disclosure in this section;

(ii)
Each share of Redfin stock will be exchanged into a share of Rocket Class A common stock equal to the product of (a) the number of shares of Redfin stock and (b) the Exchange Ratio, rounded down to the nearest whole share;

(iii)
The relevant price per share of Redfin common stock is $10.546, which is the average closing price per share of Redfin common stock as reported on the Nasdaq over the first five business days following the first public announcement of the Merger on March 10, 2025, as required by Item 402(t) of Regulation S-K;

(iv)
Each named executive officer’s employment is subject to a qualifying termination (a termination without “cause,” or resignation for “good reason”), in either case, immediately following the Effective Time, and has delivered an effective release of claims in favor of Redfin;

(v)
Each named executive officer’s base salary rate remains unchanged from that in effect as of April 28, 2025;

(vi)
Each named executive officer’s Redfin Equity Awards are those outstanding as of April 28, 2025, without forecasting of any vesting, deferrals or forfeitures following such date;

(vii)
No named executive officer receives any additional equity grants or other awards on or prior to the Effective Time; and

(viii)
The performance achievement and the resulting number of shares underlying the Redfin PSUs for which the applicable performance period has not been completed as of April 28, 2025, have been determined in accordance with the terms of the Redfin PSU award agreements and based on performance measured as of April 28, 2025, as described above. Accordingly, such Redfin PSUs are included in the calculation below based on estimated achievement as of April 28, 2025; however, the level of actual achievement may be higher or lower than the value included in the table below.

Some of the assumptions used in the table below are based upon information not currently available, and the actual amounts payable to Redfin’s named executive officers will depend on whether the named executive officer experiences a qualifying termination, the date of termination (if any), and the terms of the plans or agreements in effect at such time, and such amounts payable accordingly may differ materially from the amounts set forth below. Additional detail regarding the named executive officers’ interests in the Merger is provided in the section titled “The Merger — Interests of Redfin’s Directors and Executive Officers in the Merger” beginning on page 60.

Golden Parachute Compensation
Name	Cash ($)(1)	Equity Awards ($)(2)	Health Insurance Premiums ($)(3)	Total ($)
Glenn Kelman	150,000	—	5,906	155,906
Chris Nielsen	360,000	3,896,200	18,155	4,274,355
Bridget Frey	225,000	3,851,063	11,346	4,087,409
Anthony Kappus	435,000	3,093,929	18,155	3,547,084
Christian Taubman	225,000	3,841,081	16,754	4,082,835

(1)
Cash.   The amounts shown in this column reflect the lump-sum cash severance amount equal to six months of the named executive officer’s base salary as of the Effective Time that is payable under the named executive officer’s change in control severance agreement. The payments in this column are all “double-trigger” in nature, which means that payment of these amounts is conditioned upon a qualifying termination of employment during the Change in Control Period. The change in control severance agreements provide for a lump-sum cash severance payment amount equal to six months’ of the named executive officer’s base salary in effect at the time of the termination or at the time of the change in control, whichever is greater (see “Base Salary Severance” column in the table below). If a named executive officer will receive a transaction bonus in connection with the Merger, it is included under the “Transaction Bonus” column below.

Name	Base Salary Severance ($)	Transaction Bonus ($)	Total ($)
Glenn Kelman	150,000	—	150,000
Chris Nielsen	250,000	110,000	360,000
Bridget Frey	225,000	—	225,000
Anthony Kappus	220,000	215,000	435,000
Christian Taubman	225,000	—	225,000

(2)
Equity.   The treatment of outstanding Redfin Equity Awards is described in more detail in the sections above titled “The Merger — Interests of Redfin’s Directors and Executive Officers in the Merger — Treatment of Redfin Equity Awards” and “The Merger — Interests of Redfin’s Directors and Executive Officers in the Merger — Potential Severance Payments and Benefits” beginning on pages 61 and 63, respectively. Amounts shown in this column represent the aggregate value of accelerated vesting of outstanding unvested Redfin Equity Awards (with the performance metrics applicable to the Redfin PSUs determined as described in the section titled “The Merger — Interests of Redfin’s Directors and Executive Officers in the Merger — Treatment of Redfin Equity Awards” beginning on page 61). Upon a qualifying termination of employment during the Change in Control Period under the change in control severance agreement (as described in the section titled “The Merger — Interests of Redfin’s Directors and Executive Officers in the Merger — Potential Severance Payments and Benefits” beginning on page 63), the named executive officers would be entitled to “double-trigger” vesting of outstanding unvested time-based equity awards (including achieved Redfin PSUs converted into Redfin RSUs subject to time-based vesting, as described in the section above titled “The Merger — Interests of Redfin’s Directors and Executive Officers in the Merger — Treatment of Redfin Equity Awards” beginning on page 61) for an additional 24 months of service.

This calculation excludes the estimated value payable in respect of each named executive officer’s Redfin Options, as all outstanding Redfin Options are fully vested as of the date of this proxy statement/prospectus.

Name	Estimated Value of Accelerating Unvested Redfin RSUs ($)	Estimated Value of Accelerating Unvested Redfin PSUs ($)	Total ($)
Glenn Kelman	—	—	—
Chris Nielsen	1,016,371	2,879,829	3,896,200
Bridget Frey	971,234	2,879,829	3,851,063
Anthony Kappus	790,075	2,303,854	3,093,929
Christian Taubman	957,102	2,883,979	3,841,081

(3)
Perquisites/Benefits.   The amounts shown in this column represent the estimated lump-sum value of six months of COBRA payments for each named executive officer under his or her change in control severance agreement as set forth in the section titled “The Merger — Interests of Redfin’s Directors and Executive Officers in the Merger — Potential Severance Payments and Benefits” beginning on page 63. The amounts in this column are all “double-trigger” in nature, which means that payment of these amounts is conditioned upon a qualifying termination during the Change in Control Period.

Regulatory Matters
Rocket and Redfin have agreed to use their respective commercially reasonable efforts to take all actions necessary to obtain all governmental consents, and effect all necessary filings, notifications or registrations that are required to consummate the transactions contemplated by the Merger Agreement. The expiration of the HSR waiting period is a condition to the obligation of each of Rocket and Redfin to complete the Merger.
The Merger is subject to the requirements of the HSR Act and the rules and regulations promulgated thereunder, which provide that certain transactions may not be completed until notification and report forms have been furnished to the DOJ and the FTC and certain waiting periods have been terminated or have expired. The HSR Act requires Rocket and Redfin to observe a 30-calendar-day waiting period after the submission of their respective HSR notification and report forms before consummating the Merger (both of which were submitted on April 8, 2025). The waiting period may be shortened if the reviewing agency grants “early termination” of the waiting period, or lengthened if the acquiring person (here, Rocket) voluntarily withdraws and refiles to allow a second 30-calendar-day waiting period. Further, if the reviewing agency issues a request for additional information or documentary material (a “second request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-calendar-day waiting period, which begins to run only after each of the parties has substantially complied with the second request. In practice, complying with a second request can take a significant period of time. If any waiting period described in this paragraph expires on a Saturday, Sunday or federal holiday, then such waiting period will be extended until 11:59 P.M. Eastern Time of the next day that is not a Saturday, Sunday or federal holiday. It is also possible that Rocket and Redfin could enter into a timing agreement with the DOJ or FTC that could affect the timing of the consummation of the Merger.
Accounting Treatment of the Merger
The Merger will be accounted for as a business combination using the acquisition method with Rocket as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Under this method of accounting, the aggregate merger consideration will be allocated to Redfin’s assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the Redfin Merger. The process of valuing the net assets of Redfin immediately prior to the Merger, as well as evaluating accounting policies for conformity, is preliminary. Any differences between the estimated fair value of the consideration transferred and the estimated fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the aggregate merger consideration allocation and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair value. For more information, please see “Note 1 — Basis of Presentation” in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 88.
Listing of Rocket Class A Common Stock
It is a condition to the completion of the Merger that the Rocket Class A common stock issuable (i) in connection with the Merger, (ii) upon the exercise of all Assumed Options, and (iii) in settlement of all Assumed Units be authorized for listing on NYSE.
Delisting and Deregistration of Redfin Common Stock
When the Merger is completed, the Redfin common stock will be delisted from Nasdaq and will be deregistered under the Exchange Act.
No Appraisal Rights
Under the DGCL Redfin stockholders are not entitled to appraisal rights in connection with the Merger or any other transaction contemplated by the Merger Agreement
Treatment of Redfin’s Existing Debt
In connection with the Merger:
•
Rocket expects to terminate Redfin’s $250 million term loan facility, under which $243.3 million of borrowings were outstanding as of December 31, 2024. Under the term loan facility, a premium of 1% of the amount repaid is required for prepayment made in connection with a change of control, which Rocket expects the Merger to constitute;

•
Redfin’s Convertible Notes will remain outstanding after the Merger. In connection with the Merger, Rocket, Redfin and the trustee under the indentures governing the Convertible Notes are expected to enter into a supplemental indenture for each series of Convertible Notes (to be effective upon the completion of the Merger) pursuant to which, among other things, Rocket will be added as a guarantor of the Convertible Notes, and the Convertible Notes will become convertible into Rocket Class A common stock; and

•
Rocket will evaluate the treatment of Redfin’s warehouse facilities, under which $146,629,000 of borrowings were outstanding as of December 31, 2024.

Restrictions on Sales of Shares of Rocket Class A Common Stock Received in the Merger
All shares of Rocket Class A common stock received by Redfin stockholders in the Merger will be freely tradable for purposes of the Securities Act and the Exchange Act except for shares of Rocket Class A common stock received by any Redfin stockholder who becomes an “affiliate” of Rocket after completion of the Merger. This proxy statement/prospectus does not cover resales of shares of Rocket Class A common stock received by any person upon completion of the Merger and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

THE MERGER AGREEMENT
The following section summarizes the material provisions of the Merger Agreement, which is included in this proxy statement/prospectus as Annex A and is incorporated herein by reference in its entirety. The rights and obligations of Rocket and Redfin are governed by the express terms and conditions of the Merger Agreement and not by this summary or any other information contained in this proxy statement/prospectus. Rocket and Redfin stockholders are urged to read the Merger Agreement carefully and in its entirety as well as this proxy statement/prospectus before making any decisions regarding the Merger, including the adoption by Redfin stockholders of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement.
The Merger Agreement is described in this proxy statement/prospectus to provide you with information regarding its terms. The Merger Agreement is not intended to provide any other factual information about Rocket or Redfin, their respective businesses or the actual conduct of their respective businesses during the period prior to the consummation of the Merger or the other transactions contemplated therein. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto which were made only for purposes of such agreement and as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by confidential disclosure letters delivered by and to each of Rocket and Redfin in connection with the Merger Agreement. The representations and warranties may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to stockholders or investors. Information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Rocket’s or Redfin’s public disclosures.
Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 156.
Terms of the Merger; Merger Consideration
Pursuant to the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into Redfin, with Redfin continuing as a direct wholly owned subsidiary of Rocket.
At the Effective Time, each share of Redfin common stock issued and outstanding (other than shares held by (i) Redfin, including in treasury, (ii) Rocket or (iii) Rocket’s subsidiaries, including Merger Sub (such shares, the “Cancelled Shares”)), will be converted into the right to receive 0.7926 shares of Rocket Class A common stock, and cash in lieu of fractional shares, without interest (the number of shares of Rocket Class A common stock in exchange for each share of Redfin common stock, the “Exchange Ratio” and the consideration to be received in respect of such share of Redfin common stock, the “Merger Consideration”). In the event of any reclassification, stock split, reverse stock split, stock dividend, recapitalization, consolidation, division, subdivision or other similar transaction with respect to the shares of Redfin common stock or shares of Rocket Class A common stock prior to the Effective Time, the Merger Consideration will be equitably adjusted to eliminate the effects of such event on the Merger Consideration as contemplated by the Merger Agreement; provided that the Up-C Collapse shall not result in any adjustment to the Exchange Ratio and grants of equity compensation not prohibited by the terms of the Merger Agreement shall not result in any adjustment of the Exchange Ratio.
Treatment of Fractional Shares of Redfin Common Stock
Rocket will not issue fractional shares of Rocket Class A common stock pursuant to the Merger. Instead, each Redfin stockholder who otherwise would have been entitled to receive a fraction of a share of Rocket Class A common stock will receive cash in lieu thereof, as provided in the Merger Agreement.
The value of such cash payment will be calculated by the Exchange Agent and will represent the Redfin stockholder’s proportionate interest in the proceeds established from the open-market sale by the Exchange

Agent, as soon as practicable after the Effective Time, of that number of shares of Rocket Class A common stock equal to the excess of (i) the aggregate number of shares of Rocket Class A common stock delivered to the Exchange Agent by Rocket pursuant to the terms of the Merger Agreement over (ii) the aggregate number of whole shares of Rocket Class A common stock to be distributed to Redfin stockholders pursuant to the terms of the Merger Agreement.
Dividends and other Distributions
All shares of Rocket Class A common stock to be issued pursuant to the Merger will be entitled to dividends or other distributions declared or made after the date of the Merger Agreement with respect to Rocket Class A common stock with a record date after the Effective Time.
Procedures for Exchanging Redfin Common Stock in the Merger
Prior to the Effective Time, the parties will designate Equiniti Trust Company, LLC, or such other mutually agreeable bank or trust company to act as the Exchange Agent in connection with the Merger. At the Closing, Rocket will deposit with the Exchange Agent non-certificated shares of Rocket Class A common stock issuable pursuant to the Merger Agreement in book-entry form as the Merger Consideration.
Holders of Redfin common stock will be entitled to receive at the Effective Time, and Rocket will cause the Exchange Agent to issue or pay as promptly as reasonably practicable after the Effective Time (and in any event within three business days), for each share of Redfin common stock formerly represented by such book-entry share: (i) whole shares of Rocket Class A common stock to which such Redfin stockholder is entitled, (ii) payment of cash in lieu of fractional shares of Rocket Class A common stock, if any, without interest, and (iii) any dividends and other distributions which such holder has the right to receive, as described above, and the book-entry share of Redfin common stock so exchanged will be cancelled. Redfin stockholders will not receive any fractional shares of Rocket Class A common stock pursuant to the Merger. After the Effective Time, Redfin will not register any transfers of the shares of Redfin common stock. Shares of Rocket Class A common stock issued in connection with the Merger will be issued in uncertificated, book-entry form. The issuance or payment of the Merger Consideration with respect to the shares of Redfin common stock will only be made to the person in whose name such book-entry shares are registered.
After the Effective Time, shares of Redfin common stock will no longer be issued and outstanding, will be canceled and will cease to exist, and each book-entry account formerly representing shares of Redfin common stock will represent only the right to receive the Merger Consideration as described above. With respect to such shares of Rocket Class A common stock deliverable upon the surrender of Redfin shares, until holders of such Redfin shares have surrendered such shares to the Exchange Agent for exchange, those holders will not receive dividends or distributions with respect to such shares of Rocket Class A common stock with a record date after the Effective Time.
No interest will be paid or will accrue to holders of book-entry shares that formerly represented outstanding shares of Redfin common stock on any cash in lieu of fractional shares or any unpaid dividends and distributions payable pursuant to the Merger Agreement. Each of Rocket, the Surviving Corporation and the Exchange Agent will be entitled to deduct and withhold from the consideration payable to any person pursuant to the Merger Agreement such amounts as are required to be deducted and withheld from such payment under any applicable tax law or any other applicable law.
Rocket stockholders need not take any action with respect to their stock certificates.
Completion of the Merger; Effects of the Merger
The Closing will take place as promptly as practicable, but in any event (a) no later than the second business day after the last of the conditions to the Closing have been satisfied or waived (other than conditions that by their nature cannot be satisfied until the Closing, which will be required to be so satisfied or waived in accordance with the Merger Agreement upon the Closing Date) or (b) at such other time, date or place as Rocket and Redfin may otherwise agree. The Merger will become effective upon the filing of the certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the laws of Delaware as provided in the DGCL, or at such other time as may be agreed upon by the parties in writing and set forth in the Certificate of Merger in accordance with the DGCL.
At the Effective Time, the certificate of incorporation of the Surviving Corporation will be the amended and restated certificate of incorporation in the form attached to the Certificate of Merger (the form of which was attached as Exhibit B to the Merger Agreement), and the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time other than to change the name of Merger Sub thereunder to be the name of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time will be the respective directors of the Surviving Corporation immediately after the Effective Time, and the officers of Redfin immediately prior to the Effective Time will be the respective officers of the Surviving Corporation immediately after the Effective Time.
Representations and Warranties
The Merger Agreement contains representations and warranties made by Redfin related to, among other things:
•
due organization, good standing and the requisite corporate power and authority to carry on the respective businesses of Redfin and its subsidiaries;

•
subsidiaries and equity interests;

•
capital structure and related matters;

•
corporate power and authority to enter into the Merger Agreement;

•
the due execution, delivery and enforceability of the Merger Agreement;

•
absence of conflicts with organizational documents, breaches of contracts and agreements, liens upon assets and violations of applicable law resulting from the execution and delivery of the Merger Agreement and consummation of the transactions contemplated by the Merger Agreement;

•
absence of required governmental or other third-party consents in connection with execution and delivery of the Merger Agreement and consummation of the transactions contemplated by the Merger Agreement other than as specified in the Merger Agreement;

•
SEC filings, financial statement compliance and absence of undisclosed liabilities (other than certain specified exceptions);

•
internal controls and procedures;

•
absence of certain changes or events and conduct of business in the ordinary course since December 31, 2024;

•
litigation;

•
compliance with laws;

•
material contracts;

•
employee benefits matters and ERISA compliance;

•
employee and labor matters;

•
tax matters;

•
environmental matters;

•
real and personal properties;

•
intellectual property;

•
data privacy and information security matters;

•
regulatory matters;

•
anti-corruption and anti-bribery matters;

•
insurance matters;

•
mortgage business;

•
related person transactions;

•
accuracy and completeness of information supplied for the inclusion or incorporation by reference in this proxy statement/prospectus, the registration statement; and

•
absence of brokers and other advisors besides Goldman Sachs and the rendering of Goldman Sachs’s fairness opinion to the Redfin Board.

Many of the representations and warranties by Redfin in the Merger Agreement are qualified by a “knowledge,” “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect). For purposes of the Merger Agreement, a “material adverse effect” means, with respect to a party, any fact, circumstance, effect, change, event or development that, individually or in the aggregate, materially adversely affects or would reasonably be expected to materially adversely affect the business, financial condition or results of operations of a party and its subsidiaries, taken as a whole.
None of the following facts, circumstances, effects, changes, events or developments will be deemed in and of themselves, either alone or in combination with any other effects existing at such time to constitute (or will be taken into account in determining whether there is) a “material adverse effect”:
•
changes in or conditions affecting the economies or general business, economic, regulatory or legislative conditions or securities, financial, credit or capital market conditions anywhere in the world in which Redfin and its subsidiaries operate;

•
changes in the trading volume or trading price of Redfin common stock that is issued and outstanding as of immediately prior to the Effective Time (provided that the facts and circumstances giving rise to such changes in such volume or price may be deemed to constitute, and may be taken into account in determining whether there is, a material adverse effect if such facts and circumstances are not otherwise excluded under this definition);

•
changes in the industry in which Redfin and its subsidiaries operate;

•
national or international political conditions, labor strikes, acts of war (whether or not declared), the threat, commencement, continuation or escalation of a war, acts of armed hostility, sabotage, terrorism or cyber intrusion, government shutdown or other international or national calamity or any material worsening of such conditions threatened, or existing as of March 9, 2025;

•
changes (or prospective changes) in law or GAAP (or in the interpretation thereof);

•
any failure by Redfin to meet its guidance or any published analyst projections, estimates or expectations of Redfin’s past or projected revenue, earnings or other financial or operating performance or results of operations for any period, in and of itself, and any resulting analyst downgrade of Redfin’s securities, or any failure by Redfin to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial or operating performance or results of operations, in and of itself (provided that the facts and circumstances giving rise to such failures may be deemed to constitute, and may be taken into account in determining whether there is a material adverse effect if such facts and circumstances are not otherwise excluded under this definition);

•
any effects resulting from the execution, announcement or pendency of the Merger Agreement or the anticipated consummation of the Merger (including the identity of, or any facts or circumstances relating to, Rocket as the acquirer of Redfin), or any leaks or rumors related thereto, including the impact thereof on relationships, contractual or otherwise, with officers, employees, customers, suppliers, distributors, vendors, licensors, licensees, lenders, investors, governmental authorities, subcontractors or partners (including the exercise, or prospective exercise, by any party of rights that arise upon a change of control or the departure of any officers or employees of Redfin) subject to certain exceptions;

•
fires, pandemics, epidemics, disease outbreak or other health-related event, quarantine restrictions, earthquakes, hurricanes, tornadoes or other natural or man-made disaster or any other national or international calamity, crisis or disaster, including the response of governmental authorities thereto; and

•
the failure by Redfin or its subsidiaries to take any action prohibited by the Merger Agreement or any actions taken by Redfin or any of its subsidiaries as required by the Merger Agreement or with the consent, or at the request, of Rocket or Merger Sub.

However, with respect to any effect arising out of or resulting from any change or event referred to in bullets one, three, four, five and eight above, only to the extent such effect adversely affects Redfin and its subsidiaries, taken as a whole, in a disproportionate manner relative to other similarly situated participants in the industry in which Redfin and its subsidiaries operate, the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a material adverse effect.
In addition, the Merger Agreement contains representations and warranties made by Rocket and Merger Sub related to, among other things:
•
due organization, good standing and the requisite corporate power and authority to carry on their respective businesses;

•
capital structure and related matters;

•
corporate power and authority to enter into the Merger Agreement;

•
the due execution, delivery and enforceability of the Merger Agreement;

•
absence of conflicts with organizational documents, breaches of contracts and agreements, liens upon assets and violations of applicable law resulting from the execution and delivery of the Merger Agreement and consummation of the transactions contemplated by the Merger Agreement;

•
absence of required governmental or other third-party consents in connection with execution and delivery of the Merger Agreement and consummation of the transactions contemplated by the Merger Agreement other than as specified in the Merger Agreement;

•
SEC filings, financial statement compliance and absence of undisclosed liabilities (other than certain specified exceptions);

•
internal controls and procedures;

•
absence of certain changes or events and conduct of business in the ordinary course since December 31, 2024;

•
proceedings;

•
tax matters;

•
accuracy and completeness of information supplied for the inclusion or incorporation by reference in this proxy statement/prospectus and the registration statement;

•
no vote or consent of Rocket’s stockholders required to approve the Merger Agreement or the Merger;

•
absence of brokers and other advisors besides Morgan Stanley & Co. LLC; and

•
the Up-C Collapse.

Many of the representations and warranties by Rocket in the Merger Agreement are qualified by a “knowledge,” “materiality” or “material adverse effect” standard, subject to the exceptions equivalent to those set forth with respect to a material adverse effect on Redfin above.
The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger, but they form the basis of specified conditions to the parties’ obligations to complete the Merger.

Conduct of Business
Each of Rocket and Redfin has agreed to certain covenants in the Merger Agreement restricting the conduct of its business between the date of the Merger Agreement and the Effective Time or such earlier date as the Merger Agreement is terminated in accordance with its terms (the “Pre-Closing Period”).
Except as (i) provided or permitted in the Merger Agreement, (ii) set forth in the disclosure letter delivered by Redfin in connection with the Merger Agreement, (iii) consented to in writing (including by email) by Rocket (which consent shall not be unreasonably withheld, conditioned or delayed) or (iv) required by applicable law, Redfin has agreed that, during the Pre-Closing Period, Redfin will, and cause each of its subsidiaries to use (x) commercially reasonable efforts to (i) act and carry on its business in the ordinary course of business consistent with past practice, comply with applicable law in all material respects and preserve intact its material assets, properties, and business organizations, (ii) keep available the services of its current officers and key employees and (iii) preserve its relationships with customers, vendors, distributors, partners, lessors, licensors, licensees, creditors, contractors and other persons with which Redfin has material business relations, and (y) not, directly or indirectly, do any of the following without the prior written consent of Rocket (which consent shall not be unreasonably withheld, conditioned or delayed):
•
(i) declare, set aside, authorize or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned subsidiary of Redfin to its parent), (ii) split, combine, subdivide or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares (A) from holders of Redfin Options in full or partial payment of the exercise price payable by such holder upon exercise of Redfin Options to the extent required or permitted under the terms of such Redfin Options, (B) from holders of Redfin RSUs in full or partial payment to satisfy tax obligations by such holder upon the settlement of Redfin RSUs to the extent required or permitted under the terms of such Redfin RSUs or (C) from holders of Redfin PSUs in full or partial payment to satisfy tax obligations by such holder upon the settlement of Redfin PSUs to the extent required or permitted under the terms of such Redfin PSUs;

•
issue, deliver, sell, pledge, dispose of, grant, encumber, transfer or authorize the issuance, delivery, sale, pledge, disposition or grant, encumbrance or transfer of any capital stock in Redfin or any of its subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock, or any options, warrants, calls, commitments or other rights of any kind to acquire any shares of such capital stock of any class or series or such convertible or exchangeable securities or any other ownership interest (including any such interest represented by contract rights), of Redfin or any of its subsidiaries, other than (i) upon the exercise or settlement of Redfin Options, Redfin RSUs and Redfin PSUs that are outstanding on March 9, 2025, or issuances under Redfin’s 2017 Employee Stock Purchase Plan permitted by the Merger Agreement, (ii) by a wholly owned subsidiary of such subsidiary’s capital stock to Redfin or another wholly owned subsidiary of Redfin;

•
amend its certificate of incorporation, bylaws or similar organizational or governing documents;

•
acquire (for cash or other assets) or agree to acquire by merging or consolidating with, or by purchasing all or substantially all assets or any stock of, or equity or voting interest in, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof;

•
sell, lease, license, encumber (including by the grant of any option thereon) (other than by permitted liens), abandon, permit to lapse or otherwise dispose of any material properties or material assets of Redfin (including equity interests in subsidiaries) other than in the ordinary course of business consistent with past practice;

•
(i) lend money to, or make any capital contribution or advance to, or investment in, any person, other than (x) to any subsidiary of Redfin in the ordinary course of business consistent with past practice or (y) routine expense advances to employees of Redfin and its subsidiaries in the ordinary course of business consistent with past practice, (ii) incur or guarantee any indebtedness for borrowed money (including drawing on any undrawn commitment with respect to any existing indebtedness), (iii) guarantee or assume any indebtedness of others, (iv) issue or sell warrants or other rights to acquire any debt securities of Redfin or any of its subsidiaries, (v) enter into any “keep well” or other agreement to maintain any financial condition of another person, (vi) enter into any arrangement having the economic effect of any of clauses (ii)-(v) or (vii) make any capital expenditure or commitment that in the aggregate are in excess of Redfin’s plan for capital expenditures for the applicable fiscal year by more than 10% in the aggregate;
•
except as required pursuant to existing agreements (including any “employee benefit plan” as defined in ERISA (whether or not subject to ERISA), and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) providing compensation or other benefits to any current or former director, officer, employee, consultant or independent contractor (or to any dependent or beneficiary thereof) of Redfin, its subsidiaries or any ERISA affiliate (“Redfin Benefit Plan”)) or applicable law, (i) increase the compensation payable or to become payable or benefits provided or to be provided to any directors, officers or employees of Redfin except for routine annual increases in cash compensation or benefits not to exceed the percentages specified, (ii) grant or provide any severance or termination payments or benefits to any directors, officers or employees of Redfin other than those specified, (iii) accelerate the time of payment or vesting of, or the lapsing of restrictions related to, or fund or otherwise secure the payment of, any compensation or benefits (including any equity or equity-based awards) to any directors, officers or employees of Redfin, or (iv) establish, amend or terminate any Redfin Benefit Plan (or any plan, program, arrangement or agreement that would be a Redfin Benefit Plan if it were in existence on the date hereof) other than (x) entry into, amendment or termination of any Redfin Benefit Plan in a manner that would not materially increase costs to Redfin, Rocket or the Surviving Corporation or any of their affiliates, or materially increase the benefits provided under any Redfin Benefit Plan or (y) entry into new hire offer letters or consulting agreements entered into in the ordinary course of business, or providing such employee or service provider compensation and benefits consistent with its past practice for similarly situated employees and individual service providers (including permitting any such employees and individual service providers to be eligible for the benefits made generally available to non-executive employees);

•
hire or terminate the employment of any employee at the level of vice president or above, other than terminations for “cause,” or new hires to replace departed employees as set forth in the disclosure letter delivered by Redfin in connection with the Merger Agreement;

•
implement or adopt any material change in financial accounting policies, practices or methods, other than as may be required by GAAP or regulatory guidelines;

•
settle or compromise any proceedings, or waive, release or assign any rights or claims, in any such case in excess of specified amounts, other than claims reserved against on the consolidated balance sheet of Redfin as of December 31, 2024, as set forth in the Form 10-K for the fiscal year ended December 31, 2024, filed by Redfin on February 27, 2025 (for amounts not materially in excess of such reserves); provided that, the payment, discharge, settlement or satisfaction of such proceeding does not include any material obligation (other than the payment of money) to be performed by, or any material restriction imposed against, Redfin or any of its subsidiaries, or following the Closing, Rocket and its subsidiaries; provided, further, that, notwithstanding the foregoing, Redfin may not settle or propose to settle or compromise any stockholder litigation except as expressly permitted by the Merger Agreement;

•
(i) change or rescind any material tax election, (ii) change any annual tax accounting period or any material method of tax accounting, (iii) file any income or other material tax return relating to Redfin or any of its subsidiaries that has been prepared in a manner that is materially inconsistent with the past practices of Redfin or such subsidiary, as applicable, (iv) file any amended income or other material tax return, (v) settle, compromise, or abandon any claim, investigation, audit or controversy relating to material taxes or (vi) enter into any closing agreement with respect to any material tax;

•
adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Redfin (other than the Merger) or any of its subsidiaries;

•
(i) modify, amend or terminate (excluding expiration or renewals in accordance with the terms thereof) certain material contracts, (ii) enter into any contract that would be a “Redfin Material Contract” under the Merger Agreement if in existence on March 9, 2025, or (iii) waive, release or assign any material rights, claims or benefits under any Redfin Material Contract, subject to certain exceptions as set forth in the Merger Agreement;

•
engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of Redfin or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

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adopt or implement any stockholder rights plan or similar arrangement, in each case, applicable to the Merger or any other transaction consummated pursuant to Rocket’s rights under Section 4.6(f)(iii) of the Merger Agreement;

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enter into any joint venture, partnership, participation or other similar arrangement;

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enter into any new line of business;

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make any material changes in its policies and practices with respect to the origination, underwriting, pooling, sale or servicing of mortgage loans or mortgage servicing rights except as required by applicable requirements as set forth in the Merger Agreement or applicable law;

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sell, assign, transfer, exclusively license, allow to lapse, abandon or otherwise cause to suffer any lien (other than permitted liens) on any material rights in Redfin’s intellectual property, other than (i) non-exclusive licenses entered in the ordinary course of business or (ii) expiration of Redfin’s intellectual property at the end of its natural term; or

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authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

In addition, Rocket has agreed to specific restrictions relating to the conduct of its business between the date of the Merger Agreement and the Effective Time, including not to do any of the following (subject, in each case, to the Up-C Collapse as provided in the Merger Agreement) without Redfin’s prior written consent, which, subject to specified exceptions, may not be unreasonably withheld, conditioned or delayed:
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amend the certificate of incorporation of Rocket in any manner that would be materially adverse to Redfin or Redfin stockholders;

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declare, set aside, authorize or pay any dividend or other distribution with respect to the capital stock of Rocket;

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effect any stock split, division or subdivision of shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction; or

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agree or commit to do any of the foregoing.

See the section titled “Risk Factors” beginning on page 27 for a discussion of the risks associated with the exceptions from the above-described covenants.
No Solicitation of Alternative Proposals
Redfin has agreed that, from the time of the execution of the Merger Agreement until the earlier of the termination of the Merger Agreement or the consummation of the Merger, it and its subsidiaries will not, and it will cause its and its subsidiaries’ directors and officers not to, and will use its reasonable best efforts to cause their respective employees, investment bankers, attorneys, accountants and other advisors, agents or representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes an acquisition proposal or that would reasonably be expected to lead to an acquisition; (ii) participate in any negotiations or discussions or cooperate in any way (except as otherwise permitted under the terms of the Merger Agreement) with any person regarding any proposal; (iii) provide any non-public information concerning itself or any of its subsidiaries to any person for the purpose of soliciting, initiating, inducing or knowingly encouraging, facilitating an acquisition proposal; (iv) enter into any binding or nonbinding letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle, share exchange agreement or other similar agreement with respect an acquisition proposal; (v) approve any transaction under, or any person becoming an “interested stockholder”, for purposes of Section 203 of the DGCL or takeover law; (vi) terminate, waive, amend or modify any provision of, or grant permission under, any confidentiality agreement or explicit standstill obligation or similar agreement to which Redfin or any of its subsidiaries is a party; or (vii) approve, authorize, resolve, agree or publicly propose any intention to do any of the foregoing.
The Merger Agreement also requires Redfin to, and to cause its each of its respective subsidiaries and representatives to promptly, cease and cause to be terminated any discussions and negotiations with any person (other than Rocket and Merger Sub) or any representative thereof, conducted prior to the execution of the Merger Agreement with respect to any acquisition proposal or proposal that could reasonably be expected to lead to an acquisition proposal; request the prompt return or destruction of all confidential information previously furnished to any person within the last six months for the purposes of evaluating a possible acquisition proposal and any documents or other materials containing such information; and terminate access of such persons to any electronic datarooms.
An “acquisition proposal” means any proposal or offer (whether written or otherwise) (other than an offer or proposal made by Rocket or any of its subsidiaries) relating to, in a single transaction or series of related transactions, (a) any (i) direct or indirect acquisition or exclusive license of assets of Redfin or any of its subsidiaries (including securities of the subsidiaries of Redfin) equal to more than 20% of Redfin’s consolidated assets (measured on a fair market value basis) or to which more than 20% of Redfin’s revenues, EBITDA, net income or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition or issuance (whether by merger, consolidation or otherwise) of more than 20% of any class of voting equity securities of Redfin, (b) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result, directly or indirectly, in any person or group (or the shareholders of any person or group) beneficially owning 20% or more of the outstanding voting power of Redfin or (c) any merger, consolidation, business combination, share exchange, recapitalization or other similar transaction involving Redfin that would result in any person or group (or the shareholders of any person or group) beneficially owning, directly or indirectly, more than 20% of the outstanding voting power of Redfin or 20% of the voting power of the surviving entity in a merger involving Redfin or the resulting direct or indirect parent of Redfin or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power) or (d) any liquidation or dissolution of Redfin.
Notwithstanding the restrictions described above, if, prior to obtaining the approval of its stockholders, Redfin receives an unsolicited, bona fide written acquisition proposal that was made after the date of the Merger Agreement and did not result from a breach, in any material respect, of Redfin’s nonsolicitation obligations and that the Redfin Board determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes, or is reasonably likely to lead to or result in, a superior proposal, so long as Redfin has provided prior written notice to Rocket of the determination of the Redfin Board within 24 hours of such determination, Redfin may: (i) provide access to non-public information regarding Redfin and its subsidiaries to such third party; provided that such information has previously been available to Rocket, or is provided to Rocket, substantially concurrently with the making of such information available to such third party and that, prior to furnishing any such non-public information, Redfin receives from such third party an acceptable confidentiality agreement and (ii) participate or engage in any negotiations or discussions with such third party if, and only if, prior to taking any action described in clause (i) or (ii) above, the Redfin Board determines in good faith after consultation with its financial advisor and outside legal counsel that such acquisition proposal constitutes, or would reasonably be expected to result in, a superior proposal.
A “superior proposal” means any bona fide, written acquisition proposal, which the Redfin Board determines (after consultation with outside legal counsel and financial advisors) would reasonably be expected to be (taking into account all legal, financial, regulatory timing and other aspects of the proposal) more favorable to Redfin stockholders from a financial point of view than the Merger (including any changes to the terms of the Merger Agreement made in response to such offer in accordance with the Merger Agreement); provided that for purposes of the definition of “superior proposal,” the references to “20%” in the definition of “acquisition proposal” will be deemed to be references to “50%.”

The Merger Agreement requires Redfin to notify Rocket promptly (and, in any event, within 24 hours) of, among other things, the receipt of any acquisition proposals. In addition, the Merger Agreement requires Redfin to inform Rocket of the material terms of any such acquisition proposal, the identity of the person making such acquisition proposal and any material development or change in status, terms or conditions of any such acquisition proposal offers, and any material terms or conditions of any such proposals.
Changes in Board Recommendations
The Redfin Board has agreed that it will not, among other things, (i) withdraw, change, amend, qualify or modify (or publicly propose or resolve to withdraw, change, amend, qualify or modify), in any manner adverse to Rocket or Merger Sub, the recommendation by the Redfin Board with respect to the transactions contemplated by the Merger Agreement, as applicable, or approve, recommend or otherwise declare advisable (or publicly propose or resolve to approve, adopt, endorse, recommend or otherwise declare advisable) any applicable acquisition proposal (each such event is referred to as a “change in recommendation”), or (ii) cause or permit Redfin or any of its respective subsidiaries to enter into any alternative acquisition agreement.
Notwithstanding the foregoing, the Redfin Board may change its recommendation to its respective stockholders (subject to Rocket’s rights to match competing proposals and right to terminate the Merger Agreement following such change in recommendation, as more fully described in the Merger Agreement) in response to a superior proposal or an intervening event if, subject to compliance with other provisions by Redfin and its representatives, the Redfin Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such failure to effect a change in board recommendation would be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable law.
An “alternative acquisition agreement” means any merger agreement, letter of intent, term sheet, agreement in principle, memorandum of understanding, share purchase agreement, asset purchase agreement, share exchange agreement or other similar agreement constituting or relating to an acquisition proposal.
An “intervening event” means any material event or development or material change in circumstances with respect to Redfin and its subsidiaries taken as a whole that, irrespective of when such event, development or change occurred, (a) was not known to the Redfin Board as of, or prior to, the execution of the Merger Agreement, or, if known, the magnitude or consequences of which were not known or reasonably foreseeable by the Redfin Board prior to the date of the execution of the Merger Agreement and (b) does not relate to any acquisition proposal and provided that in no event shall any change in the price or trading volume of shares or any other securities of Redfin constitute an intervening event (provided that the underlying cause of such changes may constitute or be taken into account in determining whether there has been an intervening event).
Efforts to Obtain Required Stockholder Votes
Redfin has agreed, subject to the qualifications described above, to use its reasonable best efforts to convene a meeting of its stockholders to consider and vote upon the adoption of the Merger Agreement after the registration statement of which this proxy statement/prospectus forms a part is declared effective. The Redfin Board has approved the Merger Agreement and determined the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Redfin and their stockholders, and has adopted resolutions directing that the Merger Agreement be submitted to their stockholders for their consideration. Notwithstanding the foregoing, (x) if on or before the date the Redfin stockholders meeting is scheduled to be held, Redfin believes in good faith that (A) it will not receive proxies representing a sufficient number of shares of Redfin common stock to adopt merger proposal or (B) it will not have enough shares of Redfin common stock to constitute a quorum, Redfin has the right to on one or more occasions postpone or adjourn the Redfin stockholders meeting, (y) Redfin may postpone or adjourn the Redfin stockholders meeting to allow reasonable additional time for the distribution of any supplemental or amended disclosure that the Redfin Board has determined, after consultation with outside legal counsel, is necessary under applicable law and for such supplemental or amended disclosure to be reviewed by Redfin’s stockholders prior to the Redfin stockholders meeting, and (z) Redfin may postpone or adjourn the Redfin stockholders meeting with the consent of Rocket, as long the Redfin stockholder meeting is not adjourned or postponed for more 10 business days per occasion or 15 business days in the aggregate in connection with any such postponements or adjournments pursuant to either or all of the preceding clauses (x), (y) and (z).
Notwithstanding any Redfin change in recommendation, Redfin will submit the Merger Agreement to its stockholders for adoption at the Redfin stockholders meeting unless the Merger Agreement is terminated in accordance with its terms prior to such meeting. Without the prior written consent of Rocket, the adoption of the Merger Agreement will be the only matter (other than matters of procedure and matters required by law to be voted on by Redfin’s stockholders in connection with the adoption of the Merger Agreement and the transactions contemplated thereby) that Redfin will propose to be acted on by its stockholders at the Redfin stockholders meeting.
Efforts to Complete the Merger
Rocket and Redfin have agreed to use their respective commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper and advisable under applicable law to consummate the Merger and make effective the other transactions contemplated thereby and to cause the conditions to each party’s obligation to consummate the transactions as set forth in the conditions to the Closing to be satisfied as promptly as practicable (but in no event later than December 9, 2025), including taking all actions necessary to obtain all governmental consents required for the consummation of the Merger.
Rocket and Redfin make or cause to be made all necessary filings, notifications or registrations that are required to consummate the transactions contemplated by the Merger Agreement and respond as promptly as practicable to any requests for information from any governmental authority as promptly as practicable, and to contest and resist any action, and to have vacated, lifted, reversed or overturned any order that restricts, prevents or prohibits the consummation of the Merger or any other transaction contemplated by the Merger Agreement under any antitrust law. Each party will furnish to the other such necessary information and assistance as the other party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any governmental authority. Rocket will, after good faith consultation with Redfin and after considering, in good faith, Redfin’s views and comments, control and lead all communications, negotiations, timing decisions and strategy on behalf of the parties relating to all necessary governmental consents required for the consummation of the transactions contemplated by the Merger Agreement and all proceedings pursuant to any antitrust law challenging the Merger Agreement or the transactions contemplated by the Merger Agreement.
Notwithstanding other provisions of the Merger Agreement, none of Rocket or any of its subsidiaries or affiliates will be required to propose, negotiate, offer to commit to, commit to or effect any Remedy that would, individually or in the aggregate, result in, or be reasonably likely to result in, an adverse effect that is more than immaterial on the financial condition, business, assets, or continuing results of operations of Rocket and its subsidiaries or the combined company resulting from the transactions contemplated by the Merger Agreement or would require Rocket to commit to provide prior notice or seek prior approval from any governmental authority of any future transaction.
Access
Between the date of the Merger Agreement and the Effective Time, upon reasonable notice, and except as may otherwise be required by applicable law, (i) Redfin will afford Rocket representatives reasonable access under the supervision of appropriate personnel of Redfin, during normal business hours, to Redfin and each of its subsidiaries’ employees, properties, assets, books, records and contracts, (ii) during such period, Redfin will and will cause each of its subsidiaries to, furnish promptly to Rocket with financial and operating data and other information concerning its or any of its subsidiaries’ properties, business and personnel as may reasonably be requested by Rocket, and (iii) Redfin will permit Rocket to make such non-invasive inspections as it may reasonably request; provided, that the purpose of such access or request will be limited to the planning of the integration of Redfin, its subsidiaries and its and their respective businesses with Rocket, its subsidiaries and their respective businesses. The foregoing will not require Redfin to permit any inspection or disclose any information, to the extent that in its reasonable judgment, (i) any applicable law requires such party or its subsidiaries to restrict or prohibit access to any such properties or information, (ii) the information is subject to confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further that with respect to clauses (i) through (iii), Redfin will use its commercially reasonable efforts develop an alternative to providing such information so as to afford such access or furnish such information without breaching such confidentiality obligation, losing such legal protection or violating applicable law.
Employee Benefits
For the one year period immediately following the Effective Time, Rocket will (and will cause the Surviving Corporation to) provide to each person who is an employee of Redfin or any of its subsidiaries and who remains an employee of Redfin, the Surviving Corporation or any of their respective affiliates (each, a “Redfin Continuing Employee”) (i) no less than the same level of base salary or base hourly wage, if applicable, that was provided to each such Redfin Continuing Employee immediately prior to the Effective Time, (ii) a cash incentive compensation opportunity (including with respect to individual target bonus levels) that is, in the aggregate, no less than such opportunity provided to each such Redfin Continuing Employee immediately prior to the Effective Time, (iii) employee benefits (other than equity based awards and defined benefit or non-qualified arrangements) that are in the aggregate, either, in Rocket’s sole discretion, (A) substantially comparable to the employee benefits provided to each such Redfin Continuing Employee immediately prior to the Effective Time or (B) substantially comparable to those provided to similarly situated employees of Rocket and its subsidiaries and (iv) upon a termination of a Redfin Continuing Employee, severance benefits that are, in the aggregate, no less than that would have been provided to each such Redfin Continuing Employee pursuant to Redfin’s severance practices as described in the confidential disclosure letters to the Merger Agreement. Without limiting the foregoing clause (iv), at all times after the Effective Time, Rocket will, and will cause the Surviving Corporation to, provide each Redfin Continuing Employee who experiences a termination of employment and who would receive severance or acceleration benefits under his or her contracts with Redfin that are disclosed in the confidential disclosure letters to the Merger Agreement to receive severance and acceleration no less favorable than the terms set forth in such contracts until such time as such contracts cease to apply by their terms.
With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Rocket or any of its subsidiaries in which any director, officer or employee of Redfin or any of its subsidiaries (the “Redfin Employees”) will participate effective as of or after the Effective Time (collectively, “New Plans”), subject to applicable law and applicable tax qualification requirements, Rocket will, or will cause the Surviving Corporation to, recognize all service of the Redfin Employees with Redfin or any of its subsidiaries that is reflected in the books and records of Redfin, as the case may be, for vesting, eligibility and level of benefits purposes (but not for accrual purposes, except for vacation and severance) in any New Plan in which such Redfin Employees will be eligible to participate after the Effective Time, in each case except to the extent that recognizing such service would result in a duplication of benefits. To the extent any Redfin Employee participates in a New Plan that is a welfare plan or arrangement of Rocket or any of its subsidiaries following the Closing Date (a “Rocket Welfare Plan”), Rocket and any of its subsidiaries will, to the extent permitted by applicable law and any insurer or service provider under the applicable Rocket Welfare Plan, use commercially reasonable efforts to cause all:
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pre-existing condition limitations which otherwise would be applicable to such Redfin Employee and his or her covered dependents to be waived to the extent satisfied under a Redfin Benefit Plan comparable to such Rocket Welfare Plan immediately prior to the Closing Date or, if later, immediately prior to such Redfin Employee’s commencement of participation in such Rocket Welfare Plan;

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participation waiting periods under each Rocket Welfare Plan that would otherwise be applicable to such Redfin Employee to be waived to the same extent waived or satisfied under the Redfin Benefit Plan comparable to such Rocket Welfare Plan immediately prior to the Closing Date or, if later, immediately prior to such Redfin Employee’s commencement of participation in such Rocket Welfare Plan; and

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co-payments and deductibles paid by Redfin Employees in the plan year in which the Effective Time occurs to be credited for purposes of satisfying any applicable deductible or out of pocket requirement under any such Rocket Welfare Plan.

From and after the Effective Time, Rocket will or will cause the Surviving Corporation to assume, honor and continue the Redfin Benefit Plans to the extent required by their terms. Furthermore, Rocket acknowledges that, as of the Effective Time, a “change in control” (or “change of control” or similar defined term, as applicable) shall have occurred for purposes of each Redfin Benefit Plan in which such definition appears.
With respect to accrued but unused personal, sick or vacation time to which any Redfin Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Redfin Continuing Employee immediately prior to the Effective Time, Rocket will, or will cause the Surviving Corporation to, as applicable (and without duplication of benefits), assume the liability for such accrued personal, sick or vacation time and allow such Redfin Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of Rocket or the Surviving Corporation, as they may be amended from time to time.
Prior to the Effective Time, Redfin will take such actions as Rocket may reasonably request so as to enable the Surviving Corporation to effect such actions relating to the 401(k) plan of Redfin (the “401(k) Plan”) and any Redfin Benefit Plan that is subject to Section 401(a) of the Code as Rocket may deem necessary or appropriate, including amending and/or terminating the 401(k) Plan or any such other plan prior to the Effective Time, subject to the terms of the 401(k) Plan or any such other plan and applicable law and provided that such action does not preclude the immediate participation of the Redfin Employees in any successor 401(k) plan or other replacement plan.
Indemnification and Insurance
The Merger Agreement requires that all rights to indemnification by Redfin existing in favor of those persons who are current or former directors and officers of Redfin, and any person who becomes a director or officer of Redfin and its subsidiaries prior to the Effective Time for their acts and omissions as directors and officers of Redfin and its subsidiaries occurring on or prior to the Effective Time, as provided in Redfin’s certificate of incorporation and Redfin’s bylaws and as provided in any indemnification agreements between Redfin and such officer or director (as in effect as of March 9, 2025), will survive the Merger and be observed, honored and fulfilled, in all respects, by the Surviving Corporation to the fullest extent permitted by law for a period of six years from the date the Merger becomes effective, or the Indemnification Period. During the Indemnification Period, the Surviving Corporation will have organizational documents that contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions in Redfin’s organization documents on the date of the Merger Agreement. During the Indemnification Period or such period in which a party is asserting a claim for indemnification pursuant to the foregoing, whichever is longer, the provision of the Surviving Corporation’s and its subsidiaries’ organization documents may not be repealed, amended or otherwise modified in any manner adverse to the indemnified party.
Without limiting the foregoing and without expanding (1) the obligations of Rocket and its affiliates, or (2) the rights of any indemnified person under Redfin’s organization documents or any indemnification agreement between Redfin and the indemnified person in effect as of the date of the Merger Agreement, during the Indemnification Period, the Surviving Corporation will indemnify and hold harmless each indemnified person from and against any costs, fees and expenses (including attorney’s fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any legal proceeding to the extent such proceeding arises out of or pertains to (i) any action or omission in such indemnified person’s capacity as a director, officer, employee or agent of Redfin or any of its subsidiaries; or (ii) relating to the Merger Agreement and the contemplated transactions. If any indemnified person delivers notice of a claim for indemnification, then the claim will survive the Indemnification Period until it is fully and finally resolved.
The Merger Agreement requires Redfin to purchase a six-year “tail” prepaid officers’ and directors’ liability insurance policy prior to the Effective Time with benefits and levels of coverage at least as favorable as Redfin’s existing policies with respect to matters existing or occurring at or prior to the Effective Time for an amount not to exceed 300% of the last annual premium paid prior to March 9, 2025. The Surviving Corporation will (and Rocket will cause the Surviving Corporation to) maintain the tail policy in full force and effect and continue to honor its obligations thereunder for a period of six years after the Effective Time. If Redfin is unable to purchase a “tail” coverage on such terms, then, for a period of six years after the Effective Time, Rocket will cause to be maintained the best available coverage.

Treatment of Redfin Equity Awards
Treatment of Redfin Options
At the Effective Time, each Redfin Option that is unexpired, outstanding and unexercised as of the Effective Time, whether vested or unvested, will be assumed by Rocket and converted into an Assumed Option, equal to the product of (a) the number of shares of Redfin common stock subject to such Redfin Option immediately prior to the Merger and (b) the Exchange Ratio. The per share exercise price of each Assumed Option will be equal to (i) the per share exercise price of such Redfin Option immediately prior to the Merger divided by (ii) the Exchange Ratio (with the resulting price per share rounded up to the nearest whole cent). Except for the changes made to the number and type of shares and the exercise price, each Assumed Option will be subject to the same terms and conditions, including as to vesting, vesting acceleration and exercisability, as were applicable to such Redfin Option immediately prior to the Effective Time.
Treatment of Redfin RSUs
At the Effective Time, each Redfin RSU that is unexpired, outstanding and unsettled immediately prior to such time, whether vested or unvested, will be assumed by Rocket and converted into an Assumed Unit, equal to the product of (a) the number of shares of Redfin common stock subject to such Redfin RSU immediately prior to the Effective Time and (b) the Exchange Ratio. Except for the change to the number and type of shares, each Assumed Unit will be subject to the same terms and conditions, including as to vesting, vesting acceleration and issuance, as were applicable to such Redfin RSU immediately prior to the Effective Time.
Treatment of Redfin PSUs
At the Effective Time, each Redfin PSU that is outstanding for which the performance period has not been completed, will have the achievement of any performance-based metrics be determined, prior to the Effective Time, in good faith by the Redfin Board or a committee thereof in accordance with the terms of the applicable Redfin PSU award agreement and any resulting achieved Redfin PSU will be converted into a Converted Redfin RSU, equal to the product of (a) the number of shares of Redfin common stock subject to such achieved Redfin PSU immediately prior to the Merger and (b) the Exchange Ratio. Each Converted Redfin RSU will be subject to the time-based vesting schedule set forth in the applicable Redfin PSU award agreement. Each Converted Redfin RSU that is unexpired, unsettled and outstanding as of the Effective Time, whether vested or unvested will be treated in accordance with the provisions governing Redfin RSUs as described in the above paragraph.
Treatment of ESPP
Following the date of the Merger Agreement, Redfin has taken actions with respect to the ESPP to provide that with respect to the current purchase period, (i) no employee who is not a participant in the ESPP as of the date of the Merger Agreement may become a participant in the ESPP, and (ii) no employee participating in the current purchase period may increase his or her payroll contribution rate pursuant to the ESPP from the rate in effect immediately prior to the date of the Merger Agreement, except as required by applicable law. In addition, (i) if any current purchase period is still in effect at the Effective Time, then the last day of such current purchase period will be accelerated to a specified trading day occurring within 10 business days prior to the anticipated Closing Date, (ii) if the current purchase period terminates prior to the Effective Time, then the ESPP will be suspended and there will be no new offering periods following the current purchase period, (iii) no new offering or purchase period will be commenced under the ESPP prior to the Effective Time and (iv) in all events, subject to the consummation of the Merger, Redfin will terminate the ESPP immediately prior to the Effective Time.

Other Covenants and Agreements
The Merger Agreement contains certain other covenants and agreements, including covenants, among others, relating to:
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Rocket using commercially reasonable efforts to cause the shares of Rocket Class A common stock to be issued in the Merger to be approved for listing on NYSE, subject to official notice of issuance;

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Rocket and Redfin taking all actions necessary to permit the shares of Redfin common stock listed on Nasdaq to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time;

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Redfin and the Redfin Board using reasonable best efforts to take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger Agreement or the transactions contemplated thereunder, including the Merger, and, if any state takeover statute or similar statute or regulation becomes applicable to the Merger Agreement or the transactions contemplated thereunder, including the Merger, taking all action necessary to render such takeover statute inapplicable to the foregoing and ensure that the transactions contemplated by the Merger Agreement, including the Merger, may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and other transactions contemplated thereby;

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Redfin providing prompt notification to Rocket of any litigation related to the Merger that is brought against Redfin or its directors or officers and keeping Rocket informed on a reasonably current basis with respect to the status thereof. Redfin will give Rocket the right to review and comment on all material filings or responses made in respect of such litigation, and will not settle any such litigation without Rocket’s prior written consent (not to be unreasonably withheld, conditioned or delayed);

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Rocket shall prepare and file with the SEC a Form S-8 (or file such other appropriate form) registering a number of shares of Rocket Class A common stock issuable with respect to the converted options, Converted Redfin RSUs and converted performance RSUs and Rocket will use its commercially reasonable efforts to cause such registration statement to remain in effect for so long as such converted options, Converted Redfin RSUs and converted performance RSUs remain outstanding; and

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Rocket shall consummate or cause to be consummated, the Up-C Collapse as promptly as practicable in accordance with the terms of the Transaction Agreement.

Conditions to Completion of the Merger
The obligations of each of Rocket and Redfin to effect the Merger are subject to the satisfaction, or waiver, of the following conditions:
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the Merger Agreement shall have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of Redfin common stock entitled to vote thereon;

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no law or order will have been issued by any governmental authority preventing the consummation of the Merger or that results in an adverse effect that is more than immaterial on the financial condition, business, assets or continuing results of operations of Rocket and its subsidiaries, or Redfin and its subsidiaries, in each case, taken as a whole, at or after the Maverick Effective Time (a “Detriment”) and no statute, rule, regulation, order, injunction or decree by any governmental authority of competent jurisdiction shall be enacted (and continue to be in effect) that or makes illegal or otherwise prohibits the consummation of the Merger;

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all applicable waiting periods (and any extensions thereof) under the HSR Act, and the rules and regulations promulgated thereunder relating to the consummation of the Merger shall have expired or been terminated;

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the registration statement of which this proxy statement/prospectus forms a part, which is being filed by Rocket with the SEC to register the Rocket Class A common stock to be issued to the holders of the shares of Redfin common stock in connection with the Merger, shall have been declared effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of such registration statement shall have been issued by the SEC and no proceeding for that purpose, and no similar proceeding in respect of this proxy statement/prospectus, shall have been initiated or threatened in writing by the SEC that has not been withdrawn; and
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the shares of Rocket Class A common stock issuable (i) in the Merger, (ii) upon the exercise of all Assumed Options, and (iii) in settlement of all Assumed Units, shall have been authorized for listing on the NYSE, subject to official notice of issuance.

In addition, the obligations of Rocket and Merger Sub to complete the Merger are further subject to the satisfaction, or waiver, of the following additional conditions:
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the representations and warranties relating to an absence of material adverse effect on Redfin being true and correct in all respects on and as of the Agreement Date;

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representations and warranties relating to authorized and outstanding capital stock and equity securities, existence of undisclosed outstanding equity securities, and absence of equity-linked or voting-linked debt instruments being true and correct in all respects on and as of the Agreement Date and being true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, in which case as of such date) except for inaccuracies that do not have more than a de minimis effect;

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representations and warranties relating to Redfin’s corporate existence, corporate authority, finders, brokers and the opinion of Redfin’s financial advisor and capitalization (other than the portions of the capitalization representation relating to authorized and outstanding capital stock and equity securities, the existence of undisclosed outstanding equity securities, and absence of equity-linked or voting-linked debt instruments), disregarding all qualifications and exceptions contained therein relating to materiality or a material adverse effect on Redfin or any similar standard or qualification, being true and correct in all material respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, in which case as of such date);

•
all other representations and warranties of Redfin in the Merger Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or a material adverse effect on Redfin or any similar standard or qualification, being true and correct on and as of the Agreement Date and the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, in which case as of such date), except where the circumstances causing the failure of such representations or warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Redfin;

•
Redfin having performed and complied with, in all material respects, all obligations and covenants required to be performed by it under the Merger Agreement at or prior to the Effective Time;

•
there shall not have occurred any material adverse effect on Redfin after the Agreement Date that is continuing; and

•
Rocket’s receipt of a certificate, dated as of the Closing Date, from the Chief Executive Officer or the Chief Financial Officer of Redfin confirming that the foregoing conditions have been satisfied.

In addition, the obligations of Redfin to complete the Merger are further subject to the satisfaction, or waiver, of the following additional conditions:
•
the representations and warranties relating to an absence of material adverse effect on Rocket being true and correct in all respects on and as of the Agreement Date;

•
the representations and warranties of Rocket and Merger Sub relating to authorized and outstanding capital stock and the equity awards issued by Rocket pursuant to its stock option plans being true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, in which case as of such date) except for inaccuracies that do not have more than a de minimis effect;
•
the representations and warranties of Rocket relating to corporate existence, corporate authority, finders and brokers and of Rocket and Merger Sub relating to capitalization (other than the portions of the capitalization representation related to authorized and outstanding capital stock and the equity awards issued by Rocket pursuant to its stock option plans) disregarding all qualifications and exceptions contained therein relating to materiality or a material adverse effect on Rocket or any similar standard or qualification, being true and correct in all material respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, in which case as of such date);

•
all other representations and warranties of Rocket and Merger Sub in the Merger Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or a material adverse effect on Rocket or any similar standard or qualification, being true and correct on and as of the Agreement Date and the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, in which case as of such date), except where the circumstances causing the failure of such representations or warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Rocket;

•
each of Rocket and Merger Sub having performed and complied with, in all material respects, all obligations and covenants required to be performed by it under the Merger Agreement at or prior to the Effective Time;

•
there shall not have occurred any material adverse effect on Rocket after the Agreement Date that is continuing;

•
Redfin’s receipt of a certificate, dated as of the Closing Date, from the Chief Executive Officer, Chief Financial Officer or other officer of Rocket and Merger Sub, confirming that the foregoing conditions have been satisfied;

•
consummation of the Up-C Collapse by Rocket in accordance with the terms of the Transaction Agreement; and

•
unless Redfin waives the condition regarding the Up-C Collapse, Redfin’s receipt of a written opinion of Fenwick & West LLP, or if Fenwick & West LLP is unable to provide such opinion, a written opinion of another counsel mutually acceptable to Redfin and Rocket (it being understood that Paul, Weiss, Rifkind, Wharton & Garrison LLP is mutually agreed to be acceptable other counsel), in customary form and substance reasonably satisfactory to Redfin, dated as of the Closing Date and to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If following the date of the Merger Agreement the tax opinion cannot be delivered and Redfin has not otherwise waived this condition, but there is an alternative structure that if used would leave the Parties in substantially the same economic position (including, but not limited to a “two-step merger” as described in IRS Revenue Ruling 2001-46) and Fenwick & West LLP (or another counsel mutually acceptable to Redfin and Rocket, it being understood that Paul, Weiss, Rifkind, Wharton & Garrison LLP is mutually agreed to be acceptable other counsel) could deliver an opinion that the alternative structure will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then Redfin and Rocket have agreed to use reasonable best efforts to implement such alternative structure and obtain such tax opinion, and such tax opinion with respect to the alternative structure would also satisfy this condition.

Termination of the Merger Agreement
The Merger Agreement may be terminated and the merger abandoned at any time prior to the Effective Time, and, except as described below, under the following circumstances:
•
by mutual written consent of Rocket and Redfin, whether before or after the receipt of the required stockholder approvals;

•
by either Rocket or Redfin if the Merger is not consummated by 11:59 p.m. (Pacific Time) on December 9, 2025, provided that such right to terminate the Merger Agreement will not be available to any party whose failure to perform any of its obligations under the Merger Agreement will have been the principal cause of, or resulted in, the failure of the Merger to be consummated by such time and date;

•
by either Rocket or Redfin if any governmental authority of competent jurisdiction issues an order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger and such order will become final and non-appealable, whether before or after the date of the Redfin stockholder approval, provided that such right to terminate the Merger Agreement will not be available to any party whose failure to perform any of its obligations under the Merger has been the primary cause of, or resulted in such order, or who has failed to use reasonable best efforts to resist, resolve or lift such order; or

•
by either Rocket or Redfin if the Redfin stockholder approval has not been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the adoption of the Merger Agreement was taken.

The Merger Agreement may be terminated and the Merger abandoned at any time before the Effective Time by Redfin:
•
If, at any time prior to the Effective Time, whether before or after the Redfin stockholder approval is obtained, by action of the Redfin Board if there has been an inaccuracy of any representation or warranty of Rocket or Merger Sub or breach of any covenant or agreement made by Rocket or Merger Sub in the Merger Agreement, such that the closing conditions set forth in the Merger Agreement related to accuracy of representations and warranties and performance of obligations would not be satisfied and such breach or inaccuracy is not curable or, if curable, is not cured prior to the earlier of (i) 30 days following notice to Rocket from Redfin of such breach or inaccuracy and (ii) December 9, 2025; provided that Redfin will not have the right to terminate the Merger Agreement pursuant to this provision if Redfin is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement; or

•
To enter into a superior proposal in accordance with the terms of the Merger Agreement at any time prior to the Redfin stockholder approval being obtained, provided that, prior to or concurrently with such termination, Redfin pays to Rocket the required termination fee.

The Merger Agreement may be terminated and the Merger abandoned at any time before the Effective Time by Rocket:
•
If, prior to the time the Redfin stockholder approval is obtained, the Redfin Board effects a change in recommendation in relation to the merger proposal; or

•
If, at any time prior to the Effective Time, whether before or after the Rocket stockholder approval is obtained, by action of the Rocket Board, if there has been an inaccuracy of any representation, warranty of Redfin, or a breach of any covenant or agreement made by Redfin in the Merger Agreement, such that the conditions to Closing set forth in the Merger Agreement related to accuracy of representations and warranties and performance of obligations would not be satisfied and such breach or inaccuracy is not curable or, if curable, is not cured prior to the earlier of (i) 30 days following notice to Redfin from Rocket of such breach or inaccuracy and (ii) December 9, 2025; provided that Rocket will not have the right to terminate the Merger Agreement pursuant to this provision if Rocket is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement.

Termination Fee; Liability for Breach
If the Merger Agreement is terminated (i) by Rocket following the Redfin Board effecting a change in recommendation in relation to the merger proposal or (ii) by Redfin to enter into a superior proposal, then Redfin will, within two business days after such termination in the case of clause (i) or concurrently with such termination in the case of clause (ii), pay Rocket a fee equal to $65,533,735.
Further, if the Merger Agreement is terminated (x) by Rocket or Redfin due to a failure to close the Merger by December 9, 2025, (only if such termination occurs prior to Redfin receiving the Redfin stockholder approval), (y) by Rocket or Redfin for failure to obtain the Redfin stockholder approval, or (z) by Rocket due to a breach of the Merger Agreement by Redfin and (i) prior to such termination referred in this clause (z), but after the date of the Merger Agreement, a bona fide acquisition proposal with respect to Redfin will have been announced or publicly disclosed to Redfin or its stockholders and not publicly withdrawn and (ii) within 12 months after the date of such termination referred in this clause (z), Redfin has consummated the transactions contemplated by such acquisition proposal, then Redfin will pay Rocket a fee equal to $65,533,735, within two business days of the date that Rocket becomes entitled to such fee, provided that solely for purposes of this provision, the term “acquisition proposal” will have the meaning assigned to such term with respect to Redfin in the section titled “The Merger Agreement — No Solicitation of Alternative Proposals” beginning on page 76, except that the references to “20%” will be deemed to be references to “50%.”
In no event will Redfin or Rocket be required to pay a termination fee on more than one occasion.
Amendments and Waivers
The Merger Agreement may be amended in writing by the parties at any time prior to the Effective Time. At any time prior to the Effective Time, any party may waive any provision of the Merger Agreement if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.
Specific Performance
The parties agreed in the Merger Agreement that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages or other legal remedies would not be an adequate remedy for such occurrence. The parties agreed that prior to any valid terminations of the Merger Agreement, they will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the performance of terms and provisions of the Merger Agreement, in addition to any other remedy to which they are entitled at law or in equity.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
In the following unaudited pro forma condensed combined financial information and the accompanying notes, unless the context otherwise requires, references to “Rocket,” “we,” “us,” “our” and the “Company” refer to Rocket Companies, Inc. and its consolidated subsidiaries. Additional terms used in the unaudited pro forma condensed combined financial information and the accompanying notes are defined throughout this section.
Introduction
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X in order to give effect to the following transactions (collectively the “Transactions”):
•
On March 9, 2025, Rocket Companies, Inc. (“Rocket”) announced that it entered into an agreement to simplify its organizational and capital structure (the “Transaction Agreement”). Under the agreement, Rocket will collapse its current “Up-C” structure, provide that each class of common stock of Rocket will be entitled to one vote per share, and reduce its classes of common stock from four to two (the “Up-C Collapse”). As part of the Up-C Collapse:

•
Rock Holdings Inc. (“RHI”) will contribute all assets and liabilities of RHI (other than its common limited liability company interests (the “Holdings LLC Units”) of Rocket, LLC (“Holdings LLC”), its shares of Class D common stock, par value $0.00001 per share of Rocket (“Class D common stock”) and equity interests in Rocket Community Fund, Woodward Insurance Holdings LLC and Woodward Insurance LLC (such entities collectively the “Retained Entities”)) to a separate entity, and thereafter RHI will merge with and into a wholly owned subsidiary of Rocket.

•
Rocket will effect an internal reorganization pursuant to which the separate existence of Holdings LLC will cease and Eclipse Merger Limited Partnership (“Holdings LP”) will continue as the surviving entity and will be named “Rocket Limited Partnership,” and each issued and outstanding Holdings LLC Unit will be exchanged for a number of fully paid and nonassessable partnership units of Holdings LP (“Holdings LP Units”).

•
Rocket will amend its certificate of incorporation to authorize a new class of Class L common stock, par value $0.00001 per share (“Class L common stock”). Each shareholder of RHI will receive a number of shares of Class L common stock equal to (1) the number of shares of RHI (“RHI Shares”) held by such RHI shareholder multiplied by (2) the ratio of the number of shares of Class D common stock owned by RHI to the number of all outstanding RHI Shares, which is currently estimated to be 56.54 shares of Class L common stock per each RHI Share. Mr. Gilbert, in consideration for his Class D common stock and paired Holdings LP Units, will receive a number of newly issued shares of Class L common stock equivalent to one share of Class L common stock for each share of Class D common stock held by Mr. Gilbert.

•
Rocket and RHI II, LLC (“RHI II”) will enter into an Indemnity Agreement, pursuant to which, among other things, RHI II will indemnify Rocket for RHI’s liabilities that are not related to Rocket’s business.

•
The Exchange Agreement between Rocket, RHI, Mr. Gilbert, and Holdings LP will be terminated, and certain information and other rights will be preserved through a separate letter agreement between Rocket and Mr. Gilbert.

•
The Rock Acquisition Corporation Shareholders Agreement between RHI and its stockholders will be terminated.

•
The Tax Receivable Agreement between Rocket, RHI and Mr. Gilbert (the “TRA”) and the Amended and Restated Limited Partnership Agreement of Holdings LP will be amended.

•
Rocket paid a special cash dividend of $0.80 per share to holders of Class A common stock, par value $0.00001 per share (“Class A common stock”) as of March 20, 2025 (“Special Dividend”) on April 3, 2025. For the avoidance of doubt, the Special Dividend was paid prior to the closing of the Redfin Merger.

•
On March 9, 2025, Rocket, Neptune Merger Sub, Inc. (“Redfin Merger Sub”) and Redfin Corporation (“Redfin”) entered into an Agreement and Plan of Merger (the “Redfin Merger Agreement”). Pursuant to the terms of the Redfin Merger Agreement, the acquisition of Redfin will be accomplished through a merger of Redfin Merger Sub with and into Redfin, with Redfin continuing as a direct wholly owned subsidiary of Rocket (the “Redfin Merger”). At the effective time of the Redfin Merger, each outstanding share of Redfin common stock, par value $0.001 per share (the “Redfin Shares”) (other than shares held by (i) Redfin, including in treasury, (ii) Rocket or (iii) Rocket’s subsidiaries, including Redfin Merger Sub), will be automatically converted into the right to receive 0.7926 shares of Rocket’s Class A common stock, and the cash payable in lieu of fractional shares of the merger consideration, without interest and subject to any applicable withholding taxes. The consummation of the Up-C Collapse, among other things, is a condition to closing of the Redfin Merger. The consummation of the Redfin Merger is not a condition to the consummation of the Mr. Cooper Mergers (as defined below).

•
On March 31, 2025, Rocket, Maverick Merger Sub, Inc. (“Maverick Merger Subsidiary”), Maverick Merger Sub 2, LLC (“Forward Merger Subsidiary”) and Mr. Cooper Group Inc. (“Mr. Cooper”) entered into the Agreement and Plan of Merger (the “Mr. Cooper Merger Agreement”). Pursuant to the Mr. Cooper Merger Agreement, and upon the terms and subject to the conditions therein and in accordance with the Delaware General Corporation Law (the “DGCL”), Maverick Merger Subsidiary will merge with and into Mr. Cooper (the “Maverick Merger”), with Mr. Cooper surviving the Maverick Merger and continuing as a direct, wholly owned subsidiary of Rocket and immediately following such Maverick Merger, in accordance with the DGCL and the Delaware Limited Liability Company Act, Mr. Cooper will merge with and into Forward Merger Subsidiary (the “Forward Merger” and, together with the Maverick Merger, the “Mr. Cooper Mergers”), with Forward Merger Subsidiary surviving the Forward Merger. At the effective time of the Mr. Cooper Mergers, each outstanding share of Mr. Cooper common stock, par value $0.01 per share (other than Mr. Cooper common stock owned directly or indirectly by Rocket, Mr. Cooper, Maverick Merger Subsidiary or Forward Merger Subsidiary immediately prior to the Maverick Effective Time), will be automatically converted into the right to receive 11.00 shares of Rocket’s Class A common stock, and the cash payable in lieu of fractional shares of the merger consideration, without interest and subject to any applicable withholding taxes. The consummation of the Up-C Collapse, among other things, is a condition to closing of the Mr. Cooper Mergers. The consummation of the Mr. Cooper Mergers is not a condition to the consummation of the Redfin Merger.

•
In connection with entering into the Mr. Cooper Merger Agreement, Rocket entered into a commitment letter (the “Commitment Letter”), dated as of March 31, 2025, with JPMorgan Chase Bank, N.A., which was subsequently amended and restated on April 22, 2025 to include certain additional commitment parties (the “Commitment Parties”), pursuant to which, on the terms and subject to the conditions set forth therein, the Commitment Parties have committed to provide a 364-day senior unsecured bridge term loan facility (the “Bridge Facility”) in an aggregate principal amount of up to $4,950 million, subject to the terms and conditions of the Commitment Letter.

•
Rocket does not intend to draw on the Bridge Facility, as it intends to incur permanent financing prior to, or concurrently with, the closing of the Mr. Cooper Mergers. As the terms of the permanent financing have not yet been determined, the unaudited pro forma condensed combined financial information is prepared using the terms of the Bridge Facility, as further discussed in Note 9. Under that assumption, Rocket intends to use the proceeds from the Bridge Facility to repay, redeem and/or amend Mr. Cooper’s 5.000% senior notes due 2026, 6.000% senior notes due 2027, 5.500% senior notes due 2028, 6.500% senior notes due 2029, 5.125% senior notes due 2030, 5.75% senior notes due 2031, and 7.125% senior notes due 2032 (collectively, the “Mr. Cooper Notes”) and pay related accrued interest, fees and expenses (the transactions, collectively, the “Financing Transactions”).

The unaudited pro forma condensed combined balance sheet as of December 31, 2024 gives effect to the Transactions as if they had been completed on December 31, 2024 and combines the audited consolidated balance sheet of Rocket as of December 31, 2024 with the audited consolidated balance sheets of Redfin and Mr. Cooper, each as of December 31, 2024.

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2024 gives effect to the Transactions as if they had occurred on January 1, 2024, the first day of Rocket’s fiscal year 2024. The unaudited pro forma condensed combined statement of income for the fiscal year ended December 31, 2024 combines the audited consolidated statement of income of Rocket for the fiscal year ended December 31, 2024 and the audited consolidated statements of loss / income of Redfin and Mr. Cooper, respectively, each for the fiscal year ended December 31, 2024. The unaudited pro forma condensed combined financial information contained herein does not give effect to any of the financial results of Rocket, Redfin, or Mr. Cooper following December 31, 2024, including the first quarter 2025 financial results.
See the risk factor titled “The unaudited pro forma condensed combined financial information included in this proxy and information statement/prospectus is inherently subject to uncertainties and is preliminary, and the combined company’s actual financial position and results of operations after the Up-C Collapse, the Merger and the Mr. Cooper Acquisition may differ materially from these estimates and the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus” beginning on page 35.
The historical consolidated financial statements of Rocket, Redfin, and Mr. Cooper have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to the Transactions, which are necessary to account for the Transactions in accordance with U.S. GAAP. The unaudited pro forma adjustments are based upon available information and certain assumptions that our management believes are reasonable. The following unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, including the impacts of Redfin’s 2025 multifamily rental listing arrangement with Zillow, or any other business changes or synergies that may result from the Transactions. Based on known facts and circumstances and limited information available to reasonably estimate future impacts, the unaudited pro forma condensed combined financial information does not reflect any transaction accounting adjustments related to Redfin’s multifamily listing arrangement with Zillow and presents the multifamily rental business consistent with Redfin’s historical audited consolidated financial statements as of December 31, 2024.
The unaudited pro forma condensed combined financial information should be read in conjunction with:
•
The accompanying notes to the unaudited pro forma condensed combined financial information;

•
The audited consolidated financial statements of Rocket as of and for the fiscal year ended December 31, 2024 and the related notes, which are included in Rocket’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and are incorporated by reference herein;

•
The audited consolidated financial statements of Redfin as of and for the fiscal year ended December 31, 2024 and the related notes, which are included in Redfin’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and are incorporated by reference herein;

•
The audited consolidated financial statements of Mr. Cooper as of and for the fiscal year ended December 31, 2024 and the related notes, which are included in Mr. Cooper’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and are incorporated by reference herein; and

•
The unaudited consolidated financial statements of Mr. Cooper as and for the three months ended March 31, 2025 and the related notes, which are included in Mr. Cooper’s Quarterly Report on Form 10-Q for the three months ended March 31, 2025, and are incorporated by reference herein.

Accounting for the Transactions
The mergers pursuant to the Transaction Agreement (the “Up-C Collapse Mergers”) will be accounted for as an equity reorganization of Rocket, under which the stockholders of RHI become direct stockholders of Rocket. Pursuant to the Transaction Agreement, RHI stockholders will exchange their shares in RHI for shares of Class L common stock. At the effective time of the Up-C Collapse Mergers, it is expected that RHI’s only material assets will be its equity interests in Rocket and that RHI will have no material liabilities which would be required to be disclosed in its financial statements.
The Redfin Merger will be accounted for as a business combination using the acquisition method with Rocket as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Under this method of accounting, the aggregate merger consideration will be allocated to Redfin’s assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the Redfin Merger. The process of valuing the net assets of Redfin immediately prior to the Redfin Merger, as well as evaluating accounting policies for conformity, is preliminary. Any differences between the estimated fair value of the consideration transferred and the estimated fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the aggregate merger consideration allocation and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair value. Refer to Note 1 — Basis of Presentation for more information.
The Mr. Cooper Mergers will be accounted for as a business combination using the acquisition method with Rocket as the accounting acquirer in accordance with ASC Topic 805, Business Combinations. Under this method of accounting, the aggregate merger consideration will be allocated to Mr. Cooper’s assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the Mr. Cooper Mergers. The process of valuing the net assets of Mr. Cooper immediately prior to the Mr. Cooper Mergers, as well as evaluating accounting policies for conformity, is preliminary. Any differences between the estimated fair value of the consideration transferred and the estimated fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the aggregate merger consideration allocation and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair value. Refer to Note 1 — Basis of Presentation for more information.
All financial data included in the unaudited pro forma condensed combined financial information is presented in thousands of U.S. Dollars unless otherwise noted and it has been prepared on the basis of U.S. GAAP and Rocket’s accounting policies. The unaudited pro forma condensed combined financial information presented is for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Transactions had been completed on the dates set forth above, nor is it indicative of the future results or financial position of the combined company. The pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed.

Rocket Companies, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2024
($ In Thousands)
	Rocket Reclassified (Note 3)	Up-C Collapse	(Note 2)	Rocket Pro Forma for Up-C Collapse	Redfin Reclassified (Note 3)	Redfin Transaction Accounting Adjustments	(Note 5)	Rocket Pro Forma Adjusted for Redfin Merger	Mr. Cooper Reclassified (Note 6)	Mr. Cooper Transaction Accounting Adjustments	(Note 8)	Mr. Cooper Financing Adjustments	(Note 9)	Rocket Pro Forma Combined
Assets
Cash and cash equivalents	$1,272,853	$(117,773)	(a)(b)	$1,155,080	$124,743	$(266,575)	(a)(b)	$1,013,248	$753,394	$(5,321,271)	(a)(b)	$4,888,075	(a)	$1,333,446
Restricted cash	16,468	—		16,468	229	—		16,697	219,465	—		—		236,162
Mortgage loans held for sale, at fair value	9,020,176	—		9,020,176	152,426	—		9,172,602	2,211,160	—		—		11,383,762
Interest rate lock commitments (“IRLCs”), at fair value	103,101	—		103,101	3,961	—		107,062	27,768	—		—		134,830
Mortgage servicing rights (“MSRs”), at fair value	7,633,371	—		7,633,371	2,736	—		7,636,107	11,736,472	—		—		19,372,579
Notes receivable and due from affiliates	14,245	1,092	(a)	15,337	—	—		15,337	—	—		—		15,337
Property and equipment, net	213,848	139	(a)	213,987	41,302	—		255,289	58,128	—		—		313,417
Deferred tax asset, net	521,824	(521,824)	(c)	—	—	—		—	230,179	(230,179)	(f)	—		—
Lease right of use assets	281,770	—		281,770	23,713	—		305,483	43,934	—		—		349,417
Forward commitments, at fair value	89,332	—		89,332	462	—		89,794	18,658	—		—		108,452
Loans subject to repurchase right from Ginnie Mae	2,785,146	—		2,785,146	—	—		2,785,146	1,176,120	—		—		3,961,266
Goodwill and intangible assets, net	1,227,517	—		1,227,517	560,892	1,401,659	(c)(d)	3,190,068	260,211	5,264,397	(c)(d)	—		8,714,676
Other assets	1,330,412	12,121	(a)(c)	1,342,533	101,993	—		1,444,526	2,203,753	—		—		3,648,279
Total assets	$24,510,063	$(626,245)		$23,883,818	$1,012,457	$1,135,084		$26,031,359	$18,939,242	$(287,053)		$4,888,075		$49,571,623
Liabilities and equity:
Liabilities:
Funding facilities	$6,708,186	$—		$6,708,186	$146,629	$—		$6,854,815	$1,899,129	$—		$—		$8,753,944
Other financing facilities and debt:
Senior Notes, net	4,038,926	—		4,038,926	572,207	(61,901)	(e)	4,549,232	4,890,673	(4,890,673)	(a)	4,888,075	(a)	9,437,307
MSR and Advance facilities, net	—	—		—	—	—		—	4,482,943	—		—		4,482,943
Early buy out facility	92,949	—		92,949	—	—		92,949	112,443	—		—		205,392
Term loan debt	—	—		—	243,344	(243,344)	(a)	—	—	—		—		—
Notes payable and due to affiliates	31,280	14	(a)	31,294	—	—		31,294	—	—		—		31,294
MSR related liabilities – nonrecourse at fair value	—	—		—	—	—		—	418,495	—		—		418,495
Accounts payable	181,713	111	(a)	181,824	17,004	—		198,828	129,233	—		—		328,061
Lease liabilities	319,296	—		319,296	32,717	—		352,013	56,889	—		—		408,902
Forward commitments, at fair value	11,209	—		11,209	873	—		12,082	153,527	—		—		165,609
Investor reserves	99,998	—		99,998	2,408	—		102,406	59,771	—		—		162,177
Tax receivable agreement liability	581,183	(15,601)	(d)	565,582	—	6,461	(f)	572,043	—	(1,600)	(e)	—		570,443
Loans subject to repurchase right from Ginnie Mae	2,785,146	—		2,785,146	—	—		2,785,146	1,176,120	—		—		3,961,266
Deferred tax liability, net	17,445	758,633	(c)	776,078	672	(22,190)	(f)(g)	754,560	—	123,023	(e)(f)	—		877,583
Other liabilities	599,352	34,480	(a)(e)(f)	633,832	79,271	22,980	(h)	736,083	746,898	(54,715)	(a)(g)	—		1,428,266
Total liabilities	$15,466,683	$777,637		$16,244,320	$1,095,125	$(297,994)		$17,041,451	$14,126,121	$(4,823,965)		$4,888,075		$31,231,682
Equity:
Class A common stock	$1	$—		$1	$126	$(125)	(i)	$2	$1,058	$(1,051)	(h)	$—		$9
Class B common stock	—	—		—	—	—		—	—	—		—		—
Class C common stock	—	—		—	—	—		—	—	—		—		—
Class D common stock	19	(19)	(h)	—	—	—		—	—	—		—		—
Class L common stock	—	19	(h)	19	—	—		19	—	—		—		19
Additional paid-in-capital	389,695	7,064,631	(h)	7,454,326	905,506	480,102	(i)	8,839,934	1,077,384	8,315,945	(h)	—		18,233,263
Retained earnings	312,834	(127,206)	(h)	185,628	(988,134)	952,935	(i)	150,429	3,734,679	(3,777,982)	(h)	—		107,126
Accumulated other comprehensive income (loss)	(48)	—		(48)	(166)	166	(i)	(48)	—	—		—		(48)
Non-controlling interest	8,340,879	(8,341,307)	(g)	(428)	—	—		(428)	—	—		—		(428)
Total equity	9,043,380	(1,403,882)		7,639,498	(82,668)	1,433,078		8,989,908	4,813,121	4,536,912		—		18,339,941
Total liabilities and equity	$24,510,063	$(626,245)		$23,883,818	$1,012,457	$1,135,084		$26,031,359	$18,939,242	$(287,053)		$4,888,075		$49,571,623

Rocket Companies, Inc.
Unaudited Pro Forma Condensed Combined Statement of Income
For the Twelve Months Ended December 31, 2024
($ In Thousands)
	Rocket Reclassified (Note 3)	Up-C Collapse	(Note 2)	Rocket Pro Forma for Up-C Collapse	Redfin Reclassified (Note 3)	Redfin Transaction Accounting Adjustments	(Note 5)	Rocket Pro Forma Adjusted for Redfin Merger	Mr. Cooper Reclassified (Note 6)	Mr. Cooper Transaction Accounting Adjustments	(Note 8)	Mr. Cooper Financing Adjustments	(Note 9)	Rocket Pro Forma Combined
Revenue
Gain on sale of loans:
Gain on sale of loans excluding fair value of MSRs, net	$1,682,697	$—		$1,682,697	$102,363	$—		$1,785,060	$64,585	$—		$—		$1,849,645
Fair value of originated MSRs	1,330,216	—		1,330,216	26,489	—		1,356,705	458,998	—		—		1,815,703
Gain on sale of loans, net	3,012,913	—		3,012,913	128,852	—		3,141,765	523,583	—		—		3,665,348
Loan servicing income:
Servicing fee income	1,462,173	—		1,462,173	2,146	—		1,464,319	2,475,426	—		—		3,939,745
Change in fair value of MSRs	(578,681)	—		(578,681)	(2,375)	—		(581,056)	(842,030)	—		—		(1,423,086)
Loan servicing income, net	883,492	—		883,492	(229)	—		883,263	1,633,396	—		—		2,516,659
Interest income:
Interest income	413,159	—		413,159	10,980	—		424,139	102,047	—		—		526,186
Interest expense on funding facilities	(315,593)	—		(315,593)	(11,226)	—		(326,819)	(84,475)	—		—		(411,294)
Interest income, net	97,566	—		97,566	(246)	—		97,320	17,572	—		—		114,892
Other income	1,106,827	6,513	(a)	1,113,340	910,193	—		2,023,533	793,189	—		—		2,816,722
Total revenue, net	5,100,798	6,513		5,107,311	1,038,570	—		6,145,881	2,967,740	—		—		9,113,621
Expenses
Salaries, commissions, and team member benefits	2,261,245	4,113	(a)	2,265,358	768,938	(22,726)	(j)	3,011,570	771,164	42,643	(i)	—		3,825,377
General and administrative expenses	893,154	11,190	(a)(f)	904,344	237,267	22,980	(h)	1,164,591	465,219	45,982	(g)	—		1,675,792
Marketing and advertising expenses	824,042	40	(a)	824,082	119,816	—		943,898	39,002	—		—		982,900
Depreciation and amortization	112,917	59	(a)	112,976	42,834	139,295	(d)	295,105	43,550	257,793	(d)	—		596,448
Interest and amortization expense on non-funding debt	153,637	—		153,637	27,707	12,708	(e)	194,052	641,934	(281,761)	(a)	505,490	(b)	1,059,715
Other expenses	187,751	(15,601)	(d)	172,150	7,339	6,461	(f)	185,950	105,706	(1,600)	(e)	—		290,056
Total expenses	4,432,746	(199)		4,432,547	1,203,901	158,718		5,795,166	2,066,575	63,057		505,490		8,430,288
Income (loss) before income taxes	668,052	6,712		674,764	(165,331)	(158,718)		350,715	901,165	(63,057)		(505,490)		683,333
(Provision for) benefit from income taxes	(32,224)	(129,720)	(i)	(161,944)	530	71,484	(f)(k)	(89,930)	(232,065)	31,998	(e)(j)	121,317	(c)	(168,680)
Net income (loss)	635,828	(123,008)		512,820	(164,801)	(87,234)		260,785	669,100	(31,059)		(384,173)		514,653
Net (income) loss attributable to non-controlling interest	(606,458)	607,509	(g)	1,051	—	—		1,051	—	—		—		1,051
Net income (loss) attributable to Rocket Companies	$29,370	$484,501		$513,871	$(164,801)	$(87,234)		$261,836	$669,100	$(31,059)		$(384,173)		$515,704
Earnings (loss) per share of Class A common stock														Note (10)
Basic	$0.21													$0.13
Diluted	$0.21													$0.13
Weighted average shares outstanding
Basic	141,037,083	1,848,879,483				101,283,994				703,817,103				2,795,017,663
Diluted	141,037,083	1,857,291,757				107,130,424				716,805,278				2,822,264,542
See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Rocket Companies, Inc.
Notes to the Unaudited Pro Forma Condensed Combined Financial Information
($ In Thousands, Except Per Share Amounts or Unless Otherwise Noted)
Note 1 — Basis of Presentation
The unaudited pro forma condensed combined financial information and related notes are prepared in accordance with Article 11 of Regulation S-X.
The pro forma financial statements, including all adjustments, were prepared in accordance with U.S. GAAP, presented in U.S. dollars, and give effect to each of the following transactions:
Up-C collapse
As discussed in Note 2, the unaudited combined financial information of Pro Forma Rocket reflects the effects of the Up-C Collapse, which was accounted for as a reorganization of entities under common control. The exchange of Class D common stock and Holdings LLC Units for newly issued shares of Class L common stock does not result in a change in control under U.S. GAAP. Accordingly, the historical carrying amounts of assets and liabilities will be retained. The elimination of the non-controlling interest in Holdings LLC as part of the Up-C Collapse will be accounted for in accordance with the guidance in ASC 810, Consolidation, with the difference between the carrying amount of the non-controlling interest and the consideration transferred reflected as an equity transaction.
Redfin Merger
As discussed in Note 3, certain reclassifications were made to conform the historical presentation of Redfin to that of Rocket’s financial statement presentation. Rocket is currently in the process of evaluating Redfin’s accounting policies, which will be finalized upon completion of the Redfin Merger, or as more information becomes available. As a result of that review, additional differences could be identified between the accounting policies of the two companies. With the information currently available, Rocket has determined that no significant adjustments are necessary to conform Redfin’s financial statements to the accounting policies used by Rocket.
The unaudited pro forma condensed combined financial information was prepared by applying the acquisition method of accounting in accordance with ASC 805, with Rocket as the accounting acquirer, using the fair value concepts defined in ASC 820, Fair Value Measurement, and based on the historical financial statements of Rocket and Redfin. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value (or other measurement as directed by ASC 805), while transaction costs associated with the business combination are expensed as incurred. The excess of merger consideration over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.
The allocation of the aggregate merger consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. This allocation of the aggregate merger consideration depends upon certain estimates and assumptions, all of which are preliminary. The final determination of fair values of assets acquired and liabilities assumed relating to the Redfin Merger could differ materially from the preliminary allocation of aggregate merger consideration. The final valuation will be based on the actual tangible and intangible assets and liabilities of Redfin existing at the acquisition date.
Mr. Cooper Mergers
As discussed in Note 6, certain reclassifications were made to conform the historical presentation of Mr. Cooper to that of Rocket’s financial statement presentation. Rocket is currently in the process of evaluating Mr. Cooper’s accounting policies, which will be finalized upon completion of the Mr. Cooper Mergers, or as more information becomes available. As a result of that review, additional differences could be identified between the accounting policies of the two companies. With the information currently available,

Rocket Companies, Inc.
Notes to the Unaudited Pro Forma Condensed Combined Financial Information (continued)
($ In Thousands, Except Per Share Amounts or Unless Otherwise Noted)
Rocket has determined that no significant adjustments are necessary to conform Mr. Cooper’s financial statements to the accounting policies used by Rocket.
The unaudited pro forma condensed combined financial information was prepared by applying the acquisition method of accounting in accordance with ASC 805, with Rocket as the accounting acquirer, using the fair value concepts defined in ASC 820, Fair Value Measurement, and based on the historical financial statements of Rocket and Mr. Cooper. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value (or other measurement as directed by ASC 805), while transaction costs associated with the business combination are expensed as incurred. The excess of merger consideration over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.
The allocation of the aggregate merger consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. This allocation of the aggregate merger consideration depends upon certain estimates and assumptions, all of which are preliminary. The final determination of fair values of assets acquired and liabilities assumed relating to the Mr. Cooper Mergers could differ materially from the preliminary allocation of aggregate merger consideration. The final valuation will be based on the actual tangible and intangible assets and liabilities of Mr. Cooper existing at the acquisition date.
The Financing Transactions
The consummation of the Mr. Cooper Mergers will trigger change of control provisions in the Mr. Cooper Notes that will require Mr. Cooper or a third party, shortly after the closing of the Mr. Cooper Mergers, to offer to repay such indebtedness. Consequently, Rocket has entered into the Commitment Letter with the Commitment Parties, pursuant to which the Commitment Parties have committed to provide the Bridge Facility with a capacity of up to $4,950 million. Rocket does not intend to draw on the Bridge Facility, as it intends to incur permanent financing prior to, or concurrently with, the closing of the Mr. Cooper Mergers. As the terms of such permanent financing have not yet been determined, the unaudited pro forma condensed combined financial information reflects the terms of the draw on the Bridge Facility, for which Rocket would pay an effective interest rate of 10.54% per year and the proceeds of which will be used to repay, redeem and/or amend the Mr. Cooper Notes and pay related fees and expenses. The replacement of the commitments under the Commitment Letter with permanent financing is subject to market and other conditions. There can be no assurance that Rocket will not draw on the Bridge Facility, and there can be no assurance that the terms of the permanent financing, if any, will be on terms similar or more favorable to Rocket than those of the Bridge Facility. In addition, Rocket’s ability to draw on the Bridge Facility is subject to the satisfaction of certain conditions described in the agreement governing the Bridge Facility.
Overall Presentation
The unaudited pro forma condensed combined balance sheet, as of December 31, 2024 and the unaudited pro forma condensed combined statement of income for the year ended December 31, 2024, presented herein, are based on the historical financial statements of Rocket, adjusted for the Up-C Collapse (as noted above), the Redfin Merger and the Mr. Cooper Mergers.
The unaudited pro forma condensed combined balance sheet as of December 31, 2024 is presented as if the Transactions had occurred on December 31, 2024 and combines the historical balance sheet of Rocket as of December 31, 2024 with the historical balance sheets of Redfin and Mr. Cooper, each as of December 31, 2024.
The unaudited pro forma condensed combined statement of income for the year ended December 31, 2024 has been prepared as if the Transactions had occurred on January 1, 2024 and combines Rocket’s historical statement of income for the fiscal year ended December 31, 2024 with the historical statements of loss / income for Redfin and Mr. Cooper, respectively, each for the fiscal year ended December 31, 2024.

Rocket Companies, Inc.
Notes to the Unaudited Pro Forma Condensed Combined Financial Information (continued)
($ In Thousands, Except Per Share Amounts or Unless Otherwise Noted)
The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dyssynergies, operating efficiencies or cost savings that may result from the Redfin Merger or Mr. Cooper Mergers and integration costs that may be incurred. The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that Rocket believes are reasonable under the circumstances. Rocket is not aware of any material transactions between Rocket and Redfin, Rocket and Mr. Cooper, and Redfin and Mr. Cooper during the periods presented. Accordingly, adjustments to eliminate transactions between Rocket and Redfin, between Rocket and Mr. Cooper, and between Redfin and Mr. Cooper have not been reflected in the unaudited pro forma condensed combined financial information.
Note 2 — Up-C Collapse Adjustments
Adjustments related to the Up-C Collapse in the accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2024 and the unaudited pro forma condensed combined statement of income for the year ended December 31, 2024 are as follows:
(a)
Reflects the consolidation of the net assets and operations of the Retained Entities, net of eliminations, as a result of the Up-C Collapse Mergers.

(b)
Reflects the payment of the Special Dividend of $120.1 million to the holders of Rocket’s Class A common stock. For the avoidance of doubt, the Special Dividend was paid to holders of Rocket’s Class A common stock on April 3, 2025, prior to the consummation of the Up-C Collapse.

(c)
Reflects the reversal of the deferred tax asset position of $510.0 million, the recognition of the deferred tax liability position of $758.6 million as a result of the Up-C Collapse, and the corresponding adjustment to Additional paid-in-capital. Retained earnings was also adjusted for the reversal of certain valuation allowances of $10.1 million, which are reflected through Retained earnings as it was an indirect effect of the Up-C Collapse. The remaining $11.8 million of the deferred tax asset position was reclassified to Other assets as it would not be presented separately. See Note 2(i) for further discussion on the impact of the reversal of the valuation allowance on the unaudited pro forma condensed combined statement of income. There are a number of factors that will ultimately impact the final deferred tax position recorded by the consolidated group including operations before closing, potential changes in tax laws, and the mix of earnings. This determination is preliminary and subject to change.

(d)
Reflects the change in the TRA liability of $15.6 million and the corresponding adjustment to Retained earnings because of the Up-C Collapse. The decrease in the TRA liability is also reflected as a reduction to Other expenses on the unaudited pro forma condensed combined statement of income for the year ended December 31, 2024.

(e)
Reflects the accrual of the dividend equivalents payable in Other liabilities of $24.1 million to holders of unvested service-based restricted stock units and performance-based restricted stock units and the corresponding adjustment to Retained earnings. For the avoidance of doubt, the Special Dividend declared of $0.80 per share is an amount that is separate from this dividend equivalent accrual.

(f)
Reflects expected non-recurring acquisition-related transaction costs of $8.7 million related to the Up-C Collapse, primarily for professional services. These estimated and to be incurred acquisition-related transaction costs are not reflected on the historical consolidated balance sheet of Rocket as of December 31, 2024, but are reflected in the unaudited pro forma condensed combined balance sheet as of December 31, 2024 as an increase to Other liabilities and a corresponding adjustment to Retained earnings. These transaction costs are also presented as an increase to General and administrative expenses in the unaudited pro forma condensed combined statement of income.

Rocket Companies, Inc.
Notes to the Unaudited Pro Forma Condensed Combined Financial Information (continued)
($ In Thousands, Except Per Share Amounts or Unless Otherwise Noted)
(g)
Reflects the elimination of Non-controlling interest on the unaudited pro forma condensed combined balance sheet and the allocation to the non-controlling interest holders on the pro forma statement of income as a result of the transfer of 1,848,879,483 shares of Class D common stock and Holdings LLC Units in exchange for an equivalent number of shares of Class L common stock.

(h)
Reflects the adjustments to Equity:

	Additional paid-in capital	Retained earnings	Non-controlling interest
Pro forma Up-C Collapse adjustments:
(a) Consolidation of net assets and operations of the Retained Entities	$ 2,024	$ —	$ —
(b) Special Dividend payment	—	(120,120)	—
(c) Reversal of the DTA and recognition of DTL	(1,278,700)	10,080	—
(d) Change in the TRA liability	—	15,601	—
(e) Dividend equivalents payable to holders of unvested RSUs	—	(24,102)	—
(f) Expected non-recurring acquisition-related transaction costs	—	(8,665)	—
(g) Elimination of non-controlling interest(1)	8,341,307	—	(8,341,307)
Net pro forma transaction accounting adjustments to Equity:	$7,064,631	$(127,206)	$(8,341,307)

(1)
Common stock reflects the impact of the exchange of Class D common stock for Class L common stock and the resulting reclass of par value.

(i)
Reflects the estimated income tax provision assuming Rocket’s unaudited pro forma condensed combined Income before income taxes had been subject to federal and state income tax as a C-corporation utilizing an estimated blended statutory tax rate of approximately 24%. The estimated blended statutory tax rate was computed assuming the valuation allowance of $10.1 million was released consistent with Note 2(c). The tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the blended tax rate will likely vary from the actual effective tax rate in periods subsequent to completion of the Up-C Collapse. This determination is preliminary and subject to change.

Note 3 — Reclassification Adjustments
During the preparation of the unaudited pro forma condensed combined financial information, Rocket’s management performed a preliminary analysis of Redfin’s financial information to identify differences in financial statement presentation as compared to the presentation of Rocket. Certain reclassification adjustments have been made to conform Redfin’s historical financial statement presentation to Rocket’s financial statement presentation. Following the Redfin Merger, the combined company will finalize the review of reclassifications, which could be materially different from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein.
In order to conform to the new presentation for the year ended December 31, 2024, Rocket created a new financial statement line item in their balance sheet, Deferred tax liability, net, and as a result, has reclassified $17.4 million from Other liabilities to Deferred tax liability in Rocket’s presentation of its historical information on the unaudited pro forma condensed combined balance sheet.

Rocket Companies, Inc.
Notes to the Unaudited Pro Forma Condensed Combined Financial Information (continued)
($ In Thousands, Except Per Share Amounts or Unless Otherwise Noted)
A.
Refer to the table below for a summary of reclassification adjustments made to present Redfin’s consolidated balance sheet as of December 31, 2024 to conform with that of Rocket’s:

Redfin Historical Balance Sheet Line Items	Redfin Historical as of December 31, 2024	Reclassification	Rocket Historical Balance Sheet Line Items(1)	Reclassification	Redfin Reclassified as of December 31, 2024
Cash and cash equivalents	$124,743	—	Cash and cash equivalents		$124,743
Restricted cash	229	—	Restricted cash		229
Accounts receivable, net of allowance for credit losses	48,730	(48,730)	Mortgage loans held for sale, at fair value		152,426
Loans held for sale	152,426	—	IRLCs, at fair value		3,961
Prepaid expenses	26,853	(26,853)	Other current assets	3,961
Other current assets	22,457	(22,457)	MSRs, at fair value		2,736
Total current assets	375,438	—	Property and equipment, net		41,302
Property and equipment, net	41,302	—	Lease right of use assets		23,713
Right-of-use assets, net	23,713	—	Forward commitments, at fair value		462
MSRs, at fair value	2,736	—	Other current assets	462
Goodwill	461,349	—	Goodwill and intangible assets, net		560,892
Intangible assets, net	99,543	—	Goodwill	461,349
Other assets, noncurrent	8,376	(8,376)	Intangible assets, net	99,543
Total assets	1,012,457	—	Other assets		101,993
Accounts payable	16,847	—	Accounts receivable, net of allowances for credit losses	48,730
Accrued and other liabilities	82,709	(82,709)	Other current assets	18,034
Warehouse credit facilities	146,629	(146,629)	Prepaid expenses	26,853
Convertible senior notes, net	73,516	(73,516)	Other assets, noncurrent	8,376
Lease liabilities	12,862	(12,862)	Total assets		1,012,457
Total current liabilities	332,563	—	Funding facilities		146,629
Lease liabilities, noncurrent	19,855	(19,855)	Warehouse credit facilities	146,629
Convertible senior notes, net, noncurrent	498,691	(498,691)	Senior notes, net		572,207
Term loan	243,344	—	Convertible senior notes, net	73,516
Deferred tax liabilities	672	—	Convertible senior notes, net, noncurrent	498,691
Total liabilities	$1,095,125	—	Term loan debt		243,344
			Accounts payable		17,004
			Accounts payable	16,847
			Accrued and other liabilities	157
			Lease liabilities		32,717
			Lease liabilities	12,862
			Lease liabilities, noncurrent	19,855
			Forward commitments, at fair value		873
			Accrued and other liabilities	873
			Investor reserves		2,408
			Accrued and other liabilities	2,408
			Deferred tax liability, net		672
			Other liabilities		79,271
			Accrued and other liabilities	79,271
			Total liabilities		$1,095,125

Rocket Companies, Inc.
Notes to the Unaudited Pro Forma Condensed Combined Financial Information (continued)
($ In Thousands, Except Per Share Amounts or Unless Otherwise Noted)

(1)
The indented Redfin line items listed beneath each Rocket historical balance sheet line represent balances reclassified from the respective Redfin balance sheet line items to the corresponding Rocket balance sheet line items.

B.
Refer to the table below for a summary of adjustments made to present Redfin’s consolidated statement of loss for the year ended December 31, 2024 to conform with that of Rocket’s:

Redfin Historical Statement of Loss Line Items	Redfin Historical for the Year Ended December 31, 2024	Reclassification	Rocket Historical Statement of Income Line Items(1)	Reclassification	Redfin Reclassified for the Year Ended December 31, 2024
Revenue	$1,042,979	(1,042,979)	Gain on sale of loans excluding fair value of MSRs, net		$102,363
Cost of revenue	678,778	(678,778)	Revenue	102,363
Technology and development	163,927	(163,927)	Fair value of originated MSRs		26,489
Marketing	114,481	(114,481)	Revenue	26,489
General and administrative	235,364	(235,364)	Servicing fee income		2,146
Restructuring and reorganization	5,684	(5,684)	Revenue	2,146
Interest income	6,348	(6,348)	Change in fair value of MSRs		(2,375)
Interest expense	(27,780)	27,780	Revenue	(2,375)
Income tax benefit	530	—	Interest income		10,980
Gain on extinguishment of convertible senior notes	12,000	(12,000)	Revenue	10,980
Other expense, net	(644)	644	Interest expense on funding facilities		(11,226)
Net loss	$(164,801)	—	Cost of revenue	(11,226)
			Other income		910,193
			Revenue	903,784
			Interest income	6,348
			Other expense, net	61
			Salaries, commissions, and team member benefits		768,938
			Cost of revenue	498,761
			Technology and development	107,224
			Marketing	24,150
			General and administrative	133,141
			Restructuring and reorganization	5,662
			General and administrative expenses		237,267
			Cost of revenue	117,312
			Technology and development	37,364
			Marketing	5,225

Rocket Companies, Inc.
Notes to the Unaudited Pro Forma Condensed Combined Financial Information (continued)
($ In Thousands, Except Per Share Amounts or Unless Otherwise Noted)
Redfin Historical Statement of Loss Line Items	Redfin Historical for the Year Ended December 31, 2024	Reclassification	Rocket Historical Statement of Income Line Items(1)	Reclassification	Redfin Reclassified for the Year Ended December 31, 2024
			General and administrative	77,344
			Restructuring and reorganization	22
			Marketing and advertising expenses		119,816
			Cost of revenue	33,775
			Technology and development	89
			Marketing	84,859
			General and administrative	1,093
			Depreciation and amortization		42,834
			Cost of revenue	2,814
			Technology and development	19,250
			Marketing	233
			General and administrative	20,537
			Interest and amortization expense on non-funding debt		27,707
			Interest expense	27,707
			Other expenses		7,339
			Revenue	408
			Cost of revenue	14,890
			Marketing	14
			General and administrative	3,249
			Interest expense	73
			Gain on extinguishment of convertible senior notes	(12,000)
			Other expense, net	705
			(Provision for) benefit from income taxes		530
			Net loss		$(164,801)

(1)
The indented Redfin line items listed beneath each Rocket line item represent amounts reclassified from the respective Redfin statement of loss line items to the corresponding Rocket statement of income line items.

Note 4 — Preliminary Purchase Price Allocation for Redfin Merger
Estimated Redfin Merger Consideration
The following table summarizes the preliminary estimated aggregate merger consideration for Redfin with reference to Rocket’s closing share price of $13.16 on April 24, 2025.

Rocket Companies, Inc.
Notes to the Unaudited Pro Forma Condensed Combined Financial Information (continued)
($ In Thousands, Except Per Share Amounts or Unless Otherwise Noted)
Amount
Estimated fair value of Rocket Class A common stock to be issued to Redfin stockholders(i)	$1,332,897
Estimated fair value of converted Redfin equity awards attributable to pre-combination service(ii)	52,712
Cash paid to pay off term loan, accrued interest, and prepayment premium(iii)	249,975
Estimated Redfin acquisition-related transaction costs to be paid by Rocket(iv)	16,600
Preliminary estimated merger consideration	$1,652,184

(i)
Value of estimated shares of Rocket Class A common stock issued is based on 127,787,023 shares of outstanding common stock of Redfin as of March 31, 2025 each being exchanged for 0.7926 of a share of Rocket Class A common stock issued at $13.16, the closing share price on April 24, 2025.

(ii)
Certain unvested equity awards of Redfin will be replaced by Rocket’s equity awards with similar terms at closing. The vested portion of those awards, as well as awards that fully vest prior to the closing date, are included as consideration applying the same exchange ratio and share price as (i) above.

(iii)
Cash paid to settle Redfin’s outstanding term loan principal, accrued interest, and a 1% prepayment premium triggered by the Redfin Merger.

(iv)
Reflects Redfin’s transaction costs that will be paid in cash by Rocket as part of the Redfin Merger.

The preliminary estimated aggregate merger consideration could significantly differ from the amounts presented due to movements in Rocket’s share price up to the closing date. A sensitivity analysis related to the fluctuation in Rocket’s share price was performed to assess the impact a hypothetical change of 10% on the closing price of Rocket Class A common stock on April 24, 2025 would have on the estimated preliminary purchase price consideration and goodwill as of the closing date:
	Stock Price	Total Estimated Consideration	Change
10% increase	$14.48	$1,790,745	$ 138,561
10% decrease	$11.84	$1,513,623	$(138,561)
Preliminary Purchase Price Allocation
The assumed accounting for the Redfin Merger, including the preliminary merger consideration, is based on provisional amounts, and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities was based upon the preliminary estimate of fair values. For the preliminary estimate of fair values of assets acquired and liabilities assumed of Redfin, Rocket used benchmarking information from public precedent transactions as well as a variety of other sources, including market participant assumptions. Rocket is expected to use widely accepted income-based, market-based, and cost-based valuation approaches upon finalization of purchase accounting for the Redfin Merger. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The unaudited pro forma adjustments are based upon available information and certain assumptions that Rocket believes are reasonable under the circumstances. The purchase price adjustments relating to Redfin’s and Rocket’s combined financial information are preliminary and are subject to change, as additional information becomes available and as additional analyses are performed.

Rocket Companies, Inc.
Notes to the Unaudited Pro Forma Condensed Combined Financial Information (continued)
($ In Thousands, Except Per Share Amounts or Unless Otherwise Noted)
The following table summarizes the preliminary purchase price allocation, as if the Redfin Merger had been completed on December 31, 2024:
Amount
Estimated Merger Consideration:	$1,652,184
Cash and cash equivalents	124,743
Restricted cash	229
Mortgage loans held for sale, at fair value	152,426
IRLCs, at fair value	3,961
MSRs, at fair value	2,736
Property and equipment, net	41,302
Lease right of use assets	23,713
Forward commitments, at fair value	462
Intangible assets, net(i)	815,000
Other assets	101,993
Funding facilities	146,629
Senior notes, net	510,306
Accounts payable	17,004
Lease liabilities	32,717
Forward commitments, at fair value	873
Investor reserves	2,408
Deferred tax liability, net(ii)	(27,276)
Other liabilities	79,271
Net tangible assets acquired (excluding goodwill)	504,633
Goodwill	1,147,551
Total net assets acquired	$1,652,184

(i)
Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consists of the following:

	Preliminary Fair Value	Estimated Useful Life (years)
Preliminary fair value of intangible assets acquired:
Trade names and trademarks	$300,000	5
Customer relationships	240,000	7
Developed technology	275,000	4
Intangible assets acquired	$815,000

(ii)
As a result of the Redfin Merger, Rocket expects to benefit from Redfin’s deferred tax asset balance, leading to net deferred tax assets of $201.6 million, offset by deferred tax liabilities of $173.6 million from book-tax basis differences arising from the preliminary purchase price allocation. Redfin’s historical deferred tax liability of $0.7 million is netted against the $28.0 million net deferred tax asset position above, resulting in an ending deferred tax asset position of $27.3 million, which is shown as a negative deferred tax liability as the combined company will be in a net deferred tax liability position. There are a number of factors that will ultimately impact the final deferred tax position recorded by the

Rocket Companies, Inc.
Notes to the Unaudited Pro Forma Condensed Combined Financial Information (continued)
($ In Thousands, Except Per Share Amounts or Unless Otherwise Noted)
consolidated group including operations before closing, potential changes in tax laws, and the mix of earnings. This determination is preliminary and subject to change.
Note 5 — Redfin Merger Adjustments
The following pro forma adjustments have been reflected in the Redfin Transaction Accounting Adjustments column in the accompanying unaudited pro forma condensed combined balance sheet and statement of income. All adjustments are based on preliminary assumptions and valuations, which are subject to change.
a)
Reflects the accelerated payoff of Redfin’s outstanding aggregate principal from its term loan and a 1% prepayment premium triggered by the Redfin Merger of $250.0 million, which is included as part of the consideration transferred. See Note 4 above. The adjustment reflects the extinguishment of the term loan debt and the write-off of unamortized deferred issuance costs of $4.2 million. See Note 5(e) for the corresponding elimination of the historical interest expense attributed to the term loan.

b)
Reflects Redfin’s expected acquisition-related transaction costs of $16.6 million that will be paid in cash by Rocket as part of consideration transferred. See Note 4 above.

c)
Represents the preliminary adjustment to goodwill of $686.3 million within Goodwill and intangible assets, net, which reflects the elimination of the historical goodwill of $461.3 million and the recognition of the preliminary estimate of goodwill in connection with the Redfin Merger of $1,147.6 million. See Note 4.

d)
Represents the preliminary adjustment to intangible assets of $715.5 million within Goodwill and intangible assets, net, which reflects the elimination of historical intangibles of $99.5 million and the preliminary estimate of the fair value of the acquired intangible assets of $815.0 million. Refer to Note 4 above for additional information on the acquired intangible assets expected to be recognized. The pro forma impacts reflected in Depreciation and amortization as a result of the adjustment to intangible assets are shown in the table below:

For the Year Ended December 31, 2024
Pro forma transaction accounting adjustments:
Removal of historical Redfin amortization of intangible assets	$(23,741)
Amortization of intangible assets	163,036
Net pro forma transaction accounting adjustment to Depreciation and amortization	$139,295
A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the amortization expense of approximately $16.3 million for the year ended December 31, 2024. Pro forma amortization is preliminary and based on the use of straight-line amortization. The amount of amortization following the Redfin Merger may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset.
e)
Reflects the preliminary purchase accounting adjustment to reduce the senior convertible notes by $61.9 million down to their fair value. The pro forma impact reflected in Interest and amortization expense on non-funding debt as a result of the adjustment to debt, and based on an 8.8% weighted average effective interest rate, is calculated in the table below:

Rocket Companies, Inc.
Notes to the Unaudited Pro Forma Condensed Combined Financial Information (continued)
($ In Thousands, Except Per Share Amounts or Unless Otherwise Noted)
For the Year Ended December 31, 2024
Pro forma transaction accounting adjustments:
Removal of historical interest expense(1)	$(27,707)
Pro forma interest expense	40,415
Net pro forma transaction accounting adjustment to Interest and amortization expense on non-funding debt	$12,708

(1)
Inclusive of the historical interest expense incurred in connection with the term loan is assumed to be settled as a result of the change-in-control.

f)
Reflects an increase in Rocket’s TRA liability of $6.5 million and an increase in its deferred tax liability of $5.7 million indirectly resulting from the Redfin Merger. The corresponding offsetting adjustment is recorded through Retained earnings. The increase in the TRA liability and the deferred tax liability are reflected as an increase to Other expenses and Provision for income taxes on the unaudited pro forma condensed combined statement of income, respectively, for the year ended December 31, 2024.

g)
Reflects the decrease to Rocket’s deferred tax liabilities of $28.0 million recognized from the Redfin Merger. See Note 4.

h)
Reflects expected non-recurring acquisition-related transaction costs of $23.0 million related to the Redfin Merger, primarily for professional services. These estimated and to be incurred acquisition-related transaction costs are not reflected in the historical balance sheet of Rocket as of December 31, 2024, but are reflected in the unaudited pro forma condensed combined balance sheet as of December 31, 2024 as an increase to Other liabilities and a decrease to Retained earnings, with a corresponding increase to General and administrative expenses in the unaudited pro forma condensed combined statement of income.

i)
Reflects the adjustments to Equity:

	Class A common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive loss
Pro forma transaction accounting adjustments:
Elimination of Redfin’s historical equity	$(126)	$(905,506)	$988,134	$166
Rocket Class A common stock issued to Redfin stockholders – See Note 4	1	1,332,896	—	—
Estimated fair value attributed to pre-combination vesting of equity awards – See Note 4	—	52,712	—	—
Estimated acquisition-related transaction costs – See Note 5(h)	—	—	(22,980)	—
Change in Rocket’s TRA liability and deferred tax liability – See Note 5(f)	—	—	(12,219)	—
Net pro forma transaction accounting adjustments to Equity	$(125)	$480,102	$952,935	$166

j)
Reflects the adjustment to Salaries, commissions and team member benefits with respect to the incremental stock-based compensation expense for Rocket replacement equity awards. See Note 4

Rocket Companies, Inc.
Notes to the Unaudited Pro Forma Condensed Combined Financial Information (continued)
($ In Thousands, Except Per Share Amounts or Unless Otherwise Noted)
for further discussion around the fair value of the vested portion of awards allocated to the pre-combination period.
For the Year Ended December 31, 2024
Pro forma transaction accounting adjustments:
Removal of historical Redfin stock-based compensation expense	$(71,159)
Record annualized stock-based compensation expense from replacement awards	48,433
Net pro forma transaction accounting adjustment to Salaries, commissions, and team member benefits	$(22,726)

k)
The estimated income tax impact on Redfin’s loss before income taxes, inclusive of the pro forma adjustments, utilizing an estimated blended statutory tax rate of approximately 24% for the year ended December 31, 2024 as a result of the release of certain valuation allowance amounts in the Redfin Merger. The tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the blended tax rate will likely vary from the actual effective tax rate in periods subsequent to completion of the Redfin Merger. The determination of the income tax impact is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

Note 6 — Mr. Cooper Reclassification Adjustments
During the preparation of the unaudited pro forma condensed combined financial information, Rocket’s management performed a preliminary analysis of Mr. Cooper’s financial information to identify differences in financial statement presentation as compared to the presentation of Rocket. Certain reclassification adjustments have been made to conform Mr. Cooper’s historical financial statement presentation to Rocket’s financial statement presentation. Following the Mr. Cooper Mergers, the combined company will finalize the review of reclassifications, which could be materially different from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein.
In order to conform to the new presentation for the year ended December 31, 2024, Rocket created two new financial statement line items on its balance sheet: (i) MSR and Advance facilities, net and (ii) MSR related liabilities — nonrecourse at fair value. These new line items are comprised solely of the respective historical balances from Mr. Cooper’s consolidated balance sheet as of December 31, 2024 as Rocket did not have any existing balances to reclassify.

Rocket Companies, Inc.
Notes to the Unaudited Pro Forma Condensed Combined Financial Information (continued)
($ In Thousands, Except Per Share Amounts or Unless Otherwise Noted)
A.
Refer to the table below for a summary of reclassification adjustments made to present Mr. Cooper’s consolidated balance sheet as of December 31, 2024 to conform with that of Rocket’s:

Mr. Cooper Historical Balance Sheet Line Items	Mr. Cooper Historical Balances as of December 31, 2024	Reclassification	Rocket Historical Balance Sheet Line Items(1)	Reclassification	Mr. Cooper Reclassified as of December 31, 2024
Cash and cash equivalents	$753,394	—	Cash and cash equivalents		$753,394
Restricted cash	219,465	—	Restricted cash		219,465
Mortgage servicing rights at fair value	11,736,472	—	Mortgage loans held for sale, at fair value		2,211,160
Advances and other receivables, net of reserves	1,344,552	(1,344,552)	Interest rate lock commitments (“IRLCs”), at fair value		27,768
Mortgage loans held for sale at fair value	2,211,160	—	Other assets	27,768
Property and equipment, net of accumulated depreciation	58,128	—	Mortgage servicing rights (“MSRs”), at fair value		11,736,472
Deferred tax assets, net	230,179	—	Property and equipment, net		58,128
Other assets	2,385,892	(2,385,892)	Deferred tax asset, net		230,179
Total assets	18,939,242	—	Lease right of use assets		43,934
Unsecured senior notes, net	4,890,673	—	Other assets	43,934
Advance, warehouse and MSR facilities, net	6,494,515	(6,494,515)	Forward commitments, at fair value		18,658
Payables and other liabilities	2,322,438	(2,322,438)	Other assets	18,658
MSR related liabilities – nonrecourse at fair value	418,495	—	Loans subject to repurchase right from Ginnie Mae (asset)		1,176,120
Total liabilities	$14,126,121	—	Other assets	1,176,120
			Goodwill and intangible assets, net		260,211
			Other assets	260,211
			Other assets		2,203,753
			Advances and other receivables, net of reserves	1,344,552
			Other assets	859,201
			Total assets		18,939,242
			Funding facilities		1,899,129
			Advance, warehouse and MSR facilities, net	1,899,129
			Senior notes, net		4,890,673
			MSRs and Advance facilities, net		4,482,943
			Advance, warehouse and MSR facilities, net	4,482,943
			Early buy out facility		112,443

Rocket Companies, Inc.
Notes to the Unaudited Pro Forma Condensed Combined Financial Information (continued)
($ In Thousands, Except Per Share Amounts or Unless Otherwise Noted)
Mr. Cooper Historical Balance Sheet Line Items	Mr. Cooper Historical Balances as of December 31, 2024	Reclassification	Rocket Historical Balance Sheet Line Items(1)	Reclassification	Mr. Cooper Reclassified as of December 31, 2024
			Advance, warehouse and MSR facilities, net	112,443
			MSR related liabilities – nonrecourse at fair value		418,495
			Accounts payable		129,233
			Payables and other liabilities	129,233
			Lease liabilities		56,889
			Payables and other liabilities	56,889
			Forward commitments, at fair value		153,527
			Payables and other liabilities	153,527
			Investor reserves		59,771
			Payables and other liabilities	59,771
			Loans subject to repurchase right from Ginnie Mae (liabilities)		1,176,120
			Payables and other liabilities	1,176,120
			Other liabilities		746,898
			Payables and other liabilities	746,898
			Total liabilities		$14,126,121

(1)
The indented Mr. Cooper line items listed beneath each Rocket historical balance sheet line represent balances reclassified from the respective Mr. Cooper balance sheet line items to the corresponding Rocket balance sheet line items.

Rocket Companies, Inc.
Notes to the Unaudited Pro Forma Condensed Combined Financial Information (continued)
($ In Thousands, Except Per Share Amounts or Unless Otherwise Noted)
B.
Refer to the table below for a summary of adjustments made to present Mr. Cooper’s consolidated statement of income for the year ended December 31, 2024 to conform with that of Rocket’s:

Mr. Cooper Historical Statement of Operations Line Items	Mr. Cooper Historical for the Year Ended December 31, 2024	Reclassification	Rocket Historical Statement of Income Line Items(1)	Reclassification	Mr. Cooper Reclassified for the Year Ended December 31, 2024
Service related, net	$1,788,183	(1,788,183)	Gain on sale of loans excluding fair value of MSRs, net		$64,585
Net gain on mortgage loans held for sale	437,344	(437,344)	Service related, net	86,239
Salaries, wages and benefits	694,722	—	Net gain on mortgage loans held for sale	(21,654)
General and administrative	624,213	(624,213)	Fair value of originated MSRs		458,998
Interest income	789,738	(789,738)	Net gain on mortgage loans held for sale	458,998
Interest expense	(776,478)	776,478	Servicing fee income		2,475,426
Other income (expense), net	(18,687)	18,687	Service related, net	2,475,426
Income tax expense	232,065	—	Change in fair value of MSRs		(842,030)
Net income	$669,100	—	Service related, net	(842,030)
			Interest income		102,047
			Interest income	102,047
			Interest expense on funding facilities		(84,475)
			Interest expense	(84,475)
			Other income		793,189
			Service related, net	68,548
			Interest income	722,832
			Other income (expense), net	1,809
			Salaries, commissions, and team member benefits		771,164
			Salaries, wages and benefits	694,722
			General and administrative	76,442
			General and administrative expenses		465,219
			General and administrative	465,219
			Marketing and advertising expenses		39,002
			General and administrative	39,002
			Depreciation and amortization		43,550
			General and administrative	43,550
			Interest and amortization expense on non-funding debt(2)		641,934
			Interest expense	641,934

Rocket Companies, Inc.
Notes to the Unaudited Pro Forma Condensed Combined Financial Information (continued)
($ In Thousands, Except Per Share Amounts or Unless Otherwise Noted)
Mr. Cooper Historical Statement of Operations Line Items	Mr. Cooper Historical for the Year Ended December 31, 2024	Reclassification	Rocket Historical Statement of Income Line Items(1)	Reclassification	Mr. Cooper Reclassified for the Year Ended December 31, 2024
			Other expenses		105,706
			Interest income	35,141
			Interest expense	50,069
			Other income (expense), net	20,496
			(Provision for) benefit from income taxes		(232,065)
			Net income		$669,100

(1)
The indented Mr. Cooper line items listed beneath each Rocket line item represent amounts reclassified from the respective Mr. Cooper statement of operations line items to the corresponding Rocket statement of income line items.

(2)
Mr. Cooper reclassified total amount presented in Interest expense and amortization for non-funding debt consists of interest expense from MSRs and other advance facilities, other interest expense from legacy senior notes, and excess spread financing.

Note 7 — Preliminary Purchase Price Allocation for Mr. Cooper Mergers
Estimated Mr. Cooper Mergers Consideration
The following table summarizes the preliminary estimated aggregate merger consideration for Mr. Cooper with reference to Rocket’s closing share price of $13.16 on April 24, 2025.
Amount
Estimated fair value of Rocket Class A common stock to be issued to Mr. Cooper stockholders(i)	$9,262,233
Estimated fair value of converted Mr. Cooper equity awards attributable to pre-combination service(ii)	131,103
Cash paid to pay off the Mr. Cooper Notes, accrued interest, and prepayment premium(iii)	5,100,197
Estimated Mr. Cooper acquisition-related transaction costs to be paid by Rocket(iv)	93,107
Preliminary estimated merger consideration	$14,586,640

(i)
Value of estimated shares of Rocket Class A common stock issued is based on 63,983,373 shares of outstanding common stock of Mr. Cooper as of March 28, 2025 each being exchanged for 11.00 shares of Rocket Class A common stock issued at $13.16, the closing share price on April 24, 2025.

(ii)
Certain unvested equity awards of Mr. Cooper will be replaced by Rocket’s equity awards with similar terms at closing. The vested portion of those awards, as well as awards that fully vest prior to the closing date, are included as consideration applying the same exchange ratio and share price as (i) above.

(iii)
Cash paid to settle the Mr. Cooper Notes, accrued interest, and 1% prepayment premium triggered by the Mr. Cooper Mergers.

(iv)
Reflects Mr. Cooper transaction costs that will be paid in cash by Rocket as part of the Mr. Cooper Mergers.

Rocket Companies, Inc.
Notes to the Unaudited Pro Forma Condensed Combined Financial Information (continued)
($ In Thousands, Except Per Share Amounts or Unless Otherwise Noted)
The preliminary estimated aggregate merger consideration could significantly differ from the amounts presented due to movements in Rocket’s share price up to the closing date. A sensitivity analysis related to the fluctuation in Rocket’s share price was performed to assess the impact a hypothetical change of 10% on the closing price of Rocket Class A common stock on April 24, 2025 would have on the estimated preliminary purchase price consideration and goodwill as of the closing date:
	Stock Price	Total Estimated Consideration	Change
10% increase	$14.48	$15,525,974	$ 939,334
10% decrease	$11.84	$13,647,306	$(939,334)
Preliminary Purchase Price Allocation
The assumed accounting for the Mr. Cooper Mergers, including the preliminary merger consideration, is based on provisional amounts, and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities was based upon the preliminary estimate of fair values. For the preliminary estimate of fair values of assets acquired and liabilities assumed of Mr. Cooper, Rocket used benchmarking information from public precedent transactions as well as a variety of other sources, including market participant assumptions. Rocket is expected to use widely accepted income-based, market-based, and cost-based valuation approaches upon finalization of purchase accounting for the Mr. Cooper Mergers. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The unaudited pro forma adjustments are based upon available information and certain assumptions that Rocket believes are reasonable under the circumstances. The purchase price adjustments relating to Mr. Cooper’s and Rocket’s combined financial information are preliminary and are subject to change, as additional information becomes available and as additional analyses are performed.
The following table summarizes the preliminary purchase price allocation, as if the Mr. Cooper Mergers had been completed on December 31, 2024:
Amount
Estimated Merger Consideration:	$14,586,640
Cash and cash equivalents(i)	625,427
Restricted cash	219,465
Mortgage loans held for sale, at fair value	2,211,160
IRLCs, at fair value	27,768
MSRs, at fair value	11,736,472
Property and equipment, net	58,128
Lease right of use assets	43,934
Forward commitments, at fair value	18,658
Loans subject to repurchase right from Ginnie Mae (asset)	1,176,120
Intangible assets, net(ii)	1,860,000
Other assets	2,203,753
Funding facilities	1,899,129
Senior notes, net	—
MSR and Advance facilities, net	4,482,943
Early buy out facility	112,443
MSR related liabilities – nonrecourse at fair value	418,495

Rocket Companies, Inc.
Notes to the Unaudited Pro Forma Condensed Combined Financial Information (continued)
($ In Thousands, Except Per Share Amounts or Unless Otherwise Noted)
Amount
Accounts payable	129,233
Lease liabilities	56,889
Forward commitments, at fair value	153,527
Investor reserves	59,771
Loans subject to repurchase right from Ginnie Mae (liabilities)	1,176,120
Deferred tax liability, net(iii)	124,102
Other liabilities	646,201
Net tangible assets acquired (excluding goodwill)	10,922,032
Goodwill	3,664,608
Total net assets acquired	$14,586,640

(i)
Cash and cash equivalents is net of the $128.0 million pre-closing dividend payment of $2.00 per share to Mr. Cooper’s stockholders that will be declared as indicated in the overall Mr. Cooper merger announcement.

(ii)
Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consists of the following:

	Preliminary Fair Value	Estimated Useful Life (years)
Preliminary fair value of intangible assets acquired:
Relationships	$1,500,000	10
Trade name	200,000	3
Internally developed technology	150,000	3
Other	10,000	2
Intangible assets acquired	$1,860,000

(iii)
As a result of the Mr. Cooper Mergers, Rocket will recognize additional deferred tax liabilities of $354.3 million from book-tax basis differences arising from the preliminary purchase price allocation. Mr. Cooper’s historical net deferred tax asset of $230.2 million is netted against the deferred tax liability, resulting in Rocket’s net increase to deferred tax liability of $124.1 million related to the Mr. Cooper Mergers. There are a number of factors that will ultimately impact the final deferred tax position recorded by the consolidated group including operations before closing, potential changes in tax laws, and the mix of earnings. This determination is preliminary and subject to change.

Note 8 — Mr. Cooper Mergers Adjustments
The following pro forma adjustments have been reflected in the Mr. Cooper Transaction Accounting Adjustments column in the accompanying unaudited pro forma condensed combined balance sheet and statement of income. All adjustments are based on preliminary assumptions and valuations, which are subject to change.
a)
Reflects the accelerated payoff of the Mr. Cooper Notes, the corresponding accrued interest, and the prepayment premium which is included as part of the consideration transferred. See Note 7 above. The adjustment reflects the extinguishment of the Mr. Cooper Notes of $4,950 million, the write-off of unamortized deferred issuance costs of $59.3 million, the elimination of accrued interest of $100.7 million reflected in Other liabilities, and the prepayment premium of $49.5 million. A corresponding elimination of the historical interest expense attributed to the Mr. Cooper

Rocket Companies, Inc.
Notes to the Unaudited Pro Forma Condensed Combined Financial Information (continued)
($ In Thousands, Except Per Share Amounts or Unless Otherwise Noted)
Notes of $281.8 million from Interest and amortization expense on non-funding debt in expenses in the unaudited pro forma condensed combined statement of income.
b)
Reflects Mr. Cooper’s expected acquisition-related transaction costs of $93.1 million that will be paid in cash by Rocket as part of consideration transferred and the dividend payment of $128.0 million, which will be paid out prior to closing.

c)
Represents the preliminary adjustment to goodwill of $3,523.3 million within Goodwill and intangible assets, net, which reflects the elimination of the historical goodwill of $141.3 million and the recognition of the preliminary estimate of goodwill in connection with the Mr. Cooper Mergers of $3,664.6. million.

d)
Represents the preliminary adjustment to intangible assets of $1,741.1 million within Goodwill and intangible assets, net, which reflects the elimination of historical intangibles of $118.9 million and the preliminary estimate of the fair value of the acquired intangible assets of $1,860 million.

The pro forma impacts reflected in Depreciation and amortization as a result of the adjustment to intangible assets are shown in the table below:
For the Year Ended December 31, 2024
Pro forma transaction accounting adjustments:
Removal of historical Mr. Cooper amortization of intangible assets	$(13,874)
Amortization of intangible assets	271,667
Net pro forma transaction accounting adjustment to Depreciation and amortization	$257,793
A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the amortization expense of approximately $27.2 million for the year ended December 31, 2024. Pro forma amortization is preliminary and based on the use of straight-line amortization. The amount of amortization following the Mr. Cooper Mergers may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset.
e)
Reflects a decrease in Rocket’s TRA liability of $1.6 million and a decrease in its deferred tax liability of $1.1 million indirectly resulting from the Mr. Cooper Mergers. The corresponding offsetting adjustment is recorded through Retained earnings. The decrease in the TRA liability and the net deferred tax liability are reflected as a reduction to Other expenses and Provision for income taxes on the unaudited pro forma condensed combined statement of income, respectively, for the year ended December 31, 2024.

f)
Reflects the increase to Rocket’s deferred tax liability of $124.1 million, consisting of net deferred tax liabilities of $354.3 million recognized from the Mr. Cooper Mergers, which is offset by Mr. Cooper’s historical deferred tax assets of $230.2 million. See Note 7 above.

g)
Reflects expected non-recurring acquisition-related transaction costs of $46.0 million related to the Mr. Cooper Mergers, primarily for professional services. These estimated and to be incurred acquisition-related transaction costs are not reflected in the historical balance sheet of Rocket as of December 31, 2024, but are reflected in the unaudited pro forma condensed combined balance sheet as of December 31, 2024 as an increase to Other liabilities and a decrease to Retained earnings, with a corresponding increase to General and administrative expenses in the unaudited pro forma condensed combined statement of income.

Rocket Companies, Inc.
Notes to the Unaudited Pro Forma Condensed Combined Financial Information (continued)
($ In Thousands, Except Per Share Amounts or Unless Otherwise Noted)
h)
Reflects the adjustments to Equity:

	Class A common stock	Additional paid-in capital	Retained earnings
Pro forma transaction accounting adjustments:
Pre-closing Mr. Cooper dividend	$ —	$ —	$ (127,967)
Elimination of Mr. Cooper’s historical equity	(1,058)	(1,077,384)	(3,606,712)
Rocket Class A common stock issued to Mr. Cooper stockholders – See Note 7	7	9,262,226	—
Estimated fair value attributed to pre-combination vesting of equity awards – See Note 7	—	131,103	—
Change in Rocket’s TRA liability and deferred tax liability – See Note 8(e)	—	—	2,679
Estimated acquisition-related transaction costs – See Note 8(g)	—	—	(45,982)
Net pro forma transaction accounting adjustments to Equity	$(1,051)	$ 8,315,945	$(3,777,982)

i)
Reflects the adjustment to Salaries, commissions and team member benefits with respect to the incremental stock-based compensation expense for Rocket replacement equity awards. See Note 7 for further discussion around the fair value of the vested portion of awards allocated to the pre-combination period.

For the Year Ended December 31, 2024
Pro forma transaction accounting adjustments:
Removal of historical Mr. Cooper stock-based compensation expense	$(37,000)
Record annualized stock-based compensation expense from replacement awards	79,643
Net pro forma transaction accounting adjustment to Salaries, commissions, and team member benefits	$42,643
The new annualized stock-based compensation expense from replacement equity awards includes the exchange of unvested service-based restricted stock units (“RSUs”) measured at fair value as of the acquisition date, as well as exchanged unvested performance-based restricted stock units (“PSUs”) based on an assumed maximum performance (200% attainment of the underlying performance criteria). The actual number of Mr. Cooper PSUs exchanged for Rocket time-based RSUs will be determined prior to the acquisition date, generally based on actual performance.
j)
The estimated income tax impact on Mr. Cooper’s income before income taxes, inclusive of the pro forma adjustments, utilizing an estimated blended statutory tax rate of approximately 24% for the year ended December 31, 2024. The tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the blended tax rate will likely vary from the actual effective tax rate in periods subsequent to completion of the Mr. Cooper Mergers. The determination of the income tax impact is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

Rocket Companies, Inc.
Notes to the Unaudited Pro Forma Condensed Combined Financial Information (continued)
($ In Thousands, Except Per Share Amounts or Unless Otherwise Noted)
Note 9 — Financing Adjustments
a)
Reflects the Bridge Facility totaling $4,950 million to repay, redeem and/or amend the Mr. Cooper Notes, which have change of control provisions that will be triggered by the consummation of the Mr. Cooper Mergers. The adjustment reflects the gross proceeds from the Bridge Facility, net of estimated deferred financing costs of $61.9 million, and is presented within Senior Notes, net.

b)
Reflects the pro forma impact of the Bridge Facility in Interest and amortization expense on non-funding debt, including $363.2 million of interest expense and amortization of deferred financing costs and $142.3 million of Bridge Facility fees. Interest expense for the Bridge Facility is based on 30-day Term SOFR plus an applicable margin. Each one-eighth percent change in the assumed interest rate associated with the debt to be incurred would result in a change in interest expense of $6.2 million annually.

c)
The estimated income tax impact on the financing pro forma adjustments, utilizing an estimated blended statutory tax rate of approximately 24% for the year ended December 31, 2024. The tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income and changes in tax law.

Note 10 — Earnings Per Share
The pro forma basic and diluted weighted average shares outstanding are as follows:
For the Year Ended December 31, 2024
Numerator
Pro forma net income	$ 515,704
Special Dividend on common stock	(120,120)
Dividend equivalents on unvested Rocket share-based awards	(24,102)
Pro forma net income attributable to common shareholders	$ 371,482
Denominator(1):
Historical Rocket weighted average shares outstanding – basic	141,037,083
Shares of Class L common stock from Up-C Collapse	1,848,879,483
Shares of Class A common stock issued to Redfin stockholders	101,283,994
Shares of Class A common stock issued to Mr. Cooper stockholders	703,817,103
Weighted average shares of common stock outstanding – basic	2,795,017,663
Historical Rocket weighted average shares outstanding – diluted	141,037,083
Shares of Class L common stock from Up-C Collapse	1,848,879,483
Rocket dilutive share-based awards(2)	8,412,274
Shares of Class A common stock issued to Redfin stockholders	101,283,994
Rocket share-based awards issued in exchange for Redfin share-based awards(3)	5,846,430
Shares of Class A common stock to Mr. Cooper stockholders	703,817,103
Rocket share-based awards issued in exchange for Mr. Cooper stock-based awards(4)	12,988,175
Weighted average shares of common stock outstanding – diluted	2,822,264,542
Pro forma net income per share of common stock outstanding – basic	$ 0.13
Pro forma net income per share of common stock outstanding – diluted	$ 0.13

Rocket Companies, Inc.
Notes to the Unaudited Pro Forma Condensed Combined Financial Information (continued)
($ In Thousands, Except Per Share Amounts or Unless Otherwise Noted)

(1)
Class A common stock and Class L common stock are presented as a single class of common stock for calculating pro forma EPS as both the Class A common stock and Class L common stock share equally in dividends and residual net assets on a per share basis.

(2)
As a result of the related pro forma effects from the Up-C Collapse, a portion of Rocket RSUs, PSUs, and stock options became dilutive.

(3)
Includes the exchange of Redfin RSUs, PSUs and stock options into Rocket share-based awards based on Redfin’s capitalization as of December 31, 2024.

(4)
Includes the exchange of Mr. Cooper RSUs and PSUs into Rocket share-based awards based on Mr. Cooper’s capitalization as of March 31, 2025.

THE REDFIN VIRTUAL SPECIAL MEETING
This proxy statement/prospectus is being mailed on or about May 5, 2025, to holders of record of Redfin common stock as of the close of business on April 22, 2025, and constitutes notice of the Redfin virtual special meeting in conformity with the requirements of the DGCL.
This proxy statement/prospectus is being provided to Redfin stockholders as part of a solicitation of proxies by the Redfin Board for use at the Redfin virtual special meeting and at any adjournments or postponements of the Redfin virtual special meeting. Redfin stockholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this document, for more detailed information regarding the Merger Agreement.
Date, Time and Place of the Redfin Virtual Special Meeting
The Redfin virtual special meeting will be held via live webcast on June 4, 2025, starting at 10:00 a.m. (Pacific Time). There will be no physical meeting location. In order to attend the Redfin virtual special meeting, as well as vote, you will need to visit www.virtualshareholdermeeting.com/RDFN2025SM and enter the 16-digit Control Number shown on your proxy card. Please be sure to follow instructions found on your proxy card and/or voting authorization form.
Purpose of the Redfin Virtual Special Meeting
At the Redfin virtual special meeting, Redfin stockholders will be asked to consider and vote upon the following proposals:
•
Proposal No. 1:   To adopt the merger proposal; and

•
Proposal No. 2:   To approve the compensation proposal.

Recommendation of the Redfin Board
At a meeting of the Redfin Board held on March 9, 2025, the Redfin Board unanimously (i) determined that the Merger and the other transactions contemplated by the Merger Agreement, taken together, are fair to, advisable and in the best interests of Redfin and its stockholders, (ii) approved and declared advisable the Merger Agreement, the Merger, and the other transactions contemplated thereby, (iii) directed that the adoption of the Merger Agreement be submitted to a vote of Redfin stockholders, and (iv) resolved to recommend that Redfin stockholders adopt the Merger Agreement.
The Redfin Board recommends that Redfin stockholders vote “FOR” the merger proposal and “FOR” the compensation proposal.
See also the section titled “The Merger — Redfin’s Reasons for the Merger; Recommendation of the Merger by the Redfin Board” beginning on page 49.
Record Date for the Redfin Virtual Special Meeting; Stock Entitled to Vote
Only holders of record of shares of Redfin common stock at the close of business on April 22, 2025, the record date for the Redfin virtual special meeting, will be entitled to notice of, and to vote at, the Redfin virtual special meeting and any postponements or adjournments thereof. Holders of Redfin common stock at the close of business on the record date may cast one vote for each share of Redfin common stock owned as of the record date, including (i) shares held directly in the name of the holder of record and (ii) shares held on behalf of the holder as the beneficial owner in street name through a broker, bank or other nominee.
On the record date, there were outstanding a total of 128,031,179 shares of Redfin common stock entitled to vote at the Redfin virtual special meeting.
Solicitation of Proxies
The cost of proxy solicitation for the Redfin virtual special meeting and the expenses of filing, printing and mailing this proxy statement/prospectus will be borne by Redfin. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Redfin, without additional remuneration, by personal interview, telephone, electronic communication or otherwise. Redfin will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. Redfin has retained Innisfree M&A Incorporated to assist in its solicitation of proxies and has agreed to pay them a fee of $25,000 and potentially additional fees under certain circumstances, plus reasonable expenses, for these services.
Quorum
The holders of a majority of the voting power of Redfin’s outstanding shares of common stock entitled to vote as of the close of business on the record date must be virtually present or represented by proxy to constitute a quorum to conduct the Redfin virtual special meeting. All shares of Redfin common stock represented virtually at the Redfin virtual special meeting, including abstentions, will be counted for purposes of determining the presence or absence of a quorum to conduct the Redfin virtual special meeting.
Vote Required
•
Merger Proposal.   Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of Redfin’s common stock entitled to vote at the Redfin virtual special meeting.

•
Compensation Proposal.   Approval of the compensation proposal requires the affirmative vote of a majority of the shares of Redfin common stock present virtually at the Redfin virtual special meeting or by proxy and voting affirmatively or negatively.

Abstentions and Broker Non-Votes
If you are a Redfin stockholder, failure to vote virtually or by proxy at the Redfin virtual special, abstentions, and broker non-votes (if any) will have the same effect as a vote against the merger proposal, assuming that a quorum is present at the virtual special meeting. Failure to vote virtually or by proxy at the Redfin virtual special meeting, abstentions and broker “non-votes” will have no effect on the outcome of the compensation proposal, assuming that a quorum is present at the Redfin virtual special meeting. Because the proposals presented to Redfin stockholders will be considered non-discretionary, we do not anticipate any broker non-votes at the Redfin virtual special meeting. Shares of Redfin common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If you are a Redfin stockholder of record and you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Redfin common stock represented by your proxy will be counted as present for purposes of determining the presence of a quorum for the Redfin virtual special meeting and will be voted “FOR” that proposal. However, if you hold your shares in street name and give voting instructions to your broker, bank, trust or other nominee with respect to one of the proposals, but give no instruction as to the other proposal, then those shares will be deemed present at the Redfin virtual special meeting for purposes of establishing a quorum at the Redfin virtual special meeting, will be voted as instructed with respect to the proposal as to which instructions were given and will not be voted with respect to the other proposal.
Voting Power of Redfin’s Directors and Executive Officers
On the record date, 4.35% of the outstanding Redfin common stock was held by Redfin directors and executive officers and their respective affiliates. Redfin currently expects that its directors and executive officers will vote their shares in favor of the merger proposal and the compensation proposal.
Attending the Redfin Virtual Special Meeting
All holders of Redfin common stock, including stockholders of record and stockholders who hold shares through banks, brokers or other nominees, are invited to virtually attend the Redfin virtual special meeting. Stockholders of record can vote at the special meeting. In order to attend the Redfin virtual special meeting, as well as vote, you will need to visit www.virtualshareholdermeeting.com/RDFN2025SM and enter the 16-digit Control Number shown on your proxy card. Please be sure to follow instructions found on your proxy card and/or voting authorization form.
Voting of Proxies by Record Stockholders
A proxy card is enclosed for use by Redfin stockholders of record. Redfin requests that its record stockholders sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. You may also vote your shares by telephone or through the Internet. Information and applicable deadlines for voting by telephone or through the Internet are set forth on the enclosed proxy card. Shares of Redfin common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If you are a Redfin stockholder of record and you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Redfin common stock represented by your proxy will be counted as present for purposes of determining the presence of a quorum for the Redfin virtual special meeting and will be voted “FOR” that proposal.
At the date hereof, Redfin management has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this proxy statement/prospectus other than the matters set forth in Redfin’s accompanying Notice of Special Meeting of Stockholders. In accordance with Redfin’s bylaws and the DGCL, business transacted at the Redfin virtual special meeting will be limited to those matters set forth in such notice.
Your vote is important. Whether or not you expect to attend the Redfin virtual special meeting in person, we urge you to vote your shares as promptly as possible by (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Redfin virtual special meeting.
Shares Held in Street Name
If you hold your shares of Redfin common stock in a stock brokerage account or if your shares are held by a bank, trust or other nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares if you wish them to be counted. Please follow the voting instructions provided by your broker, bank, trust or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Redfin or by voting at the Redfin virtual special meeting. Further, brokers who hold shares of Redfin common stock on behalf of their customers may not vote those shares without specific instructions from their customers.
If you hold your Redfin common stock in street name and you do not instruct your broker on how to vote any of your shares, your broker may not vote those shares. For a discussion of the consequences of such broker non-votes, see the section titled “The Redfin Virtual Special Meeting — Abstentions and Broker Non-Votes” beginning on page 117.
Revocability of Proxies and Changes to a Redfin Stockholder’s Vote
If you are a holder of record of shares of Redfin common stock as of the record date for the Redfin virtual special meeting, you have the power to revoke your proxy at any time before your proxy is voted at the Redfin virtual special meeting. You can revoke your proxy in one of four ways:
•
you can send a signed notice of revocation that is received by Redfin prior to your shares being voted, stating that you would like to revoke your proxy, to Redfin’s corporate secretary at Redfin’s corporate headquarters, 1099 Stewart Street, Suite 600, Seattle, WA 98101;

•
you can grant a new, valid proxy bearing a later date (by Internet, telephone or mail) that is received by Redfin prior to your shares being voted;

•
you can vote again by telephone or the Internet at a later time; or

•
by voting at the Redfin virtual special meeting, which will automatically cancel any proxy previously given.

The latest dated completed proxy will be the one that counts. Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:
Redfin Corporation
1099 Stewart Street, Suite 600
Seattle, WA 98101
Attn: Corporate Secretary
If you are a Redfin stockholder whose shares of common stock are held in “street name” by a bank, broker, trust or other nominee, you may revoke your proxy or voting instructions and vote your shares in person at the Redfin virtual special meeting only in accordance with applicable rules and procedures as employed by your bank, broker, trust or other nominee. If your shares are held in “street name” in an account at a bank, broker, trust or other nominee, you must follow the directions you receive from your bank, broker, trust or other nominee in order to change or revoke your proxy or voting instructions and should contact your bank, broker, or other nominee to do so.
Adjournments
Although it is not currently expected, the Redfin virtual special meeting may be adjourned for the purpose of soliciting additional proxies if Redfin has not received sufficient proxies to constitute a quorum or sufficient votes for approval of the merger proposal, subject to the provisions of the Merger Agreement. The chairperson of the Redfin virtual special meeting may adjourn the Redfin virtual special meeting (whether or not a quorum is present). Pursuant to Redfin’s bylaws, notice need not be given of any such adjourned meeting if the time and place if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and may vote at such meeting are announced at the meeting at which adjournment is taken. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the Redfin virtual special meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting. If the Redfin virtual special meeting is adjourned, stockholders who have already sent in their proxies will be allowed to revoke them at any time prior to their use. The Merger Agreement provides that without Rocket’s consent, the Redfin virtual special meeting will not be adjourned to a date that is more than 10 business days per occasion or 20 business days in the aggregate after the date for which the Redfin virtual special meeting was originally scheduled.
Postponements
At any time prior to convening the Redfin virtual special meeting, the Redfin Board may postpone the Redfin virtual special meeting for any reason without the approval of Redfin stockholders. The Merger Agreement provides that without Rocket’s consent, the Redfin virtual special meeting will not be postponed to a date that is more than 10 business days per occasion or 20 business days in the aggregate after the date for which the Redfin virtual special meeting was originally scheduled. Although it is not currently expected, and subject to the provisions of the Merger Agreement, the Redfin Board may postpone the Redfin virtual special meeting for the purpose of soliciting additional proxies if Redfin has not received sufficient proxies to constitute a quorum or sufficient votes for approval of the merger proposal. If the Redfin virtual special meeting is postponed, stockholders who have already sent in their proxies will be allowed to revoke them at any time prior to their use.
Stockholder List
A list of Redfin stockholders entitled to vote at the Redfin virtual special meeting will be available for inspection at Redfin’s principal executive offices, located at 1099 Stewart Street, Suite 600, Seattle, WA 98101, for a period of 10 days ending on the date before the date of the Redfin virtual special meeting date for any purpose germane to the Redfin virtual special meeting, during ordinary business hours.
Tabulation of Votes
A representative of Redfin’s mailing and tabulating agent, Broadridge Financial Solutions, will tabulate the votes and Redfin’s corporate secretary will act as inspector of elections.

How You Can Reduce the Number of Copies of Redfin’s Proxy Materials You Receive
Redfin has adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, stockholders of record who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only one copy of the proxy materials, unless one or more of these stockholders notifies Redfin that they wish to continue receiving individual copies. This procedure reduces Redfin’s printing costs and postage fees. Stockholders who wish to participate in householding will continue to receive separate proxy cards.
If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials, or if you hold stock in more than one account, and, in either case, you wish to receive only a single copy of the proxy materials for your household, please contact your broker.
If you participate in householding and wish to receive a separate copy of the proxy materials, or if you do not wish to continue to participate in householding and prefer to receive separate copies of the proxy materials in the future, please contact your broker or Redfin. Direct your written request to Redfin Corporation, 1099 Stewart Street, Suite 600, Seattle, WA 98101, or by phone at (206) 576-8610.
Beneficial owners can request information about householding from their banks, brokers or other holders of record.
Assistance
If you need assistance in completing your proxy card or have questions regarding the Redfin virtual special meeting, please contact Redfin’s proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders May Call Toll-Free: +1 (877) 456-3510
Banks & Brokers May Call Collect: +1 (212) 750-5833

REDFIN PROPOSALS
Proposal 1: The Merger Proposal
Redfin stockholders are asked to approve the adoption of the Merger Agreement. Redfin stockholders should carefully read this proxy statement/prospectus in its entirety, including the documents incorporated by reference and the Merger Agreement, for more detailed information concerning the Merger Agreement and the merger proposal. For a detailed discussion of the terms of the Merger Agreement and the Merger, see the information about the Merger and the Merger Agreement throughout this proxy statement/prospectus, including the information set forth in the section titled “The Merger Agreement” beginning on page 69 and “The Merger” beginning on page 38. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.
Approval of the merger proposal is a condition to completion of the Merger. If the merger proposal is not approved, the Merger will not occur. For a detailed discussion of the conditions of the Merger, see the section titled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 83.
Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of Redfin’s common stock entitled to vote at the Redfin virtual special meeting. Failure to vote at the virtual special meeting or vote by proxy at the special meeting, abstentions, and broker non-votes (if any) will have the same effect as a vote against the merger proposal, assuming that a quorum is present at the Redfin virtual special meeting. Shares of Redfin common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a Redfin stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Redfin common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Redfin virtual special meeting and all of such shares will be voted “FOR” the merger agreement proposal.
At a meeting of the Redfin Board held on March 9, 2025, the Redfin Board unanimously (i) determined that the Merger and the other transactions contemplated by the Merger Agreement, taken together, are fair to, advisable and in the best interests of Redfin and its stockholders, (ii) approved and declared advisable the Merger Agreement, the Merger, and the other transactions contemplated thereby, (iii) directed that the adoption of the Merger Agreement be submitted to a vote of Redfin stockholders, and (iv) resolved to recommend that Redfin stockholders adopt the Merger Agreement.
IF YOU ARE A REDFIN STOCKHOLDER, THE REDFIN BOARD
RECOMMENDS THAT YOU
VOTE “FOR” THE PROPOSAL TO ADOPT
THE MERGER AGREEMENT.
***
Proposal 2: The Compensation Proposal
In accordance with Section 14A of the Exchange Act, Redfin stockholders are asked to cast an advisory (non-binding) vote on the compensation that may be paid or become payable to Redfin’s named executive officers in connection with the proposed Merger. For more detailed information regarding these amounts, please see the section titled “The Merger — Quantification of Potential Payments and Benefits to the Named Executive Officers of Redfin” beginning on page 65 and the accompanying footnotes and related narrative disclosure. As required by those rules, Redfin is asking its stockholders to adopt the following resolution:
RESOLVED, that the shareholders of Redfin hereby APPROVE, on an advisory basis, the compensation that may be paid or become payable to Redfin’s named executive officers in connection with the Merger, in each case as discussed pursuant to Item 402(t) of Regulation S-K, described in the table in the section titled “The Merger — Quantification of Potential Payments and Benefits to the Named Executive Officers of Redfin” beginning on page 65 and the accompanying footnotes and related narrative discussion of Redfin’s proxy statement/prospectus for its virtual special meeting of shareholders to be held on June 4, 2025.

Effect of Advisory Vote
The vote on this proposal is a vote separate from the vote on the proposal to adopt the Merger Agreement. Accordingly, you may vote to approve the other proposal and vote not to approve this proposal, and vice versa. Approval of this proposal is not a condition to completion of the Merger.
Because the vote on this proposal is only advisory in nature, it will not be binding on either Redfin or Rocket regardless of whether the proposed Merger is completed. Accordingly, since the compensation described herein is contractual with respect to Redfin’s named executive officers, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable thereto, if the proposed Merger is completed.
Approval of the compensation proposal requires the holders of Redfin common stock representing a majority of the votes cast on such matter at the Redfin virtual special meeting (whether or not a quorum is present). For the compensation proposal, failure to vote virtually or by proxy at the Redfin virtual special meeting, abstentions and broker “non-votes” (if any) will have no effect on the outcome of the proposal, assuming that a quorum is present at the Redfin virtual special meeting. Shares of Redfin common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a Redfin stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Redfin common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Redfin virtual special meeting and all of such shares will be voted “FOR” the compensation proposal.
IF YOU ARE A REDFIN STOCKHOLDER, THE REDFIN BOARD RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL to cast an advisory (non-binding) vote on the compensation that may be paid or become payable to Redfin’s named executive officers in connection with the proposed Merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a summary of the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of Redfin common stock that exchange their Redfin common stock for Rocket Class A common stock in the Merger. This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could affect the accuracy of the statements and conclusions set forth in this discussion and could adversely affect a U.S. holder. There can be no assurance the IRS or a court will not take a position contrary to the discussion below. This discussion assumes that the Merger will be consummated in accordance with the Merger Agreement and as further described in this proxy statement/prospectus. This discussion is not a complete description of all of the tax consequences of the Merger and, in particular, does not address any tax consequences arising under the Medicare contribution tax on net investment income, the special tax accounting rules under Section 451(b) of the Code, the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax (such as estate, gift or other non-income tax consequences).
This discussion applies only to U.S. holders of Redfin common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to U.S. holders of Redfin common stock in light of their particular circumstances and does not apply to U.S. holders of Redfin common stock subject to special treatment under the U.S. federal income tax laws including, without limitation:
•
banks or other financial institutions;

•
partnerships, S corporations and other pass-through entities (and investors in partnerships, S corporations and other pass-through entities);

•
insurance companies;

•
tax-exempt organizations or governmental organizations;

•
dealers or brokers in securities or currencies;

•
traders in securities that elect to use a mark-to-market method of accounting;

•
persons that actually or constructively owned at least five percent of Redfin common stock (by vote or value);

•
persons that hold their Redfin common stock as “qualified small business stock” within the meaning of Section 1202 and/or 1045 of the Code;

•
regulated investment companies;

•
real estate investment trusts;

•
tax-qualified retirement plans;

•
persons that hold Redfin common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•
individuals who are U.S. expatriates and former citizens or long-term residents of the United States;

•
holders who acquired their shares of Redfin common stock through the exercise of an employee stock option, in connection with a restricted stock unit or otherwise as compensation; and

•
persons that have a “functional currency” other than the U.S. dollar.

The following discussion does not address the tax consequences of any transactions effectuated before, after or at the same time as the Merger, whether or not they are in connection with the Merger, including, without limitation, the tax consequences to holders of options, warrants or other rights to purchase shares of Redfin common stock.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Redfin common stock that is, for U.S. federal income tax purposes:
•
an individual citizen or resident of the United States;

•
a corporation, or entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•
a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person for U.S. federal income tax purposes; or

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Redfin common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Redfin common stock and any partners in such partnership should consult their tax advisors regarding the tax consequences of the Merger to them.
THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGER. ALL HOLDERS OF REDFIN COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS.
U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Redfin Common Stock
Consequences if the Merger Qualifies as a Reorganization
For U.S. federal income tax purposes, unless Redfin waives the condition regarding the Up-C Collapse (which would result in the Merger occurring before the Up-C Collapse), the Merger is intended to qualify and will be reported as a “reorganization” within the meaning of Section 368(a) of the Code and Redfin’s obligation to effect the Closing is subject to the satisfaction, or waiver by Redfin, at or prior to the Effective Time, of the following condition: receipt by Redfin of a tax opinion from Fenwick & West LLP, counsel to Redfin, dated as of the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Such tax opinion will be based on customary assumptions and representations made by Redfin and Rocket, as well as certain covenants and undertakings by Redfin and Rocket. If any of the assumptions, representations, covenants or undertakings by Redfin or Rocket is or becomes incorrect, incomplete or inaccurate in any respect, or is violated, the validity of the opinion described above may be affected and the tax consequences of the Merger could differ from those described in this proxy statement/prospectus. See the discussion “Consequences if the Merger Fails to Qualify as a Reorganization” beginning on page 125.
In the event that Fenwick & West LLP is unable to render the tax opinion above, and Redfin does not otherwise waive this condition, the condition may be satisfied if another counsel mutually acceptable to Redfin and Rocket (it being understood that Paul, Weiss, Rifkind, Wharton & Garrison LLP is mutually agreed to be acceptable other counsel) renders the tax opinion in customary form and substance reasonably satisfactory to Redfin. If following the date of the Merger Agreement the tax opinion cannot be delivered and Redfin has not otherwise waived this condition, but there is an alternative structure that if used would leave the parties in substantially the same economic position (including, but not limited to a “two-step merger” as described in IRS Revenue Ruling 2001-46) and Fenwick & West LLP (or another counsel mutually acceptable to Redfin and Rocket, it being understood that Paul, Weiss, Rifkind, Wharton & Garrison LLP is mutually agreed to be acceptable other counsel) could deliver an opinion that the alternative structure will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then Redfin and Rocket have agreed to use reasonable best efforts to implement such alternative structure and obtain such tax opinion, and such tax opinion with respect to the alternative structure would also satisfy this condition.

An opinion of counsel represents counsel’s best legal judgment, but it is not binding on the IRS or any court. Neither Rocket nor Redfin intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the merger. Accordingly, even if Redfin receives a tax opinion that concludes that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, no assurance can be given that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such challenge.
Assuming that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the merger to U.S. holders of Redfin common stock are as follows:
•
a U.S. holder of Redfin common stock will not recognize any gain or loss on the exchange of shares of Redfin common stock for shares of Rocket Class A common stock (excluding any cash received in lieu of fractional share interests in Rocket Class A common stock, which shall be treated as discussed below);

•
the aggregate tax basis of the Rocket Class A common stock received in the merger (including any fractional share interests in Rocket Class A common stock deemed received and exchanged for cash, as discussed below) will be the same as the aggregate tax basis of the Redfin common stock surrendered in exchange for the Rocket Class A common stock; and

•
the holding period of Rocket Class A common stock received in exchange for shares of Redfin common stock (including any fractional share interests in Rocket Class A common stock deemed received and exchanged for cash, as discussed below) will include the holding period of the Redfin common stock surrendered in exchange for the Rocket Class A common stock.

If a U.S. holder exchanges more than one “block” of Redfin common stock (that is, different shares of Redfin common stock that the U.S. holder has acquired at different times or different prices), tax basis in, and the holding period of, the Redfin common stock exchanged for Rocket Class A common stock in accordance with the preceding rules will be determined separately with respect to each block of Redfin common stock.
Cash Received Instead of a Fractional Share of Rocket Class A Common Stock
A U.S. holder of Redfin common stock who receives cash in lieu of a fractional share of Rocket Class A common stock as part of the Merger generally will recognize gain or loss measured by the difference between the amount of cash received for such fractional share and the portion of the U.S. holder’s tax basis in the Redfin common stock allocated to the fractional share. Gain or loss recognized with respect to cash received in lieu of a fractional share of Rocket Class A common stock generally will be capital gain or loss, and generally will be long-term capital gain or loss if, as of the Effective Time, the holding period for such shares of Redfin common stock is greater than one year. Long-term capital gain of certain non-corporate taxpayers, including individuals, generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.
Consequences if the Merger Fails to Qualify as a Reorganization
If the Merger were to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (including if Redfin waives the condition regarding the Up-C Collapse which would result in the Merger occurring before the Up-C Collapse), a U.S. holder of Redfin common stock generally would recognize gain or loss for U.S. federal income tax purposes on each share of Redfin common stock surrendered in the Merger in an amount equal to the difference between (1) the fair market value as of the Effective Time of the Rocket Class A common stock (and any cash in lieu of fractional shares) received in exchange for such share and (2) the holder’s basis in the share of Redfin common stock surrendered. Gain or loss must be calculated separately for each block of Redfin common stock exchanged by such U.S. holder if such blocks were acquired at different times or for different prices. Any gain or loss recognized generally would be long-term capital gain or loss if the U.S. holder’s holding period in a particular block of Redfin common stock exceeds one year at the Effective Time. Long-term capital gain of certain non-corporate taxpayers, including individuals, generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s tax basis in shares of Rocket Class A common stock received in the merger would be equal to the fair market value thereof as of the Effective Time, and such U.S. holder’s holding period in such shares would begin on the day following the Closing Date.
Backup Withholding
This section applies whether or not the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Payments of cash to a holder of Redfin common stock may, under certain circumstances, be subject to backup withholding at the applicable rate (currently 24%), unless the holder of the Redfin common stock receiving such payments provides proof of an applicable exemption or provides a certificate containing the holder’s name, address, correct federal taxpayer identification number and a statement that the holder is exempt from backup withholding and otherwise complies with all applicable requirements of the backup withholding rules. Backup withholding does not constitute an additional tax, and any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSEQUENCES RELATING TO THE MERGER, AND IS NOT, AND IS NOT INTENDED TO BE, TAX ADVICE. ALL STOCKHOLDERS ARE STRONGLY ADVISED AND ARE EXPECTED TO CONSULT THEIR LEGAL AND TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER U.S. FEDERAL TAX LAWS, INCLUDING ESTATE OR GIFT TAX LAWS, OR UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.

PRINCIPAL STOCKHOLDERS OF REDFIN
The following table sets forth information with respect to the beneficial ownership of Redfin capital stock, as of April 28, 2025, for:
•
Each person, or group of affiliated persons, known to beneficially own more than 5% of outstanding Redfin common stock;

•
Each current director of Redfin;

•
Each named executive officer of Redfin; and

•
All current executive officers and directors of Redfin as a group.

The number of shares beneficially owned by each stockholder is determined under rules of the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of Redfin common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.
Redfin has based its calculation of the percentage of beneficial ownership on 128,031,179 shares of common stock outstanding as of April 28, 2025.
Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable. The beneficial ownership of each person holding more than 5% of Redfin’s outstanding common stock as of April 28, 2025, is based solely on a review of filings with the SEC on Schedule 13G or Schedule 13D, as applicable.
Name of beneficial owner	Number of shares beneficially owned	Percent of class
>5% beneficial owners
Bares Capital Management, Inc.	8,719,526(1)	6.81%
BlackRock, Inc.	8,887,629(2)	6.94%
The Vanguard Group	16,827,798(3)	13.14%
Management
Jason Aleem	126,771(4)	*
Robert Bass	133,824(5)	*
Julie Bornstein	88,642(6)	*
Kerry D. Chandler	55,399	*
Bridget Frey	659,042(7)	*
Anthony Kappus	81,585(8)	*
Glenn Kelman	2,261,272(9)	1.76%
Austin Ligon	693,002(10)	*
David Lissy	69,835(11)	*
Chris Nielsen	762,248(12)	*
Brad Singer	91,578(13)	*
James Slavet	292,787(14)	*
Anna Stevens	64,158(15)	*
Christian Taubman	98,519(16)	*
Selina Tobaccowala	156,320(17)	*
All directors and executive officers as a group (14 individuals)	5,638,982(18)	4.35%

*
Indicates beneficial ownership of less than 1%.

(1)
Bares Capital Management, Inc. and Brian Bares have shared voting power and shared investment power over 7,678,676 shares, and Brian Bares has sole voting and sole investment power over 1,040,850 shares. The address for Bares Capital Management, Inc. is 12600 Hill Country Blvd, Suite R-230, Austin, TX 78738. All information relating to Bares Capital Management, Inc. is based on the Schedule 13G it filed on December 11, 2023.

(2)
Of the shares beneficially owned, BlackRock, Inc. has sole voting power over 8,758,196 shares and sole investment power over 8,887,629 shares. The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001. All information relating to BlackRock, Inc. is based on the Schedule 13G it filed on April 24, 2025.

(3)
Of the shares beneficially owned, The Vanguard Group has shared voting power over 222,360 shares, sole investment power over 16,489,910 shares, and shared investment power over 337,888 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. All information relating to The Vanguard Group is based on the Schedule 13G it filed on January 31, 2025.

(4)
Ownership includes 17,202 shares underlying restricted stock units.

(5)
Ownership includes 66,666 shares underlying stock options and 25,423 shares underlying restricted stock units.

(6)
Ownership includes 20,000 shares underlying stock options and 25,423 shares underlying restricted stock units.

(7)
Ownership includes 167,781 shares underlying stock options and 25,665 shares underlying restricted stock units.

(8)
Ownership includes 38,143 shares underlying stock options and 20,715 shares underlying restricted stock units.

(9)
Ownership includes 802,824 shares underlying stock options.

(10)
Ownership includes 37,567 shares underlying stock options. Excludes 26,062 shares underlying restricted stock units that have vested but for which Mr. Ligon has deferred settlement.

(11)
Excludes 44,795 shares underlying restricted stock units that have vested, which Mr. Lissy has deferred settlement. Of the shares beneficially owned, 50,000 shares are held by four separate trusts.

(12)
Ownership includes 249,999 shares underlying stock options and 26,508 shares underlying restricted stock units.

(13)
Ownership includes 25,423 shares underlying restricted stock units. Excludes 16,819 shares underlying restricted stock units that have vested but for which Mr. Singer has deferred settlement. Of the shares beneficially owned, 50,000 shares are held by a trust.

(14)
Ownership includes 25,423 shares underlying restricted stock units. Excludes 3,767 shares underlying restricted stock units that have vested but for which Mr. Slavet has deferred settlement.

(15)
Ownership includes 19,911 shares underlying restricted stock units.

(16)
Ownership includes 23,903 shares underlying restricted stock units.

(17)
Ownership includes 25,423 shares underlying restricted stock units.

(18)
Ownership includes 1,382,980 shares underlying stock options and 286,442 shares underlying restricted stock units. Excludes 91,443 shares underlying restricted stock units that have vested, which certain directors have deferred settlement in each case.

NO APPRAISAL RIGHTS
Redfin Stockholders
Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to the stockholders in connection with the transaction. Under Section 262 the DGCL, stockholders do not have appraisal rights if the shares of stock they hold are either listed on a national securities exchange or held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash in lieu of fractional shares or (d) any combination of the foregoing. Because Redfin stockholders will hold shares listed on a national securities exchange immediately prior to the completion of the Merger and are not required by the terms of the Merger Agreement to accept for their shares anything other than shares of Rocket Class A common stock (which are listed on a national securities exchange) and cash in lieu of fractional shares, holders of Redfin common stock will not be entitled to appraisal rights in the Merger.
The above discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which may be publicly accessed without subscription or cost at https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and is incorporated herein by reference.

ROCKET’S UP-C COLLAPSE
On March 9, 2025, Rocket, RHI, Up-C Merger Sub 1, Up-C Merger Sub 2, Mr. Gilbert and RHI II entered into the Transaction Agreement in order to effect a series of transactions that will simplify Rocket’s organizational and capital structure, collapse its current “Up-C” structure, provide that each class of common stock of Rocket will be entitled to one vote per share, and reduce its classes of common stock from four to two. Rocket believes that the Up-C Collapse and the resulting simplification of its organizational structure, and providing that all shares of common stock of Rocket will be entitled to one vote per share, will provide various benefits to Rocket and its stockholders, including, among other things, by improving Rocket’s ability to use its common stock as acquisition currency in acquisition transactions, creating a clearer corporate profile and enhancing equity liquidity. The consummation of the Up-C Collapse, among other things, is a condition to Redfin’s obligation to effect the Closing.
On March 9, 2025, RHI executed and delivered a written consent to Rocket approving and adopting the amendment and restatement of Rocket’s certificate of incorporation and approving the issuance of the Class L common stock, in connection with Up-C Collapse. No further approval of Rocket’s stockholders is required to approve the Transaction Agreement or the Up-C Collapse.
Under its existing organizational structure, Rocket is a holding company and its principal asset is its ownership of Holdings LLC Units. Rocket is also the sole managing member of Holdings LLC. Rocket’s public stockholders hold all of the issued and outstanding shares of Rocket Class A common stock, which are entitled to one vote per share on all matters submitted to a vote of Rocket stockholders and have economic rights (including rights to dividends and distributions upon liquidation by Rocket). RHI and Mr. Gilbert hold (a) all of the issued and outstanding shares of Rocket’s Class D common stock, which are entitled to ten votes per share on all matters submitted to a vote of Rocket stockholders, but have no economic rights, and (b) an equal number of Holdings LLC Units, which have economic rights (including rights to dividends and distributions upon liquidation by Holdings LLC), but have no voting rights. Rocket’s certificate of incorporation provides that, at any time when the aggregate voting power of the outstanding RHI Securities would be equal to or greater than 79% of the total voting power of the issued and outstanding shares of Rocket’s common stock, the number of votes per share of each RHI Security will be reduced such that the aggregate voting power of all of the RHI Securities is equal to 79%.
Following the Up-C Collapse, the public stockholders will continue to hold the issued and outstanding Rocket Class A common stock. As part of the Up-C Collapse, (a) each RHI shareholder, in consideration for its RHI Shares, will receive a number of newly issued shares of the Class L common stock equal to (1) the number of RHI Shares held by such RHI shareholder multiplied by (2) the ratio of the number of shares of Class D common stock owned by RHI to the number of all outstanding RHI Shares, which is currently estimated to be 56.54 shares of Class L common stock per each RHI Share, and (b) Mr. Gilbert, in consideration for his Class D common stock and paired Holdings LP Units, will receive a number of newly issued shares of Rocket’s Class L common stock equivalent to one share of Class L common stock for each share of Class D common stock held by Mr. Gilbert. The shares of Class L common stock will be entitled to one vote per share on all matters submitted to a vote of Rocket stockholders and will have economic rights (including rights to dividends and distributions upon liquidation by Rocket). As a result, Mr. Gilbert and the other RHI shareholders will no longer have economic rights through their Holdings LP Units and will instead participate, together with the public stockholders of Rocket, directly in the economics of Rocket through their ownership of common stock. Subject to certain limited exceptions, Mr. Gilbert and the other RHI shareholders will be prohibited from transferring or otherwise disposing of (a) any shares of Class L common stock prior to the first anniversary of the Up-C Closing Date and (b) 50% of the shares of Class L common stock prior to the second anniversary of the Up-C Closing Date. Following the second anniversary of the Up-C Closing Date, no shares of Class L common stock will be subject to a Lock-Up Period. Rocket’s Board will have the ability to waive the Lock-Up Periods with respect to specific stockholders if Rocket’s Board determines that doing so would be in the best interests of Rocket’s stockholders. To the extent that Rocket’s Board elects to waive the Lock-Up Period with respect to a holder of shares of Class L common stock, such holder would have the opportunity to convert their shares of Class L common stock into Rocket Class A common stock and sell such shares prior to the expiration of the applicable Lock-Up Period. Additionally, Rocket’s certificate of incorporation following the Up-C Collapse will provide that, at any time when the aggregate voting power of the outstanding Class L common stock would be equal to or greater than 79% of the total voting power of Rocket’s outstanding stock, the number of votes per share of each share of Class L common stock will be reduced such that the aggregate voting power of all Class L common stock is equal to 79%. Following the expiration or waiver of the applicable Lock-up Period, each share of Class L common stock (i) may be converted at any time, at the option of the holder, into one share of Rocket Class A common stock and (ii) will automatically convert into one share of Rocket Class A common stock immediately prior to any transfer of such share except for certain Permitted Transfers (as defined below). In addition, upon the later to occur of (A) the expiration or waiver of the Lock-up Periods and (B) the date that the outstanding shares of Class L common stock no longer represent at least 79% of the total voting power of the issued and outstanding shares of Rocket’s common stock, all shares of Class L common stock will automatically convert to newly issued shares of Rocket Class A common stock.
In connection with the Up-C Collapse, Rocket’s Board authorized and declared the Special Dividend of $0.80 per share to the holders of Rocket Class A common stock. The Special Dividend, which represents cash received from tax distributions paid to Rocket by Holdings LLC, was paid on April 3, 2025, to holders of Rocket Class A common stock of record as of the close of business on March 20, 2025. The Special Dividend was paid prior to the Up-C Collapse so that no such dividend will be payable with respect to the shares of Class L common stock that Mr. Gilbert and the other RHI shareholders will receive in the Up-C Collapse, as those stockholders previously received the economic benefit of such distribution on account of their Holdings LLC Units.
The Up-C Collapse will be effected pursuant to the terms of the Transaction Agreement, which has been approved by Rocket’s Board and, pursuant to Rocket’s Related Person Transactions policy, the audit committee of Rocket’s Board.
Following the Up-C Collapse and the Closing, Rocket expects Mr. Gilbert to directly hold more than a majority of the combined voting power on all matters submitted to a vote of Rocket stockholders. As a result, Rocket expects to continue to remain a “controlled company” within the meaning of the NYSE rules, as Mr. Gilbert will continue to hold more than a majority of the combined voting power of Rocket’s common stock.

DESCRIPTION OF ROCKET CAPITAL STOCK
The following is a summary of the material terms and rights of Rocket’s capital stock. You should refer to the applicable provisions of Rocket’s certificate of incorporation, which are incorporated by reference into this proxy statement/prospectus, for a complete statement of the terms and rights of Rocket’s capital stock. In connection with the Up-C Collapse, the closing of which is a condition to Redfin’s obligation to effect the Closing, Rocket will amend and restate its certificate of incorporation to reflect the issuance of Class L common stock and the cancellation of its Class B common stock, Class C common stock and Class D common stock. All references to Rocket’s certificate of incorporation in this section will refer to the certificate of incorporation after giving effect to the proposed amendments, the forms of which are included in this proxy statement/prospectus as Annex C and Annex D, which will become effective at the closing of the Up-C Collapse. For a description of Rocket’s common stock prior to the Up-C Collapse, please refer to Exhibit 4.2 to Rocket’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 3, 2025.
For more information about the documents incorporated by reference into this proxy statement/prospectus, see the section titled “Where You Can Find More Information” beginning on page 156.
Rocket’s Capital Stock
In connection with the Transaction Agreement and Up-C Collapse, Rocket expects to amend and restate its certificate of incorporation so that its authorized capital stock will consist of: 10,000,000,000 shares of Rocket Class A common stock, 6,000,000,000 shares of Class L common stock and 500,000,000 shares of preferred stock, par value $0.00001 (“Preferred Stock”). After the consummation of the Up-C Collapse, Rocket expects to have 151,895,964 shares of Rocket Class A common stock, 1,848,879,483 shares of Class L common stock and no shares of Preferred Stock issued and outstanding. Any shares of Class B common stock, Class C common stock and Class D common stock that were previously authorized, issued or outstanding will be cancelled.
Class A common stock:   As of April 29, 2025, there were 150,926,360 shares of Rocket Class A common stock issued and outstanding and Rocket had 115 holders of record of its Rocket Class A common stock. Following the Up-C Collapse, the public stockholders will continue to hold the issued and outstanding Rocket Class A common stock, which are entitled to one vote per share on all matters submitted to a vote of stockholders and have economic rights (including rights to dividends and distributions upon liquidation by Rocket). The Up-C Collapse does not require any amendments to the terms of the Rocket Class A common stock.
Class B common stock:   As of April 29, 2025, there were no shares of Class B common stock issued and outstanding and no holders of record of Rocket’s Class B common stock. In connection with the Up-C Collapse, Rocket will amend and restate its certificate of incorporation to eliminate the Class B common stock.
Class C common stock:   As of April 29, 2025, there were no shares of Class C common stock issued and outstanding and no holders of record of Rocket’s Class C common stock. In connection with the Up-C Collapse, Rocket will amend and restate its certificate of incorporation to eliminate the Class C common stock.
Class D common stock:   As of April 29, 2025, there were 1,848,879,483 shares of Class D common stock issued and outstanding and two holders of record of Rocket’s Class D common stock. As a result of the Up-C Collapse, all outstanding shares of Class D common stock will be surrendered to Rocket and subsequently retired by Rocket. In connection with the Up-C Collapse, Rocket will restate its certificate of incorporation to eliminate all references to the Class D common stock. The amendment will include a provision prohibiting the reissue of Class D common stock.
Class L common stock:   In connection with the Up-C Collapse, Rocket expects to issue an aggregate of 1,848,879,483 shares of Class L common stock, consisting of 924,439,742 shares of Series L-1 common stock and 924,439,741 shares of Series L-2 common stock to Mr. Gilbert and the other RHI shareholders. After the Up-C Collapse, Rocket expects to have approximately 50 holders of record of its Class L common stock. The shares of Class L common stock will be entitled to one vote per share on all matters submitted to a vote of stockholders and will have economic rights (including rights to dividends and distributions upon liquidation by Rocket).
Preferred Stock:   As of April 29, 2025, there were no shares of Preferred Stock issued and outstanding and no holders of record of Rocket’s Preferred Stock. The Up-C Collapse does not require any amendments to the terms of the Preferred Stock set forth in the certificate of incorporation prior to the Up-C Collapse.
Common Stock
Voting
The holders of Rocket Class A common stock and Class L common stock will vote together as a single class on all matters submitted to stockholders for their vote or approval, except (i) as required by Rocket’s certificate of incorporation or applicable law or (ii) any amendment (including by merger, consolidation, reorganization or similar event) to Rocket’s certificate of incorporation that would affect the rights of the Rocket Class A common stock in a manner that is disproportionately adverse as compared to the Class L common stock, or vice versa, in which case the holders of Rocket Class A common stock or the holders of Class L common stock, as applicable, will vote separately.
Holders of Rocket Class A common stock are entitled to one vote on all matters submitted to stockholders for their vote or approval. Holders of Rocket’s Class L common stock are entitled to one vote on all matters submitted to stockholders for their vote or approval. The certificate of incorporation will provide that when the aggregate voting power of the outstanding shares of Class L common stock would be equal to or greater than 79% of the total voting power of Rocket’s outstanding stock, the number of votes per share of each Class L common stock will be reduced such that the aggregate voting power of all shares of Class L common stock is equal to 79%.
Upon the completion of the Up-C Collapse, Mr. Gilbert will control more than a majority of the combined voting power of Rocket’s common stock. Accordingly, Mr. Gilbert will control Rocket’s business policies and affairs and can control any action requiring the general approval of Rocket’s stockholders, including the election of Rocket’s Board, the adoption of amendments to Rocket’s certificate of incorporation and the approval of any merger or sale of substantially all of Rocket’s assets. This concentration of ownership and voting power may also delay, defer or even prevent an acquisition by a third party or other change of control of Rocket and may make some transactions more difficult or impossible without the support of Mr. Gilbert, even if such events are in the best interests of minority stockholders.
Lock-Up
Subject to certain limited exceptions, Mr. Gilbert and the other RHI shareholders will be prohibited from transferring, or otherwise disposing of (a) any shares of Class L common stock prior to the first anniversary of the Up-C Closing Date and (b) 50% of the shares of Class L common stock prior to the second anniversary of the Up-C Closing Date. Following the second anniversary of the Up-C Closing Date, no shares of Class L common stock will be subject to a Lock-Up Period.
The restrictions described in the above paragraph do not apply, subject in certain cases to various conditions (including the transfer of lock-up restrictions), to transfers to (i) the direct or indirect equityholders of RHI immediately prior to the closing of the transactions contemplated by the Transaction Agreement (the “Rock Equityholders”), (ii) any family member of a holder of Class L common stock or any family member of a Rock Equityholder, (iii) any trust, family-partnership or estate-planning vehicle for so long as such holder, any family member of such holder, any Rock Equityholder or any family member of a Rock Equityholder are the sole economic beneficiaries thereof, (iv) any partnership, corporation or other entity controlled by, or a majority of which is beneficially owned by, such holder or any of the persons listed in (i)-(iii), (v) any charitable trust or organization that is exempt from taxation under Section 501(c)(3) of the Code and controlled by such holder or any of the persons listed in (i)-(iv), (vi) an individual mandated under a qualified domestic relations order or (vii) a legal or personal representative of a such holder, any family member of such holder, any Rock Equityholder or any family member of a Rock Equityholder in the event of death or disability thereof (prongs (i)-(vii), the “Permitted Transfers”).

Following the expiration or waiver of the applicable Lock-up Period, each share of Class L common stock may be converted at any time, at the option of the holder, into one share of Rocket Class A common stock or will be automatically converted into one share of Rocket Class A common stock immediately prior to any transfer of such share except for certain transfers that will be described in Rocket’s certificate of incorporation. In addition, upon the later to occur of (a) the expiration or waiver of the Lock-up Periods and (b) the date that the outstanding shares of Class L common stock no longer represent at least 79% of the total voting power of the issued and outstanding shares of Rocket’s common stock, the shares of Class L common stock will automatically convert to newly issued shares of Rocket Class A common stock.
Dividends
The holders of Rocket Class A common stock and Class L common stock are entitled to receive dividends when, as and if declared by Rocket’s Board out of legally available funds. Under the certificate of incorporation, dividends may not be declared or paid in respect of Class L common stock unless they are declared or paid in the same amount and same type of cash or property (or combination thereof) in respect of Rocket Class A common stock, and vice versa. With respect to stock dividends, holders of Class L common stock must receive Class L common stock while holders of Rocket Class A common stock must receive Rocket Class A common stock.
Merger, Consolidation, Tender or Exchange Offer
The holders of Class L common stock will not be entitled to receive economic consideration for their shares on a per share basis in excess of that payable to the holders of Rocket Class A common stock, respectively, in the event of a merger, consolidation or other business combination requiring the approval of Rocket’s stockholders or a tender or exchange offer to acquire any shares of Rocket’s common stock.
Liquidation or Dissolution
Upon Rocket’s liquidation or dissolution, the holders of Rocket Class A common stock and Class L common stock will be entitled to share ratably in those of Rocket’s assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding.
Conversion, Transferability and Exchange
Rocket’s certificate of incorporation will provide that each share of its Class L common stock is convertible at any time, at the option of the holder, into one share of Rocket Class A common stock, provided that the applicable Lock-up Period for the Class L common stock has expired. Rocket’s certificate of incorporation will further provide that each share of its Class L common stock will automatically convert into one share of Rocket Class A common stock, provided that the applicable Lock-up Periods for the Class L common stock have expired, (a) immediately prior to any transfer of such share except for a Permitted Transfer or (b) the later to occur of (i) the expiration or waiver of the applicable Lock-up Period and (ii) the date that the outstanding shares of Class L common stock no longer represent at least 79% of the total voting power of issued and outstanding shares of Rocket’s common stock. Shares of Rocket Class A common stock are not subject to any conversion right. Additionally, except as set forth above, the Class L common stock will not be automatically converted into Rocket Class A common stock at a certain specified time.
Among other exceptions described in Rocket’s certificate of incorporation, Class L common stock may be pledged pursuant to a bona fide loan or indebtedness transaction from time to time without causing an automatic conversion to Rocket Class A common stock, provided that the stockholder pledging such Class L common stock continues to exercise sole voting control over such pledged shares and the pledged shares are not transferred to or registered in the name of the pledgee.
Prohibition on Reissuance of Class L common stock
Rocket’s certificate of incorporation will require that any share of Class L common stock that is repurchased, redeemed, surrendered to or otherwise acquired by Rocket or any of its subsidiaries, including upon any exchange or conversion, will be retired and will not be reissued, sold or transferred.

Other Provisions
None of the Rocket Class A common stock or Class L common stock has any pre-emptive or other subscription rights. There will be no redemption or sinking fund provisions applicable to the Rocket Class A common stock or Class L common stock.
Preferred Stock
Rocket is authorized to issue up to 500,000,000 shares of Preferred Stock. Rocket’s Board is authorized, subject to limitations prescribed by Delaware law and Rocket’s certificate of incorporation, to determine the terms and conditions of the Preferred Stock, including whether the shares of Preferred Stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Rocket’s Board is also authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Rocket and may adversely affect the voting and other rights of the holders of Rocket Class A common stock and Rocket’s Class L common stock. Rocket has no current plan to issue any shares of Preferred Stock following the consummation of the Up-C Collapse and the Merger.
Corporate Opportunity
Rocket’s certificate of incorporation will provide that neither RHI II, nor any officer, director, member, partner or employee of RHI II and its affiliates (each, an “RHI II Party”) will have any duty to refrain from engaging in the same or similar business activities or lines of business as Rocket, doing business with any of Rocket’s clients or suppliers or employing or otherwise engaging or soliciting for employment any of Rocket’s directors, officers or employees, and none of Rocket’s directors or officers will be liable to Rocket or to any of its subsidiaries or stockholders for breach of any fiduciary or other duty under statutory or common law, as a director or officer or controlling stockholder or otherwise, by reason of any such activities, or for the presentation or direction to, or participation in, any such activities by any RHI II Party.
In Rocket’s certificate of incorporation, to the fullest extent permitted by applicable law, Rocket renounces any interest or expectancy that it has in any business opportunity, transaction, or other matter in which any RHI II Party participates or desires or seeks to participate in, even if the opportunity is one that Rocket might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. To the fullest extent permitted by applicable law, each such RHI II Party has no duty to communicate or offer such business opportunity to Rocket and is not liable to Rocket or any of its stockholders for breach of any fiduciary or other duty under statutory or common law, as a director or officer or controlling stockholder, or otherwise, by reason of the fact that such RHI II Party pursues or acquires such business opportunity, directs such business opportunity to another person, or fails to present such business opportunity, or information regarding such business opportunity, to Rocket.
Notwithstanding the foregoing, Rocket’s certificate of incorporation does not renounce any interest or expectancy it may have in any business opportunity, transaction or other matter that is offered to an RHI II Party who is one of Rocket’s directors or officers and who is offered such opportunity solely in his or her capacity as one of Rocket’s directors or officers, as reasonably determined by such RHI II Party.
Certain Certificate of Incorporation, Bylaws and Statutory Provisions
The provisions of Rocket’s certificate of incorporation and bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Rocket Class A common stock.
Anti-Takeover Effects of Rocket’s Certificate of Incorporation and Bylaws
Rocket’s certificate of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of Rocket’s Board and that may have the effect of delaying, deferring or preventing a future takeover or change in control of Rocket unless such takeover or change in control is approved by Rocket’s Board.
These provisions include:
Classified Board.   Rocket’s certificate of incorporation will provide that Rocket’s Board will be divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of Rocket’s Board is elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of Rocket’s Board. Rocket’s certificate of incorporation will also provide that, subject to any rights of holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by Rocket’s Board. At any meeting of Rocket’s Board, except as otherwise required by law, a majority of the total number of directors then in office will constitute a quorum for all purposes.
Removal of directors.   Rocket’s certificate of incorporation will provide that until Mr. Gilbert and Jennifer Gilbert (the “Gilberts”) beneficially own less than a majority of the combined voting power of Rocket’s common stock, any director may be removed with or without cause by the affirmative vote of a majority of Rocket’s outstanding shares of common stock. After the Gilberts cease to beneficially own a majority of the combined voting power of the common stock, Rocket’s certificate of incorporation will provide that any director may only be removed with cause by the affirmative vote of holders of 75% of the combined voting power of Rocket’s outstanding common stock eligible to vote in the election of directors, voting together as a single class.
Vacancies.   Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Vacancies and newly created directorships on Rocket’s Board may be filled at any time by the remaining directors or Rocket’s stockholders, provided that, after the Gilberts cease to beneficially own a majority of the combined voting power of Rocket’s common stock, vacancies on Rocket’s Board, whether resulting from an increase in the number of directors or the death, removal or resignation of a director, will be filled only by Rocket’s Board and not by stockholders.
Amendments to Certificate of Incorporation and Bylaws.   The DGCL generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws require a greater percentage. Rocket’s certificate of incorporation and bylaws will provide that, after the Gilberts cease to beneficially own a majority of the combined voting power of Rocket’s common stock, the affirmative vote of holders of 75% of the combined voting power of Rocket’s outstanding common stock eligible to vote in the election of directors, voting together as a single class, will be required to amend, alter, change or repeal Rocket’s bylaws or specified provisions of Rocket’s certificate of incorporation, including those relating to the classified board, actions by written consent of stockholders, calling of special meetings of stockholders, business combinations and these vote requirements to amend Rocket’s certificate of incorporation and bylaws. This requirement of a super-majority vote to approve certain amendments to Rocket’s certificate of incorporation and bylaws could enable a minority of Rocket’s stockholders to exercise veto power over any such amendments.
Special Meetings of Stockholders.   Rocket’s certificate of incorporation and bylaws will provide that, subject to any special rights of the holders of any series of Preferred Stock, special meetings of the stockholders can only be called by the chairman of Rocket’s Board or the chief executive officer, or by Rocket’s Board. Except as described above, stockholders are not permitted to call a special meeting or to require Rocket’s Board to call a special meeting.
Action by Written Consent.   Rocket’s certificate of incorporation will provide that stockholder action can be taken by written consent in lieu of a meeting; provided that after the Gilberts cease to beneficially own a majority of the combined voting power of Rocket’s common stock, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.
Advance Notice Procedures.   Rocket’s bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of Rocket’s stockholders, including proposed nominations of persons for election to Rocket’s Board. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of Rocket’s Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given Rocket timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the bylaws do not give Rocket’s Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Rocket.
Authorized but Unissued Shares.   Rocket’s authorized but unissued shares of common stock and Preferred Stock will be available for future issuance without stockholder approval, subject to applicable NYSE rules. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of a majority of Rocket’s common stock by means of a proxy contest, tender offer, merger or otherwise.
Business Combinations with Interested Stockholders.   Rocket’s certificate of incorporation will provide that Rocket will not be subject to Section 203 of the DGCL, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, unless the business combination is approved in a prescribed manner. An interested stockholder includes a person, individually or together with any other interested stockholder, who within the last three years has owned 15% or more of Rocket’s voting stock. Accordingly, Rocket will not be subject to any anti-takeover effects of Section 203. Nevertheless, Rocket’s certificate of incorporation will include a provision that restricts Rocket from engaging in any business combination with an interested stockholder for three years following the date that person becomes an interested stockholder. Such restrictions, however, will not apply to any business combination between RHI II, any Rock Equityholder, any of their respective affiliates or successors or any of or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act.
Headquarters in Detroit.   Rocket’s certificate of incorporation will provide that Rocket will not transfer its corporate headquarters outside of Detroit, Michigan unless Rocket has received the affirmative vote of holders of 75% of the combined voting power of Rocket’s outstanding common stock.
Directors’ Liability; Indemnification of Directors and Officers
Rocket’s certificate of incorporation and bylaws limit the liability of Rocket directors and officers to the fullest extent permitted by the DGCL and will provide that Rocket provides them with customary indemnification and advancement rights. Rocket has entered into customary indemnification agreements with each of its executive officers and directors that provide them, in general, with customary indemnification and advancement rights in connection with their service to Rocket or on Rocket’s behalf.
Choice of Forum
Rocket’s certificate of incorporation will require, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on Rocket’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of Rocket’s directors, officers or stockholders to Rocket or Rocket’s stockholders, (iii) any action asserting a claim against Rocket arising pursuant to any provision of the DGCL or Rocket’s certificate of incorporation or Rocket’s bylaws or (iv) any action asserting a claim against Rocket governed by the internal affairs doctrine will have to be brought only in the Third Judicial Circuit, Wayne County, Michigan (or, if the Third Judicial Circuit, Wayne County, Michigan lacks jurisdiction over such action or proceeding, then another state court of the State of Michigan or, if no state court of the State of Michigan has jurisdiction, then the United States District Court for the Eastern District of Michigan) or the Court of Chancery (or if the Court of Chancery lacks jurisdiction, any other state court of the State of Delaware, or if no state court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware), unless Rocket consents in writing to the selection of an alternative forum. Additionally, Rocket’s certificate of incorporation will state that the foregoing provision will not apply to claims arising under the Securities Act, the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Unless Rocket consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Rocket or any of Rocket’s directors, officers or stockholders, which may discourage lawsuits with respect to such claims. Rocket’s stockholders will not be deemed to have waived Rocket’s compliance with the federal securities laws and the rules and regulations thereunder as a result of Rocket’s exclusive forum provisions.
Transfer Agent and Registrar
The transfer agent and registrar for Rocket’s Class A common stock is Computershare Trust Company N.A.
Securities Exchange
Rocket’s Class A common stock is listed on the NYSE under the symbol “RKT.”

COMPARISON OF RIGHTS OF ROCKET AND REDFIN STOCKHOLDERS
Both Rocket and Redfin are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are governed by the DGCL. Rocket will continue to be a Delaware corporation following completion of the Merger and will be governed by the DGCL.
Upon completion of the Merger, Redfin stockholders immediately prior to the effective time of the Merger will become Rocket Class A common stockholders. In connection with the Up-C Collapse, which will close before the Merger, Rocket will amend and restate its certificate of incorporation in the forms attached hereto as Annex C and Annex D. The rights of the former Redfin stockholders and the Rocket Class A common stockholders after closing of the Up-C Collapse and the Merger will be governed by Rocket’s certificate of incorporation after giving effect to these amendments, Rocket’s bylaws and the DGCL.
The following description summarizes the material differences that may affect the rights of the stockholders of Rocket before and after giving effect to the Up-C Collapse and the stockholders of Redfin, but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Rocket and Redfin stockholders should read carefully the relevant provisions of the DGCL, Rocket’s and Redfin’s certificate of incorporation and bylaws, and in the case of Rocket, the certificates of incorporation and bylaws that will be in effect following the Up-C Collapse. This summary is qualified in its entirety by reference to the full text of Rocket’s and Redfin’s certificate of incorporation and bylaws that will be in effect following the Up-C Collapse. For information on how to obtain a copy of these documents, please read the section titled “Where You Can Find More Information” beginning on page 156.
Topic	Rights of Holders of Rocket Common Stock Prior to Up-C Collapse	Rights of Holders of Rocket Common Stock After the Up-C Collapse	Rights of Holders of Redfin Common Stock
Capital Stock
Classes of Stock	• Class A common stock • Class B common stock • Class C common stock • Class D common stock • Preferred Stock	• Class A common stock • Class L common stock • Preferred Stock	• Common stock • Preferred Stock
Authorized Shares
•
10,000,000,000 shares of Class A common stock

•
6,000,000,000 shares of Class B common stock

•
6,000,000,000 shares of Class C common stock

•
6,000,000,000 shares of Class D common stock

•
500,000,000 shares of Preferred Stock

•
10,000,000,000 shares of Class A common stock

•
6,000,000,000 shares of Class L common stock, consisting of 3,000,000,000 shares of Series L-1 common stock and 3,000,000,000 shares of Series L-2 Class L common stock

•
500,000,000 shares of Preferred Stock

• 500,000,000 shares of common stock • 10,000,000 shares of Preferred Stock

Topic	Rights of Holders of Rocket Common Stock Prior to Up-C Collapse	Rights of Holders of Rocket Common Stock After the Up-C Collapse	Rights of Holders of Redfin Common Stock
Par Value	$0.00001 per share	Same as “Rocket Common Stock Prior to Up-C Collapse”	• $0.001 per share
Voting Rights for Common Stock	• Class A common stock: 1 vote per share • Class B common stock: 10 votes per share • Class C common stock: 1 vote per share • Class D common stock: 10 votes per share	• Class A common stock: 1 vote per share • Class L common stock: 1 vote per share	• Common stock: 1 vote per share
	Rocket’s certificate of incorporation provides for a dual class common stock structure, which provides Mr. Gilbert with the ability to control the outcome of matters requiring stockholder approval, even if he beneficially owns significantly less than a majority of the shares of Rocket’s outstanding common stock, including the election of directors and significant corporate transactions, such as a merger or sale of substantially all of Rocket’s assets.	Same as “Rocket Common Stock Prior to Up-C Collapse”
	For more information on how the provisions of Rocket’s certificate of incorporation and bylaws can delay, defer or prevent a change of control, please read the section titled “Description of Rocket Capital Stock — Anti-Takeover Effects of Rocket’s Certificate of Incorporation and Bylaws” beginning on page 135.	Same as “Rocket Common Stock Prior to Up-C Collapse”

Topic	Rights of Holders of Rocket Common Stock Prior to Up-C Collapse	Rights of Holders of Rocket Common Stock After the Up-C Collapse	Rights of Holders of Redfin Common Stock
Dividend Rights	Holders of Rocket Class A common stock and Class B common stock are entitled to receive dividends when, as and if declared by Rocket’s Board out of legally available funds. Dividends may not be declared or paid in respect of Class B common stock unless they are declared or paid in the same amount and same type of cash or property (or combination thereof) in respect of Rocket Class A common stock, and vice versa. With respect to stock dividends, holders of Class B common stock must receive Class B common stock while holders of Rocket Class A common stock must receive Rocket Class A common stock.
Holders of Rocket Class A common stock will have the same dividend rights as “Rocket Common Stock Prior to Up-C Collapse”.
Holders of Class L common stock are entitled to receive dividends when, as and if declared by Rocket’s Board out of legally available funds. Dividends may not be declared or paid in respect of Class L common stock unless they are declared or paid in the same amount and same type of cash or property (or combination thereof) in respect of Rocket Class A common stock, and vice versa. With respect to stock dividends, holders of Class L common stock must receive Class L common stock.
Holders of Redfin common stock are entitled to receive dividends out of funds legally available if the Redfin Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that the Redfin Board may determine.

Holders of Class C common stock and Class D common stock do not have any right to receive dividends other than dividends consisting of shares of Rocket (i) Class C common stock, paid proportionally with respect to each outstanding share of Rocket’s Class C common stock, and (ii) Class D common stock, paid proportionally with respect to each outstanding share of Rocket’s Class D common stock, in each case in connection with stock dividends.

Topic	Rights of Holders of Rocket Common Stock Prior to Up-C Collapse	Rights of Holders of Rocket Common Stock After the Up-C Collapse	Rights of Holders of Redfin Common Stock
Terms of Conversion
Each share of Rocket’s Class B common stock is convertible at any time, at the option of the holder, into one share of Rocket Class A common stock, and each share of Rocket’s Class D common stock is convertible at any time, at the option of the holder, into one share of Class C common stock.
Each share of Rocket’s Class B common stock will automatically convert into one share of Rocket Class A common stock, and each share of Rocket’s Class D common stock will automatically convert into one share of Rocket’s Class C common stock, immediately prior to any transfer of such share except for certain transfers described in Rocket’s certificate of incorporation.
In addition, each share of Rocket’s Class B common stock will automatically convert into one share of Rocket Class A common stock, and each share of Rocket’s Class D common stock will automatically convert into one share of Rocket’s Class C common stock if RHI, the direct or indirect equityholders of RHI and their permitted transferees own less than 10% of the aggregate number of shares of Rocket’s issued and outstanding common stock.

Each share of Class L common stock is convertible at any time, at the option of the holder, into one share of Rocket Class A common stock, provided that the applicable Lock-up Period for the Class L common stock has expired.
Each share of Class L common stock (a) may be converted at any time, at the option of the holder, into one share of Rocket Class A common stock and (b) will automatically convert into one share of Rocket Class A common stock, provided that the applicable Lock-up Period for the Class L common stock has expired, immediately prior to any transfer of such share except for certain permitted transfers described in Rocket’s certificate of incorporation.
In addition, each share of Rocket’s Class L common stock will automatically convert into one share of Rocket Class A common stock, on the first date on which the aggregate voting power of the Class L common stock is less than 79% of the total voting power of the outstanding shares of capital stock of Rocket.
Shares of Rocket Class A common stock are not subject to any conversion right.
Shares of Redfin common stock are not subject to any conversion right.

Topic	Rights of Holders of Rocket Common Stock Prior to Up-C Collapse	Rights of Holders of Rocket Common Stock After the Up-C Collapse	Rights of Holders of Redfin Common Stock
Shares of Rocket Class A common stock and Class C common stock are not subject to any conversion right.
Sinking Fund	None	None	None
Redemption Rights	None	None	None
Pre-emption Rights	None	None	None
Liquidation Rights
Upon Rocket’s liquidation or dissolution, the holders of Rocket Class A common stock and Class B common stock are entitled to share ratably in those of Rocket’s assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding.
Other than their par value, the holders of Rocket’s Class C common stock and Class D common stock do not have any right to receive a distribution upon a liquidation or dissolution.
		Upon Rocket’s liquidation or dissolution, the holders of Rocket Class A common stock and Class L common stock will be entitled to share ratably in those of Rocket’s assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding.	Upon Redfin’s liquidation, dissolution or winding-up, the assets legally available for distribution to Redfin stockholders would be distributable ratably among the holders of Redfin common stock and any participating Preferred Stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of Preferred Stock.

Topic	Rights of Holders of Rocket Common Stock Prior to Up-C Collapse	Rights of Holders of Rocket Common Stock After the Up-C Collapse	Rights of Holders of Redfin Common Stock
Restrictions on Alienability	None
Mr. Gilbert and the other Rock Equityholders will be prohibited from transferring or otherwise disposing of (a) any shares of Class L common stock prior to the first anniversary of the Up-C Closing Date and (b) 50% of the shares of Class L common stock prior to the second anniversary of the Up-C Closing Date. Following the second anniversary of the Up-C Closing Date, no shares of Class L common stock will be subject to a Lock-Up Period.
The restrictions described in the above paragraph do not apply, subject in certain cases to various conditions (including the transfer of lock-up restrictions), to any Permitted Transfers.
None
Provisions Discriminating Against Majority Shareholder	Rocket’s certificate of incorporation provides that, at any time when the aggregate voting power of the outstanding RHI Securities would be equal to or greater than 79% of the total voting power of Rocket’s outstanding stock, the number of votes per share of each RHI Security will be reduced such that the aggregate voting power of all of the RHI Securities is equal to 79%.	Rocket’s certificate of incorporation following the Up-C Collapse will provide that, at any time when the aggregate voting power of the outstanding Class L common stock would be equal to or greater than 79% of the total voting power of Rocket’s outstanding stock, the number of votes per share of each share of Class L common stock will be reduced such that the aggregate voting power of all such Class L common stock is equal to 79%.	None

Topic	Rights of Holders of Rocket Common Stock Prior to Up-C Collapse	Rights of Holders of Rocket Common Stock After the Up-C Collapse	Rights of Holders of Redfin Common Stock
Board of Directors
Number of Directors	The number of directors is fixed from time to time by Rocket’s Board.	Same as “Rocket Common Stock Prior to Up-C Collapse”	The number of directors is fixed from time to time by Redfin’s Board.
Removal of Directors	Until the RHI Parties beneficially own less than a majority of the combined voting power of Rocket’s common stock, any director may be removed with or without cause by the affirmative vote of a majority of Rocket’s outstanding shares of common stock. After the RHI Parties cease to beneficially own a majority of the combined voting power of the common stock, Rocket’s certificate of incorporation provides that any director may only be removed with cause by the affirmative vote of holders of 75% of the combined voting power of Rocket’s outstanding common stock eligible to vote in the election of directors, voting together as a single class.	Until the Gilberts beneficially own less than a majority of the combined voting power of Rocket’s common stock, any director may be removed with or without cause by the affirmative vote of a majority of Rocket’s outstanding shares of common stock. After the Gilberts cease to beneficially own a majority of the combined voting power of the common stock, Rocket’s certificate of incorporation provides that any director may only be removed with cause by the affirmative vote of holders of 75% of the combined voting power of Rocket’s outstanding common stock eligible to vote in the election of directors, voting together as a single class.	Until the 2025 annual meeting of stockholders (the “2025 Annual Meeting”) (when the Redfin Board shall cease to be classified) and subject to the rights of the holders of any series of Preferred Stock, no director may be removed except for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares of capital stock of Redfin then entitled to vote at an election of directors voting together as a single class. From and after the election of directors at the 2025 Annual Meeting and subject to the rights of the holders of any series of Preferred Stock, any director may be removed with or without cause by the affirmative vote of the holders of at least a majority of the voting power of the then-outstanding shares of capital stock of Redfin then entitled to vote at an election of directors voting together as a single class.

Topic	Rights of Holders of Rocket Common Stock Prior to Up-C Collapse	Rights of Holders of Rocket Common Stock After the Up-C Collapse	Rights of Holders of Redfin Common Stock
Filling Board Vacancies	Vacancies and newly created directorships on the Rocket Board may be filled at any time by the remaining directors or Rocket’s stockholders, provided that, after the RHI Parties cease to beneficially own a majority of the combined voting power of Rocket’s common stock, vacancies on Rocket’s Board, whether resulting from an increase in the number of directors or the death, removal or resignation of a director, will be filled only by Rocket’s Board and not by stockholders.	Vacancies and newly created directorships on the Rocket Board may be filled at any time by the remaining directors or Rocket’s stockholders, provided that, after the Gilberts cease to beneficially own a majority of the combined voting power of Rocket’s common stock, vacancies on Rocket’s Board, whether resulting from an increase in the number of directors or the death, removal or resignation of a director, will be filled only by Rocket’s Board and not by stockholders.	Any vacancy occurring in the Redfin Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (a) the Redfin Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders.
Indemnification	Rocket’s certificate of incorporation and bylaws limit the liability of directors and officers to the fullest extent permitted by the DGCL. Rocket is generally obligated to provide customary indemnification and advancement rights to directors and officers.	Same as “Rocket Common Stock Prior to Up-C Collapse”	Redfin’s certificate of incorporation and bylaws limit the liability of directors and officers to the fullest extent permitted by the DGCL. Redfin is generally obligated to provide customary indemnification and advancement rights to directors and officers.

Topic	Rights of Holders of Rocket Common Stock Prior to Up-C Collapse	Rights of Holders of Rocket Common Stock After the Up-C Collapse	Rights of Holders of Redfin Common Stock
Classified Board
Rocket’s certificate of incorporation provides that Rocket’s Board is divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of Rocket’s Board is elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of Rocket’s Board.
Rocket’s certificate of incorporation also provides that, subject to any rights of holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors is fixed exclusively pursuant to a resolution adopted by Rocket’s Board.
		Same as “Rocket Common Stock Prior to Up-C Collapse”	Redfin’s certificate of incorporation provides that, until the 2023 annual meeting of stockholders, the directors shall be divided, with respect to the time for which they severally hold office, into three classes of directors, designated as Class I, Class II and Class III, respectively (each class as nearly equal in number as reasonably possible). Commencing with the 2023 annual meeting, under the terms of Redfin’s certificate of incorporation, successive groups of certain directors began serving in classes with a term of one year such that, from and after the election of directors at the 2025 Annual Meeting, the Redfin Board shall cease to be classified and the directors elected at the 2025 Annual Meeting (and each annual meeting of the stockholders thereafter) shall be elected for a term expiring at the next annual meeting of the stockholders.

Topic	Rights of Holders of Rocket Common Stock Prior to Up-C Collapse	Rights of Holders of Rocket Common Stock After the Up-C Collapse	Rights of Holders of Redfin Common Stock
Stockholder Rights
Calling Special Meetings	Subject to any special rights of the holders of any series of Preferred Stock, special meetings of the stockholders can only be called by the chairman of Rocket’s Board or the chief executive officer, or by Rocket’s Board. Stockholders are not permitted to call a special meeting or to require Rocket’s Board to call a special meeting.	Same as “Rocket Common Stock Prior to Up-C Collapse”	Special meetings of the stockholders of Redfin may be called only by the chairperson of the Redfin Board, the chief executive officer, the president, or the Redfin Board.
Ability to Act by Written Consent	Stockholder action can be taken by written consent in lieu of a meeting; provided that after the RHI Parties cease to beneficially own a majority of the combined voting power of Rocket’s common stock, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.	Stockholder action can be taken by written consent in lieu of a meeting; provided that after the Gilberts cease to beneficially own a majority of the combined voting power of Rocket’s common stock, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.	Subject to the rights of any series of Preferred Stock, no action shall be taken by the stockholders of Redfin except at a duly called annual or special meeting of stockholders and no action shall be taken by the stockholders by written consent.
Advance Notice for Proposing Business and Nominations	Advance written notice must be given prior to a meeting of Rocket’s stockholders of a proposal or director nomination which a stockholder desires to present at such a meeting.	Same as “Rocket Common Stock Prior to Up-C Collapse”	Advance written notice must be given prior to a meeting of Redfin’s stockholders of a proposal or director nomination which a stockholder desires to present at such a meeting.

Topic	Rights of Holders of Rocket Common Stock Prior to Up-C Collapse	Rights of Holders of Rocket Common Stock After the Up-C Collapse	Rights of Holders of Redfin Common Stock
Bylaw Amendments
As long as the RHI Parties own a majority of the combined voting power of Rocket’s common stock, the affirmative vote of holders of a majority of the combined voting power of Rocket’s outstanding common stock eligible to vote in the election of directors, voting together as a single class, will be required to amend, alter, change or repeal Rocket’s bylaws.
After the RHI Parties cease to beneficially own a majority of the combined voting power of Rocket’s common stock, the affirmative vote of holders of 75% of the combined voting power of Rocket’s outstanding common stock eligible to vote in the election of directors, voting together as a single class, will be required to amend, alter, change or repeal Rocket’s bylaws.

As long as the Gilberts own a majority of the combined voting power of Rocket’s common stock, the affirmative vote of holders of a majority of the combined voting power of Rocket’s outstanding common stock eligible to vote in the election of directors, voting together as a single class, will be required to amend, alter, change or repeal Rocket’s bylaws.
After the Gilberts cease to beneficially own a majority of the combined voting power of Rocket’s common stock, the affirmative vote of holders of 75% of the combined voting power of Rocket’s outstanding common stock eligible to vote in the election of directors, voting together as a single class, will be required to amend, alter, change or repeal Rocket’s bylaws.
Any alteration, amendment or repeal of Redfin’s bylaws, and any adoption of new bylaws, shall require the approval of the Redfin Board or the stockholders of the Redfin as expressly provided in Redfin’s certificate of incorporation.

Topic	Rights of Holders of Rocket Common Stock Prior to Up-C Collapse	Rights of Holders of Rocket Common Stock After the Up-C Collapse	Rights of Holders of Redfin Common Stock
Certificate of Incorporation Amendments
As long as the RHI Parties own a majority of the combined voting power of Rocket’s common stock, the affirmative vote of holders of a majority of the combined voting power of Rocket’s outstanding common stock eligible to vote in the election of directors, voting together as a single class, will be required to amend, alter, change or repeal specified provisions of Rocket’s certificate of incorporation.
After the RHI Parties cease to beneficially own a majority of the combined voting power of Rocket’s common stock, the affirmative vote of holders of 75% of the combined voting power of Rocket’s outstanding common stock eligible to vote in the election of directors, voting together as a single class, will be required to amend, alter, change or repeal specified provisions of Rocket’s certificate of incorporation.

As long as the Gilberts own a majority of the combined voting power of Rocket’s common stock, the affirmative vote of holders of a majority of the combined voting power of Rocket’s outstanding common stock eligible to vote in the election of directors, voting together as a single class, will be required to amend, alter, change or repeal specified provisions of Rocket’s certificate of incorporation.
After the Gilberts cease to beneficially own a majority of the combined voting power of Rocket’s common stock, the affirmative vote of holders of 75% of the combined voting power of Rocket’s outstanding common stock eligible to vote in the election of directors, voting together as a single class, will be required to amend, alter, change or repeal specified provisions of Rocket’s certificate of incorporation.
Notwithstanding any other provision of Redfin’s certificate of incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock Redfin required by law or by Redfin’s restated certificate of incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of Redfin entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal any provision of Redfin’s restated certificate of incorporation.

Topic	Rights of Holders of Rocket Common Stock Prior to Up-C Collapse	Rights of Holders of Rocket Common Stock After the Up-C Collapse	Rights of Holders of Redfin Common Stock
Exclusive Forum
Rocket’s certificate of incorporation requires, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on Rocket’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of Rocket’s directors, officers or stockholders to Rocket or Rocket’s stockholders, (iii) any action asserting a claim against Rocket arising pursuant to any provision of the DGCL or Rocket’s certificate of incorporation or Rocket’s bylaws or (iv) any action asserting a claim against Rocket governed by the internal affairs doctrine will have to be brought only in the Third Judicial Circuit, Wayne County, Michigan (or, if the Third Judicial Circuit, Wayne County, Michigan lacks jurisdiction over such action or proceeding, then another state court of the State of Michigan or, if no state court of the State of Michigan has jurisdiction, then the United States District Court for the Eastern District of Michigan) or the Court of Chancery of the State of Delaware (or if the Court of Chancery of the State of Delaware lacks jurisdiction, any other state court of the State of Delaware, or if no state of the State of Delaware has jurisdiction, the federal district court for the District of Delaware), unless Rocket consents in writing to the selection of an alternative forum.
Same as “Rocket Common Stock Prior to Up-C Collapse”
Redfin’s certificate of incorporation provides that unless Redfin consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of Redfin; (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Redfin to Redfin or Redfin’s stockholders; (c) any action asserting a claim against Redfin arising pursuant to any provision of the Delaware General Corporation Law, Redfin’s certificate of incorporation or bylaws; (d) any action to interpret, apply, enforce or determine the validity of Redfin’s certificate of incorporation or bylaws or (e) any action asserting a claim against Redfin governed by the internal affairs doctrine.

LEGAL MATTERS
The validity of the Rocket Class A common stock to be issued in the Merger will be passed upon for Rocket by Paul, Weiss, Rifkind, Wharton & Garrison LLP.

EXPERTS
Rocket
The consolidated financial statements of Rocket Companies, Inc. appearing in Rocket Companies, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2024, and the effectiveness of Rocket Companies, Inc.’s internal control over financial reporting as of December 31, 2024 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
Redfin
The financial statements of Redfin Corporation as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, incorporated by reference in this proxy statement/prospectus, and the effectiveness of Redfin Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.
Mr. Cooper
The consolidated financial statements of Mr. Cooper Group Inc. appearing in Mr. Cooper Group Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2024, and the effectiveness of Mr. Cooper Group Inc.’s internal control over financial reporting as of December 31, 2024 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS
If the Merger is consummated prior to the Redfin 2025 Annual Meeting, Redfin will not hold an annual meeting of its stockholders in 2025. If the Merger is not consummated prior to the Redfin 2025 annual meeting of stockholders, Redfin stockholders will be entitled to participate, as stockholders of Redfin, in the Redfin 2025 annual meeting.
If the Merger Agreement is not adopted by the requisite vote of Redfin stockholders or if the Merger and the other transactions contemplated by the Merger Agreement are not consummated for any other reason, Redfin will hold an annual meeting of its stockholders.

HOUSEHOLDING OF PROXY STATEMENT/PROSPECTUS
SEC rules permit Redfin and intermediaries, such as brokers, to satisfy the delivery requirements for proxy materials by delivering a single set of proxy materials to an address shared by two or more of Redfin stockholders, unless contrary instructions have been received in advance according to certain procedures. In cases of such contrary instructions, each stockholder continues to receive a separate notice of the meeting and proxy card.
If you participate in householding and wish to receive a separate copy of the proxy materials, or if you do not wish to continue to participate in householding and prefer to receive separate copies of the proxy materials in the future, please contact your broker or Redfin. Direct your written request to Redfin Corporation, 1099 Stewart Street, Seattle, Washington 98101, or by phone at (206) 576-8610.
Certain brokerage firms may have instituted householding for beneficial owners of Redfin common stock, as applicable, held through brokerage firms. If your family has multiple accounts holding Redfin common stock, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this proxy statement/prospectus promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

WHERE YOU CAN FIND MORE INFORMATION
Rocket, Redfin and Mr. Cooper file annual, quarterly and current reports, proxy statements and other information with the SEC. You may access this information at the SEC’s internet website that contains reports, proxy statements and other information regarding issuers, including Rocket, Redfin and Mr. Cooper, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement/prospectus.
Rocket has filed with the SEC the registration statement of which this proxy statement/prospectus forms a part. The registration statement registers the shares of Rocket Class A common stock to be issued to Redfin stockholders in connection with the Merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about Rocket and Redfin, respectively. The rules and regulations of the SEC allow Redfin to omit certain information included in the registration statement from this proxy statement/prospectus.
In addition, the SEC allows Redfin to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus as described below.
This proxy statement/prospectus incorporates by reference the documents listed below that Rocket, Redfin and Mr. Cooper have previously filed with the SEC. They contain important information about the companies and their financial condition.
Rocket SEC Filings
•
Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 3, 2025 and Form 10-K/A for the fiscal year ended December 31, 2024, filed with the SEC on April 28, 2025;

•
Current Reports on Form 8-K filed with the SEC on January 2, 2025, March 10, 2025 (25722120), March 10, 2025 (25722127), March 31, 2025 and May 2, 2025; and

•
Description of Rocket’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934, filed as Exhibit 4.2 to Rocket’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 3, 2025.

Redfin SEC Filings
•
Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 27, 2025 and Form 10-K/A for the fiscal year ended December 31, 2024, filed with the SEC on April 25, 2025; and

•
Current Reports on Form 8-K filed with the SEC on February 11, 2025, February 12, 2025 and March 10, 2025.

Mr. Cooper SEC Filings
•
The audited consolidated financial statements of Mr. Cooper as of and for the fiscal year ended December 31, 2024 and the related notes, included in Mr. Cooper’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 20, 2025.

•
The unaudited condensed consolidated financial statements of Mr. Cooper as of and for the three months ended March 31, 2025 and the related notes, included in Mr. Cooper’s Quarterly Report on Form 10-Q for the period ended March 31, 2025, filed with the SEC on April 23, 2025.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

In addition, each of Rocket and Redfin incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the date of the special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct. You can obtain any of the other documents listed above from the SEC, through the SEC’s website at the address indicated above, or from Rocket or Redfin, as applicable, by requesting them in writing or by telephone as follows:
Investor Relations
Rocket Companies, Inc.
1050 Woodward Avenue
Detroit, Michigan 48226
ir@rocket.com
Redfin Corporation
1099 Stewart Street, Suite 600
Seattle, WA 98101
Attention: Investor Relations
Telephone: (206) 576-8610
These documents are available from Rocket or Redfin, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. You can also find information about Rocket and Redfin at their internet websites at https://ir.rocketcompanies.com and https://investors.redfin.com, respectively. Information contained on these websites does not constitute part of this proxy statement/prospectus.
You may also obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from Innisfree M&A Incorporated, Redfin’s proxy solicitor, at the following address and telephone number:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders May Call Toll-Free: +1 (877) 456-3510
Banks & Brokers May Call Collect: +1 (212) 750-5833
If you are a stockholder of Redfin and would like to request documents, please do so by May 28, 2025, which is five business days before the special meeting, to receive them before the meeting. If you request any documents from Rocket or Redfin, Rocket or Redfin, as applicable, will mail them to you by first class mail, or another equally prompt means, within one business day after Rocket or Redfin, as the case may be, receives your request.
This proxy statement/prospectus is a prospectus of Rocket and a proxy statement of Redfin for the special meeting. Neither Rocket nor Redfin has authorized anyone to give any information or make any representation about the Merger or Rocket or Redfin that is different from, or in addition to, that contained in this proxy statement/prospectus, the annexes hereto or in any of the materials that Rocket or Redfin has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. This proxy statement/prospectus is dated May 5, 2025. You should not assume that the information is accurate as of any date other than that date, and neither its mailing to Redfin stockholders nor the issuance of shares of Rocket Class A common stock in the Merger will create any implication to the contrary. Neither Rocket nor Redfin assumes any obligation to update the information contained in this document (whether as a result of new information, future events or otherwise), except as required by applicable law.

OTHER MATTERS
As of the date of this proxy statement/prospectus, the Redfin Board is unaware of any matters that will be presented for consideration at the Redfin virtual special meeting other than as described in this proxy statement/prospectus. Redfin will transact no other business at the Redfin virtual special meeting except the matters set forth in Redfin’s notice of the Redfin virtual special meeting of stockholders.

Annex A

AGREEMENT AND PLAN OF MERGER
among
ROCKET COMPANIES, INC.,
a Delaware corporation,
NEPTUNE MERGER SUB, INC.,
a Delaware corporation, and
REDFIN CORPORATION,
a Delaware corporation

Dated as of March 9, 2025

A-i

A-ii

EXHIBITS
Exhibit A	—	Certain Definitions and Index of Defined Terms
Exhibit B	—	Form of Certificate of Merger
Exhibit C-1	—	Parent Tax Certificate
Exhibit C-2	—	Company Tax Certificate

A-iii

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of March 9, 2025 (the “Agreement Date”), by and among Rocket Companies, Inc., a Delaware corporation (“Parent”), Neptune Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Redfin Corporation, a Delaware corporation (the “Company” and, collectively with Parent and Merger Sub, the “Parties” and each, a “Party”). Capitalized terms shall have the meaning ascribed to them throughout this Agreement or in Exhibit A.
RECITALS
A. Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement.
B. Upon the terms and subject to the conditions set forth herein and in accordance with the DGCL, it is proposed that Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent, and each share of Company Common Stock (each, a “Share,” and collectively, “Shares”) that is issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration, without interest and subject to any required withholding of Taxes, except for the Cancelled Shares.
C. For U.S. federal income tax purposes, it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement will be, and is hereby, adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).
D. The board of directors of the Company (the “Company Board”) has (i) determined that the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”), taken together, are on terms that are fair to, advisable and in the best interests of the Company and the Company Stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other Transactions and (iii) resolved to recommend that the Company Stockholders adopt this Agreement (such recommendation, the “Company Board Recommendation”).
E. The board of directors of each of Parent and Merger Sub has approved and declared advisable this Agreement and the Transactions upon the terms and subject to the conditions set forth herein, and the board of directors of Merger Sub has submitted this Agreement to the sole stockholder of Merger Sub for adoption thereby, and recommended that the sole stockholder of Merger Sub adopt this Agreement and approve the Transactions.
F. Upon the terms and conditions set forth in the Transaction Agreement dated as of March 9, 2025, among Parent, RHI, Daniel Gilbert and the other parties thereto (the “Transaction Agreement”), the parties thereto will, prior to the Closing, consummate a series of transactions (the “Reorganization Transactions”) pursuant to which, among other things, Parent’s “Up-C” structure will be eliminated and Rocket, LLC will become a wholly owned Subsidiary of Parent.
G. The board of directors of each of Parent and RHI has approved and declared advisable the Transaction Agreement and the Reorganization Transactions upon the terms and subject to the conditions set forth therein.
AGREEMENT
The Parties, intending to be legally bound, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:
Article I
DESCRIPTION OF TRANSACTION
Section 1.1   The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company. By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). The Merger shall be governed by and effected under the DGCL.
Section 1.2   Effects of the Merger.   The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.
Section 1.3   Closing; Effective Time.   The consummation of the Merger (the “Closing”) shall take place remotely via the electronic exchange of documents, as promptly as practicable, but in any event no later than the second Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last of the conditions set forth in Article V to be so satisfied or waived (other than those conditions that by their terms are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (if permitted hereunder) of such conditions at the Closing), or at such other location, date and time as agreed by Parent and the Company. The date on which the Closing actually takes place is referred to as the “Closing Date.” Under the terms and subject to the conditions of this Agreement, on the Closing Date, the Company shall cause a duly executed certificate of merger substantially in the form attached hereto as Exhibit B or in such form as the Parties shall agree satisfies the applicable requirements of the DGCL (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be agreed by Parent and the Company and specified in the Certificate of Merger (the time at which the Merger becomes effective being referred to as the “Effective Time”).
Section 1.4   Governing Documents; Directors and Officers.   Unless otherwise agreed by Parent and the Company prior to the Effective Time:
(a) the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to read in the form attached to the Certificate of Merger;
(b) the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time other than to change the name of Merger Sub thereunder to be the name of the Surviving Corporation; and
(c) the directors of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors of Merger Sub immediately prior to the Effective Time, and the officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are the officers of the Company immediately prior to the Effective Time.
Section 1.5   Conversion of Shares; Company Options, Company RSUs, Company PSUs and Company ESPP.
(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any equityholder of the Company:
(i)   Treasury Shares.   Each Share that is owned, directly or indirectly, by the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion or payment of any property or consideration, and shall cease to exist;
(ii)   Shares Owned by Parent and Merger Sub.   Each Share that is owned, directly or indirectly, immediately prior to the Effective Time, by (A) Parent, (B) Merger Sub or (C) any wholly owned Subsidiary of Parent or Merger Sub shall be cancelled and extinguished without any conversion or payment of any property or consideration, and shall cease to exist;
(iii)   All Other Shares.   Each Share that is outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Sections 1.5(a)(i) and (ii), collectively, the “Cancelled Shares”) shall be automatically converted into the right to receive 0.7926 shares of Parent Stock (the “Exchange Ratio”) and the cash payable in lieu of fractional shares pursuant to Section 1.6 (collectively, the “Merger Consideration”); provided that notwithstanding the foregoing or anything to the contrary set forth herein, no fraction of a share of Parent Stock will be issued by virtue of the Merger, and in lieu thereof, each holder of Shares who would otherwise be entitled to a fraction of a share of Parent Stock pursuant to this Section 1.5(a)(iii) (after aggregating all fractional shares of Parent Stock that otherwise would be received by such holder) shall, upon the surrender of such Shares in the manner provided in Section 1.8(c), receive an amount of cash (rounded down to the nearest whole cent), without interest, in accordance with the provisions of Section 1.6. All shares of Parent Stock issued upon the surrender for exchange of Shares in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6 in lieu of a fractional share of Parent Stock and any dividends or other distributions paid in respect thereof pursuant to Section 1.8(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time.
(iv)   Company Options.   Each Company Option that is unexpired, unexercised and outstanding as of the Effective Time, whether vested or unvested, shall, by virtue of the occurrence of the Effective Time and without any action on the part of Parent, Merger Sub, the Company, the holder of such Company Option or any other Person, be assumed by Parent and converted into an option to acquire that number of shares of Parent Stock equal to the product obtained by multiplying (x) the number of Shares subject to such Company Option by (y) the Exchange Ratio (each, an “Assumed Option”). Each Assumed Option shall otherwise be subject to the same terms and conditions (including as to vesting, vesting acceleration and exercisability) as were applicable under the respective Company Option immediately prior to the Effective Time, except that each Assumed Option shall have an exercise price per share equal to the quotient obtained by dividing (x) the per share exercise price of Shares subject to such Assumed Option by (y) the Exchange Ratio (which price per share shall be rounded up to the nearest whole cent). It is the intention of the Parties that each Assumed Option that qualified as a United States-based incentive stock option (as defined in Section 422 of the Code) shall continue to so qualify, to the maximum extent permissible, following the Effective Time. Promptly after the Closing Date, Parent shall issue to each Person who immediately prior to the Effective Time was a Company Optionholder a document evidencing the foregoing assumption of such Company Option by Parent.
(v)   Company RSUs.   Each Company RSU that is unexpired, unsettled and outstanding as of the Effective Time, whether vested or unvested, shall, by virtue of the occurrence of the Effective Time and without any action on the part of Parent, Merger Sub, the Company, the holder of such Company RSU or any other Person, assumed by Parent and converted into an award to receive that number of shares of Parent Stock equal to the product obtained by multiplying (x) the number of Shares subject to such Company RSU immediately prior to the Effective Time by (y) the Exchange Ratio (each, an “Assumed Unit”). Each Assumed Unit shall otherwise be subject to the same terms and conditions (including as to vesting, vesting acceleration and issuance) as were applicable under the respective Company RSU immediately prior to the Effective Time. Notwithstanding the foregoing, if a Company RSU is subject to the applicable Laws of a non-U.S. jurisdiction and Parent determines (in good faith and upon advice from Parent’s legal counsel) such Company RSU may not be converted into an Assumed Unit under applicable Laws of the relevant non-U.S. jurisdiction (including without limitation by reason of a failure to obtain any required regulatory consents or approvals after making reasonable commercial efforts to obtain such consents or approvals), Parent shall provide for such other treatment that is in compliance with applicable Laws and reasonably agreed upon by Parent and the Company at least thirty (30) days prior to the Effective Time.
(vi)   Company PSUs.   The achievement of applicable performance metrics of each Company PSU that is outstanding as of immediately prior to the Effective Time for which the applicable performance period has not been completed, will be determined, prior to the Effective Time in good faith by the Company Board or a committee thereof in accordance with the terms of the applicable Company PSU award agreement (any resulting achieved Company PSUs, the “Achieved Company PSUs”) and such Achieved Company PSUs will be subject to the time-based vesting schedule set forth in the applicable Company PSU award agreement (such time-vesting Achieved Company PSUs, the “Converted RSUs”). Each such Converted RSU that is unexpired, unsettled and outstanding as of the Effective Time, whether vested or unvested, shall, by virtue of the occurrence of the Effective Time and without any action on the part of Parent, Merger Sub, the Company, the holder of such Converted RSU or any other Person, be treated in accordance with Section 1.5(a)(v).
(vii)   Company ESPP.   As soon as practicable following the Agreement Date, the Company shall take all actions with respect to the Company’s 2017 Employee Stock Purchase Plan (the “Company ESPP”) such that (x) with respect to the offering period under the Company ESPP in effect as of the Agreement Date, if any (the “Current Purchase Period”), no individual who was not a participant in the Company ESPP as of the Agreement Date may enroll in the Company ESPP and no participant may increase the percentage amount of their payroll deduction election from that in effect on the Agreement Date for the Current Purchase Period and (y) no new offering or purchase period shall be commenced under the Company ESPP prior to the Effective Time. Further, (A) if any Current Purchase Period is still expected to be in effect at the Effective Time, then the last day of such Current Purchase Period shall be accelerated to a specified trading day (determined by the Company) occurring no later than ten Business Days prior to the Closing Date and the final purchase of Shares thereunder shall be made on that day, (B) if the Current Purchase Period terminates prior to the Effective Time, then the Company ESPP shall be suspended and there will be no new offering or purchase periods following the Current Purchase Period, (C) in no event shall more than 300,000 Shares be issued in the final purchase period and (D) in all events, subject to the consummation of the Merger, the Company shall terminate the Company ESPP immediately prior to the Effective Time. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the Company ESPP and provide all required notices of the foregoing to the participants in accordance with the Company ESPP) that are necessary to give effect to the transactions contemplated by this Section 1.5(a)(vii).
(viii)   Registration Statements for Assumed Options and Assumed Units.   As soon as practicable following the Effective Time, but in no event later than two Business Days following the Effective Time, Parent shall file a registration statement under the Securities Act on Form S-8 or other registration statement (and use its commercially reasonable efforts to maintain the effectiveness thereof and maintain the current status of any prospectus contained therein) relating to shares of Parent Stock issuable with respect to the Assumed Options and Assumed Units, and shall use its commercially reasonable efforts to cause such registration statement to remain in effect for so long as such Assumed Options or Assumed Units remain outstanding.
(ix)   Merger Sub.   Each share of the common stock, $0.01 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.
(b) If, during the period from the Agreement Date through the Effective Time, any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction occurs with respect to the outstanding Shares or outstanding shares of Parent Stock, or if a stock dividend is declared by either the Company or Parent during such period, or a record date with respect to any such event shall occur during such period, then all calculations provided for that are based on a number of shares of any class or series (or trading prices therefor) affected thereby, including the Exchange Ratio and the Merger Consideration, shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such event; provided that (i) nothing in this Section 1.5(b) shall be construed to permit the Company or Parent to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement, (ii) the Reorganization Transactions shall not result in any adjustment to the Exchange Ratio and the Merger Consideration and (iii) grants of equity compensation not prohibited by the terms hereof shall not result in any adjustment to the Exchange Ratio.
Section 1.6   Fractional Shares.
(a) Each holder of Shares otherwise entitled to a fractional share of Parent Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 1.6 and subject to the provisions of Section 1.8, a cash payment (without interest and rounded to the nearest cent) in lieu of such fractional shares of Parent Stock representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent in one or more transactions of shares of Parent Stock equal to the excess of (x) the aggregate number of shares of Parent Stock to be delivered to the Exchange Agent by Parent pursuant to Section 1.8(b) over (y) the aggregate number of whole shares of Parent Stock to be distributed to the holders of Shares pursuant to Section 1.8(c) (such excess being herein called the “Excess Shares”). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the Shares who would otherwise receive fractional shares, shall sell the Excess Shares at then prevailing prices on the NYSE in the manner provided in the following paragraph.
(b) The sale of the Excess Shares by the Exchange Agent, as agent for the holders that would otherwise receive fractional shares, shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of Shares, the Exchange Agent shall hold such proceeds in trust for the holders of Shares (the “Common Shares Trust”). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of Shares shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Shares would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Shares would otherwise be entitled.
(c) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any fractional shares of Parent Stock, the Exchange Agent shall make available such amounts to such holders of Shares without interest, subject to and in accordance with Section 1.8.
Section 1.7   Closing of the Company’s Transfer Books.   At the Effective Time: (a) all Shares outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist in exchange for the consideration issued pursuant to Section 1.5, and all holders of Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as Company Stockholders except as provided for in Section 1.5 and (b) the stock transfer books of the Company shall be closed with respect to all Shares outstanding immediately prior to the Effective Time. No further transfer of any such Shares shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, Shares are presented to the Exchange Agent, Parent or the Surviving Corporation, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article I.
Section 1.8   Exchange of Shares.
(a) Prior to the Closing Date, Parent shall select Equiniti Trust Company, LLC or another reputable bank or trust company reasonably acceptable to the Company to act as the exchange agent in the Merger (the “Exchange Agent”) and, in connection therewith, shall enter into an agreement with the Exchange Agent in a form reasonably acceptable to the Company.
(b) Prior to the Effective Time, Parent shall deposit with the Exchange Agent the shares of Parent Stock issuable pursuant to Section 1.5(a) in exchange for the Shares. The Parent Stock so deposited with the Exchange Agent is referred to as the “Exchange Fund.”
(c) Any holder of any Shares that are evidenced by way of book-entry in the register of the Company Stockholders (each, a “Book-Entry Share”) and whose Shares were converted pursuant to Section 1.5 into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to issue or pay as promptly as reasonably practicable after the Effective Time (and in any event within three Business Days following the Effective Time), for each Share formerly represented by such Book-Entry Share: (i) the number of whole shares of Parent Stock such holder is entitled to receive pursuant to Section 1.5(a)(iii) (which shall be in uncertificated book entry form unless a physical certificate is requested by the holder or is otherwise required by applicable Laws), (ii) payment of any cash such holder is entitled to receive pursuant to Section 1.6 in lieu of fractional shares of Parent Stock, and (iii) any dividends or distributions such holder is entitled to receive pursuant to Section 1.8(d), and the Book-Entry Share so exchanged shall be forthwith cancelled. Issuance or payment of the Merger Consideration with respect to the Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.
(d) Whenever a dividend or other distribution is declared or made after the date hereof with respect to Parent Stock with a record date after the Effective Time, such declaration shall include a dividend or other distribution in respect of all shares of Parent Stock issuable pursuant to this Agreement. No dividends or other distributions declared or made after the date hereof with respect to Parent Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Shares with respect to the shares of Parent Stock represented thereby until such holders shall surrender such Shares. Subject to applicable Laws, following surrender of any Shares in the manner provided in Section 1.8(c), the Exchange Agent shall deliver to the record holders thereof, without interest, promptly after such surrender, the number of whole shares of Parent Stock issued in exchange therefor along with any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Stock.
(e) Any portion of the Exchange Fund that remains undistributed to holders of Shares as of the one-year anniversary of the Closing Date shall be delivered to Parent upon demand, and any holders of Shares who have not theretofore surrendered their Shares in accordance with this Section 1.8 shall thereafter look only to Parent for satisfaction of their claims for the Merger Consideration.
(f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Shares or to any other Person with respect to any cash amounts properly delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law. Any Merger Consideration (and any cash which such holder has the right to receive in respect of any dividends and distributions which such holder has the right to receive pursuant to Section 1.8(d)) remaining unclaimed by holders of Shares three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
Section 1.9   Withholding Taxes.   Each of the Exchange Agent, Parent, the Surviving Corporation or any other applicable withholding agent, as applicable, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or non-U.S. Tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
Section 1.10   Tax Reorganization.   The Parties hereto intend, for U.S. federal income tax purposes, that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is hereby adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).
Article II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in (x) the Company SEC Documents, other than disclosures in such Company SEC Documents contained under the heading “Risk Factors” (other than any historical factual information contained therein) or included in any “forward-looking statements” disclaimer or any other general statements regarding risks or uncertainties that are similarly predictive or forward-looking in nature (other than any historical factual information contained therein) or (y) in the correspondingly numbered section of the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (with the disclosure in any section or subsection of the

Company Disclosure Letter being deemed to qualify or apply to other sections and subsections of this Article II to the extent that it is reasonably apparent based on such disclosure that such disclosure should qualify or apply to such other sections and subsections), the Company hereby represents and warrants to Parent as follows:
Section 2.1   Corporate Existence.
(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all necessary corporate power and authority to (i) conduct its business in the manner in which its business is currently being conducted and (ii) own, lease and use its assets in the manner in which its assets are currently owned, leased and used, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of such jurisdictions where the character of the property owned or leased by it or the nature of its business and activities or the ownership or leasing of its properties requires such qualification, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b) (i) The Company is not in violation of the Company’s Restated Certificate of Incorporation, as amended through the date hereof (the “Company Certificate”) or Company’s Restated Bylaws (the “Company Bylaws”) in any material respect, and (ii) the Subsidiaries of the Company are not in violation of their respective organizational or governing documents, except where such violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the Company Certificate and the Company Bylaws.
(c) Section 2.1(c) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, together with the jurisdiction of organization or formation of each such Subsidiary and the owner thereof (each of which is the owner of all of the outstanding capital stock and voting and equity interests thereof). Each Subsidiary of the Company (i) is a corporation or other entity duly organized or formed, validly existing and in good standing (to the extent such concepts are applicable) under the laws of its jurisdiction of organization or formation and (ii) has all necessary corporate (or similar) power and authority to (A) conduct its business in the manner in which its business is currently being conducted and (B) own and use its assets in the manner in which its assets are currently owned and used, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary of the Company (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation and is in good standing under the laws of such jurisdictions where the character of the property owned or leased by it or the nature of its business and activities or the ownership or leasing of its properties requires such qualification, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is the owner of all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company, free and clear of all Liens other than Permitted Liens, and free of any other restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, and all such shares or other equity interests are duly authorized, validly issued, fully paid and (where such concept is recognized) non-assessable. Neither the Company nor any of the Persons identified in Section 2.1(c) of the Company Disclosure Letter owns any capital stock of, or any equity interest of any nature in, any other Person, other than the Persons identified in Section 2.1(c) of the Company Disclosure Letter.
Section 2.2   Capitalization of Company.
(a) The authorized share capital of the Company consists of 500,000,000 shares of common stock, par value $0.001 per share (“Company Common Stock”), and 10,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of the close of business on March 5, 2025 (the “Capitalization Date”), there were (i) 127,787,023 shares of Company Common Stock issued and outstanding (for the avoidance of doubt, excluding shares of Company Common Stock held in treasury), (ii) no shares of Company Preferred Stock issued or outstanding and (iii) no shares of Company Common Stock held in treasury.

(b) As of the close of business on the Capitalization Date, the Company has no shares of capital stock reserved for or otherwise subject to issuance, except for (i) 2,018,435 shares of Company Common Stock reserved for issuance pursuant to the exercise of outstanding Company Options, (ii) 9,548,528 shares of Company Common Stock reserved for issuance pursuant to the vesting of Company RSUs (of which 91,443 represent deferred RSUs), 2,058,053 shares of Company Common Stock at target (or 4,116,106 Shares of Company Common Stock at maximum) reserved for issuance pursuant to Company PSUs, (iii) 15,335,842 shares of Company Common Stock reserved for future awards under the 2017 Equity Incentive Plan, (iv) 4,907,528 shares of Company Common Stock reserved for issuance under the Company ESPP and (v) 6,396,493 shares of Company Common Stock reserved for issuance upon the possible conversion of the Convertible Notes.
(c) All issued and outstanding Shares are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in material violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. Section 2.2(c) of the Company Disclosure Letter sets forth, as of the close of business on the Capitalization Date, an accurate and complete list of each outstanding Company Option, Company RSU and Company PSU and (i) the date of grant thereof, (ii) the exercise or purchase price thereof, if applicable, (iii) the expiration date thereof, if applicable, (iv) the Company Equity Plans (and the name of any foreign sub-plan) under which each Company Option, Company RSU or Company PSU, as the case may be, was granted, (v) the extent such Company Option, Company RSU or Company PSU, as the case may be, is vested and unvested and (vi) the vesting schedule (including achievement of applicable performance metrics and any change in control terms) and vesting commencement date applicable thereof (such list, containing such items, an “Equity Awards Table”).
(d) Except as set forth in Section 2.2(a) and Section 2.2(b), and other than the Capped Call Transactions, as of the Capitalization Date, there are no outstanding (x) shares of capital stock or other equity or voting interests of the Company, and (y) no outstanding subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other rights, and no preemptive or similar rights, agreements, arrangements, undertakings or commitments of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity or voting interests of the Company or securities convertible into or exchangeable for such shares or equity or voting interests, (ii) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity or voting interests or (iii) grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other rights (collectively, “Company Equity Interests”). Since the close of business on the Capitalization Date, the Company has not issued any Shares, except upon the exercise of Company Options, the settlement of Company RSUs, the settlement of the Company PSUs or the exercise of purchase rights under the Company ESPP, in each case which were outstanding as of the close of business on the Capitalization Date or issued as permitted pursuant to Section 4.1, or any other Company Equity Interests. As of the date hereof, the Company has made available to Parent true and complete copies of all the agreements entered into by Company and its affiliates in connection with the Capped Call Transactions.
(e) No Subsidiary of Company owns any shares of Company Common Stock. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other equity or voting interests in any Subsidiary of the Company or subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other rights, or preemptive or similar rights, agreements, arrangements, undertakings or commitments of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (x) issue, transfer or sell any shares of capital stock or other equity or voting interests of any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity or voting interests or (y) grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other rights or (ii) except as permitted by Section 4.1(a)(iii), obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any Subsidiary of the Company.

(f) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, that are linked to, or calculated based on, the value of the Company or any of its Subsidiaries or otherwise based upon or derived from any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or which have or which by their terms may have at any time (whether actual or contingent) the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.
(g) There are no voting agreements, voting trusts, stockholders’ agreements, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of, restricting the transfer of or providing for registration rights with respect to, the Company or any of its Subsidiaries.
Section 2.3   Corporate Authority.
(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions, including the Merger. The Merger and the performance by the Company of its obligations hereunder has been duly and validly authorized by all necessary corporate action and, except for obtaining the Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to adopt or authorize this Agreement or to consummate the Merger other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL. This Agreement has been validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (such effects, the “Enforceability Exceptions”).
(b) Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 3.11(b), the Company Board has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to, or as a result of, the execution of this Agreement or the consummation of the Transactions, including the Merger, without any further action on the part of the Company Stockholders or the Company Board. No other “fair price,” “moratorium,” “control share acquisition,” “business combination” or other anti-takeover statute or Law (each, together with Section 203 of the DGCL, a “Takeover Law”) is applicable to the Company or the Transactions. None of the Company or any of its Subsidiaries has adopted a stockholder rights agreement, rights plan, “poison pill” or other similar agreement that is currently in effect.
(c) Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 3.11(b), the affirmative vote (in person or by proxy) of the holders of a majority of the voting power of the outstanding Shares entitled to vote thereon in favor of the adoption of this Agreement at the Company Stockholder Meeting (the “Company Stockholder Approval”) is the only vote of the holders of Shares or any other class or series of capital stock of the Company or any of its Subsidiaries necessary (under applicable Law, the Company Certificate or otherwise) to consummate the Merger.
(d) The Company Board, at a meeting duly called and held on or prior to the date of this Agreement, has unanimously (i) determined that the Merger and the other Transactions contemplated by this Agreement, taken together, are on terms that are fair to, advisable and in the best interests of the Company and the Company Stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other Transactions, (iii) directed that the adoption of this Agreement be submitted to a vote of the holders of Company Common Stock and (iv) resolved (subject to Section 4.6) to recommend that the holders of Company Common Stock adopt this Agreement.

Section 2.4   Governmental Approvals and Consents; Non-Contravention.
(a) No Consent, Order, or license from, notice to or registration, declaration or filing with, any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery or performance of this Agreement or the consummation of the Transactions, except (i) the filing of a certificate of merger in accordance with the DGCL, (ii) the filing with the SEC of the Registration Statement and the satisfaction of the conditions referred to in Section 5.1(d) in connection with the issuance of shares of Parent Stock in the Merger, and such other reports required in connection with the Merger under, and such other compliance with, the Exchange Act and the Securities Act and the rules and regulations thereunder, (iii) as may be required by the Antitrust Laws, (iv) any filings required under the rules and regulations of Nasdaq and the NYSE and (v) such other Consents, the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger and the Transactions.
(b) The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions does not and will not (i) violate or conflict with any provision of the Company Certificate, the Company Bylaws or the organizational documents of any Subsidiaries of the Company, (ii) result in any violation or breach of, or constitute any default (with or without notice or lapse of time, or both) under, or result in the creation of any Lien under any Company Material Contract, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a material benefit under, or require that any Consent be obtained with respect to, any Company Material Contract or any license, franchise, permit or other similar authorization held by the Company or any of its Subsidiaries or (iii) assuming the Parties’ compliance with the matters described in Section 2.4(a) and Section 4.7, violate, conflict with or result in any breach under any provision of any Law applicable to the Company, except, in the cases of subclauses (ii) and (iii), where such violation, breach, conflict, default, Lien, right of termination or cancellation, acceleration, loss of benefit or failure to obtain such Consent would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger and the Transactions.
Section 2.5   Compliance with Laws; Governmental Authorizations.
(a) The Company and each of its Subsidiaries is in compliance with and, since January 1, 2022, has complied in all material respects with the Laws applicable to each of the Company and its Subsidiaries. Since January 1, 2022, neither the Company nor any of its Subsidiaries has received any written notices of violation with respect to any Laws applicable to it, in each case other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b) The Company and each of its Subsidiaries have all Governmental Authorizations necessary to conduct their respective businesses as presently conducted, except where the failure to have any such Governmental Authorizations would not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole). Since January 1, 2022, the Company has not received any written notice from any Governmental Authority regarding (i) any actual or possible material violation of any Governmental Authorization, or any failure to comply in any respect with any term or requirement of any Governmental Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization, in each case other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries comply with the terms of all Governmental Authorizations (including with respect to any broker and property management licenses), and no suspension or cancellation of any of the Governmental Authorization is pending or, to the knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 2.6   Regulatory Matters.
(a) The Company and each of its Subsidiaries is in compliance with and, since January 1, 2020, has complied in all material respects with all Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws applicable to each of the Company and its Subsidiaries. Since January 1, 2020, neither the Company nor any of its Subsidiaries has (i) received any written notices regarding any allegation, claim, violation, whistleblower or other complaint, voluntary or involuntary disclosure, investigation, prosecution, settlement, enforcement action, or similar legal action related to any material violation with respect to any Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws applicable to it, (ii) has conducted any internal investigations regarding any actual or suspected violation, or failure to comply with Anti-Corruption Laws, Anti-Money Laundering Laws, or International Trade Laws or (iii) is otherwise the subject of any Proceedings concerning any Anti-Corruption Laws, Anti-Money Laundering Laws, or International Trade Law.
(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and as of the Agreement Date, there are no Claims, Proceedings, conditions or circumstances pertaining to the Company or its Subsidiaries, or any of their directors, officers or employees (in their capacity as such) or, to the knowledge of the Company, any other agents or Persons acting for or on their behalf, that would reasonably be expected to give rise to any future claims, allegations, charges, investigations, violations, settlements, prosecutions, civil or criminal actions, lawsuits or other court or enforcement Proceedings under applicable Anti-Corruption Laws, Anti-Money Laundering Laws or International Trade Laws.
(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor its Subsidiaries, nor any directors, officers or employees (in their capacity as such) or, to the knowledge of the Company, any agents or other Persons acting for or on their behalf, has at any time taken or failed to take any action, or engaged in any activity, practice or conduct, whether directly or indirectly, in violation of any Anti-Corruption Laws, Anti-Money Laundering Laws or International Trade Laws. Without limiting any of the foregoing, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries nor any directors, officers or employees (in their capacity as such), nor, to the knowledge of the Company, any agents or other Persons acting for or on behalf of the Company or any of its Subsidiaries, has, directly or indirectly, (i) paid, promised, offered or authorized the payment of money or of anything of value, directly or indirectly, to any Governmental Authority, Government Official, or any other Person for the purpose of influencing any act or decision or to secure any improper advantage, (ii) made or taken any action in furtherance of any bribe, payoff, influence payment, kickback or similar unlawful payment or (iii) has engaged or is currently engaging in any transaction, investment, undertaking or activity that violates any Anti-Corruption Law, Anti-Money Laundering Laws or International Trade Laws.
(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries and their directors, officers or employees (in their capacity as such), and, to the knowledge of the Company, agents or other Persons acting for or on behalf of the Company or any of its Subsidiaries are in compliance with and, since January 1, 2020, have complied in all material respects with all International Trade Laws, including, as applicable, the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), and the International Traffic in Arms Regulations maintained by the U.S. Department of State (the “State Department”), and any other applicable Sanctions. The Company represents that neither it or its Subsidiaries, nor any directors, officers or employees (in their capacity as such), nor, to the knowledge of the Company, any agents or other Persons acting for or on behalf of the Company or any of its Subsidiaries, has, directly or indirectly, sold, exported, reexported, transferred, diverted, or otherwise disposed of any products, software, or technology (including products derived from or based on such technology) to any destination, entity, or person prohibited by applicable Laws of the United States, without obtaining any authorization from the competent Governmental Authorities that is required by applicable Law. Neither the Company, nor any of its Subsidiaries, any directors, officers or employees (in their capacity as such), nor, to the knowledge of the Company, any agents or other Persons acting for or on behalf of the Company or any of its Subsidiaries is designated as a Sanctioned Person. Neither the Company nor its Subsidiaries, nor any directors, officers and employees (in their capacity as such), nor, to the knowledge of the

Company, any agents or other Persons acting for or on behalf of the Company or any of its Subsidiaries, has directly or indirectly conducted any unauthorized business or other dealings involving any Sanctioned Person, Sanctioned Country, or that otherwise violates any International Trade Laws.
(e) The Company and its Subsidiaries have implemented and maintained, and continue to maintain, effective policies, procedures and internal controls designed to ensure that the Company and its Subsidiaries have complied in all material respects with the Anti-Corruption Laws and Anti-Money Laundering Laws, and the internal controls of the Company and its Subsidiaries have been designed to be sufficient and are intended to ensure that: (i) all payments and activities have been accurately recorded in the books, records and accounts for the Company and its Subsidiaries; (ii) there have been no false, inaccurate, misleading, or incomplete entries made in the books, records and accounts of the Company and its Subsidiaries and (iii) the Company and its Subsidiaries have not established or maintained any secret or unrecorded funds or accounts. The Company and its Subsidiaries have maintained and currently maintain books and records in compliance with Anti-Corruption Laws and Anti-Money Laundering Laws that, in reasonable detail, accurately and fairly reflect their transactions and dispositions of assets in all material respects.
Section 2.7   SEC Filings.
(a) Since January 1, 2023, the Company has timely filed or otherwise furnished (as applicable) with the SEC all forms, reports, proxy statements, schedules, statements, registration statements and other documents (including exhibits) required to be filed or furnished (as applicable) by it under applicable Law prior to the Agreement Date, together with all certifications required pursuant to the U.S. Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act (such documents and any other documents filed by the Company with the SEC since January 1, 2023 through the Agreement Date, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). None of the Subsidiaries of the Company is currently or has, since becoming a Subsidiary of the Company been, required to file any forms, reports or other documents with the SEC.
(b) As of their respective SEC filing dates, or in each case, if amended prior to the Agreement Date, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder and, except to the extent superseded or amended by a subsequent filing with the SEC prior to the Agreement Date, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(c) As of the Agreement Date, none of the Company SEC Documents is the subject of outstanding SEC comment or, to the knowledge of the Company, ongoing SEC review.
(d) Since January 1, 2023, subject to any applicable grace periods, the Company has been in and is in compliance in all material respects with the applicable rules and regulations of Nasdaq.
Section 2.8   Financial Statements; Undisclosed Liabilities; Internal Controls.
(a) Each of the consolidated financial statements of the Company (including, in each case, any notes and schedules thereto) included in the Company SEC Documents (if amended, as of the date of the last such amendment) (collectively, the “Company Financial Statements”) have been prepared in accordance with GAAP (except as may be indicated in the notes thereto and, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature and as may be permitted by the SEC on Form 10-Q or any successor or like form under the Exchange Act, and the absence of footnotes) and present fairly in all material respects the consolidated financial position and the consolidated statements of operations, cash flows and stockholders’ equity of the Company and the consolidated Subsidiaries of the Company as of the dates and for the periods referred to therein. Except as have been described in the Company SEC Documents, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC. For purposes of this Agreement, “Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2024, as set forth in the Form 10-K for the fiscal year ended December 31, 2024 filed by the Company on February 27, 2025.
(b) As of the Agreement Date, there are no liabilities of the Company or any Subsidiary of the Company, other than those that (i) are reflected or reserved against on the Company Balance Sheet or in the notes thereto, (ii) have been incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the Company Financial Statements, (iii) are executory performance obligations arising under Contracts to which the Company is a party or otherwise bound and incurred in the ordinary course of business since the date of the Company Balance Sheet (other than liabilities due to breaches thereunder) or (iv) individually or in the aggregate, do not, and would not reasonably be expected to, result in a Company Material Adverse Effect.
(c) The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (ii) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a material effect on the Company’s financial statements. The Company (i) maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the Agreement Date, to the Company’s auditors and the Audit Committee of the Company Board (the “Audit Committee”) (A) any significant deficiencies and material weaknesses identified by it in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, identified by it that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has provided to Parent true and correct copies of any of the foregoing disclosures to the auditors or audit committee of the Company that have been made in writing from January 1, 2023 through the date of this Agreement, and will promptly provide to Parent true and correct copies of any such disclosure that is made after the date of this Agreement. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2024, and such assessment concluded that such system was effective. Since December 31, 2024 through the Agreement Date, none of the Company’s management or the Company’s auditors have identified to the Company Board or the Audit Committee of the Company Board any matter set forth in the preceding clause (A) or (B).
(d) No personal loan or other extension of credit by the Company or any Subsidiary to any of its or their executive officers or directors has been outstanding or has been made or modified in violation of Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act since January 1, 2023.
(e) Since January 1, 2023, neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received any written complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices.
Section 2.9   Absence of Certain Changes or Events.
(a) Since December 31, 2024 through the Agreement Date, no event or events or development or developments have occurred that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Since December 31, 2024 through the Agreement Date, the Company has not taken any action that, if taken or proposed to be taken after the Agreement Date, would be prohibited by clauses (a), (c)-(s) of Section 4.1 or Section 4.1(t) (to the extent relating to the foregoing subsections).
Section 2.10   Employees; Employee Benefits.
(a) Section 2.10(a) of the Company Disclosure Letter sets forth a complete list of all material Company Benefit Plans other than offer letters and other agreements, understandings, plans or arrangements related to U.S. employees or other service providers that are terminable (i) “at will” or for convenience and (ii) without the payment of severance, notice pay, accelerated vesting in or payment of compensation or any other material obligations (except pursuant to any Company Benefit Plan listed in Section 2.10(a) of the Company Disclosure Letter).
(b) The Company and its Subsidiaries are in compliance, and have been in compliance since January 1, 2023, with all applicable Laws regarding employment practices, terms and conditions of employment, worker classification (including classification of independent contractors and or exempt and non-exempt employees), equal opportunity and wages and hours, including WARN, ERISA, COBRA and the Fair Labor Standards Act of 1938, as amended, other than instances of noncompliance that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c) There is not presently pending, existing or threatened in writing, any strike, slowdown, picketing, work stoppage or labor dispute, nor, to the knowledge of the Company, has any such event existed or been threatened since January 1, 2023. Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement, works council or labor Contract, other than such agreements or Contracts that are mandated by applicable Law, and no such agreement is being negotiated by the Company or any Subsidiary thereof and, to the knowledge of the Company, there are no union organizing activities involving the employees of the Company and its Subsidiaries to authorize representation by any labor union, nor, to the knowledge of the Company, has any such organizing occurred or been threatened since January 1, 2023.
(d) The Company has made available to Parent, with respect to each material Company Benefit Plan, where applicable, true and complete copies of (i) all current documents setting forth the terms of each such Company Benefit Plan, including the plan document, all amendments thereto and all related trust documents, insurance contracts and policies, material ancillary documents and certificates of coverage (or, in the case of any unwritten Company Benefit Plan, a description thereof), (ii) the most recent annual report on Form 5500 thereto (including any related actuarial valuation reports and accompanying schedules) filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, together with any summaries of material modifications thereto, (iv) the most recent determination, advisory or opinion letter issued by the Internal Revenue Service relating to the tax-qualified status of each applicable Company Benefit Plan and (v) all material, non-routine correspondence to or from any governmental body, agency, authority or entity.
(e) There has been no amendment to, written interpretation or material announcement by the Company or its Subsidiaries relating to, changes in employee participation or coverage under, or adoption of, any Company Benefit Plan which would increase materially the expense of maintaining such Company Benefit Plan above the level of expense incurred in respect thereof for the 12 months ended on December 31, 2024.
(f) None of the Company, its Subsidiaries, or any of their ERISA Affiliates, nor any predecessor thereof, sponsors, maintains or contributes to, or within the past six years, has sponsored, maintained or contributed to, a multiemployer plan within the meaning of Section 3(37) of ERISA. None of the Company, its Subsidiaries or any of their ERISA Affiliates has incurred any unsatisfied material Liability (including withdrawal Liability) under, and, to the knowledge of the Company, no circumstances exist that would result in any material Liability to the Company, any of its Subsidiaries or any of their ERISA Affiliates under, Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA. No

Company Benefit Plan provides for retiree health benefits or retiree life benefits (other than such benefits required by Section 4980B of the Code or Section 601 of ERISA or similar state law).
(g) Each Company Benefit Plan has been maintained, operated and administered in compliance with its terms and applicable Law, including ERISA and the Code, except for any such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter from the IRS on the form of such Company Benefit Plan, to the effect that each such Company Benefit Plan is qualified and exempt from federal income Tax under Sections 401(a) and 501(a) of the Code and, to the knowledge of the Company, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Company Benefit Plan in any material respect. Except as would not, individually or in the aggregate, reasonably be expected to have a material effect on the Company and its Subsidiaries, taken as a whole, all contributions, distributions or other amounts payable by the Company or any of its Subsidiaries as of the Effective Time pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid in accordance with applicable law or, to the extent not yet due, have been accrued in accordance with GAAP. Neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code. No Company Benefit Plan provides and neither the Company, its Subsidiaries, nor its ERISA Affiliates have any liability in respect of, post-termination medical or life insurance benefits to any Person, other than as required by applicable Law. There is no pending or, to the knowledge of the Company, threatened audit, investigation or legal action by or legal action brought before a Governmental Authority by or on behalf of any Company Benefit Plan or otherwise involving any such Company Benefit Plan (other than routine claims for benefits), nor, to the knowledge of the Company, has any such event occurred since January 1, 2023.
(h) The execution and delivery of this Agreement and the consummation of the Transactions will not (i) entitle any employee to any materially extra or increased statutory severance pay under any Company Benefit Plan, (ii) result in any material payment becoming due, accelerate the time of payment or vesting of benefits, or increase the amount of compensation due to any executive level employee under any Company Benefit Plan or (iii) result in any forgiveness of Indebtedness, trigger any funding obligation under any Company Benefit Plan that is sponsored or maintained by the Company.
(i) With respect to any Company Employee, none of the Company, its Subsidiaries or any ERISA Affiliate thereof has any indemnity or gross-up obligation for any excise taxes or penalties or interest imposed or accelerated under Sections 409A or 4999 of the Code.
(j) No amount or benefit that could reasonably be, or has been, received (whether in cash or property or the vesting of property or the cancellation of Indebtedness) by any current or former Company Employee who is a “disqualified individual” within the meaning of Section 280G of the Code, pursuant to Contracts in existence at the Closing, could reasonably be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the Transactions.
(k) Each Company Benefit Plan maintained outside the jurisdiction of the United States, or that covers any employee residing or working outside the United States that is required to be registered or approved by any Governmental Authority, has been so registered and approved, except where failure to register or gain approval will not result in a material liability to the Company and its Subsidiaries (taken as a whole), and to the knowledge of the Company, has been maintained in good standing with applicable requirements of Governmental Authority.
(l) There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries since January 1, 2023, and neither the Company nor any of its Subsidiaries has incurred any material Liability under WARN that remains unsatisfied.
(m) Except as would not reasonably be expected to have a Company Material Adverse Effect, individually or in the aggregate, during the three years prior to the Agreement Date, (i) the Company has investigated any allegation of sexual harassment or other sexual misconduct or race discrimination made by any current or former employee or independent contractor of the Company or any of its Subsidiaries against any employee of the Company or its Subsidiaries with the title of vice president or above through any formal human resources communication channels at the Company (including an anonymous employee hotline, if any), (ii) there is no action, suit, investigation or proceeding pending or, to the Company’s knowledge, threatened related to any allegation of sexual harassment, other sexual misconduct or race discrimination made by any current or former employee or independent contractor of the Company or any of its Subsidiaries against any Company Employee with the title of vice president or above and (iii) neither the Company nor any of its Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment, other sexual misconduct or race discrimination made by any current or former employee or independent contractor of the Company or any of its Subsidiaries against any Company Employee with the title of vice president or above.
Section 2.11   Material Contracts.
(a) Section 2.11(a) of the Company Disclosure Letter identifies each of the Contracts to which the Company or its Subsidiaries is a party as of the Agreement Date and, that meets the following criteria (each, a “Company Material Contract”):
(i) any Contract that would reasonably be expected to require payments by or to the Company or its Subsidiaries in excess of $1,000,000 annually after the date hereof (other than offer letters or service agreements related to the Company’s service providers that are terminable “at will” or for convenience without the payment of severance or notice pay or other material obligations);
(ii) any Lease that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $250,000 in any calendar year;
(iii) any Contract pursuant to which (a) the Company or its Subsidiaries has licensed from a third-party Intellectual Property that is incorporated into the Company Products or is otherwise material to the Company and its Subsidiaries, taken as a whole, other than non-exclusive licenses to generally commercially available software or other Intellectual Property in the Ordinary Course of Business that have an ongoing cost of $500,000 or less per annum, or (b) the Company or any of its Subsidiaries grants to any Person a license, covenant not to sue, or any other right with respect to Company IP and which is material to the Company and its Subsidiaries, taken as a whole, other than non-exclusive licenses in the Ordinary Course of Business to (x) customers incidental to the use of Company Products or (y) service providers solely for the provision of services to the Company and its Subsidiaries;
(iv) any Contract for the acquisition or disposition of any Person or any business unit or assets thereof in the last five years, or under which the Company or Subsidiary has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment;
(v) any Contract for the settlement or conciliation of any Proceeding or other dispute with a third party (i) the performance of which would involve any payments after the Agreement Date or (ii) that imposes any material, non-monetary obligations on the Company or any of its Subsidiaries (or the Surviving Corporation after the Closing);
(vi) any Contract that (A) contains any non-competition, exclusivity or other agreement that materially limits the ability of the Company or any its affiliates (or Parent or any of its Subsidiaries after the Closing) to compete in any line of business, in any geographic area or with any person, other than non-solicitation provisions, (B) requires or, upon the occurrence of any event or condition enumerated in the Contract would require, the disposition of any material assets or line of business of the Company or its affiliates or, after the Closing, Parent or its affiliates or (C) grants “most favored nation” status with respect to any material obligations that, after the Closing, would apply to Parent or any of its affiliates, including the Company and its Subsidiaries, and would run in favor of any Person (other than the Company and its Subsidiaries, or Parent and its Affiliates);

(vii) any Contract that contains (A) a right of first refusal, right of first negotiation, right of first offer or similar rights, or (B) put, calls or similar rights, in each case, in favor of a party other than the Company or its Subsidiaries;
(viii) any Contract that creates any legal partnership, joint venture or similar entity or other similar agreement or arrangement with respect to any material business of the Company and its Subsidiaries (taken as a whole), other than Contracts solely among the Company and/or its Subsidiaries;
(ix) any Contract that is an indenture, credit agreement, loan agreement, security agreement, participation agreement, repurchase agreement, guarantee, note, mortgage, repurchase or other agreement providing for, or guaranteeing, indebtedness of the Company or any of its Subsidiaries, other than Contracts solely among the Company and/or its Subsidiaries;
(x) any Contract that is an interest rate, equity or other swap or derivative instrument;
(xi) any Contract that obligates the Company to file a registration statement under the Securities Act which filing has not yet been made;
(xii) any Contract that limits or restricts the ability of the Company or any of its Subsidiaries to declare or pay dividends or make distributions in respect of their capital stock, partner interests, membership interests or other equity interests;
(xiii) any Contract providing for indemnification of any officer or director of (A) the Company or (B) any of the Company’s Subsidiaries;
(xiv) any confidentiality agreement or standstill agreement the Company has entered into with any third party (or any agent thereof) containing any exclusivity or standstill provisions that are or will be binding on the Company, any of its affiliates or, after the Closing, Parent or any of its affiliates; or (xv) any Contract that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC.
(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and subject, as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles, (i) each Company Material Contract is valid and binding on the Company or the applicable Subsidiary of the Company, as applicable, and is in full force and effect, except to the extent it has previously expired in accordance with its terms, (ii) the Company and each of its Subsidiaries have performed all obligations required to be performed by it to date under each such Company Material Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach or a default on the part of the Company or any of its Subsidiaries under any such Company Material Contract or give any other party to any such Company Material Contract the right to terminate or cancel such Company Material Contract. A copy of each Company Material Contract has previously been made available to Parent.
(c) As of the Agreement Date, to the knowledge of the Company, there has not been, nor has the Company or any of its Subsidiaries received notice of, any violation of any Company Material Contract by any of the other parties thereto that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 2.12   Litigation.   As of the Agreement Date, neither the Company nor any of its Subsidiaries is subject to any Order that would, individually or in the aggregate, reasonably be expected to prevent or materially interfere with or delay the consummation of any of the Transactions or would reasonably be expected to have a Company Material Adverse Effect. As of the Agreement Date, no Proceeding is pending against or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, any of their respective assets or properties or any of their respective officers or directors (in their capacity as such) before any court, arbitrator or any Governmental Authority that would reasonably be expected to prevent or materially interfere with or delay the consummation of the Transactions or result in the payment of damages or impose restrictions on the operation of the business of the Company and its Subsidiaries, except as would not be material to the Company and its Subsidiaries, taken as a whole.
Section 2.13   Intellectual Property.
(a) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries solely and exclusively own, and have good and valid title to, all Company IP (free and clear of all Liens, except for Permitted Liens), (ii) none of the Company IP is subject to any Proceeding or outstanding Order materially restricting the use, distribution, transfer or licensing thereof by the Company or any of its Subsidiaries, (iii) neither this Agreement nor the Transactions will cause the forfeiture or termination of any material Company IP and (iv) the Company IP, together with third-party Intellectual Property which the Company and its Subsidiaries are licensed or authorized to use, constitutes all Intellectual Property necessary to operate the business of the Company and its Subsidiaries as currently conducted.
(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (i) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or violate any Intellectual Property of any third Person and (ii) to the knowledge of the Company, no third Person is currently infringing, misappropriating or violating any Company IP.
(c) Section 2.13(c) of the Company Disclosure Letter contains a list as of the Agreement Date of all Company Registered IP, the jurisdiction in which such item of Company Registered IP has been registered or filed and the applicable registration or serial number. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) all of the registrations, issuances and applications set forth on Section 2.13(c) of the Company Disclosure Letter are valid, enforceable and in full force and effect, (ii) all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered IP have been made, (iii) all necessary documents, recordations and certificates in connection with such Company Registered IP have been filed with the relevant patent, copyright, trademark or other authorities in the United States or non-U.S. jurisdictions, as the case may be, for the purposes of prosecuting or maintaining such Company Registered IP and (iv) no interference, opposition, reissue, reexamination or other similar proceeding is pending in which any such Company Registered IP is being contested or challenged.
(d) As of the Agreement Date, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, there are no Proceedings pending or, to the knowledge of the Company, threatened that assert infringement, misappropriation, or violation by the Company or any of its Subsidiaries of any Intellectual Property of a third Person.
(e) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have taken reasonable steps to maintain the confidentiality of and otherwise protect and preserve through the use of customary non-disclosure agreements the confidentiality of all material confidential information and trade secrets that are owned or held by the Company and its Subsidiaries and used in the conduct of the business, and to the knowledge of the Company, such material confidential information and trade secrets have not been subject to any unauthorized access or disclosure.
(f) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have implemented and enforce a policy requiring each employee, consultant and contractor who has contributed or is expected to contribute to the creation or development of material Intellectual Property for or on behalf of the Company or any of its Subsidiaries to execute a written assignment of rights to the Company or one of its Subsidiaries that conveys to the Company or one or more of its Subsidiaries any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person’s employment or engagement by the Company or one or more of its Subsidiaries. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, each present or past employee, officer, consultant or any other Person who developed any such material Intellectual Property has executed such an assignment.

(g) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries have not used any software or other material that is available under the GNU Affero General Public License (AGPL), GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), Apache License, BSD licenses, or any license that is identified as an open source license by the Open Source Initiative (www.opensource.org/licenses) (collectively, “Open Source Technology”) in a manner that, with respect to Company IP that is material to the business of the Company and its Subsidiaries, taken as a whole, would (a) require disclosure or distribution of any Company Product (or component thereof) in source code form, (b) require the licensing of any Company Product (or component thereof) for the purpose of making derivative works thereof or (c) impose any material restriction on the consideration to be charged for the distribution of any Company Product (or component thereof) and (ii) the Company and each of its Subsidiaries are in compliance in all material respects with the applicable licenses for any such Open Source Technology.
(h) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries, nor any other Person acting on its or their behalf, has disclosed, delivered or licensed to any third Person, or permitted the disclosure or delivery to any escrow agent of, any material source code for any Company Product, except for disclosures to Company Employees, contractors or consultants under binding written agreements that prohibit use or disclosure except in the performances of services for the Company or any Subsidiary, and to the knowledge of the Company, no Person has gained unauthorized access to any material source code for any Company Product.
(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (i) the Company’s and its Subsidiaries’ use and provision of artificial intelligence and machine learning technology (collectively, “AI Technology”) is in compliance with all applicable Laws, and (ii) to the extent that the Company and its Subsidiaries have engaged in the development of AI Technology, all data (including Personal Information) used in connection with such development or input into such AI Technology by or on behalf of the Company and its Subsidiaries (including for purposes of training such AI Technology) has been collected and processed by the Company and its Subsidiaries in compliance with the foregoing. Neither the Company nor any of its Subsidiaries has been subject to any Proceeding (pending or, to the knowledge of the Company, threatened) related to its creation, training, use, promotion, advertisement, testing or provision of AI Technology.
Section 2.14   Privacy and Data Security.
(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries (i) have complied with all Privacy and Security Laws, public-facing privacy policies of the Company and its Subsidiaries, and binding industry standards regarding the Company and its Subsidiaries’ Processing of Personal Information and (ii) have not been subject to any theft, unauthorized access, loss, acquisition, disclosure, denial, alteration, destruction, modification or other unauthorized Processing with respect to any Personal Information Processed by the Company or its Subsidiaries or the IT Systems (“Security Incidents”). Neither the Company nor any of its Subsidiaries has received in writing, or to the knowledge of the Company has otherwise been subject to, any complaints, notices, audits, proceedings, investigations or claims conducted or asserted by any Governmental Authority regarding any violation of any Privacy and Security Laws.
(b) Except as has not been or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) in the last 36 months since the Agreement Date, there have been no failures, breakdowns, breaches, outages or unavailability of the IT Systems, (ii) the Company and each of its Subsidiaries have (x) implemented and maintained commercially reasonable technical, physical, and organizational measures and safeguards to protect their Personal Information and IT Systems and (y) taken commercially reasonable steps to ensure that the IT Systems are free from any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry) or other software routines or hardware components intentionally designed to permit unauthorized access, to disable or erase software, hardware or data or to perform any other similar type of unauthorized activities, and (iii) the IT Systems operate and perform in all material respects as is necessary for the business of the Company and the Subsidiary as currently conducted.
Section 2.15   Tax Matters.
(a) (i) The Company and its Subsidiaries have timely filed, taking into account any extensions, all income and other material Tax Returns required to be filed by them in accordance with all applicable laws and have fully and timely paid all income and other material Taxes required to be paid by them other than Taxes that are not yet due or that are being contested in good faith in appropriate Proceedings and as of the time of filing, all income and other material Tax Returns were true and complete in all respects, (ii) there are no Liens for Taxes on any assets of the Company or its Subsidiaries other than Permitted Liens, (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against the Company or any of its Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate Proceedings, (iv) the Company and its Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid, (v) neither the Company nor any of its Subsidiaries is a party to or is bound by or has any obligation under any material Tax sharing, allocation or indemnification agreement or any similar agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries or any agreement entered into in the ordinary course of business not primarily related to Taxes); (vi) neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) as a transferee or successor or otherwise by operation of Law; and (vii) each of the Company and its Subsidiaries has documented its transfer pricing methodology in substantial compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder.
(b) Neither the Company nor any of its Subsidiaries has granted any currently effective requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any income or other material Taxes with respect to any income or other material Tax Returns of the Company or any of its Subsidiaries.
(c) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, any material Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.
(d) No material actions, suits, proceedings, audits, claims or other examinations with regard to Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing. Since January 1, 2020, no written claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to any material Taxes in that jurisdiction, and no taxing authority has given notice of any intention to assert any deficiency or claim for any such additional Taxes against the Company or any of its Subsidiaries.
(e) Within the past five years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.
(f) Neither the Company nor any of its Subsidiaries has been a party to a transaction that, as of the Agreement Date, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable U.S. Treasury Regulations thereunder (or a similar provision of state Law).
(g) The Company and its Subsidiaries are not subject to any private letter ruling of the IRS or comparable ruling of any Governmental Authority, and, as of the date hereof, no closing agreement pursuant to Section 7121 of the Code (or any similar provision of any state, local or non-U.S. Law) has been entered into by or with respect to the Company or any of its Subsidiaries in respect of any taxable year for which the statute of limitations has not yet expired.

(h) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(i) None of Company or any of its Subsidiaries is aware of the existence of any fact or circumstance, or have taken or agreed to take any action, or knowingly failed to take any action, which fact or circumstance or act or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” with the meaning of Section 368(a) of the Code.
(j) Notwithstanding anything to the contrary herein, the representations in Section 2.8 (to the extent a representation relates to Taxes) and this Section 2.15 are the sole representations of the Company and its Subsidiaries with respect to Tax matters.
Section 2.16   Environmental Matters.   Except as would not reasonably be expected to have a Company Material Adverse Effect: (a) the Company and each of its Subsidiaries are and have been in compliance with all Environmental Laws, including the possession of, and the compliance with, all Governmental Authorizations required under Environmental Laws, (b) there has not been any Hazardous Materials Activity in violation of Environmental Laws or in a manner that would reasonably be expected to give rise to a material Liability under any Environmental Laws, (c) neither the Company nor any of its Subsidiaries has received any Environmental Claim, and to the knowledge of the Company, there are no Environmental Claims threatened in writing against the Company and (d) neither the Company nor any predecessor entity has assumed, undertaken or provided any indemnification with respect to, or otherwise has become subject to, any liability of any Person under Environmental Law.
Section 2.17   Real Property; Personal Property.
(a) Neither the Company nor any of its Subsidiaries owns any real property.
(b) Section 2.17(b) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of each Lease under which the Company or a Subsidiary of the Company leases, subleases, licenses or has rights in any real property (collectively, the “Leased Real Property”). Except as set forth on Section 2.17(b) of the Company Disclosure Letter, each of the Company and its Subsidiaries has a valid and subsisting leasehold interest in all the Leased Real Property, free and clear of all Liens, except Permitted Liens. The Leases are valid, binding and enforceable obligations of the Company or a Subsidiary of the Company, as applicable, in accordance with their terms and are in full force and effect. Neither the Company nor its Subsidiaries have leased or otherwise granted to any Person the right to use or occupy the Leased Real Property or any portion thereof. The Leased Real Property constitutes all of the real property currently leased, subleased, licensed, used, occupied or currently held for use by the Company or a Subsidiary of the Company.
(c) As of the Agreement Date, neither the Company nor its Subsidiaries have received written notice within the 12 months preceding the Agreement Date of any material default under any Lease that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(d) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company owns, and has good and valid title to, or valid leasehold in, all material personal property and assets purported to be owned by it (free and clear of all Liens, except for Permitted Liens), including all material personal property and assets reflected on the Company Financial Statements (except for personal property sold or otherwise disposed of in the ordinary course since the date of the Company Financial Statements and any fixtures). This Section 2.17(d) does not address and will not be construed as a representation or warranty regarding Intellectual Property (which are solely addressed in Section 2.13).
Section 2.18   Company Information.   The information relating to the Company and its Subsidiaries that is provided by the Company or any of its Subsidiaries for inclusion in the Proxy Statement/Prospectus, the Registration Statement or any other documents (including exhibits) required to be filed or furnished (as applicable) by it or Parent to the SEC under applicable Law prior to the Agreement Date (“Other Required Filings”), will not, at the time such documents are filed with the SEC, at any time it is amended or supplemented, at the time it is first published, sent or provided to the Company Stockholders, at the time the Registration Statement becomes effective under the Securities Act, or at the time of the Company Stockholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations thereunder and will not, at the time the Proxy Statement/Prospectus is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or provided to the Company Stockholders, at the time the Registration Statement becomes effective under the Securities Act, at the time of the Company Stockholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion by reference in the Proxy Statement/Prospectus, Registration Statement or any Other Required Filings.
Section 2.19   Finders; Brokers.   Other than Goldman Sachs & Co. LLC (the “Financial Advisor”), none of the Company or its Subsidiaries have employed any finder or broker in connection with the Merger or other Transactions who would have a valid claim for a fee or commission in connection with the negotiation, execution or delivery of this Agreement or the consummation of any of the Transactions. The Company has made available to Parent true and complete copies of all agreements under which such fee or commission is payable and all related indemnification agreements.
Section 2.20   Related Person Transactions.   Except for compensation or other employment arrangements in the ordinary course of business or as otherwise disclosed in the Company SEC Documents, there are no Contracts or transactions between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K.
Section 2.21   Opinion of Financial Advisor.   The Company Board has received the opinion of the Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to the holders (other than Parent and its Affiliates) of Shares.
Section 2.22   Insurance Policies.   As of the Agreement Date and except in each case as would not reasonably be expected to have a Company Material Adverse Effect, each of the material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations and employees of the Company and its Subsidiaries (collectively, the “Insurance Policies”) or renewals thereof are in full force and effect, the Company and its Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance), and the Company and/or its Subsidiaries are in material compliance with the terms of such Insurance Policies.
Section 2.23   Investment Advisor Subsidiaries; No Broker-Dealer Subsidiary.
(a) None of the Company nor any of its Subsidiaries is required to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.
(b) None of the Company nor any of its Subsidiaries is a broker-dealer or is required to be registered as a “broker” or “dealer” in accordance with the provisions of the Exchange Act, and no employee of a Subsidiary of the Company is required to be registered, licensed or qualified as a registered representative of a broker-dealer under, and in compliance with, applicable law.
Section 2.24   Mortgage Business.   Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect:

(a) The Mortgage Subsidiary (i) is and at all relevant times since January 1, 2023 was approved and in good standing, as required, as an issuer and holds and held in good standing at all times all required permits, approvals and licenses from the Government National Mortgage Association (“Ginnie Mae”), a seller/servicer license from the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), a lender or mortgagee license from the Federal Housing Administration of the U.S. Department of Housing and Urban Development and the United States Department of Veterans Affairs, and all other agencies and governmental or quasi-governmental bodies, agencies, authorities and entities to the extent necessary or appropriate for the conduct of such Mortgage Subsidiary’s business (collectively referred to as the “Agencies”), (ii) since January 1, 2023, has not received any written notice of any cancellation or suspension, or threatened cancellation or suspension, of, or material limitation on, any such permit, approval or license or of its status as a licensee or as an approved issuer, seller/servicer or lender, as applicable, from any of the foregoing Agencies and (iii) since January 1, 2023, has not received any written notice indicating that any event has occurred that would reasonably be expected to result in it not maintaining its Mortgage Servicing Rights in respect of any Servicing Agreement.
(b) Subject to Applicable Requirements, the Mortgage Subsidiary owned the entire right, title and interest, free and clear of any liens or encumbrances, in and to the Company Acquired Mortgage Loans and Mortgage Servicing Rights, in each case, that were reflected as an asset in the Company Balance Sheet and has not disposed of any such right, title or interest in such assets except in the ordinary course of business consistent with past practice. The Mortgage Subsidiary has the exclusive right, free and clear of any liens or encumbrances, to service the Mortgage Loans currently being serviced by the Mortgage Subsidiary. If the Mortgage Subsidiary originated or acquired a Company Acquired Mortgage Loan or Mortgage Servicing Rights and then sold or otherwise transferred such Company Acquired Mortgage Loan, right to service such Company Acquired Mortgage Loan or Mortgage Servicing Rights to a third party, (i) the Mortgage Subsidiary had good and marketable title to such asset at the time of such sale, free and clear of any liens or encumbrances, and (ii) such third party does not, as of the date hereof, have a currently exercisable right to demand repurchase of such Company Acquired Mortgage Loan or Mortgage Servicing Rights, as applicable, by the Mortgage Subsidiary. Neither the Company nor any Subsidiary of the Company (other than Mortgage Subsidiary) originates or services Mortgage Loans.
(c) The Mortgage Subsidiary is in compliance with, and since January 1, 2023, has complied with its servicing or, as applicable, subservicing, obligations under all Applicable Requirements, including with respect to (i) the collection and application of mortgagor payments, (ii) the servicing of adjustable rate Mortgage Loans, (iii) the assessment and collection of late charges, (iv) the maintenance of escrow accounts, (v) the collection of delinquent or defaulted accounts, including loss mitigation (and any loan modification related to loss mitigation), foreclosure and real-estate management, (vi) the maintenance of required insurance, including force-placed insurance policies, (vii) any client communication obligations, including those related to loan payoffs or loan or servicing transfers, (viii) the release and satisfaction of mortgages and (ix) the assessment and calculation of fees. Since January 1, 2023, neither the Company nor any of its Subsidiaries has received written or, to the knowledge of the Company, oral notice of any pending or threatened cancellation or partial termination of any Servicing Agreement.
(d) Each Company Acquired Mortgage Loan was underwritten, originated, funded, insured and securitized in accordance with all Applicable Requirements in effect at the applicable time. No Company Acquired Mortgage Loan is subject to any defect or condition that would allow an investor or governmental body, agency, authority or entity to increase the loss level for such Company Acquired Mortgage Loan, seek putback, repurchase or indemnification or seek other recourse or remedies against the Company or any of its Subsidiaries. No facts or circumstances exist that would result in the loss or reduction of any mortgage insurance or guarantee benefit, or claims for recoupment or restitution of payments previously made under any mortgage insurance or guarantee benefit pertaining to any Company Acquired Mortgage Loan. To the knowledge of the Company, each appraisal obtained in connection with each Company Acquired Mortgage Loan complies with uniform standards of professional appraisal practice in effect at the time the appraisal was conducted. No Company Acquired Mortgage Loan was classified as a “high cost” loan under the Home Ownership and Equity Protection

Act, as amended, or a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for Mortgage Loans having high interest rates, points and/or fees). Each Company Acquired Mortgage Loan and the related Mortgage Servicing Rights that was sold or otherwise transferred to a third party by the Mortgage Subsidiary, was sold or otherwise transferred in accordance with all Applicable Requirements in effect at the time of such sale or transfer.
(e) (i) The origination file, servicing file, records and documents (whether hard copy or electronic) for each Mortgage Loan owned or serviced by Mortgage Subsidiary or, to the knowledge of the Company, a Subservicer as of the date hereof is true and complete and complies with all Applicable Requirements, (ii) there has been no servicer default, servicer termination event, portfolio trigger or other default or breach, or any threatened servicer default, servicer termination event, portfolio trigger or other default or breach, by the Mortgage Subsidiary or a Subservicer under any Servicing Agreement or any Applicable Requirements, and (iii) no event, condition, or omission has occurred or exists that with or without the passage of time or the giving of notice or both would (A) constitute a default or breach by the Mortgage Subsidiary or a Subservicer under any such Servicing Agreement or Applicable Requirements, (B) permit termination of any Servicing Agreement by a third party without the consent of the Mortgage Subsidiary, (C) impose on the Mortgage Subsidiary sanctions or penalties in respect of any Servicing Agreement or any Applicable Requirements, or (D) rescind any insurance policy or reduce insurance benefits in respect of any Company Serviced Mortgage Loan under the applicable Servicing Agreement that would result in a breach or trigger a default of any obligation of the Mortgage Subsidiary under any such Servicing Agreement or Applicable Requirements.
(f) All Company Acquired Mortgage Loans represent (i) genuine, legal, valid and binding payment obligations in writing of the obligors thereunder, and (ii) are enforceable by the holders thereof in accordance with their terms (other than as may be limited by bankruptcy or insolvency law or similar state and local laws, directives or guidelines promulgated by any governmental body, agency, authority or entity).
(g) No right of rescission, setoff, adjustment, counterclaim or defense has been asserted or threatened in writing with respect to any Company Acquired Mortgage Loans.
(h) To the knowledge of the Company, no obligor under any Company Acquired Mortgage Loan is an individual that was included on the “Specially Designated Nationals and Blocked Persons List” of the Office of Foreign Assets Control at the time of origination.
(i) No Company Acquired Mortgage Loan was originated in, or is subject to the laws of, any jurisdiction the laws of which would make unlawful, void or voidable the sale, transfer and/or assignment of such Company Acquired Mortgage Loan or the related Mortgage Servicing Rights (or any related instruments under which it was originated). The Mortgage Subsidiary has not entered into any contract with any obligor that prohibits, restricts or conditions the assignment of any Company Acquired Mortgage Loans or the related Mortgage Servicing Rights (or any related instruments under which it was originated) other than as required or permitted by Applicable Requirements.
(j) Either individually or in the aggregate, either the Company or a Subsidiary of the Company (or its designated custodian or servicer) has in its possession the complete Data Tape with respect to each Company Acquired Mortgage Loan and neither such Data Tape nor any files of the Company or a Subsidiary of the Company have any marks or notations indicating that any ownership or security interest therein has been pledged, assigned or otherwise conveyed to any person except in the ordinary course of business consistent with past practice.
(k) Prior to the date hereof, the Company has delivered to Parent an electronic file containing, for each Company Acquired Mortgage Loan, the information specified in Section 2.24(k) of the Company Disclosure Letter (the “Data Tape”), reflecting such information as of February 28, 2025. The Data Tape is true and complete in all material respects as of the date specified therein.
(l) Set forth on Section 2.24(l) of the Company Disclosure Letter is a true and correct list of all resolved and pending repurchase demands asserted against the Company by any Person (“Repurchase Obligations”) in fiscal years 2023, 2024 and 2025 through the date of this Agreement with respect to any previously disposed of Company Acquired Mortgage Loan. As of the Effective Time, other than the Repurchase Obligations, no demand remains outstanding that has been made to the Company to provide an indemnity or make whole payment in respect of a previously disposed of Company Acquired Mortgage Loan or to repurchase a previously disposed of Company Acquired Mortgage Loan out of an Investor’s portfolio that would reasonably be expected to result in a loss to the Company. None of the Servicing Agreements provide for credit recourse to the Company aside from, as applicable, the Repurchase Obligations.
(m) Set forth on Section 2.24(m) of the Company Disclosure Letter is a true and correct list of all Investors of the Mortgage Subsidiary for the three years immediately prior to the date of this Agreement. No such Investor that is an Agency has cancelled, or otherwise terminated or, to the knowledge of the Company, threatened to cancel or otherwise terminate, its relationship with the Mortgage Subsidiary, or has materially decreased, or, to the knowledge of the Company, threatened to materially decrease or materially limit, its relationship with the Mortgage Subsidiary. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation of the Transactions do not and will not give rise to any right of cancellation or termination by any Investor under any agreement or arrangement with the Company or any of its Subsidiaries or any permit, license or approval of the Company or any of its Subsidiaries from such Investor.
(n) Set forth on Section 2.24(n) of the Company Disclosure Letter is a true and correct list of each Mortgage Funding Credit Facility of the Company and the following information relating thereto: the maximum credit facility amount, amount outstanding as of the date hereof, maturity date and interest rate. True and complete copies of all such Mortgage Funding Credit Facilities have been made available to Parent prior to the date hereof.
(o) There have not been any material deficiencies in any exams or audits of the Company or its Subsidiaries conducted by any Agency, Investor or other governmental entity within the past four years. The Company has delivered to Parent correct and complete copies of any exams or audits of the Company or its Subsidiaries by any Agency or Investor within the past four years to the extent such delivery to Parent is legally permitted.
Section 2.25   Independent Investigation.   The Company has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of Parent, which investigation, review and analysis was performed by the Company and its Affiliates and representatives. Except for the representations and warranties contained in Article III or in any certificate delivered pursuant to this Agreement, the Company acknowledges and agrees that none of Parent, any of its Subsidiaries and Affiliates and no other Person makes, nor is the Company relying on, any other express, implied or statutory representation or warranty with respect to or on behalf of, Parent, its Subsidiaries or Affiliates or their respective businesses or with respect to any other information provided or made available to the Company or Company Representatives in connection with the Merger or the other Transactions, including the accuracy or completeness thereof. The Company acknowledges that there are assumptions inherent in making any projections, estimates and budgets, the Company is familiar with such uncertainties and that the Company is responsible for making its own evaluation of Parent and shall have no claim against Parent with respect thereto.
Section 2.26   No Other Representations.   Notwithstanding anything herein to the contrary, the representations and warranties of the Company expressly set forth in this Article II or any certificate delivered pursuant to this Agreement are and shall constitute the sole and exclusive representations and warranties made with respect to the Company and its Subsidiaries in connection with this Agreement or the Transactions. Except for the representations and warranties referred to in previous sentence, none of the Company, any of its Subsidiaries or any other Person has made or is making any express or implied representations or warranty, statutory or otherwise, of any nature with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement, the Merger or the other Transactions. Parent and Merger Sub hereby acknowledge and agree that, except for the representations and warranties set forth in this Article II, none of the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders or representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations.

Article III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in (x) the Parent SEC Documents, other than disclosures in such Parent SEC Documents contained under the heading “Risk Factors” (other than any historical factual information contained therein) or included in any “forward looking statements” disclaimer or any other general statements regarding risks or uncertainties that are similarly predictive or forward looking in nature (other than any historical factual information contained therein) or (y) in the correspondingly numbered section of the disclosure schedule delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Letter”) (with the disclosure in any section or subsection of the Parent Disclosure Letter being deemed to qualify or apply to other sections and subsections of this Article III to the extent that it is reasonably apparent based on such disclosure that such disclosure should qualify or apply to such other sections and subsections), Parent and Merger Sub hereby, jointly and severally, represents and warrants to the Company as follows:
Section 3.1   Corporate Existence.
(a) Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has all requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Parent and Merger Sub is duly qualified to do business and is in good standing (to the extent a concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.
(b) The certificate of incorporation and the bylaws of Parent and Merger Sub, respectively, are in full force and effect. Neither Parent nor Merger Sub is in violation of its certificate of incorporation or bylaws, except where such violation would not reasonably be expected to have a Parent Material Adverse Effect.
Section 3.2   Capitalization of Parent.
(a) As of the date hereof, the authorized share capital of Parent consists of 10,000,000,000 shares of Class A common stock, par value $0.00001 per share (“Class A Common Stock”), 6,000,000,000 shares of Class B common stock, par value $0.00001 per share (“Class B Common Stock”), 6,000,000,000 shares of Class C common stock, par value $0.00001 per share (“Class C Common Stock”), 6,000,000,000 shares of Class D common stock, par value $0.00001 per share (“Class D Common Stock”, and together with the Class A Common Stock, Class B Common Stock and Class C Common Stock, the “Parent Common Stock”) and 500,000,000 shares of preferred stock, par value $0.00001 per share (“Parent Preferred Stock”). As of the close of business on the Capitalization Date, there were (i) 147,532,632 shares of Class A Common Stock issued and outstanding (for the avoidance of doubt, excluding shares of Class A Common Stock held in treasury), (ii) no shares of Class B Common Stock issued and outstanding, (iii) no shares of Class C Common Stock issued or outstanding, (iv) 1,848,879,483 shares of Class D Common Stock issued and outstanding and (v) no shares of Parent Preferred Stock issued and outstanding and (vi) no shares of Class A Common Stock, no shares of Class B Common Stock, no shares of Class C Common Stock and no shares of Class D Common Stock held in treasury.
(b) As of the close of business on the Capitalization Date, Parent has no shares of capital stock reserved for or otherwise subject to issuance, except for (i) 14,324,630 shares of Class A Common Stock reserved for issuance pursuant to the exercise of outstanding Parent Options, (ii) 20,724,441 shares of Class A Common Stock reserved for issuance pursuant to the vesting of Parent RSUs, (iii) 1,055,408 shares of Class A Common Stock reserved for issuance pursuant to the vesting of Parent PSUs (assuming such Parent PSUs were earned at target level of performance) and (iv) 2,110,816 shares of

Class A Common Stock reserved for issuance pursuant to the vesting of Parent PSUs (assuming such Parent PSUs were earned at maximum level of performance).
(c) The weighted-average exercise price of Parent Options issued and outstanding as of the Agreement Date is $18.01.
(d) Except as set forth in Section 3.2(a) and Section 3.2(b), as of the Capitalization Date, there are no outstanding (x) shares of capital stock or other equity or voting interests of the Company, and (y) no outstanding subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other rights, and no preemptive or similar rights, agreements, arrangements, undertakings or commitments of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity or voting interests of Parent or securities convertible into or exchangeable for such shares or equity or voting interests, (ii) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity or voting interests or (iii) grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other rights (collectively, “Parent Equity Interests”). Since the close of business on the Capitalization Date to the Agreement Date, Parent has not issued any shares of Parent Stock, except upon the exercise or vesting of Parent Options, the settlement of Parent RSUs, the settlement of Parent PSUs, or the payment or redemption of other stock-based awards, or any other Parent Equity Interests.
(e) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, that are linked to, or calculated based on, the value of Parent or any of its Subsidiaries or otherwise based upon or derived from any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, Parent or any of its Subsidiaries, or which have or which by their terms may have at any time (whether actual or contingent) the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.
(f) As of the Effective Time, Parent has sufficient authorized and unissued shares of Parent Stock to issue the Merger Consideration pursuant to this Agreement. The Parent Stock to be issued as part of the Merger Consideration will be, as of the Effective Time, duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.
Section 3.3   Corporate Authority.   Each of Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, including the Merger. Subject to the adoption of this Agreement by the sole stockholder of Merger Sub, the execution and delivery of this Agreement by Parent and Merger Sub and all other agreements and documents contemplated hereby to which either is a party, the performance of Parent and Merger Sub of their obligations hereunder and thereunder and the consummation by Parent and Merger Sub of the Transactions, including the Merger, have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub are necessary to adopt or authorize this Agreement or to consummate the Transactions other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been validly executed and delivered by Parent and Merger Sub, as the case may be, and, assuming the due authorization, execution and delivery by the Company constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.
Section 3.4   Governmental Approvals and Consents; Non-Contravention.
(a) No Consent, Order, or license from, notice to or registration, declaration or filing with, any Governmental Authority is required on the part of Parent or any of its Subsidiaries in connection with the execution, delivery or performance of this Agreement or the consummation of the Transactions or the Reorganization Transactions, except (i) the filing with the SEC of the Registration Statement and the satisfaction of the conditions referred to in Section 5.1(d) in connection with the issuance of shares of Parent Stock in the Merger the filing with the SEC of an information statement relating to the Reorganization Transactions, and such other reports required in connection with the Merger and Reorganization Transactions under, and such other compliance with, the Exchange Act and the Securities Act and the rules and regulations thereunder, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) as may be required by the Antitrust Laws and (iv) such other Consents, the failure of which to obtain would not reasonably be expected to have a Parent Material Adverse Effect.
(b) The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of its respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions do not and will not (i) violate or conflict with any provision of the respective certificate of incorporation or bylaws or similar organizational documents of Parent or Merger Sub, (ii) result in any violation or breach of, or constitute any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a material benefit under, or result in the creation of any Lien under any Contract to which Parent and/or Merger Sub is subject or is a party or (iii) assuming compliance with the matters described in Section 3.4(a) and Section 4.7, violate, conflict with or result in any breach under any provision of any Law applicable to Parent or any of its properties or assets, except, in the case of subclauses (ii) and (iii), where such violation, breach, conflict, default, Lien, right of termination or cancellation, acceleration, loss of benefit or failure to obtain such Consent would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(c) The execution and delivery of the Transaction Agreement by Parent, RHI and the other parties thereto, the performance by Parent, RHI and the other parties thereto of its respective obligations thereunder and the consummation by Parent, RHI and the other parties thereto of the Reorganization Transactions do not and will not (i) violate or conflict with any provision of the respective certificate of incorporation or bylaws or similar organizational documents of Parent, RHI or the other parties thereto, (ii) result in any violation or breach of, or constitute any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a material benefit under, or result in the creation of any Lien under any material Contract to which Parent, RHI and/or the other parties thereto is subject or is a party, or (iii) assuming compliance with the matters described in Section 3.4(a) and Section 4.7, violate, conflict with or result in any breach under any provision of any Law applicable to Parent or RHI or any of its properties or assets, except, in the case of subclauses (ii) and (iii), where such violation, breach, conflict, default, Lien, right of termination or cancellation, acceleration, loss of benefit or failure to obtain such Consent would not reasonably be expected to have a Parent Material Adverse Effect.
Section 3.5   SEC Filings.
(a) Since January 1, 2023, Parent has timely filed or otherwise furnished (as applicable) with the SEC all forms, reports, proxy statements, schedules, statements, registration statements and other documents (including exhibits) required to be filed or furnished (as applicable) by it under applicable Law prior to the Agreement Date, together with all certifications required pursuant to the Sarbanes-Oxley Act, including all certifications required under Section 302 and 906 of the Sarbanes-Oxley Act (such documents and any other documents filed by Parent with the SEC since January 1, 2023 through the Agreement Date, as have been supplemented, modified or amended since the time of filing, collectively, the “Parent SEC Documents”). None of the Subsidiaries of Parent is currently or has, since becoming a Subsidiary of Parent been, required to file any forms, reports or other documents with the SEC.
(b) As of their respective SEC filing dates, or in each case, if amended prior to the Agreement Date, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder and, except to the extent superseded or amended by a subsequent filing with the SEC prior to the Agreement Date, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(c) As of the Agreement Date, none of the Parent SEC Documents is the subject of outstanding SEC comment or, to the knowledge of Parent, ongoing SEC review.
(d) Since January 1, 2023, subject to any applicable grace periods, Parent has been in and is in compliance in all material respects with the applicable rules and regulations of the NYSE.
Section 3.6   Financial Statements; Undisclosed Liabilities; Internal Controls.
(a) Each of the consolidated financial statements of Parent (including, in each case, any notes and schedules thereto) included in the Parent SEC Documents (if amended, as of the date of the last such amendment) (collectively, the “Parent Financial Statements”) have been prepared in accordance with GAAP (except as may be indicated in the notes thereto and, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature and as may be permitted by the SEC on Form 10-Q or any successor or like form under the Exchange Act, and the absence of footnotes) and present fairly in all material respects the consolidated financial position and the consolidated statements of operations, cash flows and stockholders’ equity of Parent and the consolidated Subsidiaries of Parent as of the dates and for the periods referred to therein. Except as have been described in the Parent SEC Documents, there are no unconsolidated Subsidiaries of Parent or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC. For purposes of this Agreement, “Parent Balance Sheet” means the consolidated balance sheet of Parent as of December 31, 2024, as set forth in the Form 10-K for the fiscal year ended December 31, 2024 filed by Parent on March 3, 2025.
(b) As of the Agreement Date, there are no liabilities of Parent other than those that (i) are reflected or reserved against on the Parent Balance Sheet or in the notes thereto, (ii) have been incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the Parent Financial Statements, (iii) are executory performance obligations arising under Contracts to which Parent is a party or otherwise bound and incurred in the ordinary course of business since the date of Parent Balance Sheet (other than liabilities due to breaches thereunder) or (iv) individually or in the aggregate, do not, and would not reasonably be expected to, result in a Parent Material Adverse Effect.
(c) Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (ii) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a material effect on the Parent’s financial statements. The Company (i) maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the Agreement Date, to Parent’s auditors and the audit committee of the board of directors of Parent (A) any significant deficiencies and material weaknesses identified by it in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, identified by it that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has provided to the Company true and correct copies of any of the foregoing disclosures to the auditors or audit committee of Parent that have been made in writing from January 1, 2023 through the date of this Agreement, and will promptly provide to the Company true and correct copies of any such disclosure that is made after the date of this Agreement. Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2024, and such assessment concluded that such system was effective. Since December 31, 2024 through the Agreement Date, none of Parent’s management or Parent’s auditors have identified to the board of the directors of Parent or its audit committee any matter set forth in the preceding clause (A) or (B).
(d) No personal loan or other extension of credit by Parent or any Subsidiary to any of its or their executive officers or directors has been outstanding or has been made or modified in violation of Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act since January 1, 2023.
(e) Since January 1, 2023, neither Parent nor any of its Subsidiaries nor, to Parent’s knowledge, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received any written complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices.
Section 3.7   Absence of Certain Changes or Events.   Since December 31, 2024 through the Agreement Date, (a) no event or events or development or developments have occurred that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (b) other than as expressly provided in the Reorganization Transactions, Parent has not taken any action that, if taken or proposed to be taken after the Agreement Date, would be prohibited by Section 4.2.
Section 3.8   Litigation.   As of the Agreement Date, neither Parent nor any of its Affiliates is subject to any Order of or agreement with any Governmental Authority, which would reasonably be expected to prevent or materially interfere with or delay the consummation of any of the Transactions or would reasonably be expected to have a Parent Material Adverse Effect. As of the Agreement Date, no Proceeding is pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Affiliates which would reasonably be expected to have a Parent Material Adverse Effect.
Section 3.9   Merger Sub.   The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, 1,000 shares of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub is a wholly owned Subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
Section 3.10   Parent Information.   The information relating to Parent and its Subsidiaries that is provided by Parent or any of its Subsidiaries for inclusion in the Proxy Statement/Prospectus, the Registration Statement or any Other Required Filing, will not, at the time such documents are filed with the SEC, at any time it is amended or supplemented, at the time it is first published, sent or provided to the Company Stockholders, at the time the Registration Statement becomes effective under the Securities Act, at the time of the Company Stockholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder and will not, at the time the Registration Statement is filed with the SEC, at the time the Registration Statement becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. No representation or warranty is made by Parent or Merger Sub with respect to the information supplied by the Company for inclusion by reference in the Proxy Statement/Prospectus, Registration Statement or any Other Required Filing.
Section 3.11   Ownership of Shares.   None of Parent, Merger Sub or any of their directors, officers, or Affiliates (a) owns any Shares as of the Agreement Date or (b) is, or has been at any time in the last three years, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement). To Parent’s knowledge, there are no other “fair price,” “moratorium,” “control share acquisition” or other similar Takeover Laws applicable to the Merger.

Section 3.12   Finders; Brokers.   Other than Morgan Stanley & Co. LLC, Parent has not employed any finder or broker in connection with the Merger or other Transactions who would have a valid claim for a fee or commission in connection with the negotiation, execution or delivery of this Agreement or the consummation of the Transactions.
Section 3.13   Independent Investigation.   Parent has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company, which investigation, review and analysis was performed by Parent and its Affiliates and representatives. Except for the representations and warranties contained in Article II or in any certificate delivered pursuant to this Agreement, Parent acknowledges and agrees that none of the Company, any of its Subsidiaries and Affiliates and no other Person makes, nor is Parent or Merger Sub relying on, any other express, implied or statutory representation or warranty with respect to or on behalf of, the Company, its Subsidiaries or Affiliates or their respective businesses or with respect to any other information provided or made available to Parent, Merger Sub or Parent Representatives in connection with the Merger or the other Transactions, including the accuracy or completeness thereof. Parent acknowledges that there are assumptions inherent in making any projections, estimates and budgets, Parent is familiar with such uncertainties and that Parent is responsible for making its own evaluation of the Company and shall have no claim against the Company with respect thereto.
Section 3.14   Tax Matters.   None of Parent or any of its Subsidiaries is aware of the existence of any fact or circumstance, or have taken or agreed to take any action, or knowingly failed to take any action, which fact or circumstance or act or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 3.15   No Parent Vote or Approval Required.   No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement and the Merger. The vote or consent of Parent, as the sole stockholder of Merger Sub is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary to approve this Agreement and the Merger.
Section 3.16   Reorganization Transactions.
(a) The Transaction Agreement has been duly authorized by all necessary corporate action and validly executed and delivered by the parties thereto. Parent has made available to the Company a true and complete copy of the Transaction Agreement and any other agreements to which Parent or RHI is a party with respect to the Reorganization Transactions.
(b) The affirmative vote of the holders of shares of Parent Common Stock representing at least a majority of the aggregate voting power of the outstanding shares of Parent Common Stock entitled to vote thereon is the only vote of the holders of any class or series of the capital stock of Parent necessary to adopt and approve the Transaction Agreement and the Reorganization Transactions contemplated thereby (the “Parent Reorganization Stockholder Approval”). RHI has executed and delivered a written consent (the “Parent Reorganization Written Consent”, a true and complete copy of which has been made available to the Company) constituting the Parent Reorganization Stockholder Approval, which shall be in full force and effect as of the Agreement Date and remain in full force and effect at all times thereafter until the consummation of the Reorganization Transactions.
(c) No Affiliate of Parent (other than any Subsidiary of Parent) will receive any benefit as a result of the Reorganization Transactions that is not shared on a ratable basis by the other stockholders of Parent.
(d) Neither the Reorganization Transactions nor the Merger constitutes a “Change of Control” (as defined in the Tax Receivable Agreement).
(e) As of the Agreement Date and as of the date of the Parent Reorganization Written Consent, RHI holds 1,847,777,661 shares of Class D Common Stock and no shares of any other class or series of the capital stock of Parent.
Section 3.17   No Other Representations.   Notwithstanding anything herein to the contrary, the representations and warranties of Parent and Merger Sub expressly set forth in this Article III or any certificate delivered pursuant to this Agreement are and shall constitute the sole and exclusive representations and warranties made with respect to Parent and Merger Sub in connection with this Agreement or the Transactions. Except for the representations and warranties referred to in previous sentence, none of Parent, Merger Sub or any other Person has made or is making any express or implied representations or warranty, statutory or otherwise, of any nature with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement, the Merger or other Transactions. The Company, on behalf of itself and its Subsidiaries, hereby acknowledges and agrees that, except for the representations and warranties set forth in this Article III, none of Parent, any of its Affiliates (including Merger Sub), stockholders or representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to Parent or Merger Sub or their respective business or operations.
Article IV
CERTAIN COVENANTS
Section 4.1   Covenants of the Company.   Except as (i) provided or permitted herein, (ii) set forth in Section 4.1 of the Company Disclosure Letter, (iii) consented to in writing (including by email) by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (iv) required by applicable Law, during the period commencing on the Agreement Date and ending at the Effective Time or such earlier date as this Agreement is terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, (x) use commercially reasonable efforts to (I) act and carry on its business in the Ordinary Course of Business, comply with applicable Law in all material respects and preserve intact its material assets, properties, and business organizations, (II) keep available the services of its current officers and key employees and (III) preserve its relationships with customers, vendors, distributors, partners, lessors, licensors, licensees, creditors, contractors and other Persons with which it had material business relations; provided that no action by the Company or its Subsidiaries with respect to the matters specifically addressed by any provision of this Section 4.1 shall be deemed a breach of this sentence, unless such action would constitute a breach of such relevant provision, and (y) not, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):
(a) (i) declare, set aside, authorize or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent), (ii) split, combine, subdivide or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of Shares (A) from holders of Company Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Options to the extent required or permitted under the terms of such Company Options, (B) from holders of Company RSUs in full or partial payment to satisfy Tax obligations by such holder upon the settlement of Company RSUs to the extent required or permitted under the terms of such Company RSUs or (C) from holders of Company PSUs in full or partial payment to satisfy Tax obligations by such holder upon the settlement of Company PSUs to the extent required or permitted under the terms of such Company PSUs;
(b) issue, deliver, sell, pledge, dispose of, grant, encumber, transfer or authorize the issuance, delivery, sale, pledge, disposition or grant, encumbrance or transfer of any capital stock in the Company or any of its Subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock, or any options, warrants, calls, commitments or other rights of any kind to acquire any shares of such capital stock of any class or series or such convertible or exchangeable securities or any other ownership interest (including any such interest represented by Contract rights), of the Company or any of its Subsidiaries, other than (i) upon the exercise or settlement of Company Options, Company RSUs and Company PSUs that are outstanding on the Agreement Date, or issuances under the ESPP and reflected in Section 2.2 or granted thereafter not in violation of this Section 4.1, solely in accordance with their terms as of the Agreement Date, (ii) by a wholly owned

Subsidiary of such Subsidiary’s capital stock to the Company or another wholly owned Subsidiary of the Company or (iii) as set forth on Section 4.1(b) of the Company Disclosure Letter;
(c) amend its certificate of incorporation, bylaws or similar organizational or governing documents;
(d) acquire (for cash or other assets) or agree to acquire by merging or consolidating with, or by purchasing all or substantially all assets or any stock of, or equity or voting interest in, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof;
(e) sell, lease, license, encumber (including by the grant of any option thereon) (other than by Permitted Liens), abandon, permit to lapse or otherwise dispose of any material properties or material assets of the Company (including equity interests in Subsidiaries) other than in the Ordinary Course of Business;
(f) (i) lend money to, or make any capital contribution or advance to, or investment in, any Person, other than (x) to any Subsidiary of the Company in the Ordinary Course of Business or (y) routine expense advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business, (ii) incur or guarantee any indebtedness for borrowed money (including drawing on any undrawn commitment with respect to any existing indebtedness), (iii) guarantee or assume any indebtedness of others, (iv) issue or sell warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, (v) enter into any “keep well” or other agreement to maintain any financial condition of another Person, (vi) enter into any arrangement having the economic effect of any of clauses (ii)-(v) or (vii) make any capital expenditure or commitment that in the aggregate are in excess of the Company’s plan for capital expenditures for the applicable fiscal year set forth on Section 4.1(f) of the Company Disclosure Letter by more than 10% in the aggregate;
(g) except as required pursuant to existing agreements (including Company Benefit Plans) or applicable Law, (i) increase the compensation payable or to become payable or benefits provided or to be provided to any directors, officers or employees of the Company except (x) for routine annual increases in cash compensation or benefits not to exceed the percentages set forth in the Company Disclosure Letter or (y) as otherwise set forth in the Company Disclosure Letter, (ii) grant or provide any severance or termination payments or benefits to any directors, officers or employees of the Company other than as set forth in the Company Disclosure Letter, (iii) accelerate the time of payment or vesting of, or the lapsing of restrictions related to, or fund or otherwise secure the payment of, any compensation or benefits (including any equity or equity-based awards) to any directors, officers or employees of the Company, or (iv) establish, amend or terminate any Company Benefit Plan (or any plan, program, arrangement or agreement that would be a Company Benefit Plan if it were in existence on the date hereof) other than (x) entry into, amendment or termination of any Company Benefit Plan in a manner that would not materially increase costs to the Company, Parent or the Surviving Corporation or any of their affiliates, or materially increase the benefits provided under any Company Benefit Plan or (y) entry into new hire offer letters or consulting agreements entered into in the Ordinary Course of Business, or providing such employee or service provider compensation and benefits consistent with its past practice for similarly situated employees and individual service providers (including permitting any such employees and individual service providers to be eligible for the benefits made generally available to non-executive employees);
(h) hire or terminate the employment of any employee at the level of vice president or above, other than terminations for “cause,” or new hires to replace departed employees as set forth on Section 4.1(h) of the Company Disclosure Letter;
(i) implement or adopt any material change in financial accounting policies, practices or methods, other than as may be required by GAAP or regulatory guidelines;
(j) settle or compromise any Proceedings, or waive, release or assign any rights or claims, in any such case in excess of the amount(s) set forth in Section 4.1(j) of the Company Disclosure Letter, other than claims reserved against on the Company Balance Sheet (for amounts not materially in excess of such reserves); provided that, the payment, discharge, settlement or satisfaction of such Proceeding does not include any material obligation (other than the payment of money) to be performed by, or any material restriction imposed against, the Company or any of its Subsidiaries, or following the Closing, Parent and its Subsidiaries; provided further that, notwithstanding the foregoing, the Company may not settle or propose to settle or compromise any Stockholder Litigation except as expressly permitted by Section 4.15;
(k) (i) change or rescind any material Tax election, (ii) change any annual Tax accounting period or any material method of Tax accounting, (iii) file any income or other material Tax Return relating to the Company or any of its Subsidiaries that has been prepared in a manner that is materially inconsistent with the past practices of the Company or such Subsidiary, as applicable, (iv) file any amended income or other material Tax Return, (v) settle, compromise, or abandon any claim, investigation, audit or controversy relating to material Taxes or (vi) enter into any closing agreement with respect to any material Tax;
(l) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger) or any of its Subsidiaries;
(m) (i) modify, amend or terminate (excluding expiration or renewals in accordance with the terms thereof) any Company Material Contract, (ii) enter into any Contract that would be a Company Material Contract if in existence on the date hereof, or (iii) waive, release or assign any material rights, claims or benefits under any Company Material Contract; provided, that the foregoing shall not restrict any such action with respect to any Company Material Contract taken in the Ordinary Course of Business (other than with respect to any Company Material Contracts contemplated by clauses (ii), (iv), (vi), (vii), (viii), (xi), (xii) and (xiv) of Section 2.11(a));
(n) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;
(o) adopt or implement any stockholder rights plan or similar arrangement, in each case, applicable to the Merger or any other transaction consummated pursuant to Parent’s rights under Section 4.6(f)(iii);
(p) enter into any joint venture, partnership, participation or other similar arrangement;
(q) enter into any new line of business;
(r) make any material changes in its policies and practices with respect to the origination, underwriting, pooling, sale or servicing of Mortgage Loans or Mortgage Servicing Rights except as required by Applicable Requirements or applicable Law;
(s) sell, assign, transfer, exclusively license, allow to lapse, abandon or otherwise cause to suffer any Lien (other than Permitted Liens) on any material rights in the Company IP, other than (i) non-exclusive licenses entered in the Ordinary Course of Business or (ii) expiration of Company IP at the end of its natural term; or (t) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.
If the Company or any of its Subsidiaries desires to take an action that would be prohibited pursuant to the foregoing clauses (a)-(s) without the written consent of Parent, prior to taking such action, the Company may request such written consent (which consent shall not be unreasonably withheld, conditioned or delayed) by sending an e-mail to the representative of Parent listed on Section 4.1 of the Company Disclosure Letter.
Notwithstanding anything to the contrary in this Section 4.1, the Parties acknowledge and agree that (i) nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations (including for purposes of the HSR Act or any other Antitrust Laws applicable to the Transaction) prior to the Effective Time and (ii) no consent of Parent shall be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any Antitrust Laws. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision over its operations.

Section 4.2   Parent Forbearances.   During the Pre-Closing Period, except (a) as required or expressly permitted or contemplated by this Agreement, (b) as required by applicable Law, (c) any actions or transactions in furtherance of the Reorganization Transactions pursuant to the expressly provided terms of the Transaction Agreement or (d) consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not (i) amend the certificate of incorporation of Parent in any manner that would be materially adverse to the Company or the Company Stockholders, (ii) declare, set aside, authorize or pay any dividend or other distribution with respect to the capital stock of Parent, (iii) effect any stock split, division or subdivision of shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction or (iv) agree or commit to do any of the foregoing.
Section 4.3   Access to Information; Confidentiality.
(a) Except as prohibited by applicable Law, during the Pre-Closing Period, the Company shall, use commercially reasonable efforts upon reasonable advance notice, and subject to applicable governmental restrictions and recommendations, to (i) give Parent, Merger Sub and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, the “Parent Representatives”), reasonable access during normal business hours (under the supervision of appropriate Company personnel and in a manner that does not unreasonably interfere with normal business operations of the Company) to relevant employees and facilities and to relevant books, contracts and records of the Company and its Subsidiaries, (ii) permit Parent to make such non-invasive inspections as it may reasonably request and (iii) cause its and its Subsidiaries’ officers to furnish Parent with such financial and operating data and other information reasonably available to the Company with respect to the business, properties, and personnel of the Company as Parent may from time to time reasonably request; provided that (A) the purpose of any such access in the case of clause (i), or any such request, in the case of clauses (ii) and (iii), will be limited to the planning of the integration of the Company, its Subsidiaries and their respective businesses, on the one hand, with Parent, Parent’s Subsidiaries and their respective businesses, on the other hand and (B) subject to the proviso in Section 4.3(c), nothing in this Section 4.3 shall require any Party to permit any inspection or disclose any information to any other Party that would unreasonably interfere with the conduct of such Party’s business or result in damage to property (other than immaterial damage) or would cause a violation of any privacy policy and similar restrictions that may be applicable to such information.
(b) Information obtained by Parent pursuant to Section 4.3(a) will constitute “Confidential Information” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement, with such Confidentiality Agreement hereby amended to limit the permitted use of any information supplied pursuant to Section 4.3(a) to be solely in connection with the implementation of the Transactions.
(c) Nothing in Section 4.3(a) requires the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company (i) would violate any of its or its Affiliates’ respective obligations with respect to confidentiality to a third party, (ii) would result in a violation of applicable Law, (iii) would result in loss of legal protection, including the attorney-client privilege and work product doctrine or (iv) relates to consideration of any Acquisition Proposal or any Intervening Event; provided that in the case of clauses (i) through (iii), that the Company shall use its commercially reasonable efforts to make alternative arrangements to afford such access or furnish such information without breaching such confidentiality obligation, losing such legal protection or violating applicable Law, as applicable.
Section 4.4   Proxy Statement; Registration Statement.
(a) As promptly as practicable after the Agreement Date (but in any event no later than 30 days after the date of this Agreement), (i) the Company shall prepare a proxy statement relating to the Company Stockholder Meeting (together with all amendments and supplements thereto, the “Proxy Statement”) in preliminary form and (ii) Parent and the Company shall jointly prepare, and Parent shall file with the SEC, a registration statement on Form S-4, which shall include the Proxy Statement and the prospectus of Parent relating to the registration under the Securities Act of the issuance of Parent Stock in connection with the Merger (as amended or supplemented from time to time, such prospectus, together with the Proxy Statement, the “Proxy Statement/Prospectus” and such registration statement, the “Registration Statement”). Without limiting the foregoing, Parent and the Company shall each use their reasonable best efforts to provide all information reasonably necessary to prepare, and shall cooperate, and cause their respective accountants and other advisors to cooperate, in the preparation of, any pro forma financial statements and related footnotes to the extent required to be included in the Registration Statement.
(b) Each of Parent and the Company shall use its commercially reasonable efforts to (i) have, as promptly as reasonably practicable following the filing thereof, the Registration Statement declared effective under the Securities Act and the Proxy Statement/Prospectus to be cleared by the SEC and its staff under the Exchange Act, (ii) keep the Registration Statement effective as long as necessary to consummate the Merger and (iii) respond as promptly as reasonably practicable to any comments or requests for additional information from the SEC with respect to the Proxy Statement/Prospectus or the Registration Statement, as applicable. Parent, on the one hand, and the Company, on the other hand, shall, as promptly as practicable after the receipt thereof, provide the other parties with copies of any written comments, and advise the other party of any oral comments, with respect to the Proxy Statement/Prospectus and the Registration Statement received by such party from the SEC, including any request from the SEC for amendments or supplements to the Proxy Statement/Prospectus and the Registration Statement, and shall provide the other with copies of all material or substantive written correspondence (including all responses to SEC comments) and a summary of all oral communications between it and its representatives, on the one hand, and the SEC, on the other hand. Each of Parent and the Company shall furnish all information concerning it or its Affiliates as may be reasonably requested by the other party in connection with such actions and the preparation of the Registration Statement and Proxy Statement/Prospectus as required by applicable Law. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or filing or mailing the Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Parent and the Company shall provide the other Party and its counsel a reasonable opportunity to review such document or response (including the proposed final version of such document or response) and consider in good faith the comments of the other party in connection with any such document or response. No filing of, or amendment or supplement to, the Proxy Statement/Prospectus or the Registration Statement will be made by Parent or the Company without the approval of the other Party (such approval not to be unreasonably withheld, conditioned or delayed). Neither Parent nor its representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, that is solely in respect of the Registration Statement or the Proxy Statement/Prospectus unless it consults with the Company in advance and, to the extent permitted by the SEC, allows the Company to participate. Neither the Company nor its representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, that is solely in respect of the Registration Statement or the Proxy Statement/Prospectus unless it consults with Parent in advance and, to the extent permitted by the SEC, allows Parent to participate.
(c) As promptly as practicable after the Registration Statement is declared effective, but in any event within two Business Days after the Registration Statement is declared effective, the Company shall file the definitive Proxy Statement/Prospectus and cause the definitive Proxy Statement/Prospectus to be mailed to the Company Stockholders. The Company shall take all necessary action in consultation with Parent, including establishing a record date for the Company Stockholder Meeting (which record date shall be prior to the effectiveness of the Registration Statement) and completing a broker search (and additional broker searches, if necessary) pursuant to Rule 14a-13 of the Exchange Act, which shall be no later than 20 Business Days prior to the record date (unless Parent and the Company otherwise agree), to permit the foregoing. Subject to the terms and conditions of this Agreement, including Section 4.6, the Proxy Statement/Prospectus will include the Company Board Recommendation. Each of Parent and the Company agrees to correct or update as promptly as reasonably practicable any information provided by it for use in the Registration Statement or Proxy Statement/Prospectus which, if not corrected or updated, would result in the Registration Statement or Proxy Statement/Prospectus containing a misstatement of material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or would result in the Registration Statement or Proxy Statement/Prospectus failing to comply as to form with the requirements of applicable Law and, if required by applicable Law or Parent and the Company otherwise agree, the Company shall mail to the Company Stockholders any related amendment or supplement.
(d) As promptly as practicable after the Agreement Date, Parent shall prepare and make such filings as are required under applicable state securities or “blue sky” laws in connection with the transactions contemplated hereby, and the Company shall assist Parent as may be necessary to comply with such state securities or “blue sky” laws.
Section 4.5   Company Stockholder Meeting.   The Company shall, as soon as practicable after the Registration Statement has been declared effective under the Securities Act, duly call, give notice of, convene and hold a meeting of the Company Stockholders (the “Company Stockholder Meeting”) for the purpose of seeking the Company Stockholder Approval, in accordance with applicable Law, and, subject to Section 4.6, will use its reasonable best efforts to solicit approval of this Agreement and obtain the Company Stockholder Approval. The Company shall schedule the Company Stockholder Meeting to be held, and hold the Company Stockholder Meeting, within 30 days of the initial mailing of the definitive Proxy Statement; provided that the Company may adjourn or postpone the Company Stockholder Meeting (i) with the consent of Parent, (ii) if, after consultation with Parent, the Company believes in good faith that such adjournment or postponement is reasonably necessary to allow additional time to solicit additional proxies necessary to achieve a quorum or obtain the Company Stockholder Approval at the Company Stockholder Meeting (including any adjournment or postponement thereof), (iii) distribute any supplement or amendment to the Proxy Statement that the Company Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplement or amendment to be reviewed by the Company Stockholders prior to the Company Stockholder Meeting (including any adjournment or postponement thereof) or (iv) as necessary to provide for the expiration of any time period required in Section 4.6(f) or Section 4.6(g); provided, however, that the Company may not adjourn or postpone the Company Stockholder Meeting for more than ten Business Days per occasion or 20 Business Days in the aggregate, in each case, without Parent’s prior written consent; provided, further, that if the Company Stockholder Meeting is adjourned or postponed pursuant to clause (ii), the Company shall reconvene the Company Stockholder Meeting at the earliest practicable date on which the Company Board in good faith expects to have sufficient affirmative votes to obtain the Company Stockholder Approval. Without the prior written consent of Parent, the matters contemplated by the Company Stockholder Approval shall be the only matters (other than matters of procedure and matters required by applicable law to be voted on by the Company Stockholders in connection therewith) that the Company shall propose to be voted on by the Company Stockholders at the Company Stockholder Meeting.
Section 4.6   No Solicitation of Transactions.
(a) Promptly after the Agreement Date, subject to the other provisions of this Section 4.6, the Company shall, shall cause its Subsidiaries and its and their respective directors and officers to, and shall instruct and use its reasonable best efforts to cause the other Company Representatives to, cease and cause to be terminated, and not authorize or knowingly permit to continue, any discussions or negotiations with any Person (other than Parent and Merger Sub), or any representative thereof, conducted prior to the date of this Agreement with respect to an Acquisition Proposal or any Acquisition Inquiry, terminate “data room” access to such Persons, and request the prompt return or destruction of all confidential information previously furnished to any Person within the last six months for the purposes of evaluating a possible Acquisition Proposal and any documents and other materials containing such information.
(b) Except as permitted by this Section 4.6, the Company agrees that it shall not, and shall cause its Subsidiaries and its and their respective directors and officers not to, and the Company shall instruct and use its reasonable best efforts to cause the other Company Representatives not to, and shall not authorize or knowingly permit any of the Company Representatives to, directly or indirectly:
(i) initiate, solicit, knowingly facilitate or knowingly encourage the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or otherwise knowingly assist or participate in the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry;
(ii) engage in, participate in or continue discussions or negotiations with any Person or any representative thereof with respect to an Acquisition Proposal or Acquisition Inquiry (it being understood that the foregoing shall not prohibit the Company or the Company Representatives from making such Person or representative aware of the restrictions of this Section 4.6 in response to the receipt of an Acquisition Proposal or Acquisition Inquiry or prohibit discussions to the extent necessary to clarify the terms of any such Acquisition Proposal or Acquisition Inquiry solely to determine whether such Acquisition Proposal or Acquisition Inquiry constitutes or is reasonably likely to lead to or result in a Superior Proposal);
(iii) enter into any merger agreement, letter of intent, term sheet, agreement in principle, memorandum of understanding, share purchase agreement, asset purchase agreement, share exchange agreement or other similar agreement constituting or relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”) or enter into any Contract or agreement requiring the Company to abandon, terminate or fail to consummate the Transactions, or approve any transaction under, or any third party becoming an “interested stockholder” (or any other equivalent term) under, Section 203 of the DGCL or any Takeover Law;
(iv) terminate, waive, amend or modify any provision of, or grant permission under, any confidentiality agreement or explicit standstill obligation or similar agreement to which the Company or any of its Subsidiaries is a party;
(v) furnish to any Person or any representative thereof (other than to Parent, Merger Sub or any designees of Parent or Merger Sub) any information relating to the Company or any of its Subsidiaries or afford to any Person or any representative thereof access to the business, properties, assets, books, records or other information, or to any personnel, of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any Acquisition Proposal or Acquisition Inquiry; or
(vi) approve, authorize, resolve or agree, or publicly announce any intention to take any of the foregoing actions.
(c) Notwithstanding anything in this Agreement to the contrary, at any time following the Agreement Date and prior to obtaining the Company Stockholder Approval, in response to a bona fide written Acquisition Proposal that did not result from a breach of the terms of this Section 4.6 (a “Qualifying Acquisition Proposal”) that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes, or is reasonably likely to lead to or result in, a Superior Proposal, the Company and the Company Representatives shall be permitted to (i) furnish to the Person that has made the Qualifying Acquisition Proposal (and such Person’s representatives) information relating to the Company and its Subsidiaries and/or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in each case pursuant to an Acceptable Confidentiality Agreement (provided that the Company shall concurrently provide or make available to Parent any such information or access that is provided to such Person and its representatives and that was not previously provided or made available to Parent), and (ii) engage or participate in discussions or negotiations with the Person (or such Person’s representatives) that has made the Qualifying Acquisition Proposal. Within 24 hours of such determination of the Company Board, and in any event prior to or substantially concurrently with the Company first taking any of the actions described in the immediately preceding sentence (including any action relating to an Acceptable Confidentiality Agreement), the Company shall provide written notice to Parent of the determination of the Company Board made pursuant to the immediately preceding sentence.
(d) The Company shall promptly (and in any event within 24 hours) (i) provide Parent written notice of the receipt by the Company of any Acquisition Inquiries or Acquisition Proposals and

(ii) disclose to Parent the material terms of any such Acquisition Proposal or Acquisition Inquiry and the identity of the Person making such Acquisition Proposal or Acquisition Inquiry. The Company shall keep Parent reasonably informed on a reasonably prompt basis (and in any event within 24 hours) of any material development or material change in the status, terms or conditions (including material amendments) of any such Acquisition Inquiry or Acquisition Proposal, and shall, as promptly as practicable, and in any event within 24 hours of receipt thereof, provide Parent with unredacted copies of all writings or media containing any material terms or conditions of any such Acquisition Proposal or Acquisition Inquiry and any proposed transaction agreements (including all schedules, exhibits and attachments) relating to any such Acquisition Proposal or Acquisition Inquiry and any financing commitments relating thereto. The Company shall promptly, and in any event within 24 hours, following a determination by the Company Board that an Acquisition Proposal is a Superior Proposal, notify Parent of such determination.
(e) Except as permitted by Section 4.6(f) and Section 4.6(g), prior to obtaining the Company Stockholder Approval, the Company Board shall not (i) (1) withdraw, change, amend, modify or qualify or publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (2) fail to include the Company Board Recommendation in the Proxy Statement/Prospectus when disseminated to Company Stockholders, (3) approve, adopt, endorse, declare advisable or recommend to the Company Stockholders, or publicly propose to approve, adopt, endorse, declare advisable or recommend to the Company Stockholders, any Acquisition Proposal, (4) if any Acquisition Proposal is structured as a tender offer or exchange offer and is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Parent or an affiliate of Parent), fail to recommend, within ten Business Days after such commencement, against acceptance by Company Stockholders of such tender offer or exchange offer or (5) publicly propose to do any of the foregoing (actions prohibited by this clause (i) being referred to as a “Change of Board Recommendation”) or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any Alternative Acquisition Agreement.
(f) Notwithstanding anything in this Agreement to the contrary, the Company Board may (x) effect a Change of Board Recommendation and/or (y) terminate this Agreement pursuant to Section 6.1(d)(i), if (i) the Company receives a Qualifying Acquisition Proposal that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal and (ii) the Company Board determines in good faith (after consultation with its outside legal counsel) that its failure to effect a Change of Board Recommendation or terminate this Agreement would reasonably be expected to be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law; provided that the Company Board may not effect a Change of Board Recommendation pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless:
(i) the Company shall have provided prior written notice to Parent, at least four days in advance (the “Superior Proposal Notice Period”), of its intention to effect such a Change of Board Recommendation (which notice itself shall not constitute a Change of Board Recommendation) or terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of such Superior Proposal and the identity of the Person or group making such Superior Proposal, and shall have contemporaneously provided a copy of the relevant proposed definitive transaction agreements with the Person making such Superior Proposal;
(ii) if requested by Parent, the Company shall have negotiated with Parent in good faith during the Superior Proposal Notice Period in order to enable Parent to modify the terms of this Agreement in such a manner that would cause such Superior Proposal to no longer constitute a Superior Proposal;
(iii) following the end of such Superior Proposal Notice Period, the Company Board shall have considered in good faith any revisions to this Agreement irrevocably committed to in writing by Parent that would, upon the Company’s acceptance thereof, be binding on Parent, and shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Superior Proposal continues to constitute a Superior Proposal and that failure to effect a Change of Board Recommendation or terminate this Agreement would reasonably be expected to be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law, and, provided, that in the event of any change to any of the financial or other material terms of such Superior Proposal, the Company shall, in each case, deliver to Parent an additional notice consistent with that described in clause (i) of this section and a renewed notice period under clause (i) of this section shall commence (except that the four-day notice period referred to in clause (i) of this proviso shall instead be two days) during which time the Company shall be required to comply with the requirements of this section anew with respect to such additional notice; and
(iv) in the event of any termination of this Agreement in order to cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company will have validly terminated (or shall concurrently terminate) this Agreement in accordance with Section 6.1(d)(i), including paying the Company Termination Fee in accordance with Section 6.3.
(g) Notwithstanding anything in this Agreement to the contrary, the Company Board may effect a Change of Board Recommendation if an Intervening Event occurs and the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that its failure to effect a Change of Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law; provided that the Company Board may not effect such Change of Board Recommendation unless:
(i) the Company shall have provided prior written notice to Parent at least four days in advance (the “Intervening Event Notice Period”) of its intention to effect such a Change of Board Recommendation (which notice itself shall not constitute a Change of Board Recommendation), which notice shall specify the details of such Intervening Event and the basis upon which the Company Board intends to effect a Change of Board Recommendation;
(ii) if requested by Parent, the Company shall have negotiated with, and shall have caused the Company Representatives to negotiate with, Parent in good faith during the Intervening Event Notice Period in order to enable Parent to modify the terms of this Agreement in such a manner that would eliminate the need for taking such action; and
(iii) following the end of such Intervening Event Notice Period, the Company Board shall have considered in good faith any revisions to this Agreement irrevocably committed to in writing by Parent that would, upon the Company’s acceptance thereof, be binding on Parent, and shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to effect a Change of Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law.
(h) Nothing contained in this Agreement shall prohibit the Company Board from taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a), complying with Rule 14d-9 under the Exchange Act or from making any disclosure to the Company Stockholders if the Company Board determines in good faith (after consultation with its outside legal counsel) that its failure to do so would be reasonably likely to be inconsistent with its fiduciary duties or applicable Law, provided that such disclosure by the Company shall state that the Company Board Recommendation continues to be in effect unless, prior to the time of such public disclosure, a Change of Board Recommendation has been made in compliance with this Section 4.6. In addition, none of the following shall be deemed to be a Change of Board Recommendation: a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.
(i) No Change of Board Recommendation shall change the approval of the Company Board for purposes of causing any Takeover Law to be inapplicable to the Transactions. Notwithstanding anything to the contrary in the foregoing, any action that may be taken by the Company Board under this Section 4.6 may also be taken by a duly constituted committee thereof.

Section 4.7   Appropriate Action; Consents; Filings.
(a) Prior to the Effective Time, the Company shall, upon request by Parent after reasonable consultation with the Company, use its commercially reasonable efforts to obtain any Consents of third parties with respect to any Company Material Contracts, as may be required by the terms of any such Company Material Contract as a result of the execution of this Agreement or the consummation of the Transactions; provided that (x) the Company shall have no obligation to pay money or make any concessions in connection with the foregoing and (y) in no event shall the receipt of any such third-party Consents be a condition to any Party’s obligations to consummate the Merger.
(b) Subject to Section 4.7(c), Section 4.7(e) and the other terms and conditions of this Agreement, the Company and Parent agree, and Parent and the Company each agree to cause its Subsidiaries to use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the Transactions and to cause the conditions to each Party’s obligation to consummate the Transactions as set forth in Section 5.1 to be satisfied as promptly as practicable (but in no event later than the Outside Date), including taking all actions necessary (i) to obtain all Governmental Consents required for the consummation of the Merger, (ii) to effect all such necessary registrations and filings with the Governmental Authorities in order to consummate and make effective the Merger and the other Transactions, (iii) to comply with all requirements under applicable Law that may be imposed on it with respect to this Agreement and the Merger, (iv) to avoid a Proceeding by any Governmental Authority with respect to this Agreement or the Transactions and (v) to defend or contest any Proceedings, whether judicial or administrative, brought under, pursuant to or relating to any Antitrust Law challenging this Agreement or the consummation of the Transactions. The Parties shall cooperate fully with each other to the extent necessary in connection with the foregoing.
(c) Without limiting the generality of the foregoing, the Parties hereto agree to make or cause to be made an appropriate filing of a notification and report form pursuant to the HSR Act (a “Notification and Report Form”) as promptly as practicable after the Agreement Date and to make as promptly as practicable all other necessary filings, notifications or registrations that are required to consummate the Transactions. In addition, Parent and the Company shall, and shall each cause each of its Subsidiaries to, respond as promptly as practicable to any requests for information from any Governmental Authority and otherwise comply with any inquiry or request from any Governmental Authority as promptly as practicable (and in each case any such information shall be in substantial compliance with the requirements of the HSR Act or other applicable Antitrust Laws) and to contest and resist any action, including any legislative, administrative or judicial action and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transaction contemplated by this Agreement under any Antitrust Law. Each Party shall furnish to the other such necessary information and assistance as the other Party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Authority, including any information required to obtain any Governmental Consents or information otherwise requested by any Governmental Authority. Parent shall, subject to its obligations under this Section 4.7, after good faith consultation with the Company and after considering, in good faith, the Company’s views and comments, control and lead all communications, negotiations, timing decisions and strategy on behalf of the parties relating to all necessary Governmental Consents required for the consummation of the Transactions and all Proceedings pursuant to or relating to any Antitrust Law challenging this Agreement or the Transactions, and the Company shall take all reasonable actions to support Parent in connection therewith. Subject to Section 4.7(c) of the Company Disclosure Letter, neither Party shall give consent to any voluntary extension of any statutory deadline or withdraw its Notification and Report Form or any other filing made pursuant to any other Antitrust Law or other regulatory Law unless the other Party has given its prior written Consent to such extension or delay, which consent will not be unreasonably withheld; provided that Parent shall be permitted to withdraw and refile its Notification and Report Form upon the Company’s prior written consent, which shall not be unreasonably withheld.
(d) Parent and Company shall consult and cooperate with one another, and consider in good faith the views of and incorporate all reasonable comments of the other Party, in connection with, and provide to the other in advance (to the extent legally permissible), any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with Proceedings under or relating to any Antitrust Laws. Without limiting the generality of the foregoing, in connection with this Agreement and the Transactions, the Parties agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to any Antitrust Laws, (ii) give each other an opportunity to participate in each of such meetings (and in the event one Party is prohibited by applicable Law or by the applicable Governmental Authority from participating in or attending any such meeting or engaging in any such conversation, keep such Party apprised with respect thereto), (iii) give each other reasonable advance notice of all substantive oral communications with any Governmental Authority relating to any Antitrust Laws, (iv) if any Governmental Authority initiates a substantive oral communication regarding any Antitrust Laws, to promptly notify the other Party of the substance of such communication, (v) provide each other with a reasonable advance opportunity to review and comment upon all written communications and submissions (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Authority or in connection with any Proceedings under or regarding any Antitrust Laws and (vi) provide each other with copies of all written communications and submissions from any Governmental Authority relating to any Antitrust Laws. Any disclosures or provision of copies by one Party to the other may be made on an outside counsel basis, if appropriate.
(e) Without limiting the generality of the foregoing, Parent shall, and shall cause each of its Subsidiaries and Affiliates to, use its and their commercially reasonable efforts, and promptly take any and all steps necessary, to avoid or eliminate any concerns on the part of, or to satisfy any conditions imposed by, any Governmental Authority under any Antitrust Law so as to enable the Parties to expeditiously consummate the Transactions, and in any event prior to the Outside Date, including (i) proposing, negotiating, offering to commit to and effect (and if such offer is accepted, committing to and effecting), by consent decree, hold separate order or otherwise, the sale, divestiture, license or disposition of such assets or businesses of Parent or its Subsidiaries and Affiliates, now owned or hereafter sought to be acquired, (ii) terminating or amending any existing relationships and contractual rights and obligations and (iii) otherwise offering to take or offering to commit to take any action which it is capable of taking, and if the offer is accepted, taking or committing to take, such actions as are necessary, whether or not such actions limit or modify Parent’s rights of ownership in, or ability to conduct the business of, one or more of its operations, divisions, businesses, product lines, customers or assets, including, after the Closing, the business of the Company (the transactions and actions referred to in clauses (i) through (iii), collectively, “Remedies”), in each case as necessary in order to obtain all Governmental Consents necessary to satisfy the conditions set forth in Section 5.1(b) prior to the Outside Date and/or to avoid the entry of, or to effect the dissolution of, any Antitrust Order which would have the effect of preventing or delaying the consummation of the Merger and the other Transactions beyond the Outside Date; provided that, notwithstanding any other provision of this Agreement (x) none of Parent or any of its Subsidiaries or Affiliates shall be required to propose, negotiate, offer to commit to, commit to or effect any Remedy that would, individually or in the aggregate, result in, or be reasonably likely to result in, (1) an adverse effect that is more than immaterial on the financial condition, business, assets, or continuing results of operations of Parent and its Subsidiaries or the combined company resulting from the Transactions or (2) would require Parent to commit to provide prior notice or seek prior approval from any Governmental Authority of any future transaction (a “Detriment”); (y) the Company shall not propose, negotiate, offer to commit to, commit to or effect any Remedy without Parent’s prior written consent; and (z) the Company shall, if requested by Parent, propose, negotiate, offer to commit to, commit to and effect (conditional upon the occurrence of the Effective Time) any Remedy.
(f) During the Pre-Closing Period, except as required by this Agreement, Parent shall not, and shall cause its Subsidiaries and Affiliates not to, enter into or consummate any transaction, agreement, arrangement, or acquisition of any ownership interest, rights or assets of any Person that would reasonably be expected to prevent Parent and the Company from obtaining any required approvals, or to prevent expiration of the waiting period, under the HSR Act or any other Antitrust Laws applicable to the Transaction without any Antitrust Orders, in each case prior to the Outside Date.

(g) No action by the Company taken in compliance with Section 4.6 will be considered a violation of this Section 4.7.
Section 4.8   Public Announcements.   Parent and the Company shall consult with each other and provide each other the opportunity to review and comment upon any press release or public announcement relating to this Agreement or the Transactions, and shall not, and shall not permit their Affiliates to, issue any such press release or public announcement prior to such consultation without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law, by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Authority, as determined in good faith by the Party making such public announcement or issuing such press release, so long as such Party has used its reasonable best efforts to consult with the other Party with respect thereto. The Company, Parent and Merger Sub agree that the initial press release announcing the Transactions and the execution and delivery of this Agreement shall be a joint press release in the form heretofore agreed to by the Company and Parent. Notwithstanding the foregoing provisions of this Section 4.8, the restrictions set forth in this Section 4.8 shall not (i) apply to any press release or public announcement issued or proposed to be issued in connection with, or in response to, an Acquisition Proposal, Intervening Event, Superior Proposal or a Change of Board Recommendation (which shall instead be governed by the provisions of Section 4.6) or (ii) restrict any announcement, press release or other public statement to the extent the content thereof was previously disclosed, issued or made in compliance with this Section 4.8.
Section 4.9   Employee Benefit Matters.
(a) With respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) maintained by Parent or any of its Subsidiaries in which any director, officer or employee of the Company or any of its Subsidiaries (the “Company Employees”) will participate effective as of or after the Effective Time (collectively, “New Plans”), subject to applicable Law and applicable Tax qualification requirements, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Employees with the Company or any of its Subsidiaries that is reflected in the books and records of the Company, as the case may be, for vesting, eligibility and level of benefits purposes (but not for accrual purposes, except for vacation and severance) in any New Plan in which such Company Employees will be eligible to participate after the Effective Time, in each case except to the extent that recognizing such service would result in a duplication of benefits. To the extent any Company Employee participates in a New Plan that is a welfare plan or arrangement of Parent or any of its Subsidiaries following the Closing Date (a “Parent Welfare Plan”), Parent and any of its Subsidiaries will, to the extent permitted by applicable Law and any insurer or service provider under the applicable Parent Welfare Plan, use commercially reasonable efforts to cause all (i) pre-existing condition limitations which otherwise would be applicable to such Company Employee and his or her covered dependents to be waived to the extent satisfied under a Company Benefit Plan comparable to such Parent Welfare Plan immediately prior to the Closing Date or, if later, immediately prior to such Company Employee’s commencement of participation in such Parent Welfare Plan, (ii) participation waiting periods under each Parent Welfare Plan that would otherwise be applicable to such Company Employee to be waived to the same extent waived or satisfied under the Company Benefit Plan comparable to such Parent Welfare Plan immediately prior to the Closing Date or, if later, immediately prior to such Company Employee’s commencement of participation in such Parent Welfare Plan and (iii) co-payments and deductibles paid by Company Employees in the plan year in which the Effective Time occurs to be credited for purposes of satisfying any applicable deductible or out of pocket requirement under any such Parent Welfare Plan.
(b) For any Company Employee that remains an employee of the Company or the Surviving Corporation, or any of their respective Subsidiaries or Affiliates, immediately following the Effective Time (each, a “Continuing Employee”):
(i) Parent shall, and shall cause the Surviving Corporation to, for a period of 12 months following the Effective Time, provide for (i) no less than the same level of base salary or base hourly wage, if applicable, that was provided to each such Continuing Employee immediately prior to the Effective Time, (ii) a cash incentive compensation opportunity (including with respect to individual target bonus levels) that is, in the aggregate, no less than such opportunity provided to each such Continuing Employee immediately prior to the Effective Time, (iii) employee benefits

(other than equity-based awards and defined benefit or non-qualified arrangements) that are, in the aggregate, either, in Parent’s sole discretion, (A) substantially comparable to the employee benefits provided to each such Continuing Employee immediately prior to the Effective Time or (B) substantially comparable to those provided to similarly situated employees of Parent and its subsidiaries and (iv) upon a termination of a Continuing Employee, severance benefits that are, in the aggregate, no less than that would have been provided to each such Continuing Employee pursuant to the Company’s severance practices as described in Section 4.9(b) of the Company Disclosure Letter. Without limiting the foregoing clause (iv), at all times after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, provide each Continuing Employee who experiences a termination of employment and who would receive severance or acceleration benefits under his or her Contracts with the Company that are disclosed in Section 4.9(b)(i) of the Company Disclosure Letter to receive severance and acceleration no less favorable than the terms set forth in such Contracts until such time as such Contracts cease to apply by their terms.
(ii) From and after the Effective Time, Parent shall or shall cause the Surviving Corporation to assume, honor and continue the Company Benefit Plans to the extent required by their terms. Furthermore, Parent acknowledges that, as of the Effective Time, a “change in control” (or “change of control” or similar defined term, as applicable) shall have occurred for purposes of each Company Benefit Plan in which such definition appears.
(iii) With respect to accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, as applicable (and without duplication of benefits), assume the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of Parent or the Surviving Corporation, as they may be amended from time to time.
(c) [Reserved.]
(d) The Company shall provide Parent with an updated Equity Awards Table no later than five Business Days prior to the Effective Time (including with respect to each Company PSU, the number of Shares determined for the Converted RSUs to Section 1.5 hereof, as applicable).
(e) Prior to the Effective Time, the Company shall take such actions as Parent may reasonably request so as to enable the Surviving Corporation to effect such actions relating to the 401(k) plan of the Company (the “401(k) Plan”) and any Company Benefit Plan that is subject to Section 401(a) of the Code as Parent may deem necessary or appropriate, including amending and/or terminating the 401(k) Plan or any such other plan prior to the Effective Time, subject to the terms of the 401(k) Plan or any such other plan and applicable Law and provided that such action does not preclude the immediate participation of the Company Employees in any successor 401(k) plan or other replacement plan.
(f) This Section 4.9 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 4.9, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 4.9. Nothing contained herein shall (i) be treated as an amendment of any particular Company Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 4.9 or (iii) require Parent or any of its Affiliates to retain the employment of any particular Company Employee.
(g) Following the Agreement Date, each of Parent and the Company (and their respective Affiliates) will use commercially reasonable efforts in all matters necessary to effect the transactions contemplated by this Section 4.9 and the requirements of any applicable Law and will provide, and will cause each of their respective representatives, including legal, human resources and regulatory compliance personnel, to provide, all cooperation reasonably requested by the other Party in that regard. Each of Parent and the Company shall make available its representatives at such times and in such places as the other Party may reasonably request for purposes of discussions with representatives of any such works council, economic committee, union or similar body.

Section 4.10   Indemnification of Directors and Officers.
(a) At and after the Effective Time, and until the sixth anniversary of the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, to the fullest extent permitted under applicable Law, indemnify and hold harmless each of the Company’s and its Subsidiaries’ respective present or former directors, officers and employees (each an “Indemnified Person,” and collectively, the “Indemnified Persons”) against all costs and expenses (including legal fees and expenses), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any pending or threatened Proceeding (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or relating to any action or omission in their capacity as an officer, director, employee, fiduciary (including with respect to an employee benefit plan) or agent of the Company and/or any of its Subsidiaries, whether occurring on or before the Effective Time, or relating to this Agreement and the Transactions; provided that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to the Surviving Corporation a written notice of any prospective, threatened or actual Proceeding for which indemnification or advancement may be sought under this Section 4.10(a), then the obligations of Parent and the Surviving Corporation under this Section 4.10(a) shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. To the fullest extent permitted by applicable Law, Parent and the Surviving Corporation shall, jointly and severally, pay all expenses (including legal fees and expenses) of each Indemnified Person in advance of the final disposition of any such Proceeding, subject to receipt from the Indemnified Person to whom such expenses are advanced of an undertaking, to the extent required by the DGCL, to repay such advances if it is ultimately determined in accordance with applicable Law that such Indemnified Person is not entitled to indemnification. Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 4.10(a), upon learning of any such Proceeding, shall notify the Surviving Corporation (but the failure so to notify shall not relieve a party from any obligations that it may have under this Section 4.10(a) except to the extent such failure materially prejudices such party’s position with respect to such claims). Parent will have the right, upon written notice to any applicable Indemnified Person, to assume the defense of any Proceeding in respect of which indemnification is or would be sought hereunder employing counsel reasonably satisfactory to such Indemnified Person. In the event of any such Proceeding, (i) each Indemnified Person shall be entitled to retain his or her own counsel, regardless of whether Parent has elected to assume the defense, and Parent or the Surviving Corporation shall pay the fees and expenses of counsel selected by the Indemnified Persons promptly after statements therefor are received, (ii) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any pending or threatened Proceeding to which an Indemnified Person is a party (and in respect of which indemnification could be sought by such Indemnified Person hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Proceeding or such Indemnified Person otherwise consents and (iii) in the event that Parent does not assume the defense of the Proceeding, Parent and the Surviving Corporation shall reasonably cooperate with the Indemnified Person in the defense of any such matter. The rights of each Indemnified Person under this Section 4.10 shall be in addition to, and nothing in this Section 4.10 shall limit, any rights such Person may have under the Company Certificate, the Company Bylaws, and indemnification agreements in existence on the Agreement Date and the comparable documents of its Subsidiaries (collectively, the “D&O Indemnification Agreements”).
(b) For a period of six years from and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless (including advancement of expenses) all Indemnified Persons to the same extent such Persons are indemnified as of the Agreement Date by the Company pursuant to applicable Law, the Company Certificate, the Company Bylaws and the applicable D&O Indemnification Agreements, arising out of acts or omissions in their capacity as directors, officers or employees of the Company and its Subsidiaries occurring at or prior to the Effective Time.
(c) For a period of six years from and after the Effective Time, to the extent permitted by applicable Law, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of directors, officers and employees of the Company for periods at or prior to the Effective Time than are currently set forth in the Company Certificate and the Company Bylaws. To the extent permitted by applicable Law the D&O Indemnification Agreements shall continue in full force and effect in accordance with their terms following the Effective Time.
(d) Prior to the Effective Time, the Company shall bind and purchase directors’ and officers’ runoff insurance coverage (the “D&O Runoff Insurance”), which by its terms shall survive the Merger for not less than six years for the benefit of the Company, its Subsidiaries, the Company’s and any of its Subsidiary’s past and present directors and/or officers that are insured under the Company’s current directors’ and officers’ liability insurance policy in effect as of the Agreement Date. The D&O Runoff Insurance shall provide coverage for the Company, its Subsidiaries and such persons in their capacity as directors, officers and/or employees of the Company or any of its Subsidiaries prior to the Effective Time that is not less favorable in the aggregate than the Company’s existing directors and officers policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The Surviving Corporation shall maintain the D&O Runoff Insurance in full force and effect and continue to honor the obligations thereunder for a period of six years after the Effective Time or, if such policies are terminated or cancelled, obtain (subject to the limitations set forth in the next sentence) alternative D&O Runoff Insurance on substantially similar terms as set forth in this Section 4.10(d). The Company shall not, and the Surviving Corporation shall not be required to, pay an aggregate price for the D&O Runoff Insurance in excess of 300% (the “Maximum Amount”) of the last annual premium paid prior to the Agreement Date (it being understood and agreed that in the event the cost of such D&O Runoff Insurance exceeds the Maximum Amount, in the aggregate, the Company shall remain obligated to purchase, and the Surviving Corporation shall be obligated to maintain, the broadest D&O Runoff Insurance coverage as may be obtained for the Maximum Amount).
(e) In the event the Surviving Corporation or its Subsidiaries or their respective successors or assigns (i) consolidate with or merge into any other Person and are not the continuing or surviving company or Entity of such consolidation or merger or (ii) transfer all or substantially all of their properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or Entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 4.10, without relieving Parent of its obligations under this Section 4.10.
(f) The obligations under this Section 4.10 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 4.10 applies without the consent of such affected indemnitee. The provisions of this Section 4.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to which each Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise.
Section 4.11   State Takeover Laws.   The Company and the Company Board shall (i) take all actions necessary to ensure that no Takeover Law is or becomes applicable to this Agreement and the Transactions and (ii) if any Takeover Law becomes applicable to this Agreement or any of the Transactions, take all action necessary to render such Takeover Law inapplicable to the foregoing and ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions.
Section 4.12   Section 16 Matters.   Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder of Shares, Company Options and Shares acquired upon the settlement of any Company RSUs pursuant to this Agreement, and the Merger shall be an exempt transaction for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder.
Section 4.13   Tax Matters.
(a) Prior to or following the Effective Time, none of Parent, Merger Sub or the Company shall, and they shall not permit any of their respective Subsidiaries to, take (or fail to take) any action which action (or failure to act) would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.
(b) Each of Parent and the Company shall use its reasonable best efforts and will cooperate with one another to obtain the tax opinion described in Section 5.3(e) (the “Tax Opinion”). In connection therewith, (i) officers of Parent and Merger Sub shall execute and deliver to Fenwick & West LLP (or other counsel delivering the Tax Opinion in accordance with Section 5.3(e)), certificates containing such customary representations as shall be reasonably necessary or appropriate to enable such counsel to render the Tax Opinion, as applicable, substantially in the form attached hereto as Exhibit C-1 (the “Parent Tax Certificate”), (ii) officers of the Company shall execute and deliver to such counsel a certificate containing such customary representations as shall be reasonably necessary or appropriate to enable such counsel to render the Tax Opinion, substantially in the form attached hereto as Exhibit C-2 (the “Company Tax Certificate”), in each case of (i) and (ii), dated as of the Closing Date (and, such other dates as reasonably requested by such counsel in connection with the Proxy Statement/Prospectus), and (iii) Parent and the Company shall use reasonable best efforts to provide such other information as reasonably requested by such counsel for purposes of rendering the Tax Opinion.
(c) If following the date of this Agreement all of the conditions set forth in Article V have been satisfied or waived (except that the tax opinion in Section 5.3(e) cannot be delivered and the condition set forth in Section 5.3(e) has not been waived), but a tax opinion could be delivered and the Closing could occur if an alternative structure that left the Parties in substantially the same economic position was used (including, but not limited to a “two-step merger” as described in IRS Revenue Ruling 2001-46) which allowed Company Counsel (or another counsel mutually acceptable to the Company and Parent will provide such opinion to the Company, it being understood that Paul, Weiss, Rifkind, Wharton & Garrison LLP is mutually agreed to be acceptable other counsel) to deliver a tax opinion that the alternative structure will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the Parties shall use reasonable best efforts to implement such alternative structure and obtain such tax opinion and the Parties agree that such tax opinion will satisfy the condition set forth in Section 5.3(e).
(d) The Parties will take the position for all Tax purposes that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, unless a contrary position is required by a final “determination” within the meaning of Section 1313(a) of the Code.
(e) Notwithstanding the foregoing, or anything in this Agreement to the contrary, the provisions of this Section 4.13 shall immediately be of no further force or effect in the event that the Company shall have waived the condition set forth in Section 5.3(f).
Section 4.14   Merger Sub and Surviving Corporation Compliance.   Immediately following the execution and delivery of this Agreement, Parent will cause the sole stockholder of Merger Sub to execute and deliver to Merger Sub a written consent adopting this Agreement and approving the Transactions in accordance with the DGCL. Parent shall take all actions necessary to (a) cause Merger Sub or the Surviving Corporation, as applicable, to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments or incur or guarantee any Indebtedness other than as specifically contemplated by this Agreement.
Section 4.15   Stockholder Litigation.   The Company shall promptly notify Parent of any Proceeding brought by the Company Stockholders or other Persons against the Company or any of its directors, officers or the Company Representatives arising out of or relating to this Agreement or the Transactions (collectively, the “Stockholder Litigation”), and shall keep Parent reasonably informed with respect to the status thereof. Without limiting the preceding sentence, the Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any such litigation (and the Company will in good faith take such comments into account) and to consult with Parent on a regular basis, and give Parent’s advice reasonable consideration, with respect to the defense or on any settlement with respect to such litigation. No such settlement shall be agreed to without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

Section 4.16   Delisting; De-registration.   Each of the Parties agrees to cooperate with each other to do or cause to be done all things reasonably necessary, proper or advisable on its part under applicable Law and the rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.
Section 4.17   Stock Exchange Listing.   Parent shall use its commercially reasonable efforts to cause the shares of Parent Stock to be issued in the Merger to be listed on the NYSE, subject to official notice of issuance.
Section 4.18   Convertible Notes.
(a) Prior to the Effective Time, the Company shall deliver any notices and take all necessary actions so that, in the event that any of the Company’s Convertible Notes issued pursuant to the Convertible Notes Indentures remain outstanding as of the Effective Time, the Company shall execute and deliver to the Trustee (as defined therein) supplemental indentures to the Convertible Notes Indentures, as and to the extent required by the Convertible Notes Indentures, in form and substance reasonably satisfactory to Parent, including to provide that on and after the Effective Time, each holder of Convertible Notes shall have the right to convert such Convertible Notes into the Merger Consideration in accordance with, and subject to, the provisions of the Convertible Notes Indentures governing the conversion of the Convertible Notes and all such further actions, including the delivery of any officers’ certificates and opinions of counsel required by the Convertible Notes Indentures or other documents or instruments, as may be necessary to comply with all of the terms and conditions of the Convertible Notes Indentures in connection with the Transactions. Prior to the Effective Time, the Company shall not make any settlement election (including, for the avoidance of doubt, by not delivering a Settlement Notice (as defined in the Convertible Notes Indentures) with respect to any Conversion Date (as defined in the Convertible Notes Indentures)) under the Convertible Notes Indentures without the prior written consent of Parent.
(b) The Company shall provide Parent and its counsel reasonable opportunity to review and comment on any notices, certificates, press releases, supplemental indentures, legal opinions, officers’ certificates or other documents or instruments deliverable pursuant to or in connection with any Convertible Notes or the Convertible Notes Indenture prior to the dispatch or making thereof, each of which shall be subject to the prior approval of Parent (not to be unreasonably withheld, conditioned or delayed).
(c) Prior to the Effective Time, (i) the Company shall take all commercially reasonable actions, including the delivery of any notices or other documents or instruments, as may be required or contemplated by the terms of the applicable Capped Call Transaction or as reasonably requested by Parent in connection with making elections under, amending, obtaining waivers and/or unwinding or otherwise settling the Capped Call Transactions and (ii) the Company shall use its commercially reasonable efforts to cooperate with Parent in initiating or continuing any discussions, negotiations or agreements with the counterparties to the Capped Call Transactions (each, a “Hedge Counterparty”), with respect to any determination, cancelation, termination, exercise, settlement, adjustment or computation under, or in connection with the Capped Call transaction, including with respect to any Shares or cash amounts that may be payable or deliverable to the Company pursuant to the Capped Call Transactions. The Company shall promptly provide Parent with any written notices or other documents received from any Hedge Counterparty with respect to any determination, cancelation, termination, exercise, settlement, adjustment or computation under, or in connection with any discussions or negotiations related to, the Capped Call Transactions. The Company shall not, and shall cause Company Representatives not to, except as contemplated herein, enter into any discussions, negotiations or agreements in respect of the Capped Call Transactions or make any elections, amendments, modifications or other changes to the terms of the Capped Call Transactions or exercise any rights it may have to terminate or cause the early settlement, exercise or cancellation of the Capped Call Transactions, without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed), except as required pursuant to the terms thereof (as in effect on the date of this Agreement, subject to adjustments pursuant to the terms thereof). The Company shall keep Parent informed of all material discussions and negotiations with the Hedge Counterparties. The Company shall provide Parent and its counsel reasonable opportunity to review and comment on any material written response to any written notice or other document received from any Hedge Counterparty with respect to any determination, adjustment or computation under, or in connection with any discussions or negotiations related to, the Capped Call Transactions prior to making any such response, and the Company shall (i) use its commercially reasonable efforts to promptly respond to any reasonable questions from, and (ii) consider in good faith any reasonable comments made by, Parent or its counsel with respect thereto prior to making any such response.
(d) The Company shall use its commercially reasonable efforts to provide Parent and its counsel reasonable opportunity to review and comment on any written notice or communication in connection with the Capped Call Transactions prior to the dispatch or making thereof, and the Company shall (i) use its commercially reasonable efforts to promptly respond to any reasonable questions from, and (ii) consider in good faith any reasonable comments made by, Parent or its counsel with respect thereto prior to the dispatch or making thereof.
(e) The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cause their respective representatives to cooperate with Parent in connection with the fulfillment of the Company’s obligations under the terms of the Convertible Notes and the Convertible Notes Indentures at any time after the Agreement Date as reasonably requested by Parent.
Section 4.19   Company Credit Agreement.   The Company shall deliver to Parent at least two Business Days prior to the Closing Date (with drafts, including final payoff numbers, to be provided at least three Business Days prior to the Closing Date), (a) an appropriate and customary payoff letter with respect to the Company Credit Agreement (the “Payoff Letter”), specifying the aggregate payoff amount of the Company’s obligations (including principal, interest, fees, expenses, premium (if any) and other amounts payable in respect of such indebtedness) that will be outstanding under such indebtedness as of the Closing Date and providing for a release of all Liens and guarantees thereunder upon the receipt of the respective payoff amounts specified in the Payoff Letter, including, in the case of any letters of credit or similar obligations, cash collateralization, backstop or repayment of such obligations (it being understood and agreed that Parent shall be responsible for paying all amounts under the Payoff Letter (including cash collateralizing, backstopping or repaying any letters of credit or similar obligations)) and (b) customary documentation evidencing the release of all Liens with respect to the Company Credit Agreement (including any customary termination statements on Form UCC-3 or other customary lien releases); provided, however, that such releases shall not be filed and effective until after the Closing Date upon receipt by the outgoing lenders of the outstanding amounts required by the Payoff Letter.
Section 4.20   Financing.
(a) The Company shall (i) provide to each warehouse lender any notice required under the terms of the applicable Mortgage Funding Credit Facility and relating to the Transactions and (ii) use commercially reasonable efforts to take, or cause to be taken, all actions, and use commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to obtain an appropriate and customary payoff letter (with drafts to be provided at least three Business Days prior to the Closing Date and such drafts to include final payoff numbers to the extent a termination date has been provided by Parent, to be no earlier than the Effective Time) from each warehouse lender confirming that, upon receipt of funds representing all amounts owing to such warehouse lender under the applicable Mortgage Funding Credit Facility, and any related repurchase with respect to each purchased assignment interest under the Mortgage Funding Credit Facility, such Mortgage Funding Credit Facility is terminated.
(b) On or prior to the Effective Time, the Company shall, and shall cause the Subsidiaries of the Company to, use commercially reasonable efforts to assist Parent in obtaining any consents, as requested by Parent, under the Company’s Mortgage Funding Credit Facilities in connection with the Mergers.
Section 4.21   Reorganization Transactions.   Parent will consummate, or cause to be consummated, the Reorganization Transactions as promptly as practicable in accordance with the terms of the Transaction Agreement. Parent will enforce the terms of the Transaction Agreement, will notify the Company promptly upon becoming aware of any breach thereof by any party thereto, and will not amend, modify or waive any provisions of the Transaction Agreement without the prior written consent of the Company. Parent will not amend, terminate or agree to terminate (other than pursuant to Section 8.10 of the Transaction Agreement), or give notice of termination of the Tax Receivable Agreement without the prior written consent of the Company. Parent will provide the Company with a draft of the information statement relating to the Reorganization Transactions within a reasonable time prior to the distribution of such information statement to the stockholders of Parent.
Article V
CONDITIONS TO CONSUMMATION OF THE MERGER
Section 5.1   Conditions Precedent to Obligations of Each Party Under This Agreement.   The respective obligations of each Party to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions:
(a)   Company Stockholder Approval.   The Company Stockholder Approval shall have been obtained.
(b)   No Injunctions or Restraints.   No Order issued by any Governmental Authority of competent jurisdiction preventing the consummation of the Merger or that results or will result in a Detriment shall be in effect. No statute, rule, regulation, order, injunction, or decree shall have been enacted, entered, promulgated, or enforced (and continue to be in effect) by any Governmental Authority with competent jurisdiction that prohibits or makes illegal the consummation of the Merger.
(c)   Antitrust Clearance.   All applicable waiting periods (and any extensions thereof) under the HSR Act relating to the consummation of the Merger shall have expired or been terminated.
(d)   Effectiveness of the Registration Statement.   The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC that has not been withdrawn.
(e)   NYSE Listing.   The shares of Parent Stock issuable (i) in the Merger, (ii) upon the exercise of all Assumed Options, and (iii) in settlement of all Assumed Units, shall have been authorized for listing on the NYSE subject to official notice of issuance.
Section 5.2   Additional Parent and Merger Sub Conditions.   The obligations of Parent and Merger Sub to consummate the Merger shall be further subject to the satisfaction at or prior to the Effective Time of each of the following conditions:
(a)   Accuracy of Representations and Warranties.   (i) The representations and warranties set forth in Section 2.9(a) shall be true and correct in all respects on and as of the Agreement Date, (ii) the representations and warranties of the Company in Section 2.2(a), Section 2.2(b), Section 2.2(d) and Section 2.2(f) shall be true and correct in all respects on and as of the Agreement Date and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct as of such specified date) except for inaccuracies that do not have more than a de minimis effect, (iii) Company Fundamental Representations and the representations and warranties of the Company in Section 2.2(c), Section 2.2(e) and Section 2.2(g), disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect or any similar standard or qualification, shall be true and correct in all material respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct in all material respects as of such specified date) and (iv) all other representations and warranties of the Company in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect or any similar standard or qualification, shall be true and correct on and as of the

Agreement Date and the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct as of such specified date), except where the circumstances causing the failure of such representations or warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   Compliance with Agreements and Covenants.   The Company shall have performed and complied with, in all material respects, all obligations and covenants required to be performed by it under this Agreement at or prior to the Effective Time.
(c)   No Company Material Adverse Effect.   Since the Agreement Date, there shall not have occurred a Company Material Adverse Effect that is continuing.
(d)   Receipt of Officers’ Certificate.   Parent shall have received a certificate of the Company, executed by the Chief Executive Officer or the Chief Financial Officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Section 5.2(a), Section 5.2(b), and Section 5.2(c) have been satisfied.
Section 5.3   Additional Company Conditions.   The obligations of the Company to consummate the Merger shall be further subject to the satisfaction at or prior to the Effective Time of each of the following conditions:
(a)   Accuracy of Representations and Warranties.   (i) The representations and warranties set forth in Section 3.7(a) shall be true and correct in all respects on and as of the Agreement Date, (ii) the representations and warranties of Parent and Merger Sub in Section 3.2(a) and Section 3.2(b) shall be true and correct in all respects as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct in all respects as of such specified date) except for inaccuracies that do not have more than a de minimis effect, (iii) the Parent Fundamental Representations and the representations and warranties of Parent and Merger Sub in Section 3.2(c), Section 3.2(d), Section 3.2(e) and Section 3.2(f), disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect or any similar standard or qualification, shall be true and correct in all material respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct in all material respects as of such specified date) and (iv) all other representations and warranties of Parent and Merger Sub in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect or any similar standard or qualification, shall be true and correct on and as of the Agreement Date and the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct as of such specified date), except where the circumstances causing the failure of such representations or warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)   Compliance with Agreements and Covenants.   Parent and Merger Sub shall have performed and complied with, in all material respects, all obligations and covenants required to be performed by each of them under this Agreement at or prior to the Effective Time.
(c)   No Parent Material Adverse Effect.   Since the Agreement Date, there shall not have occurred a Parent Material Adverse Effect that is continuing.
(d)   Receipt of Officers’ Certificate.   The Company shall have received a certificate of Parent and Merger Sub, executed by the Chief Executive Officer, the Chief Financial Officer or other officer of Parent and Merger Sub, dated as of the Closing Date, to the effect that the conditions set forth in Section 5.3(a), Section 5.3(b) and Section 5.3(c) have been satisfied.

(e)   Tax Opinion.   Provided that the Company has not waived the condition set forth in Section 5.3(f), the Company shall have received a written opinion of Fenwick & West LLP (“Company Counsel”) or, if Company Counsel is unable to provide such opinion, a written opinion of another counsel mutually acceptable to Company and Parent (it being understood that Paul, Weiss, Rifkind, Wharton & Garrison LLP is mutually agreed to be acceptable other counsel), in customary form and substance reasonably satisfactory to Company, dated as of the Closing Date and to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
(f)   Reorganization Transactions.   The Reorganization Transactions shall have been consummated in accordance with the terms of the Transaction Agreement.
Article VI
TERMINATION, AMENDMENT AND WAIVER
Section 6.1   Termination.   This Agreement may be validly terminated and the Transactions may be abandoned by action taken or authorized by the board of directors of the terminating Party or Parties:
(a) By mutual written consent of Parent and the Company, by action of their respective boards of directors.
(b) By either Parent or the Company, if:
(i) the Merger shall not have been consummated on or before 11:59 p.m. Pacific Time on the date that is nine months after the date of this Agreement (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 6.1(b)(i) shall not be available to any Party whose failure to perform any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of the Merger to have been consummated on or by such date;
(ii) the Company Stockholder Approval is not obtained upon a vote taken thereon at the Company Stockholder Meeting duly convened therefor (after any adjournment or postponement thereof); or
(iii) any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Merger, and such Order shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 6.1(b)(iii) shall not be available to any Party whose failure to perform any of its obligations under this Agreement has been the primary cause of, or resulted in, any such Order or who has failed to use reasonable best efforts to resist, appeal, obtain Consent pursuant to, resolve or lift such Order.
(c) By Parent, if:
(i) (A) there shall be an inaccuracy in any representation or warranty of the Company contained in this Agreement or a breach of any covenant of the Company contained in this Agreement, in any case, such that the conditions set forth in Section 5.2(a) or Section 5.2(b) would not then be satisfied, (B) Parent shall have delivered to the Company written notice of such inaccuracy or breach of covenant, and (C) either such inaccuracy or breach of covenant is not capable of cure or such inaccuracy or breach of covenant shall not have been cured within the earlier of (x) at least 30 days since the date of delivery of such written notice to the Company and (y) the Outside Date; provided that Parent and Merger Sub are not then in material breach of this Agreement; or
(ii) prior to the date of Company Stockholder Approval, the Company Board shall have made a Change of Board Recommendation.
(d) By the Company:

(i) in order to enter into an Alternative Acquisition Agreement constituting a Superior Proposal; provided that the Company has complied in all material respects with Section 4.6 with respect to such Superior Proposal, the Company substantially concurrently enters into a definitive written agreement with respect to such Superior Proposal and that such termination shall not be effective unless the Company shall pay the Company Termination Fee to Parent substantially concurrently with such termination in accordance with Section 6.3(a); or
(ii) if (A) there shall be an inaccuracy in any representation or warranty of Parent or Merger Sub contained in this Agreement or breach of any covenant of Parent or Merger Sub contained in this Agreement, in any case, such that the conditions set forth in Section 5.3(a) or Section 5.3(b) would not then be satisfied, (B) the Company shall have delivered to Parent written notice of such inaccuracy or breach of covenant and (C) either such inaccuracy or breach of covenant is not capable of cure or such inaccuracy or breach of covenant shall not have been cured within the earlier of (x) at least 30 days since the date of delivery of such written notice to Parent and (y) the Outside Date; provided that the Company is not then in material breach of this Agreement.
The party desiring to terminate this Agreement pursuant to this Section 6.1 (other than pursuant to Section 6.1(a)) shall give written notice of such termination to each other Party hereto and specify the applicable provision or provisions hereof pursuant to which such termination is being effected.
Section 6.2   Effect of Termination.   In the event of valid termination of this Agreement by either the Company or Parent as provided in Section 6.1, this Agreement shall forthwith become void and of no further force or effect and there shall be no Liability on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers, directors, employees, agents or representatives except (a) with respect to Section 4.3(b), this Section 6.2, Section 6.3 and Article VII (and all the defined terms appearing in such sections) shall survive termination and remain in full force and effect and (b) the valid termination of this Agreement will not relieve any Person from any Liabilities incurred or suffered by a Party as a result of an Intentional Breach by another Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement. In the event of a termination of this Agreement as a result of an Intentional Breach for which equitable relief has been sought by the non-breaching Party pursuant to this Agreement, and determined by a court of competent jurisdiction not to be available, in determining damages the court may (but is not required to) grant damages on the part of the Company Stockholders (in the case of an Intentional Breach by Parent) or of Parent (in the case of an Intentional Breach by the Company), in each case to the extent proven and awarded by a court of competent jurisdiction. Nothing shall limit or prevent any Party or third-party beneficiary from exercising any rights or remedies it may have under Section 7.8 in lieu of terminating this Agreement pursuant to Section 6.1.
Section 6.3   Company Termination Fee.
(a) In the event that this Agreement is validly terminated (i) by the Company pursuant to Section 6.1(d)(i), (ii) by Parent pursuant to Section 6.1(c)(ii), or (iii) by either Parent or the Company pursuant to Section 6.1(b)(i) (but only if such termination occurs prior to the Company receiving the Company Stockholder Approval), Section 6.1(b)(ii) or by Parent pursuant to Section 6.1(c)(i), and only if, in any such case, (A) after the Agreement Date but before the date of such termination, an Acquisition Proposal shall have been publicly announced and not publicly withdrawn prior to such termination and (B) within 12 months after the date of such termination, the Company shall have consummated the transactions contemplated by such Acquisition Proposal, then the Company shall pay to Parent a termination fee of $65,533,735 in cash (the “Company Termination Fee”) concurrently with any termination pursuant to the foregoing clause (i) or within two Business Days of the date that Parent otherwise becomes entitled to the Company Termination Fee.
(b) For purposes of this Section 6.3, all references to “20%” and “80%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.
(c) In no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events. Notwithstanding anything to the contrary in this Agreement, and subject to Section 6.2(b), in the event that this Agreement is validly terminated in accordance with this Article VI and the Company Termination Fee is payable pursuant to Section 6.3(a) and is paid to Parent (or its designee) in accordance with this Agreement, payment of the Company Termination Fee shall be the sole and exclusive remedy of Parent and Merger Sub, and each of their respective Affiliates, as applicable, against the Company and each of its Affiliates, and each of their respective directors, officers, employees, stockholders, controlling Persons, agents or representatives for any liability, loss or damage based upon, arising out of or relating to this Agreement, the negotiation, execution, performance or any actual or purported breach hereof or the Transactions or in respect of any other document or theory of law or equity or in respect of any representations, warranties, covenants or agreements made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise. Each of Parent and Merger Sub may pursue both a grant of specific performance in accordance with Section 7.8 and the payment of the Company Termination Fee under Section 6.3(a); provided that under no circumstances shall Parent or Merger Sub be permitted or entitled to receive both a grant of specific performance that results in the Closing and any money damages, including all or any portion of the Company Termination Fee. Acceptance of the Company Termination Fee shall constitute acceptance by Parent and Merger Sub of the validity of the termination of this Agreement.
(d) If the Company fails to pay in a timely manner the Company Termination Fee due pursuant to Section 6.3(a) and, in order to obtain such payment, Parent makes a claim that results in a judgment for the Company Termination Fee, the Company shall pay to Parent any reasonable and documented costs and expenses (including reasonable attorneys’ fees and expenses) of Parent in connection with such suit, together with interest on the Company Termination Fee at the prime rate of Citibank, N.A. in effect from time to time from the date such payment was required to be made hereunder through the date such payment was actually received.
(e) Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 6.3 are an integral part of the Transactions and (ii) without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement.
Article VII
MISCELLANEOUS PROVISIONS
Section 7.1   Non-Survival of Representations and Warranties.   None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 7.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.
Section 7.2   Fees and Expenses.   Except as specifically provided herein, all expenses incurred by the Parties shall be borne solely and entirely by the Party which has incurred the same.
Section 7.3   Notices.   Any notice, request, or demand desired or required to be given hereunder will be in writing and will be given by personal delivery, email delivery, or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party will have previously designated by such a notice. The effective date of any notice, request, or demand will be the date of personal delivery, the date on which email is sent (provided that the sender of such email does not receive a written notification of delivery failure) or one day after it is delivered to a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid.
If to Parent or Merger Sub, addressed to it at:
Rocket Companies, Inc.
1050 Woodward Avenue
Detroit, MI 48226
Attention: [***]
Email:    [***]

with a copy to (for information purposes only):
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:
Scott A. Barshay
Laura C. Turano

Email:
sbarshay@paulweiss.com
lturano@paulweiss.com

If to the Company, addressed to it at:
Redfin Corporation
1099 Stewart Street, Suite 600
Seattle, WA 98101
Attention: Chief of Legal Affairs and Digital Revenue
Email:      [***]
with a copy to (for information purposes only):
Fenwick & West LLP
401 Union Street, Floor 5
Seattle, Washington 98101
Attention:
Alan C. Smith
David K. Michaels
Christopher N. Gorman

Email:
acsmith@fenwick.com
dmichaels@fenwick.com
cgorman@fenwick.com

Section 7.4   Severability.   Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree to negotiate in good faith to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
Section 7.5   Entire Agreement.   This Agreement (together with the annexes hereto and the other documents delivered pursuant hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter of this Agreement and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Company Disclosure Letter and Parent Disclosure Letter are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein.
Section 7.6   Assignment.   This Agreement shall not be assigned by any Party without the prior written consent of the other Parties, and any attempted assignment, without such consent, shall be null and void.
Section 7.7   Third-Party Beneficiaries.   Notwithstanding any reference in Section 6.2 to damages relating to Company Stockholders, or any other provision of Section 6.2, except as set forth in Section 4.10, and after the Effective Time, except for the rights of the holders of Shares, Company Options, Company RSUs and Company PSUs to receive the consideration specified in Section 1.5, this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies.

Section 7.8   Specific Performance.   The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that prior to any valid termination of this Agreement in accordance with Section 6.1, (a) each Party (on behalf of itself or any third-party beneficiary to this Agreement) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity and (b) the Parties shall waive, in any Proceeding for specific performance, the defense of adequacy of a remedy at law. The right to specific enforcement hereunder shall include the right of the Company, on behalf of itself and any third-party beneficiaries to this Agreement, to cause (x) Parent and Merger Sub to cause the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement and (y) cause Parent to perform its covenants under Section 4.21 of this Agreement to cause the Reorganization Transactions and any other transactions contemplated by the Transaction Agreement to be consummated on the terms and subject to the conditions set forth in the Transaction Agreement. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.8, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The Parties agree not to raise any objections to (i) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand and (ii) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement. A Party’s pursuit of specific performance at any time shall not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for Liabilities or damages incurred or suffered by such party in the case of a breach of this Agreement involving fraud or willful or intentional misconduct.
Section 7.9   Governing Law.   This Agreement and all claims arising out of this Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware (whether arising in contract, tort, equity or otherwise), without regard to any conflicts of law principles that would result in the application of any Law other than the Law of the State of Delaware.
Section 7.10   Consent to Jurisdiction.   The Parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court of the United States of America located within the State of Delaware, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and, to the fullest extent permitted by applicable Law, hereby waive, and agree not to assert, as a defense in any action, suit or other Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or other Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably and unconditionally agree that all claims with respect to such action, suit or other Proceeding shall be heard and determined in the Delaware Court of Chancery or, to the extent required by applicable Law, the federal court located within the State of Delaware. The Parties hereby consent to and grant any such court jurisdiction over such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or Proceeding in the manner provided for notices in Section 7.3 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or other Proceeding, venue shall lie solely in the Court of Chancery of the State of Delaware or such federal court located within the State of Delaware. The Parties further agree, to the extent permitted by applicable Law, that final and non-appealable judgment against a Party in any Proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

Section 7.11   WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.
Section 7.12   Counterparts.   This Agreement may be executed and delivered (including by e-mail of a .pdf, .tif, .jpeg or similar attachment (“Electronic Delivery”)) in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Any such counterpart, to the extent delivered using Electronic Delivery shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.
Section 7.13   Amendment.   This Agreement may be amended by the Company, Parent and Merger Sub by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the Parties.
Section 7.14   Waiver.   At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
Section 7.15   Rules of Construction.
(a) The Parties have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement and each Exhibit and each Annex attached hereto, the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.
(b) When a reference is made in this Agreement to Sections, Exhibits or Annexes, such reference shall be to a Section of, or an Exhibit to this Agreement, Schedule to the Company Disclosure Letter or Schedule to the Parent Disclosure Letter unless otherwise indicated. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole (including any exhibits and annexes to this Agreement) and not to any particular provision of this Agreement. The words “include,” “including,” or “includes” when used herein shall be deemed in each case to be followed by the words “without limitation” or words having similar import. The phrases “delivered,” “made available,” “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper copy of the information or material referred to has been provided to the Party to whom such information or material is to be provided prior to the execution of this Agreement or have been deposited by the Company or Parent in the electronic datarooms maintained for the Transactions by the Company or Parent, as applicable, and to which each Party has access, or filed by the Company with the SEC and publicly available on EDGAR, prior to 5:00 p.m., Pacific time, on the calendar day immediately prior to the Agreement Date. The headings and table of contents in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Where a reference is made to a Contract, instrument or Law, such reference is to such Contract, instrument or Law as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement, (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (v) references to any Person include the successors and permitted assigns of that Person, (vi) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively, (vii) any action required to be taken by or on a day or Business Day may be taken until 11:59 p.m. Pacific Time on such day or Business Day, (viii) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day” and (ix) all days, Business Days, times and time periods contemplated by this Agreement will be determined by reference to Pacific Time. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.”
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In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first written above.
ROCKET COMPANIES, INC.
By:	/s/ Varun Krishna
Name:	Varun Krishna
Title:	Chief Executive Officer
NEPTUNE MERGER SUB, INC.
By:	/s/ Chris Howard
Name:	Chris Howard
Title:	President
REDFIN CORPORATION
By:	/s/ Glenn Kelman
Name:	Glenn Kelman
Title:	Chief Executive Officer

Exhibit A
CERTAIN DEFINITIONS
“2017 Equity Incentive Plan” means the Company’s 2017 Equity Incentive Plan, as amended.
“Acceptable Confidentiality Agreement” means a confidentiality agreement that (a) contains provisions that are materially no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement need not contain any standstill provision and (b) does not prohibit the Company from complying with Section 4.6.
“Acquisition Inquiry” means an inquiry, indication of interest or request for non-public information (other than an inquiry, indication of interest or request for information made or submitted by Parent, Merger Sub, Parent’s Affiliates or the Parent Representatives) that would reasonably be expected to lead to an Acquisition Proposal.
“Acquisition Proposal” means any proposal or offer (whether written or otherwise) from any Person or group (other than Parent or its Subsidiaries) relating to, in a single transaction or series of related transactions, (a) any (i) direct or indirect acquisition or exclusive license of assets of the Company or any of its Subsidiaries (including securities of the Subsidiaries of the Company) equal to more than 20% of the Company’s consolidated assets (measured on a fair market value basis) or to which more than 20% of the Company’s revenues, EBITDA, net income or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition or issuance (whether by merger, consolidation or otherwise) of more than 20% of any class of voting equity securities of the Company, (b) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result, directly or indirectly, in any Person or group (or the shareholders of any Person or group) beneficially owning 20% or more of the outstanding voting power of the Company or (c) any merger, consolidation, business combination, share exchange, recapitalization or other similar transaction involving the Company that would result in any Person or group (or the shareholders of any Person or group) beneficially owning, directly or indirectly, more than 20% of the outstanding voting power of the Company or 20% of the voting power of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power) or (d) any liquidation or dissolution of the Company. Whenever the term “group” is used in this Agreement, it shall have the definition set forth in Rule 13d-3 of the Exchange Act.
“Advance Credit Facility” means a revolving line of credit with an advance facility lender pursuant to which Mortgage Subsidiary funds servicer advances.
“Affiliate” means (a) in the case of an individual, the members of the immediate family (including parents, siblings and children) of (i) the individual, (ii) the individual’s spouse and (iii) any Business Entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, any of the foregoing individuals, or (b) in the case of a Business Entity, another Business Entity or a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Business Entity.
“Anti-Corruption Law” means any applicable Law relating to anti-bribery or anti-corruption (governmental or commercial), including the Canadian Corruption of Foreign Public Officials Act, U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, and all other applicable anti-bribery or anti-corruption Laws.
“Anti-Money Laundering Laws” means all applicable Laws related to financial recordkeeping or reporting, or the prevention of money laundering or terrorist financing in the jurisdictions in which the Company is organized or conducts its business, including but not limited to the Bank Secrecy Act of 1970 (31 USC 5311 et seq.), as amended, and any Law implementing the “Forty Recommendations” published by the Financial Action Task Force on Money Laundering.
“Antitrust Law” means, individually and collectively, the HSR Act, the U.S. Sherman Act, as amended, the U.S. Clayton Act, as amended, the U.S. Federal Trade Commission Act, as amended, and any other applicable U.S. federal, state or non-U.S. statutes, rules, regulations, orders or decrees that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (ii) regulate foreign investment.
“Applicable Requirements” means, as of the time of reference, (A) all applicable laws and published guidelines of Fannie Mae, Freddie Mac or Ginnie Mae, the Federal Housing Administration, the U.S. Department of Veterans Affairs, the U.S. Department of Agriculture, and any other entity (other than the Company and its Subsidiaries) to or with which any Company Owned Mortgage Loan, Company Acquired Mortgage Loan or Company Serviced Mortgage Loan (as defined below) is or has been sold, transferred, serviced, pooled, securitized, or insured, in each case relating to the origination (including the taking, processing and underwriting of the relevant Mortgage Loan application and the closing or funding of the relevant Mortgage Loan), purchase, assignment, sale, pooling, servicing, subservicing or enforcement of, or filing of claims in connection with, any such Mortgage Loan at the relevant time, (B) all of the terms of the mortgage note, security instrument and any other related loan documents relating to each such Mortgage Loan, (C) all requirements set forth in the Servicing Agreements, (D) all obligations of the Mortgage Subsidiary under any agreement related to the sale of Mortgage Servicing Rights, (E) any Law entered, issued, made or rendered by any Governmental Authority applicable to any such Mortgage Loans and (F) all requirements set forth in the credit, underwriting, servicing and collection policies and procedures of the Mortgage Subsidiary.
“Business Day” means a day other than Saturday, Sunday, a United States federal holiday or any other day on which (x) commercial banks in Seattle, Washington are authorized or required by applicable Law to be closed or (y) with respect to Section 1.3 only, the Division of Corporations of the Secretary of State of the State of Delaware is not open for business.
“Business Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or group (as defined in Section 13(d)(3) of the Exchange Act).
“Capped Call Documentation” means (i) the letter agreements regarding the Base Capped Call Transaction, each dated March 22, 2021, between the Company and each of Goldman Sachs & Co. LLC, HSBC Bank USA, National Association, Jefferies International Limited, Jefferies LLC, RBC Capital Markets, LLC, as agent for Royal Bank of Canada and (ii) the letter agreements regarding the Additional Capped Call Transaction, each dated as of March 31, 2021, between the Company and each of Goldman Sachs & Co. LLC, HSBC Bank USA, National Association, Jefferies International Limited, Jefferies LLC, RBC Capital Markets, LLC, as agent for Royal Bank of Canada.
“Capped Call Transactions” means the transactions documented under the Capped Call Documentation.
“Claim” means all past, present and future disputes, claims, controversies, demands, and Proceedings of every kind and nature.
“COBRA” means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company Acquired Mortgage Loan” means any Mortgage Loan originated or purchased by the Mortgage Subsidiary.
“Company Benefit Plan” means each “employee benefit plan” as defined in ERISA (whether or not subject to ERISA), and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) providing compensation or other benefits to any current or former director, officer, employee, consultant or independent contractor (or to any dependent or beneficiary thereof) of the Company, its Subsidiaries or any ERISA Affiliate, including all incentive, bonus, pension, profit sharing, consulting, employment, restrictive covenant, retirement, deferred compensation, severance, vacation, paid time off, holiday, cafeteria, medical, disability, death benefit, workers’ compensation, fringe benefit, change in control, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices, agreements or arrangements, which are now maintained, sponsored or contributed to by the Company, a Subsidiary of the Company or any ERISA Affiliate, or under which the Company, a Subsidiary of the Company or any ERISA Affiliate has any material Liability or obligations.
“Company Credit Agreement” means that certain Term Loan and Security Agreement, dated October 20, 2023, by and among the Company, Apollo Administrative Agency LLC and the other parties thereto.
“Company Equity Plans” means the 2017 Equity Incentive Plan and the Company’s Amended and Restated 2004 Equity Incentive Plan.
“Company Fundamental Representations” means the representations and warranties made by the Company in Section 2.1(a) (Corporate Existence), Section 2.3 (Corporate Authority), Section 2.19 (Finders; Brokers) and Section 2.21 (Opinion of Financial Advisor).
“Company IP” means the Company Registered IP and all other Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.
“Company Material Adverse Effect” means any Effect that is, individually or in the aggregate with all other Effects, materially adverse to the business, financial condition, assets or continuing results of operations of the Company and its Subsidiaries, taken as a whole; provided that none of the following Effects (and no Effect that results from or arises in connection with the following) shall constitute or shall be taken into account in determining whether a Company Material Adverse Effect has occurred: (a) changes in or affecting the economies or general business, economic, regulatory or legislative conditions or securities, financial, credit or capital market conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets or equity price levels, trading volumes or the imposition of new or increased tariffs) anywhere in the world in which the Company and its Subsidiaries operate, (b) changes in the trading volume or trading price of Shares (provided that the facts and circumstances giving rise to such changes in such volume or price may be deemed to constitute, and may be taken into account in determining whether there is, a Company Material Adverse Effect if such facts and circumstances are not otherwise excluded under this definition), (c) changes in the industry in which the Company and its Subsidiaries operate, (d) national or international political conditions, labor strikes, acts of war (whether or not declared), the threat, commencement, continuation or escalation of a war, acts of armed hostility, sabotage, terrorism, cyber intrusion, government shutdown or other international or national calamity or any material worsening of such conditions threatened or existing as of the Agreement Date, (e) changes (or prospective changes) in Law or GAAP (or in the interpretation thereof), (f) any failure by the Company to meet its guidance or any published analyst projections, estimates or expectations of the Company’s past or projected revenue, earnings or other financial or operating performance or results of operations for any period, in and of itself, and any resulting analyst downgrade of the Company’s securities, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial or operating performance or results of operations, in and of itself (provided that the facts and circumstances giving rise to such failures may be deemed to constitute, and may be taken into account in determining whether there is a Company Material Adverse Effect if such facts and circumstances are not otherwise excluded under this definition), (g) any Effects resulting from the execution, announcement or pendency of this Agreement or the anticipated consummation of the Merger (including the identity of, or any facts or circumstances relating to, Parent as the acquirer of the Company), or any leaks or rumors related thereto, including the impact thereof on relationships, contractual or otherwise, with officers, employees, customers, suppliers, distributors, vendors, licensors, licensees, lenders, investors, Governmental Authorities, subcontractors or partners (including the exercise, or prospective exercise, by any party of rights that arise upon a change of control or the departure of any officers or employees of the Company), provided, that this clause (g) shall not apply to any representation or warranty set forth in Section 2.4(a), Section 2.4(b), Section 2.10(h) and Section 2.12 or any other representation or warranty intended to address the consequences of the execution and delivery of this Agreement, or the consummation of the Merger or other transactions (or any condition to any party’s obligation to consummate the Merger relating to such representation and warranty) to the extent that such representation and warranty addresses the consequences of any Effect arising out of, relating to or resulting from the execution and delivery of this Agreement or the consummation of the Merger, (h) fires, epidemics, pandemics, disease outbreak or other health-related event, quarantine restrictions, earthquakes, hurricanes, tornadoes or other natural or man-made disaster or any other national or international calamity, crisis or disaster, including the response of Governmental Authorities thereto, and (i) any Effects resulting from or arising out of (x) the failure by the Company or any of its Subsidiaries to take any action prohibited by this Agreement or (y) any actions taken by the Company or any of its Subsidiaries as required by this Agreement (including the requirement that the Company operate in the ordinary course of business) or with the consent, or at the request, of Parent or Merger Sub; provided that, with respect to clauses (a), (c), (d), (e) and (h), only to the extent such Effect does not adversely affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner relative to other similarly situated participants in the industry in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).
“Company Optionholder” means each holder, as of immediately prior to the Effective Time, of a Company Option, whether or not vested.
“Company Options” means options to purchase Shares from the Company (whether granted by the Company pursuant to any Company Equity Plan, assumed by the Company or otherwise).
“Company Owned Mortgage Loan” means any Company Acquired Mortgage Loan held by the Company or a Subsidiary of the Company for sale to a third party or in its portfolio of “loans held for investment” at any time since January 1, 2023.
“Company Products” means all products or services owned by the Company or any of its Subsidiaries that are developed, produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any of the Subsidiaries.
“Company PSU” means a PSU issued under the 2017 Equity Incentive Plan.
“Company Registered IP” means the Registered IP owned or purported to be owned by the Company or any of its Subsidiaries.
“Company Representatives” means the Company and its Subsidiaries’ respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives.
“Company RSU” means an RSU issued under the 2017 Equity Incentive Plan.
“Company Serviced Mortgage Loan” means any Mortgage Loan serviced or master serviced by the Mortgage Subsidiary (either on its own or through a Subservicer) pursuant to a Servicing Agreement at any time since January 1, 2023 and not as a result of its ownership of that Mortgage Loan.
“Company Stockholder” means a holder of Shares.
“Confidentiality Agreement” means that certain letter agreement, dated September 1, 2022, between the Company and Parent, as amended on January 1, 2025.
“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization), or the expiration or termination of any statutory waiting periods.
“Contract” means any legally binding written agreement, contract, subcontract, lease, easement, understanding, arrangement, instrument, note, mortgage, indenture, option, warranty, purchase order, license, sublicense, insurance policy or commitment or undertaking of any nature that is currently effective.
“Convertible Notes” means, collectively, (i) those certain 0% Convertible Senior Notes due 2025, issued by the Company pursuant to the 2020 Indenture and (ii) those certain 0.50% Convertible Senior Notes due 2027, issued by the Company pursuant to the 2021 Indenture.
“Convertible Notes Indentures” means, collectively, (i) that certain Indenture, dated as of October 20, 2020, by and between the Company and Wells Fargo Bank, National Association, as Trustee (the “2020 Indenture”) and (ii) that certain Indenture dated as of March 25, 2021, by and between the Company and Wells Fargo Bank, National Association, as Trustee (the “2021 Indenture”).
“DGCL” means the Delaware General Corporation Law.
“Effect” means any change, event, development, occurrence, state of facts, circumstance or effect.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.
“Environmental Claim” means any claim, Proceeding, complaint, or notice of violation alleging violation of, or Liability under, any Environmental Laws.
“Environmental Laws” means any applicable federal, state, local or non-U.S. Laws, statutes, regulations, codes, ordinances, permits, decrees, orders or common Law relating to, or imposing standards regarding the protection or cleanup of the environment, any Hazardous Materials Activity, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the exposure of any individual to Hazardous Materials, including protection of health and safety of employees. Environmental Laws shall include, without limitation, the following U.S. statutes: the Federal Insecticide, Fungicide Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substance Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right to Know Act, Hazardous Materials Transportation Act and all analogous or related foreign, federal state or local Law, each as amended.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any Person, trade or business which is considered a single employer with the Company or any Subsidiary of the Company under Section 4001 of ERISA or Section 414 of the Code.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“GAAP” means generally accepted accounting principles in the United States.
“Government Official” means (i) any official, employee, agent, representative, or family member or relative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, (ii) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Authority or (iii) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a public international organization.
“Governmental Authority” means any U.S., foreign, federal, state, provincial, municipal or local government, government agency, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality.
“Governmental Authorization” means any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority pursuant to any Law.
“Governmental Consent” means any license, certificate, permit, approval, clearance, expiration, consent, notice, waiver or termination of applicable waiting periods, authorizations, qualifications and orders of any Governmental Authority.
“Hazardous Materials” means any infectious, carcinogenic, radioactive, toxic or hazardous chemical or chemical compound, or any pollutant, contaminant or hazardous substance, material or waste, in each case, whether solid, liquid or gas, including petroleum, petroleum products, by products or derivatives, asbestos or asbestos-containing material, polychlorinated biphenyls, lead, urea formaldehyde, per- and polyfluoroalkyl substances, radon gas, mold and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Law.
“Hazardous Materials Activity” means the transportation, transfer, recycling, storage, use, disposal, arranging for disposal, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Materials or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so called eWaste fees) and compliance with any product take back or product content requirements.
“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means, with respect to any Person, (a) indebtedness for borrowed money, whether current or funded, secured or unsecured, including that evidenced by notes, bonds, debentures or other similar instruments (and including all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto), (b) any amounts owed with respect to drawn letters of credit, (c) any cash overdrafts, and (d) any outstanding guarantees of obligations of the type described in clauses (a) through (c) above.
“Intellectual Property” means any and all forms of industrial and intellectual property, and all rights associated therewith, throughout the world, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, discoveries, improvements, trade secrets, confidential and proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, all industrial designs and any registrations and applications therefor, all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name registrations, Internet and World Wide Web URLs or addresses, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, all computer programs, source code, object code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, designs, development tools, databases, data compilations and collections, and all rights therein, and all moral and economic rights of authors and inventors, however denominated.
“Intentional Breach” means, with respect to any agreement, (a) an intentional act or omission taken with the knowledge that such action or omission constitutes a material breach of such Agreement, and (b) any failure to consummate the Merger following the satisfaction or waiver of the conditions set forth in Article V.
“International Trade Laws” means any of the following: (a) any Laws concerning the importation of merchandise and other items (including technology, services, and software), including but not limited to those administered by U.S. Customs and Border Protection, (b) any Laws concerning the exportation or re-exportation of items (including technology, services, and software), including but not limited to those administered by the U.S. Department of Commerce or the U.S. Department of State or (c) any Sanctions.
“Intervening Event” means any material event or development or material change in circumstances with respect to the Company and its Subsidiaries taken as a whole that, irrespective of when such event, development or change occurred, (a) was not known to the Company Board as of, or prior to, the Agreement Date, or if known, the magnitude or consequences of which were not known or reasonably foreseeable by the Company Board as of the Agreement Date and (b) does not relate to any Acquisition Proposal and provided that in no event shall any change in the price or trading volume of Shares or any other securities of the Company constitute an Intervening Event (provided that the underlying cause of such changes may constitute or be taken into account in determining whether there has been an Intervening Event).
“Investor” means any Agency or any public or private investor who has purchased or is designated to purchase any Company Acquired Mortgage Loans from the Mortgage Subsidiary.
“IRS” means the U.S. Internal Revenue Service.
“IT Systems” means the computers, software, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment that are owned or leased by the Company or its Subsidiaries and used by the Company or its Subsidiaries.

“knowledge” means, with respect to the Company and with respect to any matter in question, the actual knowledge of the Persons set forth on Schedule A of the Company Disclosure Letter, and, with respect to Parent, any executive officer of Parent.
“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, judgment, injunction, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (or under the authority of the NYSE or Nasdaq, as applicable).
“Lease” means a Contract pursuant to which the Company or its Subsidiaries is a lessor, lessee, sublessor or sublessee of any real property or personal property, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto.
“Liability” means any known or unknown liability, Indebtedness, obligation or commitment of any kind, nature or character (whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet prepared under GAAP).
“Liens” means any mortgage, easement, lease, sublease, right of way, trust or title retention agreement, pledge, lien, charge, security interest or option.
“Mortgage Loans” means any residential mortgage loan product, including forward and reverse mortgage loans.
“Mortgage Servicing Rights” means mortgage servicing rights acquired pursuant to the Servicing Agreements or any side or ancillary agreement entered into in connection with any Servicing Agreement, including (A) the right to receive any servicing fees, general servicing fees, excess servicing fees, late fees or other income or compensation payable to the mortgage servicing rights owner, solely in its capacity as such, under such Servicing Agreement, and (B) all other rights of a mortgage servicing rights owner as provided for in any Servicing Agreement.
“Mortgage Subsidiary” means Bay Equity LLC.
“MSR Credit Facility” means a revolving line of credit with a lender pursuant to which the Mortgage Subsidiary funds its servicing portfolio and investments.
“Nasdaq” means The Nasdaq Stock Market LLC.
“NYSE” means the New York Stock Exchange.
“Order” means any order, writ, injunction, judgment or decree.
“Ordinary Course of Business” means, with respect to any Person at a point in time, an action that is in the ordinary course of business of such Person consistent with past practice.
“Parent Fundamental Representations” means the representations and warranties made by Parent in Section 3.1 (Corporate Existence), Section 3.3 (Corporate Authority) and Section 3.12 (Finders; Brokers).
“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (x) materially adverse to the business, financial condition, assets or continuing results of operations of Parent and its Subsidiaries, taken as a whole or (y) would prevent or materially delay consummation of the Merger or the other Transactions or performance by Parent of any of its obligations under this Agreement; provided that none of the following Effects (and no Effect that results from or arises in connection with the following) shall constitute or shall be taken into account in determining whether a Parent Material Adverse Effect pursuant to clause (x) above has occurred: (a) changes in or affecting the economies or general business, economic, regulatory or legislative conditions or securities, financial, credit or capital market conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets or equity price levels, trading volumes or the imposition of new or increased tariffs) anywhere in the world in which Parent and its Subsidiaries operate, (b) changes in the trading volume or trading price of shares of Parent Stock (provided that the facts and circumstances giving rise to such changes in such volume or price may be deemed to constitute, and may be taken into account in determining whether there is, a Parent

Material Adverse Effect if such facts and circumstances are not otherwise excluded under this definition), (c) changes in the industry in which Parent and its Subsidiaries operate, (d) national or international political conditions, labor strikes, acts of war (whether or not declared), the threat, commencement, continuation or escalation of a war, acts of armed hostility, sabotage, terrorism, cyber intrusion, government shutdown or other international or national calamity or any material worsening of such conditions threatened or existing as of the Agreement Date, (e) changes (or prospective changes) in Law or GAAP (or in the interpretation thereof), (f) any failure by Parent to meet its guidance or any published analyst projections, estimates or expectations of Parent’s past or projected revenue, earnings or other financial or operating performance or results of operations for any period, in and of itself, and any resulting analyst downgrade of the Company’s securities, or any failure by Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial or operating performance or results of operations, in and of itself (provided that the facts and circumstances giving rise to such failures may be deemed to constitute, and may be taken into account in determining whether there is a Parent Material Adverse Effect if such facts and circumstances are not otherwise excluded under this definition), (g) fires, epidemics, pandemics, disease outbreak or other health-related event, quarantine restrictions, earthquakes, hurricanes, tornadoes or other natural or man-made disaster or any other national or international calamity, crisis or disaster, including the response of Governmental Authorities thereto, and (h) any Effects resulting from or arising out of (x) the failure by Parent or any of its Subsidiaries to take any action prohibited by this Agreement or (y) any actions taken by Parent or any of its Subsidiaries as required by this Agreement or with the consent, or at the request, of the Company; provided that, with respect to clauses (a), (c), (d), (e) and (g), only to the extent such Effect does not adversely affect Parent and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industry in which Parent and its Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Parent Material Adverse Effect).
“Parent Options” means options to purchase Parent Stock from Parent (whether granted by Parent pursuant to its 2020 Omnibus Incentive Plan, assumed by Parent or otherwise).
“Parent PSU” means a PSU issued under Parent’s 2020 Omnibus Incentive Plan.
“Parent RSU” means an RSU issued under Parent’s 2020 Omnibus Incentive Plan.
“Parent Stock” means the Class A Common Stock of Parent.
“Permitted Liens” means (a) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, either not delinquent or being contested in good faith (and for which adequate accruals or reserves have been established on the Company Financial Statements or the Parent Financial Statements, as the case may be), in appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP (b) Liens arising by operation of Law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers or suppliers not yet due and payable or, if due, either not delinquent or being contested in good faith in appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP, (c) protective filings related to operating leases with third parties entered into in the ordinary course of business, (d) zoning, entitlement, building and land use regulations, customary covenants, defects of title, easements, rights-of-way, restrictions and other similar non-monetary charges or encumbrances or irregularities in title that in each case, individually or in the aggregate, do not and would not reasonably be expected to materially interfere with or impair the use or operation thereof in the business of the Company, (e) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Laws or other social security programs, (f) other Liens arising in the ordinary course of business that are not incurred in connection with the borrowing of money and that do not materially interfere with ownership or use of the subject asset and (g) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business.
“Person” means any individual, Entity or Governmental Authority.
“Personal Information” means all information that is considered “personal information,” “personally identifiable information,” “personal data,” “nonpublic financial information” or any analogous term under applicable Law.

“Privacy and Security Laws” means any applicable Laws regarding collecting, accessing, using, disclosing, electronically transmitting, securing, deleting transferring and storing (collectively, “Processing”) Personal Information, including federal, state or non-U.S. Laws or regulations regarding data privacy and information security, and data breach notification (as applicable).
“Proceeding” means any action, arbitration, proceeding, litigation or suit commenced, brought, conducted, or heard by or before, any Governmental Authority or arbitrator.
“PSU” means a restricted stock unit that is subject to vesting restrictions based on continuing service and performance metrics.
“Registered IP” means all United States, international and foreign (a) patents and applications for patents, (b) registered trademarks and service marks and applications to register trademarks and service marks (including intent-to-use applications), (c) registered copyrights and applications for copyright registrations, (d) registered mask works and applications to register mask works and (e) domain name registrations.
“RHI” means Rock Holdings Inc.
“RSU” means a restricted stock unit.
“Sanctioned Country” means, at any time, any country or territory that is itself the subject or target of any Sanctions (including Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region, and the so-called Donetsk and Luhansk People’s Republics of Ukraine).
“Sanctioned Person” means, at any time (i) any Person that is the target of U.S., Canada, the United Kingdom (“UK”), the European Union (“EU”) (including EU Member States) or United Nations (“UN”) sanctions, including, without limitation, the OFAC Specially Designated Nationals and Blocked Persons List, Commerce’s Denied Persons List or Entity List and the State Department’s Debarred List or other similar lists maintained by applicable jurisdictions, (ii) any Person located, organized or resident in a Sanctioned Country or (iii) any Person owned 50% or more or otherwise controlled by any such Person or Persons described in clause (i) and (ii).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by the Office of Foreign Asset Controls and the U.S. State Department), Canada, the UK, the EU (including EU Member States), the UN or any other applicable economic sanctions, the European Union, His Majesty’s Treasury or other relevant sanctions authority.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Servicing Agreement” means any contract or agreement pursuant to which the Mortgage Subsidiary is obligated to a Governmental Authority, Agency, or any other third party to service and administer Mortgage Loans.
“Subservicer” means any third party engaged to service loans on behalf of the Company or a Subsidiary of the Company pursuant to a Servicing Agreement.
“Subsidiary” means, with respect to any Person, an Entity if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity, or if such Person or one or more of its Subsidiaries is a general partner of such Entity or holds a majority of the voting interests of such Entity (if such Entity is a partnership).
“Superior Proposal” means a bona fide written Acquisition Proposal for a transaction described in clause (a), (b) or (c) of the definition thereof (substituting the term “50%” for the term “20%” in each instance where such term appears therein) that the Company Board determines, after consultation with its outside legal counsel and financial advisors, would reasonably be expected to be more favorable from a financial point of view to the Company Stockholders than the Transactions, taking into account all of the terms and conditions (including the financial, legal, regulatory, financing, conditionality, timing and other aspects) of such Acquisition Proposal and taking into account any adjustment to the terms and conditions of the Transactions proposed by Parent in response to such Acquisition Proposal pursuant to Section 4.6(f).
“Tax” means any and all taxes, levies, duties, tariffs, imposts and other charges in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, estimated, gross margins, ad valorem, stamp, transfer, value-added, and gains tax.
“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated August 5, 2020, by and among Parent, Daniel Gilbert and RHI.
“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration filed or required to be filed with any Governmental Authority responsible for the collection or administration of Taxes, including any schedule or attachment thereto, and including any amendments thereof.
“Warehouse Credit Facility” means a revolving line of credit with a warehouse lender pursuant to which the Mortgage Subsidiary funds Mortgage Loans (the Warehouse Credit Facility, Advance Credit Facility and MSR Credit Facility, if any, the “Mortgage Funding Credit Facilities”).
“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar federal, state or local Laws.

INDEX OF OTHER DEFINED TERMS
401(k) Plan	Section 4.9(e)
Achieved Company PSUs	Section 1.5(a)(vi)
Agencies	Section 2.24(a)
Agreement	Preamble
Agreement Date	Preamble
AI Technology	Section 2.13(i)
Alternative Acquisition Agreement	Section 4.6(b)(iii)
Antitrust Order	Section 4.7(c)
Assumed Option	Section 1.5(a)(iv)
Assumed Unit	Section 1.5(a)(v)
Audit Committee	Section 2.8(c)
Book-Entry Share	Section 1.8(c)
Cancelled Shares	Section 1.5(a)(iii)
Capitalization Date	Section 2.2(a)
Certificate of Merger	Section 1.3
Change of Board Recommendation	Section 4.6(e)
Class A Common Stock	Section 3.2(a)
Class B Common Stock	Section 3.2(a)
Class C Common Stock	Section 3.2(a)
Class D Common Stock	Section 3.2(a)
Closing	Section 1.3
Closing Date	Section 1.3
Common Shares Trust	Section 1.6(b)
Company	Preamble
Company Balance Sheet	Section 2.8(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Bylaws	Section 2.1(b)
Company Certificate	Section 2.1(b)
Company Common Stock	Section 2.2(a)
Company Counsel	Section 5.3(e)
Company Disclosure Letter	Article II
Company Employees	Section 4.9(a)
Company Equity Interests	Section 2.2(d)
Company ESPP	Section 1.5(a)(vii)
Company Financial Statements	Section 2.8(a)
Company Material Contract	Section 2.11(a)
Company Preferred Stock	Section 2.2(a)
Company SEC Documents	Section 2.7(a)
Company Stockholder Approval	Section 2.3(c)
Company Stockholder Meeting	Section 4.5
Company Tax Certificate	Section 4.13(b)

Company Termination Fee	Section 6.3(a)
Continuing Employee	Section 4.9(b)
Converted RSUs	Section 1.5(a)(vi)
Current Purchase Period	Section 1.5(a)(vii)
D&O Indemnification Agreements	Section 4.10(a)
D&O Runoff Insurance	Section 4.10(d)
Data Tape	Section 2.24(k)
Detriment	Section 4.7(e)
Effective Time	Section 1.3
Electronic Delivery	Section 7.12
Enforceability Exceptions	Section 2.3(a)
Equity Awards Table	Section 2.2(c)
Excess Shares	Section 1.6(a)
Exchange Agent	Section 1.8(a)
Exchange Fund	Section 1.8(b)
Exchange Ratio	Section 1.5(a)(iii)
Equity Awards Table	Section 2.2(c)
Fannie Mae	Section 2.24(a)
Financial Advisor	Section 2.19
Freddie Mac	Section 2.24(a)
Ginnie Mae	Section 2.24(a)
Hedge Counterparty	Section 4.18(c)
Indemnified Person	Section 4.10(a)
Indemnified Persons	Section 4.10(a)
Insurance Policies	Section 2.22
Intervening Event Notice Period	Section 4.6(g)(i)
Leased Real Property	Section 2.17(b)
Maximum Amount	Section 4.10(d)
Merger	Recitals
Merger Consideration	Section 1.5(a)(iii)
Merger Sub	Preamble
New Plans	Section 4.9(a)
Notification and Report Form	Section 4.7(c)
OFAC	Section 2.6(d)
Open Source Technology	Section 2.13(g)
Other Required Filings	Section 2.18
Outside Date	Section 6.1(b)(i)
Parent	Preamble
Parent Balance Sheet	Section 3.6(a)
Parent Common Stock	Section 3.2(a)
Parent Disclosure Letter	Article III
Parent Equity Interests	Section 3.2(d)
Parent Financial Statements	Section 3.6(a)
Parent Preferred Stock	Section 3.2(a)

Parent Reorganization Stockholder Approval	Section 3.16(b)
Parent Reorganization Written Consent	Section 3.16(b)
Parent Representatives	Section 4.3(a)
Parent SEC Documents	Section 3.5(a)
Parent Tax Certificate	Section 4.13(b)
Parent Welfare Plan	Section 4.9(a)
Parties	Preamble
Party	Preamble
Payoff Letter	Section 4.19
Pre-Closing Period	Section 4.1
Proxy Statement	Section 4.4(a)
Proxy Statement/Prospectus	Section 4.4(a)
Qualifying Acquisition Proposal	Section 4.6(c)
Registration Statement	Section 4.4(a)
Remedies	Section 4.7(e)
Reorganization Transactions	Recitals
Repurchase Obligations	Section 2.24(l)
Sarbanes-Oxley Act	Section 2.7(a)
Security Incidents	Section 2.14(a)
Share	Recitals
Shares	Recitals
State Department	Section 2.6(d)
Stockholder Litigation	Section 4.15
Superior Proposal Notice Period	Section 4.6(f)(i)
Surviving Corporation	Section 1.1
Takeover Law	Section 2.3(b)
Tax Opinion	Section 4.13(b)
Transaction Agreement	Recitals
Transactions	Recitals

Exhibit B
Form of Certificate of Merger

CERTIFICATE OF MERGER
OF
NEPTUNE MERGER SUB, INC.
(a Delaware corporation)
WITH AND INTO
REDFIN CORPORATION
(a Delaware corporation)
Dated: [•], 2025
Pursuant to Title 8, Section 251(c) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Redfin Corporation, a corporation formed under the laws of the State of Delaware (the “Corporation”), in connection with the merger of Neptune Merger Sub, Inc., a corporation formed under the laws of the State of Delaware (“Merger Sub”), with and into the Corporation (the “Merger”), does hereby certify as follows:
FIRST:   The name and state of incorporation of each of the constituent corporations of the merger (collectively, the “Constituent Corporations”) are as follows:
Name	State of Incorporation
Redfin Corporation	Delaware
Neptune Merger Sub, Inc.	Delaware
SECOND:   An Agreement and Plan of Merger, dated as of [•], 2025, in respect of the Merger (the “Merger Agreement”), has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the DGCL and, with respect to Merger Sub, by the written consent of its sole stockholder in accordance with Section 228 of the DGCL.
THIRD:   The Corporation shall be the surviving corporation of the Merger (the “Surviving Corporation”). The name of the Surviving Corporation shall be “Redfin Corporation”.
FOURTH:   At the effective time of the Merger, the certificate of incorporation of the Corporation as in effect immediately prior to the Merger shall be amended and restated in its entirety as set forth in Exhibit A attached hereto, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation.
FIFTH:   An executed copy of the Merger Agreement is on file at the office of the Surviving Corporation located at 160 Greentree Drive, Suite 101, City of Dover, County of Kent, Delaware 19904.
SIXTH:   A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.
SEVENTH:   The Merger shall be effective upon the filing of this Certificate of Merger with the office of the Secretary of State of the State of Delaware.
[Signature Page Follows]

IN WITNESS WHEREOF, Redfin Corporation has caused this Certificate of Merger to be duly executed by its authorized officer on the date first indicated above.
REDFIN CORPORATION
By:

Name:
Title:
[Signature Page to Certificate of Merger]

Exhibit A
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
[See attached.]

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
REDFIN CORPORATION
ARTICLE I
Name
The name of the corporation is Redfin Corporation (the “Corporation”).
ARTICLE II
Address; Registered Office and Agent
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801; and the name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
Purposes
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
Capital Stock
The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares, all of which shall be shares of Common Stock with the par value of $0.01 per share.
ARTICLE V
Board of Directors
5.1   General.   The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors (the “Board”). Unless and except to the extent that the Bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors need not be by written ballot.
5.2   Adoption, Amendment or Repeal of Bylaws.   In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend and repeal Bylaws, subject to the power of the stockholders of the Corporation to adopt, amend and repeal any Bylaws whether adopted by them or otherwise.
ARTICLE VI
Limitation of Liability
To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this ARTICLE VI to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.
Any repeal or modification of, or adoption of any provision inconsistent with, the foregoing provisions of this ARTICLE VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of, or increase the liability of any director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to, such repeal or modification or adoption of such inconsistent provision.
ARTICLE VII
Indemnification
To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.
Any amendment, repeal, or modification of the foregoing provisions of this ARTICLE VII shall not (a) adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification or (b) increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.
ARTICLE VIII
Certificate Amendments
The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation are granted subject to the rights reserved in this ARTICLE VIII.

Annex B
200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000
PERSONAL AND CONFIDENTIAL
March 9, 2025
Board of Directors
Redfin Corporation
1099 Stewart Street, Suite 600
Seattle, WA 98101
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than Rocket Companies, Inc. (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Redfin Corporation (the “Company”) of the exchange ratio of 0.7926 shares of Class A common stock, par value $0.00001 per share (the “Parent Common Stock”), of Parent to be paid for each Share (the “Exchange Ratio”) pursuant to the Agreement and Plan of Merger, dated as of March 9, 2025 (the “Agreement”), by and among Parent, Neptune Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and the Company.
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending, and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Rock Holdings, Inc., a significant shareholder of Parent (“Rock Holdings”), and any of their respective affiliates and, as applicable, portfolio companies or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We may in the future provide financial advisory and/or underwriting services to the Company, Parent, Rock Holdings and their respective affiliates and, as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation.
We further note that concurrent with the Company’s public offering of 0.50% Convertible Notes due April 2027 (in the aggregate principal amount of approximately $575,000,000) (the “Convertible Notes”) in March 2021, the Company entered into capped call transactions with respect to the Convertible Notes (collectively, the “Capped Call Transactions”) with Goldman Sachs & Co. LLC (with respect to 20%) and other counterparties each acting as principal for its own account, consisting of the purchase by the Company of capped call options with respect to approximately 6,147,900 Shares, the aggregate number of Shares underlying the Convertible Notes. The Capped Call Transactions may be adjusted, exercised, cancelled and/or terminated in accordance with their terms in connection with certain events, including the announcement or consummation of the Transaction. In particular, under the terms of the Capped Call Transactions, each of Goldman Sachs & Co. LLC and the other counterparties, each acting separately as calculation agent under the Capped Call Transactions to which it is a party, is entitled in certain circumstances to make adjustments to the cap price of the embedded call options sold by the Company to Goldman Sachs & Co. LLC and the other counterparties to reflect the economic effect of the announcement or abandonment of the

Transaction on the Capped Call Transactions. In addition, each of Goldman Sachs & Co. LLC and the other counterparties may, each acting separately as the calculation agent, determining party or otherwise as principal under the Capped Call Transactions to which it is a party, determine such additional adjustments and/or value owed upon termination or cancellation in respect of such Capped Call Transactions in accordance with their terms and pay any amounts due to the Company on or following consummation of the Transaction. All actions or exercises of judgment by Goldman Sachs & Co. LLC, in its capacity as calculation agent, pursuant to the terms of the Capped Call Transactions to which it is a party must be performed in good faith and a commercially reasonable manner.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Parent for the five years ended December 31, 2024; certain other communications from the Company and Parent to their respective stockholders; certain publicly available research analyst reports for the Company and Parent; and certain internal financial analyses and forecasts (including extrapolations thereto) for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”) and certain net operating loss carryforwards of the Company, as prepared by the management of the Company and approved for our use by the Company (the “NOL Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares and shares of Parent Common Stock; compared certain financial and stock market information for the Company and Parent with similar information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the NOL Forecasts, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Parent or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Parent or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement, the Transaction Agreement (as defined in the Agreement), Transaction or the Reorganization Transactions (as defined in the Agreement) or any term or aspect of any other agreement or instrument contemplated by the Agreement, the Transaction Agreement or entered into or amended in connection with the Transaction or the Reorganization Transactions, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company or Parent; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Parent, or class of such persons, in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. In rendering our opinion, we have not taken into account any differential voting or other rights between the shares of Parent Common Stock and the other classes of shares of common stock of Parent. We are not expressing any opinion as to the prices at which shares of Parent Common Stock or the Shares will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on the

Company, Parent or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or how any holder of Shares should vote with respect to the Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders (other than Parent and its affiliates) of Shares.
Very truly yours,

(GOLDMAN SACHS & CO. LLC)

Annex C
RESTATED
CERTIFICATE OF INCORPORATION
OF
ROCKET COMPANIES, INC.
* * * *
Rocket Companies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
FIRST:   The present name of the corporation is Rocket Companies, Inc. (the “Corporation”). The Corporation was incorporated under the name Rocket Companies, Inc. by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on February 26, 2020.
SECOND:   This Restated Certificate of Incorporation of the Corporation (this “Certificate of Incorporation”) has been duly adopted by the Board of Directors of the Corporation in accordance with Section 245 of the DGCL.
THIRD:   This Certificate of Incorporation only restates and integrates and does not further amend the provisions of the certificate of incorporation of the Corporation, and the Certificate of Incorporation shall read in its entirety as follows:
ARTICLE I
Name
The name of the corporation is Rocket Companies, Inc. (the “Corporation”).
ARTICLE II
Address; Registered Office and Agent; Headquarters
A.   The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware 19808; and the name of its registered agent at such address is Corporation Service Company.
B.   The principal executive offices of the Corporation are located at 1050 Woodward Avenue, Detroit, Michigan 48226. The principal executive offices of the Corporation may not be moved outside of Detroit, Michigan without the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE III
Purposes
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL. The Corporation is to have perpetual existence.
ARTICLE IV
Capital Stock
A.   Definitions.   For purposes of this Certificate of Incorporation, reference to:
(1)   “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2)   “Board” means the board of directors of the Corporation;
(3)   “Constructive Disposition” means, with respect to a security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative, swap, “put-call,” margin, securities lending or other transaction that has or reasonably would be expected to have the effect of changing, limiting, arbitraging or reallocating the economic benefits and risks of ownership of such security.
(4)   “Family Member” means, with respect to any natural person, the spouse, parents, grandparents, lineal descendants, siblings of such person or such person’s spouse, and lineal descendants of siblings of such person or such person’s spouse. Lineal descendants shall include adopted persons, but only so long as they are adopted during minority;
(5)   “Gilberts” means Daniel and Jennifer Gilbert.
(6)   “Permitted Transfer” means, with respect to Class L Common Stock, any Transfer to any Permitted Transferee;
(7)   “Permitted Transferees” means, with respect to any holder of Class L Common Stock, (i) any Rock Equityholder, (ii) any Family Member of such holder or any Family Member of any Rock Equityholder, (iii) any trust, family-partnership or estate-planning vehicle so long as such holder, any Family Member of such holder, any Rock Equityholder or any Family Member of a Rock Equityholder are the sole economic beneficiaries thereof, (iv) any partnership, corporation or other entity controlled by, or a majority of which is beneficially owned by, such holder or any of the persons listed in the foregoing clauses (i)-(iii), (v) any charitable trust or organization that is exempt from taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, and controlled by such holder or any of the persons listed in the foregoing clauses (i)-(iv), (vi) an individual mandated under a qualified domestic relations order or (vii) a legal or personal representative of such holder, any Family Member of such holder, any Rock Equityholder or any Family Member of a Rock Equityholder in the event of the death or disability thereof;
(8)   “RHI 2” means RHI II, LLC.
(9)   “Rock Equityholder” means direct and indirect equityholders of Rock Holdings Inc. (“RHI”) immediately prior to the closing of the transactions contemplated by that certain Transaction Agreement, dated as of March 9, 2025, by and among the Corporation, RHI, Eclipse Sub, Inc., Rocket GP, LLC, Daniel Gilbert and RHI 2.
(10)   “Transfer” of a share of Class L Common Stock means, directly or indirectly, any sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation, lease, granting of an option with respect to, exchange, tender or other disposition or encumbrance of such share or any legal or beneficial interest in such share, in whole or in part, whether or not for value and whether voluntary or involuntary or by operation of law, including by way of Constructive Disposition, or the agreement to do any of the foregoing actions; provided, however, that the following shall not be considered a “Transfer”: (i) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at annual or special meetings of stockholders or in connection with any action by written consent of the stockholders solicited by the Board (at such times as action by written consent of stockholders is permitted under this Certificate of Incorporation); (ii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with the Corporation or its stockholders that (x) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation and (y) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; (iii) entering into a customary voting or support agreement (with or without granting a proxy) in connection with any merger, consolidation or other business combination of the Corporation that is approved by the Board, whether effectuated through one transaction or series of related transactions (including a tender offer followed by a merger in which holders of Class A Common Stock receive the same consideration per share paid in the tender offer); (iv) the pledge of shares of capital stock of the Corporation by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as such stockholder continues to exercise sole voting control over such pledged shares unless any pledged shares are transferred to or registered in the name of the pledgee; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer”; or (v) the fact that the spouse of any holder of Class L Common Stock possesses or obtains an interest in such holder’s shares of Class L Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class L Common Stock. The term “Transferred” shall have a corresponding meaning; and
(11)   “Triggering Event” means the first date on which the aggregate voting power of the Class L Common Stock is less than 79% of the total voting power of the outstanding shares of capital stock of the Corporation.
B.   The total number of shares of all classes of stock that the Corporation shall have authority to issue is 16,500,000,000 shares, consisting of: (i) 16,000,000,000 shares of common stock, divided into (a) 10,000,000,000 shares of Class A common stock, with the par value of $0.00001 per share (the “Class A Common Stock”) and (b) 6,000,000,000 shares of Class L common stock, with the par value of $0.00001 per share (the “Class L Common Stock” and together with the Class A Common Stock, the “Common Stock”), including (1) 3,000,000,000 shares of Class L Common Stock that are designated series L-1 Class L Common Stock, par value $0.00001 per share (the “Series L-1 Common Stock”) and (2) 3,000,000,000 shares of Class L Common Stock that are designated series L-2 Class L Common Stock, par value $0.00001 per share (the “Series L-2 Common Stock”); and (ii) 500,000,000 shares of preferred stock, with the par value of $0.00001 per share (the “Preferred Stock”).
C.   Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any class or series of the Common Stock or the Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any class or series of the Common Stock or the Preferred Stock voting separately as a class will be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class or series may not be decreased below the number of shares of such class or series then outstanding, plus:
(1)   in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (i) the conversion of shares of Class L Common Stock issuable as described in Article IV.G and Article IV.H below and (ii) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock; and
(2)   in the case of Class L Common Stock, the number of shares of Class L Common Stock issuable in connection with the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class L Common Stock.
A statement of the designations of each class and the powers, preferences and rights, and qualifications, limitations or restrictions thereof is as follows:
D.   Common Stock.
(1)   Voting Rights.
(a)   Subject to Article IV.N, each holder of Class A Common Stock, as such, will be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and each holder of Class L Common Stock, as such, will be entitled to one vote for each share of Class L Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law, holders of shares of each class of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon under this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under the DGCL.
(b)   (i) The holders of the outstanding shares of Class A Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of the Class A Common Stock in a manner that is disproportionately adverse as compared to the Class L Common Stock and (ii) the holders of the outstanding shares of Class L Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such classes of Common Stock in a manner that is disproportionately adverse as compared to the Class A Common Stock, it being understood that any merger, consolidation or other business combination shall not be deemed an amendment hereof if such merger, consolidation or other business combination would be permitted by Article IV.D(3).
(c)   Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).
(2)   Dividends; Stock Splits; Combinations.
(a)   Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock or the Class L Common Stock with respect to the payment of dividends, dividends of cash or property may be declared and paid on the Class A Common Stock and the Class L Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board in its discretion may determine;
(b)   Dividends of cash or property may not be declared or paid on the Class A Common Stock unless a dividend of the same amount and same type of cash or property (or combination thereof) is concurrently declared or paid on the Class L Common Stock. Dividends of cash or property may not be declared or paid on the Class L Common Stock unless a dividend of the same amount and same type of cash or property (or combination thereof) is concurrently declared or paid on the Class A Common Stock.
(c)   In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless a corresponding Stock Adjustment for all other classes of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner. Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.
(d)   Notwithstanding anything to the contrary, if a dividend in the form of capital stock of a subsidiary of the Corporation is declared or paid on the Class A Common Stock and the Class L Common Stock, the relative per share voting rights of the capital stock of such subsidiary so distributed in respect of the Class A Common Stock and the Class L Common Stock shall be in the same proportion as the relative voting rights of a share of Class A Common Stock and a share of Class L Common Stock.
(3)   Except as expressly provided in this Article IV, the Class A Common Stock and the Class L Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters. Without limiting the generality of the foregoing, (i) in the event of a merger, consolidation or other business combination requiring the approval of the holders of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), the holders of the Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of the Class L Common Stock and the holders of the Class A Common Stock shall have the right to receive, or the right to elect to receive, the same amount of consideration, if any, on a per share basis as the holders of the Class L Common Stock, and (ii) in the event of (a) any tender or exchange offer to acquire any shares of Common Stock by any third party pursuant to an agreement to which the Corporation is a party or (b) any tender or exchange offer by the Corporation to acquire any shares of Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of the Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of the Class L Common Stock and the holders of the Class A Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of the Class L Common Stock; provided that, for the purposes of the foregoing clauses (i) and (ii) and notwithstanding the first sentence of this Article IV.D(3), payments under or in respect of the tax receivable or similar agreement entered by the Corporation from time to time with any holders of Common Stock shall not be considered part of the consideration payable in respect of any share of Common Stock.
(4)   Liquidation.   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock and Class L Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock and Class L Common Stock.
(5)   Prohibition on Reissuance.   Any shares of Class L Common Stock that are repurchased, redeemed, surrendered to or otherwise acquired by the Corporation or any of its subsidiaries, including upon any exchange or conversion of any shares of Class L Common Stock pursuant to Article IV.G and Article IV.H, shall be retired and shall not be reissued, sold or transferred. The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class L Common Stock accordingly.
E.   Preferred Stock.   Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares; provided, that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board pursuant to authority to do so which is hereby expressly vested in the Board. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Each series of shares of Preferred Stock: (i) may have such voting rights or powers, full or limited, if any; (ii) may be subject to redemption at such time or times and at such prices, if any; (iii) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, if any; (iv) may have such rights upon the voluntary or involuntary liquidation, winding up or dissolution of, upon any distribution of the assets of, or in the event of any merger, sale or consolidation of, the Corporation, if any; (v) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation (or any other securities of the Corporation or any other person) at such price or prices or at such rates of exchange and with such adjustments, if any; (vi) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation, if any; (viii) may be subject to restrictions on transfer or registration of transfer, or on the amount of shares that may be owned by any person or group of persons; and (ix) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, if any; all as shall be stated in said resolution or resolutions of the Board providing for the designation and issue of such shares of Preferred Stock.
F.   Lockup and Conversion of Class L Common Stock.
(1)   No share of Class L Common Stock may be Transferred except (i) in a Permitted Transfer or (ii) pursuant to and in accordance with any written waiver of this Article IV.F(1) by the Corporation approved in advance by the Board; provided, however, the restrictions on Transfer set forth in this Article IV.F(1) shall expire as follows:
(a)   on [   ]1, the restrictions on Transfer set forth in Article IV.F(1) shall expire and all shares of Series L-1 Common Stock may be converted into the same number of shares of Class A Common Stock in accordance with Article IV.G; and
(b)   on [   ]2, the restrictions on Transfer set forth in Article IV.F(1) shall expire and all shares of Series L-2 Common Stock may be converted into the same number of shares of Class A Common Stock in accordance with Article IV.G.
(2)   The Board shall have the authority to cause any certificate or statement of share ownership representing shares of Class L Common Stock to bear a restrictive legend summarizing the restrictions on Transfer set forth in Article IV.F(1), or if such shares of Class L Common Stock are uncertificated, to cause a summary of such restrictions on Transfer to be included in the notice or notices required to be delivered to the holders thereof in accordance with Section 151(f) of the DGCL.
(3)   Any purported Transfer of Class L Common Stock not in accordance with Article IV.F(1) shall be void and shall not be recorded on the books of, or otherwise recognized by, the Corporation. In connection with any Transfer subject to Article IV.F(1), the transferor shall notify the Corporation and its transfer agent, as applicable, as to which provision of Article IV.F(1) such Transfer is being effected in compliance with and shall furnish such documents or other evidence as the Corporation or its transfer agent may reasonably request to verify such compliance.
G.   Conversion and Exchange of Shares.
(1)   Subject to Article IV.F, each share of Class L Common Stock may be converted into one fully paid and non-assessable share of Class A Common Stock at any time at the option of the holder of such share of Class L Common Stock. In order to exercise the conversion privilege, the holder of any shares of Class L Common Stock to be converted shall deliver to the Corporation written or electronic notice that the holder elects to convert shares of Class L Common Stock to the extent specified in such notice and, if such shares are certificated, such holder shall present and surrender the certificate or certificates representing such shares during usual business hours at the principal executive offices of the Corporation or, if any agent for the registration or transfer of shares of Class L Common Stock is then duly appointed and acting (the “Class L Transfer Agent”), at the office of the Class L Transfer Agent. If required by the Corporation, any certificate for shares of Class L Common Stock surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation and the Class L Transfer Agent duly executed by the holder of such shares or such holder’s duly authorized representative. As promptly as practicable after the receipt of such notice and the surrender of the certificate or certificates representing such shares of Class L Common Stock as aforesaid and in any event within three days of the receipt of such notice and certificates, if such shares are certificated, the Corporation shall issue and deliver at such office to such holder, or on such holder’s written order, a certificate or certificates for the number of full shares of Class A Common

1
Note to Draft: To be the first year anniversary from the date of this Restated Certificate of Incorporation.

2
Note to Draft: To be the second year anniversary from the date of this Restated Certificate of Incorporation.

Stock (if certificated) issuable upon the conversion of such shares. To the extent such shares of Class L Common Stock as aforesaid are settled through the facilities of The Depository Trust Company or through the book entry facilities of the Class L Transfer Agent, the Corporation shall, upon such holder’s written order, issue and deliver the number of full shares of Class A Common Stock issuable upon the conversion of such shares through the facilities of The Depository Trust Company to the account of the participant of The Depository Trust Company designated by such holder or through the book entry facilities of the Class L Transfer Agent. Each conversion of shares of Class L Common Stock shall be deemed to have been effected on (i) the date on which such notice shall have been received by the Corporation, the Class L Transfer Agent (subject to receipt by the Corporation or the Class L Transfer Agent, as applicable, within five business days thereafter of any required instruments of transfer as aforesaid), or (ii) such later date specified in or pursuant to such notice, and the person or persons in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon such conversion as aforesaid shall be deemed to have become on said date the holder or holders of record of the shares represented thereby.
(2)   Notwithstanding anything in this Article IV.G to the contrary, any holder may withdraw or amend a notice of conversion, in whole or in part, prior to the effectiveness of the conversion, at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding the date of the conversion (or any such later time as may be required by applicable law) by delivery of a written or electronic notice of withdrawal to the Corporation, the Class L Transfer Agent specifying (i) if applicable, the certificate numbers of the withdrawn shares of Class L Common Stock, (ii) if any, the number of shares of Class L Common Stock as to which the notice of conversion remains in effect and (iii) if the holder so determines, a new conversion date or any other new or revised information permitted in a notice of conversion. A notice of conversion may specify that the conversion is to be contingent (including as to timing) upon the consummation of a purchase by another person (whether in a tender or exchange offer, an underwritten offering or otherwise) of shares of the Class A Common Stock into which the Class L Common Stock is convertible, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which the Class A Common Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property.
H.   Automatic Conversion of Class L Common Stock.
(1)   Each outstanding share of Class L Common Stock will, automatically and without further action on the part of the Corporation or any holder of Class L Common Stock, convert into one fully paid and non-assessable share of Class A Common Stock (i) immediately prior to any Transfer of such Class L Common Stock by the initial registered holder thereof, other than a Permitted Transfer or (ii) upon the occurrence of the later of (x) [   ]3 and (y) the Triggering Event. Upon any conversion pursuant to this Article IV.H, the certificate or certificates that represented immediately prior thereto the shares of Class L Common Stock that were so converted, automatically and without further action, shall represent the same number of shares of Class A Common Stock without the need for surrender or exchange thereof. As promptly as practicable following a conversion pursuant to this Article IV.H, the Corporation shall deliver or cause to be delivered to any holder whose shares of Class L Common Stock have been converted as a result of such conversion the number of shares of Class A Common Stock deliverable upon such conversion registered in the name of such holder. To the extent such shares are settled through the facilities of The Depository Trust Company or through the book entry facilities of the Class L Transfer Agent, the Corporation will, upon the written instruction of such holder, deliver the shares of Class A Common Stock deliverable to such holder, through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such holder or through the book entry facilities of the Class L Transfer Agent. Each share of Class L Common Stock that is converted pursuant to this Article IV.H shall thereupon be retired by the Corporation and shall not be available for reissuance.
(2)   The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class L Common Stock and the general administration of its multi-class common

3
Note to Draft: To be the date when the lockup in Article IV.F.1(b) expires.

stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may request that holders of shares of Class L Common Stock furnish affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class L Common Stock and to confirm that a conversion to Class A Common Stock has not occurred.
I.   Unconverted Shares.   If less than all of the shares of Class L Common Stock evidenced by a certificate or certificates surrendered to the Corporation are converted, the Corporation shall execute and deliver to, or upon the written order of, the holder of such certificate or certificates a new certificate or certificates evidencing the number of shares of Common Stock which are not converted without charge to the holder.
J.   No Conversion Rights of Class A Common Stock.   The Class A Common Stock shall not have any conversion rights.
K.   Reservation of Shares of Class A Common Stock for Conversion Right.   The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, solely for the purposes of conversions of Class L Common Stock, the number of shares of Class A Common Stock that are issuable upon conversion of all outstanding shares of Class L Common Stock. The Corporation covenants that all the shares of Class A Common Stock that are issued upon conversion of such Class L Common Stock will, upon issuance, be validly issued, fully paid and non-assessable.
L.   Distributions with Respect to Converted Shares.   No conversion pursuant to this Article IV shall impair the right of the converting stockholder to receive any dividends or other distributions payable on shares so converted in respect of a record date that occurs prior to the effective date for such conversion. For the avoidance of doubt, no converting stockholder shall be entitled to receive, in respect of a single record date, dividends or other distributions both on shares that are converted by such stockholder and on shares received by such stockholder in such conversion.
M.   Taxes.   The issuance of shares of Class A Common Stock upon the conversion of shares of Class L Common Stock will be made without charge to the holders of the shares of Class L Common Stock for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance; provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the then record holder of the shares of Class L Common Stock being converted, then such holder or the person in whose name such shares are to be delivered, shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in the issuance or shall establish to the reasonable satisfaction of the Corporation that the tax has been paid or is not payable.
N.   Voting Limitation.   Notwithstanding anything to the contrary in this Certificate of Incorporation, the number of votes per share of each share of Class L Common Stock (each such share, the voting power of which is to be determined by this provision, the “Applicable Share”) at a time when, but for this provision, the aggregate voting power of the Class L Common Stock would be equal to or greater than 79% of the total voting power of the outstanding shares of capital stock of the Corporation shall be equal to the following formula:
where
Y = the aggregate voting power of all outstanding shares of capital stock of the Corporation that are not Class L Common Stock; and
Z = the number of shares of Class L Common Stock.
ARTICLE V
Board of Directors
A.   Except as otherwise provided in this Certificate of Incorporation and the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise provided for or fixed pursuant to the provisions of Article IV.E relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the total number of directors constituting the whole Board shall be determined from time to time exclusively by the Board.
B.   During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Article IV.E (“Preferred Stock Directors”), upon the commencement, and for the duration, of the period during which such right continues: (i) the then total authorized number of Directors shall automatically be increased by such specified number of Preferred Stock Directors, and the holders of the related Preferred Stock shall be entitled to elect the Preferred Stock Directors pursuant to the provisions of the Board’s designation for the series of Preferred Stock, and (ii) each such Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such Preferred Stock Director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such Preferred Stock Directors, shall forthwith terminate and the total and authorized number of Directors shall be reduced accordingly.
C.   The Board (other than Preferred Stock Directors) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the date the Common Stock is first publicly traded (the “IPO Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the IPO Date, and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the IPO Date. Commencing with the first annual meeting of stockholders following the IPO Date, each director of the class to be elected at each annual meeting shall be elected for a three-year term. If the total number of such directors is changed, any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the total number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, disqualification or removal from office. The Board is authorized to assign members of the Board to their respective class.
D.   Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, any newly created directorship on the Board that results from an increase in the total number of directors and any vacancy occurring on the Board (whether by death, resignation, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office (even if less than a quorum), by a sole remaining director or by the stockholders; provided, however, that when the Gilberts and their Permitted Transferees first cease to beneficially own, in the aggregate, more than 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring on the Board shall be filled only by a majority of the directors then in office (even if less than a quorum), or by a sole remaining director (and not by stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, disqualification or removal.
E.   Except for Preferred Stock Directors, any or all of the directors may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class; provided, however, that when the Gilberts and their Permitted Transferees first cease to beneficially own, in the aggregate, more than 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any such director or all such directors may be removed only for cause and only by the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE VI
Limitation of Liability
To the fullest extent permitted under the DGCL, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. Any amendment or repeal of this Article VI shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.
ARTICLE VII
Amendments
A.   The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any provision of applicable law or any other provision of this Certificate of Incorporation that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the capital stock of this Corporation required by applicable law or by this Certificate of Incorporation, from and after the time when the Gilberts and their Permitted Transferees first cease to beneficially own, in the aggregate, more than 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any amendment to Article II.B, Article V, Article VI, Article VIII, Article IX, Article X or this Article VII of this Certificate of Incorporation or repeal of this Certificate of Incorporation shall require the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
B.   The Board shall have the power to adopt, amend or repeal the By-Laws. Any adoption, amendment or repeal of the By-Laws by the Board shall require the approval of a majority of the directors then in office (even if less than a quorum). The stockholders shall also have power to adopt, amend or repeal the By-Laws; provided, however, that, from and after the time when the Gilberts and their Permitted Transferees first cease to beneficially own, in the aggregate, more than 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any amendment to or repeal of the By-Laws (or the adoption of any provision inconsistent therewith) shall require the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE VIII
Corporate Opportunities
A.   Neither the Corporation nor any RHI 2 Party shall have any duty to refrain from engaging, directly or indirectly, in the same or similar activities or lines of business as the other entity, doing business with any potential or actual customer or supplier of the other entity, or employing or engaging or soliciting for employment any director, officer or employee of the other entity, and no director or officer of the Corporation shall be liable to the Corporation or any of its subsidiaries or any stockholder for breach of any fiduciary or other duty under statutory or common law, as a director or officer or controlling stockholder or otherwise, by reason of any such activities, or for the presentation or direction to, or participation in, any such activities by any RHI 2 Party. “RHI 2” shall mean, for purposes of this Article VIII only, RHI II, LLC and its affiliates (excluding the Corporation and its subsidiaries). “RHI 2 Party” shall mean, for purposes of this Article VIII only, RHI 2 or any officer, director, member, partner or employee thereof.

B.   To the fullest extent permitted by applicable law:
(1)   The Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in any business opportunity, transaction or other matter in which any RHI 2 Party participates or desires or seeks to participate in, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so; and
(2)   Each such RHI 2 Party shall have no duty to communicate or offer such business opportunity to the Corporation and shall not be liable to the Corporation or any of its subsidiaries or any stockholder for breach of any fiduciary or other duty under statutory or common law, as a director or officer or controlling stockholder or otherwise, by reason of the fact that such RHI 2 Party pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries; and shall be deemed to have fully satisfied and fulfilled such person’s duties to the Corporation and its stockholders with respect to such business opportunity and to have acted in accordance with the standard of care set forth in the DGCL, or any successor statute, or law that is otherwise applicable to such RHI 2 Parties under the Delaware law.
C.   Notwithstanding the foregoing, the Corporation, on behalf of itself and its subsidiaries, does not hereby renounce any interest or expectancy it or its subsidiaries may have in any business opportunity, transaction or other matter that is offered to a RHI 2 Party who is a director or officer of the Corporation and who is offered such opportunity solely in his or her capacity as a director or officer of the Corporation, as reasonably determined by such RHI 2 Party.
D.   Neither the amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation or the By-Laws, nor, to the fullest extent permitted by Delaware law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification.
E.   This Article VIII shall not limit any protections or defenses available to, or indemnification rights of, any director or officer of the Corporation under this Certificate of Incorporation, the By-Laws or applicable law.
ARTICLE IX
Section 203
A.   The Corporation shall not be governed by Section 203 of the DGCL (“Section 203”), and the restrictions contained in Section 203 shall not apply to the Corporation.
B.   Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:
(1)   prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
(2)   upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(3)   at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two thirds of the outstanding voting stock of the Corporation that is not owned by the interested stockholder.
C.   For purposes of this Article IX, references to:
(1)   “associate” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
(2)   “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:
(a)   (i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with the interested stockholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Article IX.B is not applicable to the surviving entity;
(b)   any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;
(c)   any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) through (v) of this subsection (c) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);
(d)   any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary that is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or
(e)   any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i) through (iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(3)   “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
(4)   “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (a) RHI 2 or any Rock Equityholder or any of their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided that in the case of clause (b), such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
(5)   “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:
(a)   beneficially owns such stock, directly or indirectly; or
(b)   has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more persons; or
(c)   has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.
(6)   “person” means any individual, corporation, partnership, unincorporated association or other entity.
(7)   “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity.
(8)   “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.
ARTICLE X
Stockholder Matters
A.   Until such time as the Gilberts and their Permitted Transferees first cease to beneficially own, in the aggregate, more than 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. From and after the time when the Gilberts and their Permitted Transferees first cease to beneficially own, in the aggregate, more than 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.
B.   Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board, the chairman of the Board or the Chief Executive Officer of the Corporation. Business transacted at special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.
C.   Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the By-Laws.
D.   Any person purchasing or otherwise acquiring any interest in any securities of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Certificate of Incorporation.
ARTICLE XI
Exclusive Forums
A.   Unless the Corporation consents in writing to the selection of an alternative forum, and subject to applicable jurisdictional requirements, the exclusive forums for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the By-Laws, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be either the Third Judicial Circuit, Wayne County, Michigan (or, if the Third Judicial Circuit, Wayne County, Michigan lacks jurisdiction over such action or proceeding, then another state court of the State of Michigan or, if no state court of the State of Michigan has jurisdiction, then the United States District Court for the Eastern District of Michigan) or the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, then another state court of the State of Delaware or, if no state court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware). This Article XI.A shall not apply to claims arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction.

B.   Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.
* * * *
[Signature appears on next page]

IN WITNESS WHEREOF, the undersigned, being an authorized officer of the Corporation, has executed, signed and acknowledged this Certificate of Incorporation as of this [   ] day of [     ], 2025.
ROCKET COMPANIES, INC.
By:

Name:
Title:
[Signature Page to Certificate of Incorporation]

Annex D
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ROCKET COMPANIES, INC.
* * * *
Rocket Companies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
FIRST:   The present name of the corporation is Rocket Companies, Inc. (the “Corporation”). The Corporation was incorporated by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on February 26, 2020 and the date of filing of its Amended and Restated certificate of incorporation with the Secretary of State of the State of Delaware was August 5, 2020, as amended by such certificate of amendment, dated as of June 18, 2024 (the “Amended Certificate of Incorporation”).
SECOND:   This Second Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate of Incorporation”), which restates and integrates and also further amends the provisions of the Amended Certificate of Incorporation, has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Sections 242 and 245 of the DGCL.
THIRD:   The Amended Certificate of Incorporation is hereby amended, integrated and restated in its entirety to read as follows:
ARTICLE I
Name
The name of the corporation is Rocket Companies, Inc. (the “Corporation”).
ARTICLE II
Address; Registered Office and Agent; Headquarters
A.   The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware 19808; and the name of its registered agent at such address is Corporation Service Company.
B.   The principal executive offices of the Corporation are located at 1050 Woodward Avenue, Detroit, Michigan 48226. The principal executive offices of the Corporation may not be moved outside of Detroit, Michigan without the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE III
Purposes
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL. The Corporation is to have perpetual existence.

ARTICLE IV
Capital Stock
A.   Definitions.   For purposes of this Certificate of Incorporation, reference to:
(1)   “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.
(2)   “Board” means the board of directors of the Corporation;
(3)   “Constructive Disposition” means, with respect to a security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative, swap, “put-call,” margin, securities lending or other transaction that has or reasonably would be expected to have the effect of changing, limiting, arbitraging or reallocating the economic benefits and risks of ownership of such security.
(4)   “Class D Paired Interest” means one Holding Unit together with one share of Class D Common Stock, subject to adjustment pursuant to Section 2.03(b) of the Exchange Agreement;
(5)   “Exchange Agreement” means the Exchange Agreement, dated as of August 5, 2020, by and among RHI, the Corporation and the holders of Holding Units and shares of Class D Common Stock, as the same may be amended, restated, supplemented or otherwise modified, from time to time;
(6)   “Family Member” means, with respect to any natural person, the spouse, parents, grandparents, lineal descendants, siblings of such person or such person’s spouse, and lineal descendants of siblings of such person or such person’s spouse. Lineal descendants shall include adopted persons, but only so long as they are adopted during minority;
(7)   “Gilberts” means Daniel and Jennifer Gilbert.
(8)   “Permitted Transfer” means, with respect to Class L Common Stock, any Transfer to any Permitted Transferee;
(9)   “Holding Unit” means a non-voting common interest unit of RKT Holdings, LLC;
(10)   “Paired Interest” means one Class D Paired Interest;
(11)   “Permitted Transferees” means, with respect to any holder of Class D Common Stock or Class L Common Stock, (i) any Rock Equityholder, (ii) any Family Member of such holder or any Family Member of any Rock Equityholder, (iii) any trust, family-partnership or estate-planning vehicle so long as such holder, any Family Member of such holder, any Rock Equityholder or any Family Member of a Rock Equityholder are the sole economic beneficiaries thereof, (iv) any partnership, corporation or other entity controlled by, or a majority of which is beneficially owned by, such holder or any of the persons listed in the foregoing clauses (i)-(iii), (v) any charitable trust or organization that is exempt from taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, and controlled by such holder or any of the persons listed in the foregoing clauses (i)-(iv), (vi) an individual mandated under a qualified domestic relations order or (vii) a legal or personal representative of such holder, any Family Member of such holder, any Rock Equityholder or any Family Member of a Rock Equityholder in the event of the death or disability thereof;
(12)   “RHI 2” means RHI II, LLC.
(13)   “Rock Equityholder” means direct and indirect equityholders of Rock Holdings Inc. (“RHI”) immediately prior to the closing of the transactions contemplated by that certain Transaction Agreement, dated as of March 9, 2025, by and among the Corporation, RHI, Eclipse Sub, Inc., Rocket GP, LLC, Daniel Gilbert and RHI 2.
(14)   “Transfer” of a share of Class D Common Stock or Class L Common Stock means, directly or indirectly, any sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation, lease, granting of an option with respect to, exchange, tender or other disposition or encumbrance of such share or any legal or beneficial interest in such share, in whole or in part, whether or not for value and whether voluntary or involuntary or by operation of law, including by way of Constructive Disposition, or the agreement to do any of the foregoing actions; provided, however, that the following shall not be considered a “Transfer”: (i) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at annual or special meetings of stockholders or in connection with any action by written consent of the stockholders solicited by the Board (at such times as action by written consent of stockholders is permitted under this Certificate of Incorporation); (ii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with the Corporation or its stockholders that (x) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation and (y) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; (iii) entering into a customary voting or support agreement (with or without granting a proxy) in connection with any merger, consolidation or other business combination of the Corporation that is approved by the Board, whether effectuated through one transaction or series of related transactions (including a tender offer followed by a merger in which holders of Class A Common Stock receive the same consideration per share paid in the tender offer); (iv) the pledge of shares of capital stock of the Corporation by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as such stockholder continues to exercise sole voting control over such pledged shares unless any pledged shares are transferred to or registered in the name of the pledgee; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer”; or (v) the fact that the spouse of any holder of Class D Common Stock or Class L Common Stock possesses or obtains an interest in such holder’s shares of Class D Common Stock or Class L Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class D Common Stock or Class L Common Stock. The term “Transferred” shall have a corresponding meaning; and
(15)   “Triggering Event” means the first date on which the aggregate voting power of the Class D Common Stock and the Class L Common Stock is less than 79% of the total voting power of the outstanding shares of capital stock of the Corporation.
B.   The total number of shares of all classes of stock that the Corporation shall have authority to issue is 22,500,000,000 shares, consisting of: (i) 22,000,000,000 shares of common stock, divided into (a) 10,000,000,000 shares of Class A common stock, with the par value of $0.00001 per share (the “Class A Common Stock”), (b) 6,000,000,000 shares of Class D common stock, with the par value of $0.00001 per share (the “Class D Common Stock”) and (c) 6,000,000,000 shares of Class L common stock, with the par value of $0.00001 per share (the “Class L Common Stock” and together with the Class A Common Stock and the Class D Common Stock, the “Common Stock”), including (1) 3,000,000,000 shares of Class L Common Stock that are designated series L-1 Class L Common Stock, par value $0.00001 per share (the “Series L-1 Common Stock”) and (2) 3,000,000,000 shares of Class L Common Stock that are designated series L-2 Class L Common Stock, par value $0.00001 per share (the “Series L-2 Common Stock”); and (ii) 500,000,000 shares of preferred stock, with the par value of $0.00001 per share (the “Preferred Stock”).
C.   Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any class or series of the Common Stock or the Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any class or series of the Common Stock or the Preferred Stock voting separately as a class will be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class or series may not be decreased below the number of shares of such class or series then outstanding, plus:
(1)   in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (i) the conversion of shares of Class L Common Stock issuable as described in Article IV.G and Article IV.H below and (ii) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock;
(2)   in the case of Class D Common Stock, the number of shares of Class D Common Stock issuable in connection with the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class D Common Stock; and
(3)   in the case of Class L Common Stock, the number of shares of Class L Common Stock issuable in connection with the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class L Common Stock.
A statement of the designations of each class and the powers, preferences and rights, and qualifications, limitations or restrictions thereof is as follows:
D.   Common Stock.
(1)   Voting Rights.
(a)   Subject to Article IV.N, each holder of Class A Common Stock, as such, will be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and each holder of Class D Common Stock or Class L Common Stock, as such, will be entitled to one vote for each share of Class D Common Stock or Class L Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law, holders of shares of each class of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon under this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under the DGCL.
(b)   (i) The holders of the outstanding shares of Class A Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of the Class A Common Stock in a manner that is disproportionately adverse as compared to the Class D Common Stock or Class L Common Stock and (ii) the holders of the outstanding shares of Class D Common Stock and Class L Common Stock, voting together as a single class, shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such classes of Common Stock in a manner that is disproportionately adverse as compared to the Class A Common Stock, it being understood that any merger, consolidation or other business combination shall not be deemed an amendment hereof if such merger, consolidation or other business combination would be permitted by Article IV.D(3).
(c)   Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).
(2)   Dividends; Stock Splits; Combinations.
(a)   Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock or the Class L Common Stock with respect to the payment of dividends, dividends of cash or property may be declared and paid on the Class A Common Stock and the Class L Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board in its discretion may determine;

(b)   Dividends of cash or property may not be declared or paid on the Class A Common Stock unless a dividend of the same amount and same type of cash or property (or combination thereof) is concurrently declared or paid on the Class L Common Stock. Dividends of cash or property may not be declared or paid on the Class L Common Stock unless a dividend of the same amount and same type of cash or property (or combination thereof) is concurrently declared or paid on the Class A Common Stock.
(c)   Except as provided in Article IV.D(2)(d) with respect to stock dividends, dividends of cash or property may not be declared or paid on the Class D Common Stock.
(d)   In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless a corresponding Stock Adjustment for all other classes of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner. Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.
(e)   Notwithstanding anything to the contrary, if a dividend in the form of capital stock of a subsidiary of the Corporation is declared or paid on the Class A Common Stock and the Class L Common Stock, the relative per share voting rights of the capital stock of such subsidiary so distributed in respect of the Class A Common Stock and the Class L Common Stock shall be in the same proportion as the relative voting rights of a share of Class A Common Stock and a share of Class L Common Stock.
(3)   Except as expressly provided in this Article IV, the Class A Common Stock and the Class L Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters. Without limiting the generality of the foregoing, (i) in the event of a merger, consolidation or other business combination requiring the approval of the holders of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), the holders of the Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of the Class L Common Stock and the holders of the Class A Common Stock shall have the right to receive, or the right to elect to receive, the same amount of consideration, if any, on a per share basis as the holders of the Class L Common Stock, and (ii) in the event of (a) any tender or exchange offer to acquire any shares of Common Stock by any third party pursuant to an agreement to which the Corporation is a party or (b) any tender or exchange offer by the Corporation to acquire any shares of Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of the Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of the Class L Common Stock and the holders of the Class A Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of the Class L Common Stock; provided that, for the purposes of the foregoing clauses (i) and (ii) and notwithstanding the first sentence of this Article IV.D(3), payments under or in respect of the tax receivable or similar agreement entered by the Corporation from time to time with any holders of Common Stock shall not be considered part of the consideration payable in respect of any share of Common Stock.
(4)   Liquidation.   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock and Class L Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock and Class L Common Stock. Without limiting the rights of the holders of Class D Common Stock to exchange their shares of Class D Common Stock, together with the corresponding Holding Units constituting the remainder of any Paired Interests in which such shares are included, for shares of Class A Common Stock in accordance with Section 2.01 of the Exchange Agreement (or for the consideration payable in respect of shares of Class A

Common Stock in such voluntary or involuntary liquidation, dissolution or winding up), the holders of shares of Class D Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
(5)   Prohibition on Reissuance.   Any shares of Class D Common Stock or Class L Common Stock that are repurchased, redeemed, surrendered to or otherwise acquired by the Corporation or any of its subsidiaries, including upon any exchange or conversion of any shares of Class D Common Stock or Class L Common Stock pursuant to Article IV.G and Article IV.H shall be retired and shall not be reissued, sold or transferred. The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class D Common Stock or Class L Common Stock accordingly.
E.   Preferred Stock.   Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares; provided, that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board pursuant to authority to do so which is hereby expressly vested in the Board. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Each series of shares of Preferred Stock: (i) may have such voting rights or powers, full or limited, if any; (ii) may be subject to redemption at such time or times and at such prices, if any; (iii) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, if any; (iv) may have such rights upon the voluntary or involuntary liquidation, winding up or dissolution of, upon any distribution of the assets of, or in the event of any merger, sale or consolidation of, the Corporation, if any; (v) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation (or any other securities of the Corporation or any other person) at such price or prices or at such rates of exchange and with such adjustments, if any; (vi) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation, if any; (viii) may be subject to restrictions on transfer or registration of transfer, or on the amount of shares that may be owned by any person or group of persons; and (ix) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, if any; all as shall be stated in said resolution or resolutions of the Board providing for the designation and issue of such shares of Preferred Stock.
F.   Lockup and Conversion of Class L Common Stock.
(1)   No share of Class L Common Stock may be Transferred except (i) in a Permitted Transfer or (ii) pursuant to and in accordance with any written waiver of this Article IV.F(1) by the Corporation approved in advance by the Board; provided, however, the restrictions on Transfer set forth in this Article IV.F(1) shall expire as follows:
(a)   on [   ]3, the restrictions on Transfer set forth in Article IV.F(1) shall expire and all shares of Series L-1 Common Stock may be converted into the same number of shares of Class A Common Stock in accordance with Article IV.G; and

3
Note to Draft: To be the first year anniversary from the date of this Second Amended & Restated Certificate of Incorporation.

(b)   on [   ]4, the restrictions on Transfer set forth in Article IV.F(1) shall expire and all shares of Series L-2 Common Stock may be converted into the same number of shares of Class A Common Stock in accordance with Article IV.G.
(2)   The Board shall have the authority to cause any certificate or statement of share ownership representing shares of Class L Common Stock to bear a restrictive legend summarizing the restrictions on Transfer set forth in Article IV.F(1), or if such shares of Class L Common Stock are uncertificated, to cause a summary of such restrictions on Transfer to be included in the notice or notices required to be delivered to the holders thereof in accordance with Section 151(f) of the DGCL.
(3)   Any purported Transfer of Class L Common Stock not in accordance with Article IV.F(1) shall be void and shall not be recorded on the books of, or otherwise recognized by, the Corporation. In connection with any Transfer subject to Article IV.F(1), the transferor shall notify the Corporation and its transfer agent, as applicable, as to which provision of Article IV.F(1) such Transfer is being effected in compliance with and shall furnish such documents or other evidence as the Corporation or its transfer agent may reasonably request to verify such compliance.
G.   Conversion and Exchange of Shares.
(1)   Subject to Article IV.F, each share of Class D Common Stock and Class L Common Stock may be converted into one fully paid and non-assessable share of Class A Common Stock at any time at the option of the holder of such share of Class D Common Stock or Class L Common Stock. In order to exercise the conversion privilege, the holder of any shares of Class D Common Stock or Class L Common Stock to be converted shall deliver to the Corporation written or electronic notice that the holder elects to convert shares of Class D Common Stock or Class L Common Stock, as applicable, to the extent specified in such notice and, if such shares are certificated, such holder shall present and surrender the certificate or certificates representing such shares during usual business hours at the principal executive offices of the Corporation or, if any agent for the registration or transfer of shares of Class D Common Stock or Class L Common Stock is then duly appointed and acting (the “Class D Transfer Agent” and the “Class L Transfer Agent,” respectively), at the office of the Class D Transfer Agent or the Class L Transfer Agent, as applicable. If required by the Corporation, any certificate for shares of Class D Common Stock or Class L Common Stock surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation and the Class D Transfer Agent or the Class L Transfer Agent, as applicable, duly executed by the holder of such shares or such holder’s duly authorized representative. As promptly as practicable after the receipt of such notice and the surrender of the certificate or certificates representing such shares of Class D Common Stock or Class L Common Stock as aforesaid and in any event within three days of the receipt of such notice and certificates, if such shares are certificated, the Corporation shall issue and deliver at such office to such holder, or on such holder’s written order, a certificate or certificates for the number of full shares of Class A Common Stock (if certificated) issuable upon the conversion of such shares. To the extent such shares of Class D Common Stock or Class L Common Stock as aforesaid are settled through the facilities of The Depository Trust Company or through the book entry facilities of the Class D Transfer Agent or the Class L Transfer Agent, the Corporation shall, upon such holder’s written order, issue and deliver the number of full shares of Class A Common Stock issuable upon the conversion of such shares through the facilities of The Depository Trust Company to the account of the participant of The Depository Trust Company designated by such holder or through the book entry facilities of the Class D Transfer Agent or the Class L Transfer Agent. Each conversion of shares of Class D Common Stock or Class L Common Stock shall be deemed to have been effected on (i) the date on which such notice shall have been received by the Corporation, the Class D Transfer Agent or the Class L Transfer Agent, as applicable (subject to receipt by the Corporation, the Class D Transfer Agent or the Class L Transfer Agent, as applicable, within five business days thereafter of any required instruments of transfer as aforesaid), or (ii) such later date specified in or pursuant to such notice, and the person or persons in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon such conversion as aforesaid shall be deemed to have become on said date the holder or holders of record of the shares represented thereby.

4
Note to Draft: To be the second year anniversary from the date of this Second Amended & Restated Certificate of Incorporation.

(2)   Notwithstanding anything in this Article IV.G to the contrary, any holder may withdraw or amend a notice of conversion, in whole or in part, prior to the effectiveness of the conversion, at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding the date of the conversion (or any such later time as may be required by applicable law) by delivery of a written or electronic notice of withdrawal to the Corporation, the Class D Transfer Agent or the Class L Transfer Agent, as applicable, specifying (i) if applicable, the certificate numbers of the withdrawn shares of Class D Common Stock or Class L Common Stock, (ii) if any, the number of shares of Class D Common Stock or Class L Common Stock as to which the notice of conversion remains in effect and (iii) if the holder so determines, a new conversion date or any other new or revised information permitted in a notice of conversion. A notice of conversion may specify that the conversion is to be contingent (including as to timing) upon the consummation of a purchase by another person (whether in a tender or exchange offer, an underwritten offering or otherwise) of shares of the Class A Common Stock into which the Class D Common Stock or Class L Common Stock, respectively, is convertible, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which the Class A Common Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property.
H.   Automatic Conversion of Class D Common Stock and Class L Common Stock.
(1)   Each outstanding share of Class D Common Stock or Class L Common Stock will, automatically and without further action on the part of the Corporation or any holder of Class D Common Stock or Class L Common Stock, convert into one fully paid and non-assessable share of Class A Common Stock (i) immediately prior to any Transfer of such Class D Common Stock or Class L Common Stock, as applicable, by the initial registered holder thereof, other than a Permitted Transfer, or, (ii) with respect to the Class D Common Stock, upon occurrence of the Triggering Event, and (iii) with respect to Class L Common Stock, upon the occurrence of the later of (x) [   ]5 and (y) the Triggering Event. Upon any conversion pursuant to this Article IV.H, the certificate or certificates that represented immediately prior thereto the shares of Class D Common Stock or Class L Common Stock that were so converted, automatically and without further action, shall represent the same number of shares of Class A Common Stock without the need for surrender or exchange thereof. As promptly as practicable following a conversion pursuant to this Article IV.H, the Corporation shall deliver or cause to be delivered to any holder whose shares of Class D Common Stock or Class L Common Stock have been converted as a result of such conversion the number of shares of Class A Common Stock deliverable upon such conversion registered in the name of such holder. To the extent such shares are settled through the facilities of The Depository Trust Company or through the book entry facilities of the Class D Transfer Agent or the Class L Transfer Agent, the Corporation will, upon the written instruction of such holder, deliver the shares of Class A Common Stock deliverable to such holder, through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such holder or through the book entry facilities of the Class D Transfer Agent or the Class L Transfer Agent. Each share of Class D Common Stock or Class L Common Stock that is converted pursuant to this Article IV.H shall thereupon be retired by the Corporation and shall not be available for reissuance.
(2)   The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class D Common Stock and the Class L Common Stock and the general administration of its multi-class common stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may request that holders of shares of Class D Common Stock or Class L Common Stock furnish affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class D Common Stock or Class L Common Stock, as applicable, and to confirm that a conversion to Class A Common Stock has not occurred.
I.   Unconverted Shares.   If less than all of the shares of Class D Common Stock or Class L Common Stock evidenced by a certificate or certificates surrendered to the Corporation are converted, the Corporation shall execute and deliver to, or upon the written order of, the holder of such certificate or certificates a new certificate or certificates evidencing the number of shares of Common Stock which are not converted without charge to the holder.

5
Note to Draft: To be the date when the lockup in Article IV.F.1(b) expires.

J.   No Conversion Rights of Class A Common Stock.   The Class A Common Stock shall not have any conversion rights.
K.   Reservation of Shares of Class A Common Stock for Conversion Right.   The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, solely for the purposes of conversions of Class D Common Stock and Class L Common Stock, the number of shares of Class A Common Stock that are issuable upon conversion of all outstanding shares of Class D Common Stock and Class L Common Stock. The Corporation covenants that all the shares of Class A Common Stock that are issued upon conversion of such Class D Common Stock or such Class L Common Stock will, upon issuance, be validly issued, fully paid and non-assessable.
L.   Distributions with Respect to Converted Shares.   No conversion pursuant to this Article IV shall impair the right of the converting stockholder to receive any dividends or other distributions payable on shares so converted in respect of a record date that occurs prior to the effective date for such conversion. For the avoidance of doubt, no converting stockholder shall be entitled to receive, in respect of a single record date, dividends or other distributions both on shares that are converted by such stockholder and on shares received by such stockholder in such conversion.
M.   Exchange of Class D Common Stock.   Shares of Class D Common Stock may be exchanged, together with the corresponding Holding Units constituting the remainder of any Class D Paired Interests in which such shares are included, as applicable, at any time and from time to time for shares of Class A Common Stock in accordance with Section 2.01 of the Exchange Agreement.
N.   Taxes.   The issuance of shares of Class A Common Stock upon the conversion of shares of Class D Common Stock or Class L Common Stock will be made without charge to the holders of the shares of Class D Common Stock or Class L Common Stock for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance; provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the then record holder of the shares of Class D Common Stock or Class L Common Stock being exchanged (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such holder or the book entry facilities of the Class D Transfer Agent) or converted, then such holder or the person in whose name such shares are to be delivered, shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in the issuance or shall establish to the reasonable satisfaction of the Corporation that the tax has been paid or is not payable.
O.   Voting Limitation.   Notwithstanding anything to the contrary in this Certificate of Incorporation, the number of votes per share of each share of Class D Common Stock and Class L Common Stock (each such share, the voting power of which is to be determined by this provision, the “Applicable Share”) at a time when, but for this provision, the aggregate voting power of the Class D Common Stock and Class L Common Stock would be equal to or greater than 79% of the total voting power of the outstanding shares of capital stock of the Corporation shall be equal to the following formula:
where
Y = the aggregate voting power of all outstanding shares of capital stock of the Corporation that are not Class D Common Stock or Class L Common Stock; and
Z = the number of shares of Class D Common Stock and Class L Common Stock.
ARTICLE V
Board of Directors
A.   Except as otherwise provided in this Certificate of Incorporation and the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise provided for or fixed pursuant to the provisions of Article IV.E relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the total number of directors constituting the whole Board shall be determined from time to time exclusively by the Board.
B.   During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Article IV.E (“Preferred Stock Directors”), upon the commencement, and for the duration, of the period during which such right continues: (i) the then total authorized number of Directors shall automatically be increased by such specified number of Preferred Stock Directors, and the holders of the related Preferred Stock shall be entitled to elect the Preferred Stock Directors pursuant to the provisions of the Board’s designation for the series of Preferred Stock, and (ii) each such Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such Preferred Stock Director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such Preferred Stock Directors, shall forthwith terminate and the total and authorized number of Directors shall be reduced accordingly.
C.   The Board (other than Preferred Stock Directors) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the date the Common Stock is first publicly traded (the “IPO Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the IPO Date, and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the IPO Date. Commencing with the first annual meeting of stockholders following the IPO Date, each director of the class to be elected at each annual meeting shall be elected for a three-year term. If the total number of such directors is changed, any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the total number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, disqualification or removal from office. The Board is authorized to assign members of the Board to their respective class.
D.   Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, any newly created directorship on the Board that results from an increase in the total number of directors and any vacancy occurring on the Board (whether by death, resignation, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office (even if less than a quorum), by a sole remaining director or by the stockholders; provided, however, that when the Gilberts and their Permitted Transferees first cease to beneficially own, in the aggregate, more than 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring on the Board shall be filled only by a majority of the directors then in office (even if less than a quorum), or by a sole remaining director (and not by stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, disqualification or removal.
E.   Except for Preferred Stock Directors, any or all of the directors may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class; provided, however, that when the Gilberts and their Permitted Transferees first cease to beneficially own, in the aggregate, more than 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any such director or all such directors may be removed only for cause and only by the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VI
Limitation of Liability
To the fullest extent permitted under the DGCL, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. Any amendment or repeal of this Article VI shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.
ARTICLE VII
Amendments
A.   The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any provision of applicable law or any other provision of this Certificate of Incorporation that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the capital stock of this Corporation required by applicable law or by this Certificate of Incorporation, from and after the time when the Gilberts and their Permitted Transferees first cease to beneficially own, in the aggregate, more than 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any amendment to Article II.B, Article V, Article VI, Article VIII, Article IX, Article X or this Article VII of this Certificate of Incorporation or repeal of this Certificate of Incorporation shall require the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
B.   The Board shall have the power to adopt, amend or repeal the By-Laws. Any adoption, amendment or repeal of the By-Laws by the Board shall require the approval of a majority of the directors then in office (even if less than a quorum). The stockholders shall also have power to adopt, amend or repeal the By-Laws; provided, however, that, from and after the time when the Gilberts and their Permitted Transferees first cease to beneficially own, in the aggregate, more than 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any amendment to or repeal of the By-Laws (or the adoption of any provision inconsistent therewith) shall require the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE VIII
Corporate Opportunities
A.   Neither the Corporation nor any RHI 2 Party shall have any duty to refrain from engaging, directly or indirectly, in the same or similar activities or lines of business as the other entity, doing business with any potential or actual customer or supplier of the other entity, or employing or engaging or soliciting for employment any director, officer or employee of the other entity, and no director or officer of the Corporation shall be liable to the Corporation or any of its subsidiaries or any stockholder for breach of any fiduciary or other duty under statutory or common law, as a director or officer or controlling stockholder or otherwise, by reason of any such activities, or for the presentation or direction to, or participation in, any such activities by any RHI 2 Party. “RHI 2” shall mean, for purposes of this Article VIII only, RHI II, LLC and its affiliates (excluding the Corporation and its subsidiaries). “RHI 2 Party” shall mean, for purposes of this Article VIII only, RHI 2 or any officer, director, member, partner or employee thereof.
B.   To the fullest extent permitted by applicable law:
(1)   The Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in any business opportunity, transaction or other matter in which any RHI 2 Party participates or desires or seeks to participate in, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so; and
(2)   Each such RHI 2 Party shall have no duty to communicate or offer such business opportunity to the Corporation and shall not be liable to the Corporation or any of its subsidiaries or any stockholder for breach of any fiduciary or other duty under statutory or common law, as a director or officer or controlling stockholder or otherwise, by reason of the fact that such RHI 2 Party pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries; and shall be deemed to have fully satisfied and fulfilled such person’s duties to the Corporation and its stockholders with respect to such business opportunity and to have acted in accordance with the standard of care set forth in the DGCL, or any successor statute, or law that is otherwise applicable to such RHI 2 Parties under the Delaware law.
C.   Notwithstanding the foregoing, the Corporation, on behalf of itself and its subsidiaries, does not hereby renounce any interest or expectancy it or its subsidiaries may have in any business opportunity, transaction or other matter that is offered to a RHI 2 Party who is a director or officer of the Corporation and who is offered such opportunity solely in his or her capacity as a director or officer of the Corporation, as reasonably determined by such RHI 2 Party.
D.   Neither the amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation or the By-Laws, nor, to the fullest extent permitted by Delaware law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification.
E.   This Article VIII shall not limit any protections or defenses available to, or indemnification rights of, any director or officer of the Corporation under this Certificate of Incorporation, the By-Laws or applicable law.
ARTICLE IX
Section 203
A.   The Corporation shall not be governed by Section 203 of the DGCL (“Section 203”), and the restrictions contained in Section 203 shall not apply to the Corporation.
B.   Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:
(1)   prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
(2)   upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(3)   at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two thirds of the outstanding voting stock of the Corporation that is not owned by the interested stockholder.

C.   For purposes of this Article IX, references to:
(1)   “associate” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
(2)   “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:
(a)   (i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with the interested stockholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Article IX.B is not applicable to the surviving entity;
(b)   any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;
(c)   any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) through (v) of this subsection (c) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);
(d)   any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary that is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or
(e)   any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i) through (iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
(3)   “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
(4)   “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (a) RHI 2 or any Rock Equityholder or any of their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided that in the case of clause (b), such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
(5)   “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:
(a)   beneficially owns such stock, directly or indirectly; or
(b)   has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more persons; or
(c)   has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.
(6)   “person” means any individual, corporation, partnership, unincorporated association or other entity.
(7)   “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity.
(8)   “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

ARTICLE X
Stockholder Matters
A.   Until such time as the Gilberts and their Permitted Transferees first cease to beneficially own, in the aggregate, more than 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. From and after the time when the Gilberts and their Permitted Transferees first cease to beneficially own, in the aggregate, more than 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.
B.   Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board, the chairman of the Board or the Chief Executive Officer of the Corporation. Business transacted at special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.
C.   Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the By-Laws.
D.   Any person purchasing or otherwise acquiring any interest in any securities of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Certificate of Incorporation.
ARTICLE XI
Exclusive Forums
A.   Unless the Corporation consents in writing to the selection of an alternative forum, and subject to applicable jurisdictional requirements, the exclusive forums for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the By-Laws, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be either the Third Judicial Circuit, Wayne County, Michigan (or, if the Third Judicial Circuit, Wayne County, Michigan lacks jurisdiction over such action or proceeding, then another state court of the State of Michigan or, if no state court of the State of Michigan has jurisdiction, then the United States District Court for the Eastern District of Michigan) or the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, then another state court of the State of Delaware or, if no state court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware). This Article XI.A shall not apply to claims arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction.
B.   Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.
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[Signature appears on next page]

IN WITNESS WHEREOF, the undersigned, being an authorized officer of the Corporation, has executed, signed and acknowledged this Certificate of Incorporation as of this [  ] day of [      ], 2025.
ROCKET COMPANIES, INC.
By:

Name:
Title:
[Signature Page to Certificate of Incorporation]